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As filed with the U.S. Securities and Exchange Commission, via EDGAR, on October 13, 2004

SEC Registration No. 333-116343

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 4
TO
FORM S-11
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GMH Communities Trust
(Exact name of registrant as specified in governing instruments)

10 Campus Boulevard, Newtown Square, Pennsylvania 19073
(610) 355-8000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Joseph M. Macchione, Esquire
Senior Vice President and General Counsel
10 Campus Boulevard, Newtown Square, Pennsylvania 19073
(610) 355-8000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with copies to:

Justin W. Chairman, Esquire Leslie S. Cohn, Esquire Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, Pennsylvania 19103-2921 (215) 963-5000 (215) 963-5001 (facsimile)	Daniel M. LeBey, Esquire S. Gregory Cope, Esquire Hunton & Williams LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, Virginia 23219-4074 (804) 788-8200 (804) 788-8218 (facsimile)

        Approximate date of commencement of the proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Shares of Beneficial Interest, $0.001 par value	$460,000,000	$58,282

(1)
Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2)
Previously paid.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. We cannot sell any of the securities described in this prospectus until the registration statement that we have filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities nor is it a solicitation of an offer to buy the securities in any state where an offer or sale of the securities is not permitted.

Subject to Completion
Preliminary Prospectus dated October 13, 2004

PROSPECTUS

                        Common Shares

GMH COMMUNITIES TRUST

        This is the initial public offering of our common shares of beneficial interest. Prior to this offering, there has been no public market for our common shares.

        We currently expect the public offering price to be between $            and $            per share. After pricing of this offering, we expect that our common shares will trade on the New York Stock Exchange under the symbol "GCT."

See "Risk Factors" beginning on page 28 of this prospectus for risk factors relevant to an investment in our common shares.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to us, before expenses	$	$

(1)
Does not include financial advisory fees relating to the structuring of the offering in the aggregate amount equal to 1% of the gross proceeds of the offering, 75% of which will be paid to Banc of America Securities LLC and 25% of which will be paid to Merrill Lynch & Co.

        The underwriters may also purchase up to an additional            common shares from us at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus to cover over-allotments, if any. At our request, the underwriters have reserved up to        % of the common shares being offered by this prospectus for sale to our trustees, employees, business associates and related persons through a directed share program at the public offering price.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        We expect to deliver the common shares on or about                        , 2004.

Joint Book-Running Managers

Banc of America Securities LLC	Merrill Lynch & Co.

Morgan Stanley

Deutsche Bank Securities

JPMorgan

Raymond James

The date of this prospectus is                        , 2004.

Fort Carson - Colorado Springs, CO
Fort Hamilton - Brooklyn, NY
Pegasus Point - Orlando, FL
Jefferson Commons - Orlando, FL
The Landings - Austin, TX
Bay Crest Apartments - Long Beach, CA
Walter Reed Army Medical Center - Washington DC
Fort Hunter Army Airfield - Savannah, GA
State College Park - State College, PA
University Towers - San Diego, CA
ARTISTS' RENDERINGS SUBJECT TO CHANGE

        No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

        Until                        , 2004, 25 days after the date of this prospectus, all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        Market data and forecasts used in this prospectus have been obtained from independent industry sources as well as from research reports prepared for other purposes, including a market study conducted by Rosen Consulting Group, LLC. Rosen Consulting Group, a California-based real estate and regional economics research and consulting firm, provides expert viewpoints and forecasts on the economy, the capital markets and the real estate markets for banks, insurance companies and real estate investors. We have not independently verified the data obtained from these sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus.

i

SUMMARY

        The following summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including "Risk Factors" and the financial statements and unaudited pro forma financial information, and related notes, appearing elsewhere in this prospectus, before making a decision to invest in our common shares. Our operating partnership, GMH Communities, LP, commenced operations on July 27, 2004, and, upon completion of this offering, GMH Communities Trust, through a wholly owned subsidiary, will become the sole general partner of GMH Communities, LP and will contribute the net proceeds from this offering to GMH Communities, LP in exchange for partnership interests. Our operating partnership currently owns and operates the assets we will own once we become its sole general partner and a limited partner. In this prospectus, unless the context suggests otherwise, references to "our company," "we," "us" and "our" mean GMH Communities Trust, including our operating partnership, GMH Communities, LP, as well as our other direct and indirect subsidiaries and joint ventures, after giving effect to the restructuring of GMH Communities, LP as described above.

        The historical operations described in this prospectus refer to the historical operations of our predecessor entities. We have described our operations in this prospectus as if the historical operations of our predecessor entities were conducted by us. Unless indicated otherwise, the information included in this prospectus assumes no exercise of the underwriters' over-allotment option to purchase up to            additional common shares and that the common shares to be sold in this offering are sold at a price of $        per share, which is the mid-point of the range set forth on the cover page.

Our Company

        We are a self-advised, self-managed, specialty housing company that will focus on providing housing to college and university students residing off-campus and to members of the U.S. military and their families. Through our operating partnership, we will own and operate our student housing properties, provide property management services to certain other owners of student housing properties, including colleges, universities and other private owners, and own minority interests in joint ventures that own our military housing privatization projects. Additionally, through our taxable REIT subsidiaries, we will provide development, construction, renovation and management services for our military housing privatization projects, and property management services to certain other owners of student housing properties, as well as certain noncustomary services for our student housing properties. We intend to be a leading provider of housing, lifestyle and community solutions for students and members of the U.S. military and their families.

        We were formed in May 2004 to continue and expand upon the student and military housing businesses of our predecessor entities and other affiliated entities, collectively referred to as GMH Associates. GMH Associates was founded in 1985 principally to acquire, develop and manage commercial and residential real estate, while focusing on student housing. Since 1999, GMH Associates also has competed for the award of military housing privatization projects to develop, construct, renovate and manage housing units for members of the U.S. military and their families, referred to as military housing privatization projects.

        On July 27, 2004, in connection with our formation transactions, our operating partnership acquired our initial interests in student housing properties and military housing privatization projects, and assumed agreements to manage student housing properties owned by others, through a contribution of assets by Gary M. Holloway, our chairman, president and chief executive officer, and entities owned by Mr. Holloway, a cash investment by Vornado Realty Trust of $96.8 million as of the date of this prospectus, and a commitment by Vornado to contribute up to an additional $62.2 million to be used to fund the purchase of additional student housing properties, the costs relating to military housing projects and our working capital needs prior to completion of this offering. As a result of these formation transactions, as of the date of this prospectus, we:

  •
  own 17 student housing properties containing a total of 10,253 beds and one undeveloped parcel of land for a student housing property that we estimate will contain, when developed, 534 beds;

  •
  own a 10% interest in four student housing properties containing 2,892 beds and have agreements to acquire the remaining 90% interest in these properties;

  •
  have agreements under which we will earn fees for providing development, construction, renovation and management services for four military housing privatization projects currently in operation, encompassing six military bases totaling in the aggregate 7,192 military housing units;

  •
  own, through a subsidiary of our operating partnership, equity interests in the joint ventures that own the four military housing projects currently in operation;

  •
  have the exclusive right to negotiate agreements under which we would earn fees for providing development, construction, renovation and management services for, and invest through a subsidiary of our operating partnership in, an additional three military housing privatization projects, encompassing 12 military bases totaling in the aggregate 8,086 military housing units;

  •
  have agreements to manage 19 student housing properties owned by others containing a total of 13,807 beds;

  •
  have agreements to acquire 13 student housing properties owned by others containing a total of 8,571 beds;

  •
  have a non-binding letter of intent to acquire one additional student housing property containing a total of 792 beds; and

  •
  have agreements to acquire two undeveloped parcels of land for student housing properties that we estimate, when developed, will contain a total of 1,128 beds.

        With respect to our ownership of a 10% interest in three student housing properties held through a joint venture with Fidelity Real Estate Growth Fund and equity interests in a joint venture with FW Military Housing LLC that owns one of our four military housing projects currently in operation, as referenced above, our ownership is subject to receipt of a consent from the holders of the remaining 90% interest, which consent to the original transfer of the assets will become effective upon completion of this offering.

        We intend to make an election to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, commencing with our taxable year ending on December 31, 2004. We expect to perform certain management and other services relating to student and military housing that would not be permitted to be performed by a REIT through our taxable REIT subsidiaries, GMH Military Housing, Inc. and College Park Management TRS, Inc. A "taxable REIT subsidiary" is a corporation in which a REIT directly or indirectly holds shares and which makes a joint election with the REIT to be treated as a taxable REIT subsidiary of the REIT. Taxable REIT subsidiaries are generally subject to federal income taxation in the same manner as regular corporations and not as REITs. The extent to which a REIT can conduct its operations through a taxable REIT subsidiary is limited by provisions of the Code, which require that (i) dividends from a taxable REIT subsidiary, together with other nonqualifying gross income of the REIT, not constitute more than 25% of the REIT's gross income in any taxable year and (ii) securities issued by taxable REIT subsidiaries represent not more than 20% of the value of the REIT's total assets as of the close of any quarter of a taxable year of the REIT.

Our Pending Acquisitions

        As of the date of this prospectus, through our operating partnership, we have entered into agreements to acquire:

  •
  13 student housing properties and two undeveloped parcels of land owned by others in exchange for the payment of an aggregate cash purchase price of $329.2 million and the assumption by us of $32.5 million of indebtedness secured by certain of the acquired properties;

  •
  the remaining 90% interest in the four student housing properties in which we have acquired, in certain cases subject to receipt of a consent to become effective upon completion of this offering, a 10% interest from entities affiliated with Vornado and Fidelity Real Estate Growth Fund, in exchange for the issuance to Vornado of             units of limited partnership interest in

    our operating partnership having a value of $8.1 million, and the payment of a cash purchase price of $18.8 million to Fidelity, less approximately $1.2 million of distributions of operating cash flow paid to the Fidelity entity from February 2, 2004, through the closing of this transaction; and

  •
  the remaining 90% interest in GMH Military Housing—Fort Carson LLC, through GMH Military Housing Investments, LLC, in exchange for the issuance to FW Military Housing LLC of                  units of limited partnership interest in our operating partnership having a value of $31.0 million. Our operating partnership acquired the 10% interest in GMH Military Housing—Fort Carson LLC in connection with our formation transactions, subject to receipt of a consent from the holder of the remaining 90% interest, which consent will become effective upon completion of this offering.

        In addition, our operating partnership has entered into an agreement pursuant to which, upon completion of this offering, Gary M. Holloway and entities wholly owned by him will contribute to us one student housing property, which is included in the 13 student housing properties mentioned in the first bullet point above, the exclusive right to provide consulting services in connection with the management contracts for six student housing properties, our corporate headquarters and our corporate aircraft. See "Certain Relationships and Related Party Transactions—Benefits Received by Our Executive Officers and Trustees in Our Formation Transactions."

        In connection with the contribution of assets to our operating partnership by Mr. Holloway pursuant to our pending acquisitions and upon completion of this offering:

  •
  we will assume Mr. Holloway's indebtedness in the amount of $10.7 million as of June 30, 2004, which indebtedness is secured by our corporate headquarters and aircraft; and

  •
  with respect to the contribution of the student housing property by Mr. Holloway, we will use a portion of the net proceeds from this offering to repay $32.5 million of indebtedness incurred by Mr. Holloway in connection with his purchase of this property.

        In addition, we currently have a non-binding letter of intent to acquire one student housing property, which property we expect to purchase in exchange for the payment of an aggregate cash purchase price of $52.8 million.

        In connection with our pending acquisitions, we will acquire the exclusive right to provide consulting services to an affiliate of Mr. Holloway that provides property management services for six student housing properties containing a total of 2,833 beds. The consulting fees we receive will equal 80% of the amount of management fees the affiliate receives from the property owners. We believe that the consulting fees we receive will reflect the fair value of the services we provide, but we cannot assure you that this will be the case.

        We refer to these transactions throughout this prospectus as our pending acquisitions. Completion of our pending acquisitions is subject to customary conditions, including satisfactory completion by us of our due diligence investigation, acceptable environmental status and receipt of clear title to the properties subject to these agreements. We expect to acquire these assets, in some cases, subject to existing debt. For assets that are not encumbered by senior secured debt, we expect to close the transactions using proceeds from this offering and subsequently incur debt secured by the unencumbered assets or include these unencumbered assets as part of the borrowing base for a revolving credit facility for which we have obtained a commitment. The new debt secured by these assets will generate cash proceeds available for future acquisitions and the growth of our business. We cannot assure you that we will be able to complete any of our pending acquisitions or that the terms we have negotiated will not change.

Student Housing Business

Properties We Own

        The following table presents information regarding the 17 student housing properties and one undeveloped parcel of land that we own, as well as an additional four student housing properties in which we own a 10% equity interest, as of the date of this prospectus:

Property Name	Year Built	Primary University Served	Occupancy Rate(1)	Number of Units(1)	Number of Beds(1)	Revenues(2)
						(in thousands)

Campus Club Apartments(3)	1997	University of Florida	96.7%	252	924	$4,725
Campus Club—Statesboro	2003	Georgia Southern University	95.0	276	984	4,352
Campus Walk(3)	2001	University of Mississippi	94.0	108	432	1,759
Chapel Ridge	2003	University of North Carolina—Chapel Hill	97.8	180	544	948
Collegiate Hall	2001	University of Alabama—Birmingham	92.0	176	528	2,130
Melrose Apartments—Phase I(4)	1998	University of Illinois—Urbana/Champaign	91.7	270	864	4,167
Melrose Apartments—Phase II(4)	N/A	University of Illinois—Urbana/Champaign	N/A	N/A	N/A	N/A
Pirate's Cove(3)	2000	East Carolina University	95.0	264	1,056	3,742
University Court	2001	Michigan State University	92.5	138	516	2,285
University Crescent	1999	Louisiana State University	95.0	216	660	2,573
University Estates	2001	Ball State University	88.7	144	552	1,623
University Gables	2001	Middle Tennessee State University	92.3	180	648	2,619
University Glades	2000	University of Florida	88.8	120	432	1,962
University Greens	1999	University of Oklahoma	95.0	156	516	1,841
University Heights	1999	University of Tennessee	95.0	228	684	2,365
University Lodge	2002	University of Wyoming	95.0	121	481	1,895
University Manor	2002	East Carolina University	93.1	168	600	2,142
University Mills	2002	University of Northern Iowa	93.1	120	480	1,881
University Pines	2001	Georgia Southern University	91.3	144	552	1,846
University Place	2003	University of Virginia	91.8	144	528	954
University Trails	2003	Texas Tech University	94.3	240	684	1,527
University Walk(3)	2002	University of North Carolina—Charlotte	94.5	120	480	2,062

Total				3,765	13,145	$49,398

(1)
As of December 31, 2003.

(2)
For the year ended December 31, 2003.

(3)
We currently own a 10% interest in this property. With respect to our ownership of Campus Walk, Pirate's Cove and University Walk, our ownership of the 10% interest in these properties is subject to receipt of a consent from the holder of the remaining 90% interest, which consent to the original transfer of the interest will become effective upon completion of this offering.

(4)
Melrose Apartments—Phase I consists of a land parcel containing an existing student housing building that is contiguous to a 13.1 acre undeveloped parcel of land. The undeveloped parcel of land is referred to as Melrose Apartments—Phase II. When developed, Melrose Apartments—Phase II is expected to contain 168 units and 534 beds.

Properties We Have Under Contract

        The following table presents information regarding the student housing properties we have under contract as of the date of this prospectus. We expect to acquire these properties upon or following completion of this offering.

Property Name	Year Built/ Renovated	Primary University Served	Occupancy Rate(1)	Number of Units(1)	Number of Beds(1)	Revenues(2)
						(in thousands)
Ambling—University Courtyard	1999	University of Louisiana—Lafayette	86.8%	144	528	$1,945
Ambling—University Courtyard	2003	Minnesota State University—Mankato	93.5	192	672	1,178
Campus Edge Apartments	2003	University of Southern Mississippi	93.0	156	552	700
Grand Marc at University Village(3)	2001	University of California—Riverside	92.0	212	824	5,526
Meadow Run Apartments(3)	1973	Wright State University	94.0	240	480	1,561
Orono—College Park(4)	N/A	University of Maine	N/A	N/A	N/A	N/A
University Centre(5)	2004	Western Michigan University	N/A	232	700	N/A
University Fields	1999	University of Illinois—Urbana/Champaign	90.6	192	588	2,552
University Oaks(5)	2004	University of South Carolina	N/A	180	660	N/A
University Pointe(5)	2004	Texas Tech University	N/A	204	684	N/A
University Reno(5)(6)	2004	University of Nevada—Reno	N/A	216	732	N/A
University Uptown(5)	2004	North Texas University	N/A	180	528	N/A
Willow Tree Apartments(3)	1971	University of Michigan	93.0	475	855	4,812
Wolf Creek—Phase I(7)	2003	North Carolina State University	59.0	216	768	1,991
Wolf Creek—Phase II(7)	N/A	North Carolina State University	N/A	N/A	N/A	N/A

Total				2,839	8,571	$20,265

(1)
As of December 31, 2003.

(2)
For the year ended December 31, 2003.

(3)
Pending acquisitions under contract, but with respect to which we have not yet completed our due diligence investigation and, thus, have not determined are probable of completion.

(4)
Undeveloped 60.8-acre parcel of land. When developed, Orono—College Park is expected to contain 144 units and 576 beds.

(5)
Construction expected to be completed for delivery in the fourth quarter of 2004.

(6)
Gary M. Holloway and an entity wholly owned by him will contribute this property to our operating partnership upon completion of this offering. See "Certain Relationships and Related Party Transactions—Benefits Received by Our Executive Officers and Trustees in Our Formation Transactions."

(7)
Wolf Creek—Phase I consists of a land parcel containing an existing student housing building that is contiguous to an undeveloped parcel of land. The undeveloped parcel of land is referred to as Wolf Creek—Phase II and consists of 10.8 acres. When developed, Wolf Creek—Phase II is expected to contain 168 units and 552 beds. We expect to acquire these properties in July 2005.

Property We Have Under Non-Binding Letter of Intent

        The following table presents information regarding the student housing property we have under a non-binding letter of intent as of the date of this prospectus.

Property Name	Year Built	Primary University Served	Occupancy Rate	Number of Units	Number of Beds	Revenues
Jefferson Commons(1)	2004	California State University—Sacramento	N/A	288	792	N/A

(1)
Construction expected to be completed for delivery in the fourth quarter of 2004.

Properties We Have Under Management

        We expect to manage each of the student properties we own or will acquire. We also manage 19 student housing properties owned by others and expect to provide consulting services to an affiliate of Gary M. Holloway relating to property management services that are provided by the affiliate for an additional six student housing properties. We will manage certain of the 19 student housing properties owned by others through one of our taxable REIT subsidiaries.

        The following table presents information regarding the student housing properties that we, through our operating partnership, currently manage for others:

Currently Managed Properties

Property Name	Year Built	Primary University Served	Occupancy Rate(1)	Number of Units(1)	Number of Beds(1)	Management Fee Income(2)
						(in thousands)
2 East Eighth Street	1985	DePaul University	88.8%	330	716	$72
Aspen Ridge	1999	University of Florida	95.8	72	120	N/A
Bay Crest Apartments	1963	California State University—Long Beach	94.1	237	439	61
Campus Walk Apartment Homes	1976	University of South Florida	91.2	296	592	70
College Park—Athens	1989	University of Georgia	98.2	156	495	96
College Park—Nittany Pointe	2000	Pennsylvania State University—Altoona	96.0	156	624	102
Jefferson Commons	1999	University of Central Florida	92.7	312	932	59
Nittany Crossings(3)	1996	Pennsylvania State University	77.2	204	684	117
Pegasus Landing	1999	University of Central Florida	97.3	744	2,532	610
Pegasus Point	1999	University of Central Florida	93.0	432	1,224	295
Reflections	1999	University of South Florida	84.5	168	588	N/A
Santa Fe Pointe	1999	University of Florida	74.9	168	672	N/A
Scott Village	2003	University of Nebraska—Omaha	97.1	120	480	42
Springwood Apartments	1984	University of South Florida	86.0	57	171	4
State College Park(3)	1991	Pennsylvania State University	66.2	196	752	119
Summer Walk Apartments(4)	1978	University of Central Florida	81.6	306	499	N/A
The Landings(3)	1997	University of Texas	67.5	522	1,494	229
The Village at West Chester(5)	2004	West Chester University	N/A	132	526	N/A
University Hall(5)	2004	West Chester University	N/A	89	267	N/A

Total				4,697	13,807	$1,876

(1)
As of December 31, 2003.
(2)
For the year ended December 31, 2003. We will receive standard management fees for these properties primarily based on a percentage of monthly gross revenues ranging from 3% to 5%. We also will have an opportunity to earn incentive-based management fees by achieving specified property-level performance criteria for certain properties. "N/A" represents those properties that our predecessor entities did not manage during 2003.
(3)
Gary M. Holloway, our president, chief executive officer and chairman of our board of trustees, will retain a 10% equity ownership interest in these properties and our executive officers and certain of their affiliates collectively hold profits interests totaling 14.1% of the gain, if any, realized by Mr. Holloway upon sale of each of these properties.
(4)
Management contract did not commence until January 2004.
(5)
Construction expected to be completed for delivery in the first quarter of 2004.

        We expect to provide property management consulting services to GMH Capital Partners Asset Services, L.P., an affiliate of Gary M. Holloway, with respect to the following student housing properties upon completion of our pending acquisitions and this offering. The consulting fees we receive will equal 80% of the amount of management fees the affiliate receives from the property owners. We believe that the consulting fees we receive will reflect the fair value of the services we provide, but we cannot assure you that this will be the case.

Properties Subject to Consulting Agreement

Property Name	Year Built/ Renovated	Primary University Served	Occupancy Rate(1)	Number of Units(1)	Number of Beds(1)	Management Fee Income(2)
						(in thousands)
The Artists' Residence	2001	Massachusetts College of Art	98.5%	85	310	$133
The Commons(3)	1990	Auburn University	75.0	155	305	99
College Park—Fontana Hall	1968	University of South Florida	76.8	414	816	105
College Park— Osceola Hall	1966/1983	Florida State University	70.7	328	656	150
Scott Residence Hall and Conference Center	2000	University of Nebraska—Omaha	100.0	50	176	265
University Towers	1966	San Diego State University	97.4	288	570	N/A

Total				1,320	2,833	$752

(1)
As of December 31, 2003.

(2)
For the year ended December 31, 2003. The affiliate will receive standard management fees for these properties primarily based on a percentage of monthly gross rental revenues ranging from 3% to 5%. The affiliate also will have an opportunity to earn incentive-based management fees by achieving specified property-level performance criteria for certain properties. "N/A" represents those properties that our predecessor entities did not manage during 2003.

(3)
Mr. Holloway currently owns a 20% interest in the entity that owns this property and our executive officers and certain of their affiliates collectively hold profits interests totaling 37.4% of the gain, if any, realized by Mr. Holloway upon sale of the property. See "Certain Relationships and Related Party Transactions."

Strategy

  •
  Target select properties/markets. We seek to acquire and manage high quality student housing properties strategically located near college or university campuses or other points of interest, such as restaurants or other nightlife destinations, that cater to students in close proximity to these campuses. We specifically target those acquisition sites that are located near colleges or universities with a student enrollment of at least 5,000, where the college or university is the primary driver of the local economy and where there is a shortage of existing modern student housing.

  •
  Deliver full range of high quality product. We seek to acquire and manage modern, state-of-the-art student housing properties that are tailored to the "student lifestyle" and offer a wide variety of amenities, such as private bedrooms and high quality student furnishings, cable television, wired and wireless high-speed Internet access, a washer and dryer in each unit, fitness centers, swimming pools, computer centers, study rooms and game rooms.

  •
  Superior execution of operations. We intend to continue to manage our properties so as to maximize cash flow while offering our student residents quality services, such as 24-hour maintenance, roommate matching, leasing of our units by the bed and a simplified bill-paying process. We also utilize dynamic, professional marketing services to market and make information about us and our properties easily accessible to students.

Market Opportunity

        We believe there are substantial opportunities to acquire and manage off-campus student housing properties. According to the Rosen Consulting Group, the off-campus student housing market contains approximately 5.3 million beds of an estimated 7.5 million total student housing beds. Based on our experience acquiring and operating student housing properties, we estimate that the aggregate value of all student housing properties is approximately $159 billion, based on an assumed average asset value of $30,000 per bed. Currently, the student housing market is highly fragmented and primarily served by local property owners. In addition, a significant number of existing student housing properties are obsolete, creating demand by students for high quality housing and premium services.

        The U.S. Department of Education's National Center for Educational Statistics, or NCES, has projected that enrollment at four-year institutions of higher education in the U.S. will increase from the 15.3 million students that were enrolled in 2000 to 17.5 million students in 2010. We further believe that due to budgetary constraints, colleges and universities have not sufficiently expanded, renovated or modernized existing on-campus student housing to meet this increasing demand for student housing. According to the Rosen Consulting Group, the combination of higher enrollments of full-time students attending four-year programs and the lack of attractive on-campus housing properties available for students will cause a significant increase in demand for high quality off-campus student housing in those regions experiencing high levels of student growth.

Military Housing Business

Overview

        In order to address poor housing quality, a significant backlog of repairs and rehabilitations to its military housing units on and near bases, and a shortage of affordable, quality private housing available to members of the U.S. military and their families, Congress included the Military Housing Privatization Initiative, or the MHPI, in the 1996 National Defense Authorization Act. Under the MHPI, the United States Department of Defense, or DoD, was granted the authority to award projects to private owners to develop, construct, renovate and manage military housing. According to statistics released by the DoD, since 1996, the U.S. military has awarded to private owners long-term agreements or the rights to exclusively negotiate agreements with the U.S. military for 52 domestic projects containing, in the aggregate, a total of 101,216 housing units, and continues to target for privatization a substantial number of additional military housing projects.

        Since 1999, GMH Associates has assembled a highly coordinated, full service, professional team to focus on the procurement of military housing privatization projects. GMH Associates has won more than 40% of the privatization projects on which it has bid (including those projects for which exclusive negotiations have been awarded) and is currently the top winner of military privatization projects that have been awarded ranked by number of bases awarded to date. Pursuant to our formation transactions, our operating partnership currently has an ownership interest in, and, through various wholly owned subsidiaries, operates the privatized military housing projects at the Department of the Army's Fort Carson, Fort Stewart and Hunter Army Airfield, Fort Hamilton and the Walter Reed Army Medical Center/Fort Detrick bases. In addition to these projects, as of the date of this prospectus, we have been selected for an additional two privatization projects from the Army and one privatization project from the Department of the Navy. As a result, we are in various stages of exclusive negotiations for these three additional privatization projects. The exclusive negotiations typically last six to 12 months and culminate in final approval from Congress and the applicable U.S. military branch and the execution of a definitive agreement relating to the terms of the project.

        Each of these military housing projects includes the renovation and management of existing housing units, as well as the development, construction and management of new units over a 50-year period, which potentially could be extended for up to an additional 25 years. The 50-year duration of each project calls for continuing renovation, rehabilitation, demolition and reconstruction of housing units through various predetermined project phases. We earn, throughout the term of the project, standard and incentive-based management fees, which typically total up to 4.5% of a project's revenues derived from the U.S. military's Basic Allowance for Housing, or BAH, and construction/renovation and development fees, each of which typically equals up to 4% of a project's total cost of construction/renovation and development, respectively. BAH is the cost of living stipend distributed monthly by the DoD to members of the U.S. military to cover their and their families' costs of living (i.e., rent and utility expenses) in privately-owned housing, on or near bases. The intent of BAH is to provide members of the U.S. military equivalent and equitable housing compensation based upon the market prices of rental housing in the local housing markets surrounding U.S. military bases. In addition, through our joint venture in connection with each military housing privatization project, we will earn subsequent to the initial development period for such project, as described below, an annual return of up to 17% on our equity contribution to the project.

        Including the final approval of the three projects that are currently under exclusive negotiation, we expect that our management agreements for all seven privatization projects will provide us with the opportunity to manage 15,278 housing units on bases in 11 states and Washington, D.C., including 7,994 units we plan to construct and 5,055 units we plan to renovate. We also believe that we will be one of the largest private-sector managers of military housing units in the U.S., based on the number of military housing units and the number of projects awarded to date. At each of the projects we managed as of September 1, 2004, the following numbers of units were in operation: Fort Carson—2,663 units, Fort Stewart and Hunter Army Airfield—2,835 units, Fort Hamilton—293 units and Walter Reed/Fort Detrick—284 units.

        The following table provides a summary of the terms of each of our military housing privatization projects:

Military Housing Privatization Projects

Project Name	Location	Initial Development Period(1)	Initial Development Period Expected Completion Date	Initial Development Period Project Costs(2)	Initial Development Period Project Costs Expended(3)	Expected Housing Units at Initial Development Period Completion Date
In Operation:
Fort Stewart and Hunter Army Airfield	Hinesville, GA Savannah, GA	8 years	December 2011	$353.4 million	$46.0 million	1,868 new units 1,597 renovated units 237 existing units(4)

3,702
Fort Carson(5)	Colorado Springs, CO	5 years	December 2004	239.6 million	223.0 million	840 new units 1,823 renovated units

2,663
Fort Hamilton	Brooklyn, NY	3 years	May 2007	59.8 million	0.8 million	185 new units 43 renovated units

228
Walter Reed Army Medical Center/Fort Detrick(6)	Washington, DC Frederick, MD	4 years	June 2008	96.0 million	N/A	407 new units 156 renovated units 36 existing units(4)

599
Under Exclusive Negotiation:
Fort Eustis/Fort Story	Newport News, VA Virginia Beach, VA	6 years	October 2010	134.5 million	N/A	795 new units 329 renovated units

1,124
Fort Bliss/White Sands Missile Range	El Paso, TX White Sands, NM	6 years	June 2011	324.4 million	N/A	1,739 new units 1,013 renovated units

2,752(7)
Navy Northeast Region	ME, NY, RI, CT, NJ	6 years	October 2010	571.0 million	N/A	2,160 new units 94 renovated units 1,956 existing units(4)

4,210

Total				$1,778.7 million	$269.8 million	15,278 housing units

(1)
The first phase of the project, known as the initial development period, covers the period of initial construction or renovation of military housing on a base, typically lasting three to eight years.

(2)
Represents estimated total project costs for the initial development period, including closing, development, construction, financing and related costs.

(3)
As of June 30, 2004.

(4)
These units will not be renovated during the initial development period.

(5)
The Fort Carson project was purchased out of unrelated bankruptcy proceedings instituted by an affiliate of the J.A. Jones Corporation. As of the date of this prospectus, we own a 10% interest in the joint venture that owns this project, and we have an agreement to acquire the remaining 90% interest in the joint venture upon completion of this offering. Our current ownership of the 10% interest is subject to receipt of a consent from the 90% interest holder, which consent to the original transfer of the 10% interest will be effective upon completion of this offering.

(6)
These two bases were awarded separately and subsequently combined into one privatization project.

(7)
Excludes an estimated 300 units for White Sands Missile Range, which are still under negotiation with the Army.

Strategy

  •
  Selective Growth. By leveraging the substantial industry experience of our management team, we intend to focus on winning military housing privatization projects on which we selectively choose to bid, based on the strategic importance of the base, and the prime location and profit potential for these projects.

  •
  Acquire Existing Military Housing Privatization Projects. We plan to use our financial strength and management's experience to acquire competitors or the military housing privatization projects that have been awarded to them. As the number of new privatization projects grows, we believe our potential to acquire these projects for additional bases will grow correspondingly.

  •
  Committed to Superior Management. In the performance of obligations under existing military housing privatization projects, our management team has been and will be fully committed to ensuring that members of the U.S. military and their families have high quality, safe, attractive and affordable housing.

  •
  Capitalize on Industry Relationships. Our management team has developed relationships with nationally recognized firms, notably The Benham Companies and Centex Construction Company, Inc., that specialize in residential and military residence community formation and construction. We believe that the retention of highly experienced and nationally recognized companies will provide us with significant competitive advantages in pursuing and winning new privatization projects.

Market Opportunity

        According to information made available by the DoD, the remaining military family housing privatization market contains 67,760 housing units to be privatized through 41 additional projects as of June 30, 2004. Although the DoD's program has focused its efforts almost exclusively on the privatization of family housing, we believe, based on discussions between our senior management team and representatives of the DoD, the next stage of development will include the privatization of housing for unmarried military personnel, referred to as unaccompanied housing. According to an audit report of the DoD Inspector General, approximately 556,000 military housing units constitute unaccompanied housing units. Given our management's experience in bidding on military housing privatization projects, coupled with its extensive student housing experience, we believe that we will have significant competitive advantages in bidding for privatization projects in the unaccompanied housing market, which should translate into our ability to be awarded a higher percentage of future privatization projects.

Additional Investments and Development Opportunities Under Review

Student Housing Business

        In addition to the properties under agreement and non-binding letter of intent described under "—Our Pending Acquisitions," as of the date of this prospectus, our management team has identified for review more than 42 additional student housing properties, valued at approximately $735 million in the aggregate, with individual transactions ranging from approximately $11 million to $50 million. These potential transactions include properties containing an aggregate of approximately 9,000 units and approximately 26,600 beds. We consider an investment as "under review" when we have signed a confidentiality agreement, exchanged financial information or when we or our advisors are in current and active negotiations. After further due diligence, we may decide not to pursue any of these transactions. We intend to leverage our unencumbered assets to fund these investments under review to the extent we decide to pursue and complete those investments.

Military Housing Business

        In addition to the military housing privatization projects for which we have been selected, as of the date of this prospectus, our management team has under review 14 additional potential privatization project opportunities. These projects span multiple bases and total, in the aggregate, approximately 28,000 housing units. Individual projects identified as opportunities range from approximately 1,100 units to 6,100 units per project. We consider a project as "under review" once a base has been identified by the U.S. military for privatization and our management begins initial due diligence and evaluation of the economic and strategic value of the project. After further due diligence, we may decide not to pursue any of these potential privatization projects. We intend to use a portion of the proceeds of this offering to fund these projects under review to the extent we decide to pursue and complete those projects.

Competitive Advantages

        We believe that our business strategy and operating model distinguish us from other owners, operators and acquirors of real estate in a number of ways, including:

  •
  Niche focus with large markets. The student housing and military housing businesses provide opportunities for us to capitalize on large, stable markets. Our management estimates that the 5.3 million-bed off-campus student housing market is valued at approximately $159 billion and growing. Over the next six years, we expect the DoD to award 41 military family housing privatization projects, generating total annual rental revenue of approximately $840 million. In addition, the potential market for unaccompanied military housing is estimated by our management to generate approximately $4 billion in total annual rental revenue. We believe our management team is uniquely positioned to capitalize on the highly fragmented off-campus student housing market and is the only team to leverage its complementary student housing skill set to compete for military housing privatization projects.

  •
  High quality assets/management services.

    Student housing. We believe our student housing properties are modern, state-of-the-art and tailored to the "student lifestyle." The typical design layout of a housing unit consists of one to four bedrooms, with a complementary number of bathrooms, centered around a common area. Typically, we lease our units by the bed as a way of attracting student residents and maximizing our revenue per unit. We strive to create a safe and convenient environment for our residents by providing well-lit parking lots, a streamlined bill-payment system and 24-hour maintenance and emergency services.

    Military housing. Our management team has established relationships with nationally recognized firms specializing in residential and military residence design and construction to provide high quality housing and construction services when bidding on projects. We also strive to create not just a home, but an efficient community centered around the military lifestyle. In the performance of obligations under existing projects, our management team has been and will be fully committed to ensuring that members of the U.S. military and their families have high quality, safe, attractive and affordable housing. Our management's expertise in community management provides military personnel with an efficient and timely platform to report and service maintenance requests as well as a convenient turnover process that guarantees the availability of homes within a short period of time.

  •
  Consistent and high quality revenues. More than 90% of the student housing leases that we have acquired or will acquire upon completion of our pending transactions have multiple signatories (students and their guarantor-parents) and are leased on a standard 12-month basis. Additionally, occupancy rates in our student housing properties currently owned or to be acquired in connection with our pending transactions, are approximately 93%. In the military housing industry, the collection of rental payments is seamless. Typically, a member of the U.S. military who is leasing a housing unit on one of our project bases will elect for his or her monthly BAH to be directly deposited by the government, via wire transfer, into an operating account controlled by our joint venture that owns the project.

  •
  Growth oriented capital structure. On June 30, 2004, assuming completion of this offering and our pending acquisitions, but excluding those properties for which our earnest money deposits are not yet at risk and which are not otherwise probable of acquisition and under non-binding letter of intent as of that date which we also do not consider to be probable of acquisition, our pro forma debt-to-assets ratio would have been approximately 45.6%. We are currently negotiating a revolving credit facility and, based on a target debt-to-assets ratio in the range of 45% to 60%, believe we will have significant capacity for future acquisitions.

  •
  Experienced management team/strong relationships. The top three members of our management team have an average of 25 years of individual experience in the student and military housing businesses and the commercial real estate industry and, during that time, have been involved in real estate transactions valued at over $5.0 billion. Our management team has built extensive and strong relationships in both the student housing and military housing industries. We will seek to utilize these relationships and the experience of our management team to pursue selected properties in the student housing market and to win the more attractive military housing privatization projects. See "Our Business and Properties—Management Team" for more information about our management team.

Summary Risk Factors

        You should carefully consider the matters discussed in "Risk Factors" beginning on page 28 prior to deciding whether to invest in our common shares. Some of these risks include:

  •
  we commenced operations through our operating partnership in July 2004, have a limited history of operating and owning our initial student housing properties and military housing privatization projects, and therefore may have difficulty in successfully and profitably operating our business;

  •
  our management has little prior experience operating a REIT or a public company and, in order to manage our growth, we believe it will be necessary to hire additional personnel. These limitations may impede the ability of our management to execute our business plan successfully and operate our business profitably;

  •
  we expect to experience rapid growth in our student housing and military housing businesses and may not be able to adapt our management and operational systems to respond to the acquisition and integration of additional properties and privatization projects without unanticipated disruption or expense;

  •
  we anticipate that our cash flow from operations will be initially insufficient to fund our expected distributions to our shareholders and, therefore, expect to borrow funds in order to make these distributions;

  •
  we expect our real estate investments to be concentrated in student housing and military housing, making us more vulnerable to economic downturns in these housing markets than if our investments were diversified across several industry or property types;

  •
  we rely on key partners and contractors in connection with the construction and development of our military housing privatization projects, and our inability to maintain these relationships or to engage new partners or subcontractors under commercially acceptable terms to us could impair our ability to successfully complete the construction and development of our military housing projects and to obtain new military housing privatization projects;

  •
  we are subject to the risks associated with being a government contractor, such as the government's discontinuance of federal funding for some or all of its military housing privatization projects and our ability to win new military housing privatization projects through a competitive bidding process;

  •
  if a military base for which we own and operate a military housing privatization project experiences a reduction of troops or is closed under Base Realignment and Closure, or BRAC, our operating revenues from the project and the value of our equity interest in the project may be reduced;

  •
  if Congress does not approve appropriations each year relating to the provision of the BAH paid to members of the U.S. military, which is the primary source of rental revenues under our military housing privatization projects, or if BAH were eliminated, our operating revenues and projected returns on investments from our military housing projects would be significantly reduced;

  •
  our debt service reduces cash available for distribution and may expose us to the risk of default under our debt obligations;

  •
  virtually all of our student housing leases, which typically have a 12-month lease term, will become subject to renewal with existing student residents or lease-up with new student residents during the two months of July and August of each year, which coincides with the start of the academic year at colleges and universities. If we are unable to renew or lease-up our student housing properties during these two months, our chances of leasing these properties during subsequent months is reduced, and correspondingly, our rents and operating results will be adversely affected.

  •
  we face significant competition from university-owned on-campus student housing, from other off-campus student housing properties and from traditional multi-family housing located within close proximity to colleges and universities;

  •
  if we are unable to purchase the student housing properties that we have identified in connection with the use of proceeds from this offering, we may be unable to successfully execute our business plan;

  •
  Gary M. Holloway, our president, chief executive officer and chairman of our board of trustees, may have conflicts of interest as a result of his ownership of an entity that provides services to us, leases space from us and to which we will provide property management consulting services;

  •
  our executive officers and certain of our trustees may have conflicts of interest as a result of their profits interests in some of the student housing properties we have or will have under management and their ownership of limited partnership units in our operating partnership; and

  •
  one of our trustees may have a conflict of interest as a result of his affiliation with one of our lenders.

Our Formation Transactions

        We were organized as a Maryland real estate investment trust on May 28, 2004 to succeed to the student and military housing businesses of GMH Associates. Our operating partnership was formed on May 21, 2004, commenced operations on July 27, 2004 and currently operates as a joint venture between entities owned by Mr. Holloway and entities indirectly owned by Vornado Realty L.P., the operating partnership of Vornado Realty Trust. On June 1, 2004, Mr. Holloway purchased 1,000 of our common shares in exchange for a nominal amount of cash consideration. Upon completion of this offering, we will become, through a wholly owned subsidiary, the sole general partner of GMH Communities, LP, our operating partnership, and will contribute the net proceeds of this offering to GMH Communities, LP in exchange for limited partnership interests and all of the general partnership interests in our operating partnership and the common shares currently owned by Mr. Holloway will be cancelled. In connection with our acquisition of limited partnership interests and all of the general partnership interests in our operating partnership upon completion of this offering, we will use a portion of the net proceeds from this offering to redeem all of Vornado's current partnership interests in our operating partnership.

        As part of the joint venture between Gary M. Holloway and Vornado, our operating partnership entered into the following transactions, which are referred to throughout this prospectus as our formation transactions and are described in more detail under "Our Business and Properties—Our Formation Transactions." The terms of these transactions were negotiated between Mr. Holloway and representatives of Vornado on an arm's length basis.

  Initial Contribution of Assets to our Operating Partnership by Gary M. Holloway

        In connection with the contribution agreement between our operating partnership and Mr. Holloway entered into on July 27, 2004, our operating partnership or its subsidiaries acquired the following initial assets from entities owned by Mr. Holloway:

    •
    10% of the outstanding equity interests in the student housing property known as Campus Club Apartments in Gainesville, Florida;

    •
    10% of the outstanding equity interests in the student housing properties known as Campus Walk Apartments in Oxford, Mississippi, Pirate's Cove in Greenville, North Carolina and University Walk in Charlotte, North Carolina. The original transfer of the 10% interest in these properties to our operating partnership by Mr. Holloway is subject to receipt of a consent from the holder of the remaining 90% interest in these properties, which consent to the original transfer will be effective upon completion of this offering;

    •
    the rights and obligations to acquire 27 student housing properties, 17 of which we own as of the date of this prospectus, and three undeveloped parcels of land for student housing properties, one of which we own as of the date of this prospectus, and rights and obligations under a non-binding letter of intent to acquire one student housing property;

    •
    100% of the outstanding equity interests in GMH Military Housing, LLC. As a result, our operating partnership acquired the following:

    •
    a wholly owned subsidiary of GMH Military Housing, LLC, GMH Military Housing Investments, LLC, which owns:

    •
    10% of the equity interests in a joint venture that operates our Fort Carson military housing project. The original transfer of the 10% interest in this joint venture to our operating partnership by Mr. Holloway is subject to receipt of a consent from the holder of the remaining 90% interest in the joint venture, which consent to the original transfer will be effective upon completion of this offering;

    •
    90% of the equity interests in a joint venture that operates our Fort Stewart and Hunter Army Airfield, Fort Hamilton and Walter Reed Army Medical Center/Fort Detrick projects;

    •
    three other wholly owned subsidiaries of GMH Military Housing, LLC: GMH Military Housing Development LLC, GMH Military Housing Construction LLC and GMH Military Housing Management LLC, the entities that have operated our development, construction, renovation and management businesses for our military housing projects;

    •
    the rights and obligations of GMH Military Housing, LLC under awards of the exclusive right to negotiate agreements for an additional three military housing privatization projects;

    •
    management agreements through which our subsidiaries, College Park Management, LLC and College Park Management TRS, Inc., provide property management services with respect to 19 student housing properties owned by others. College Park Management LLC also provides property management services for the student housing properties owned by us; and

    •
    certain other tangible and intangible assets used in connection with the student and military housing businesses, including furniture, fixtures and equipment.

        In exchange for Mr. Holloway's contribution of these initial assets and the assets that Mr. Holloway will contribute in connection with our pending acquisitions, Mr. Holloway has received consideration consisting of $4.0 million in cash, the assumption or repayment of a total of $43.2 in indebtedness, and 66,000 Class A partnership interests in our operating partnership. These 66,000 Class A limited partnership units will be reclassified upon the closing of this offering in connection with the reorganization of our operating partnership, such that each limited partnership unit Mr. Holloway and the other limited partners of our operating partnership hold upon completion of the offering will have a value equal to the price per share of our common shares.

  Initial Cash Contribution to our Operating Partnership by Vornado Realty Trust and Purchase of Student Housing Properties

        As of the date of this prospectus, Vornado has contributed $96.8 million in cash to our operating partnership. Vornado also has agreed to contribute up to an additional $62.2 million to our operating partnership in connection with our acquisition of additional student housing properties that we have under contract and military housing projects with respect to which we are engaged in exclusive negotiations, and for working capital prior to completion of this offering. In exchange for its initial cash contribution to our operating partnership and its commitment to contribute additional funds, Vornado has received 34,000 Class B partnership interests in our operating partnership. Under the terms of the partnership agreement among Vornado and entities affiliated with Gary M. Holloway, the operating partnership may redeem Vornado's Class B partnership interests provided that the operating partnership pays to Vornado a 16.27% preferential return on its entire $159.0 million commitment for the agreed upon initial period of approximately six months, irrespective of the amount actually funded by Vornado, net of an 8% preferential return on the funds actually contributed by Vornado which is paid monthly to Vornado to the extent the operating partnership has available funds. We intend to use a portion of the net proceeds from this offering to redeem all of Vornado's Class B partnership interests. See "Use of Proceeds."

        Our operating partnership has used Vornado's contributions of $96.8 million to fund the cash portion of the purchase price of 17 student housing properties and one undeveloped parcel of land, and to repay $20.0 million of indebtedness outstanding under Mr. Holloway's line of credit which was drawn to fund, among other things, the operations and acquisition activities of our predecessor entities.

  Issuance of Warrant to Vornado

        In connection with its investment in our operating partnership, Vornado also purchased for $1,000,000 a warrant to acquire, at its option, a number of units of limited partnership interest in our operating partnership, common shares of GMH Communities Trust or a combination of both representing a 34% economic interest in our operating partnership or GMH Communities Trust, as the case may be, immediately prior to this offering. With regard to the first                        operating partnership units or common shares that may be purchased upon exercise of the warrant, the exercise price of the warrant is $        per unit or common share, and with regard to the balance of the operating partnership units or common shares that may be purchased upon exercise of the warrant, the exercise price of the warrant is $        per unit or common share.

        Upon closing of this offering, Vornado is required to exercise the warrant to purchase a number of units of limited partnership interest or our common shares representing a 19% economic interest in our operating partnership or GMH Communities Trust, respectively, immediately prior to this offering if the sale of common shares representing such interest would have a value of at least $80 million based on the offering price of our common shares in this offering. The remaining portion of the warrant is exercisable at any time during the 18 months following the closing of this offering. The warrant is transferable, and we have agreed to register for resale the common shares issuable upon exercise of the warrant. See "Shares Eligible for Future Sale—Registration Rights."

        During the period in which it may be exercised, Vornado is entitled to broad anti-dilution rights under the terms of the warrant, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Among other things, these rights entitle Vornado, or any other permitted transferees of the warrant, to anti-dilution protection in the case of issuances by GMH Communities Trust or our operating partnership of equity securities at a price below the greater of (i) the fair market value of such securities, and (ii) the then applicable exercise price of the warrant, as well as in the case of payments by GMH Communities Trust or our operating partnership of distributions on equity securities, in cash or otherwise, including our regular quarterly distributions; however, issuances of equity securities under our equity incentive plan will be excluded from this anti-dilution protection. In the event that the anti-dilution provisions of the warrant are triggered, the then effective exercise price of the warrant, and in certain circumstances the number of common shares or units of limited partnership interest in our operating partnership for which it may be exercised, will be adjusted in accordance with the terms of the warrant.

  Transactions with Gary M. Holloway and Award of Profits Interests to Executive Officers and Other Employees of GMH Associates

        In recognition of prior services, Mr. Holloway previously awarded, beginning in 2001, to specified employees of GMH Associates, certain of whom are our executive officers and other employees, profits interests attributable to Mr. Holloway's ownership interests in the four student housing properties in which we currently own a 10% equity interest, in certain cases subject to receipt of a consent to become effective upon completion of this offering, and in our military housing privatization business. Each employee consented to Mr. Holloway's contribution of these assets to our operating partnership in connection with our formation transactions in exchange for the right to receive from Mr. Holloway a fixed dollar amount of consideration. Mr. Holloway will satisfy that obligation through the transfer to each employee of a number of limited partnership interests that Mr. Holloway will be entitled to receive upon completion of this offering with a value equal to the dollar value of the profits interests that was previously agreed upon between Mr. Holloway and the employee. As a result, Mr. Holloway will transfer an aggregate of                         units of limited partnership interest in our operating partnership having a value of $33.2 million, assuming a per share offering price of our common shares in this offering at the mid- point of the range set forth on the cover of this prospectus, to these employees in satisfaction of Mr. Holloway's obligations to them. In addition, certain employees of GMH Associates, including our executives and certain of their affiliates, have profits interests in the gains, if any, realized by Mr. Holloway upon the sale of four of the student housing properties we manage or for others for which we provide consulting services in which Mr. Holloway holds an equity interest.

        In connection with the reorganization of our operating partnership, and as consideration for the contribution by Mr. Holloway of the additional assets he will contribute to our operating partnership at the closing of this offering as described under "—Our Pending Acquisitions," our operating partnership will:

  •
  issue to Mr. Holloway an aggregate of            units of limited partnership which, based on an assumed value of $            per unit, which is equal to the mid-point of the offering price range for our common shares set forth on the cover page of this prospectus, will have an aggregate value of $            million; Mr. Holloway will transfer $33.2 million of these units will be transferred to the holders of the profits interests described above;

  •
  pay Mr. Holloway approximately $4.0 million in cash, all of which Mr. Holloway has agreed to pay to certain of our employees, one of our trustee nominees and certain employees of entities affiliated with Mr. Holloway as bonus payments for services performed;

  •
  assume from Mr. Holloway approximately $10.7 million of indebtedness as of June 30, 2004, which is secured by certain of the additional assets Mr. Holloway will contribute at closing; and

  •
  repay approximately $32.5 million of indebtedness of Mr. Holloway in connection with his contribution of a student housing property.

        Following completion of our pending acquisitions, the reorganization of our operating partnership, completion of this offering and the transfer by Mr. Holloway of the units he has committed to transfer to the holders of the profits interests, Mr. Holloway will beneficially own an aggregate of            units of limited partnership interest in our operating partnership, having a value of $            million, assuming a per share offering price of our common shares in this offering at the mid-point of the range set forth on the cover of this prospectus, and our other executive officers and certain of their affiliates will beneficially own an aggregate of            units of limited partnership interest in our operating partnership having a value of $            million, based on that offering price. Following completion of this offering, Mr. Holloway and other executive officers and employees of ours will together own an aggregate    % limited partnership interest in our operating partnership, which will represent      % of the limited partnership interests in our operating partnership not owned beneficially by GMH Communities Trust, based on that offering price.

Company Diagram

        The following chart depicts our anticipated ownership structure immediately following the completion of our formation transactions, the reorganization of our operating partnership, satisfaction of the profits interests awards by Mr. Holloway, completion of this offering and the application of the net proceeds from this offering. See "Use of Proceeds" on page 55 of this prospectus.

Gary M. Holloway
Vornado Realty Trust(1)
FW Military Housing LLC
Certain Executive Officers and Other Employees
Shareholders
Common Shares
Limited Partnership Interest (%)
Limited Partnership Interest (%)
Limited Partnership Interest (%)
Limited Partnership Interest (%)
GMH Communities Trust
Limited Partnership Interest (%)
100% Ownership
Limited Partnership Interest (%)
GMH Communities GP Trust
General Partnership Interest (1%)
GMH Communities, LP (Our Operating Partnership)
100% Ownership
100% Ownership
100% Ownership
100% Ownership
College Park Investments, LLC
College Park Management, LLC
GMH Military Housing, LLC (Taxable REIT Subsidiary)
GMH Military Housing Investments, LLC
Student Housing Properties (multiple LLCs)
College Park Management TRS, Inc. (Taxable REIT Subsidiary)
100% Ownership
Military Housing Properties (multiple LLCs)(2)
GMH Military Housing Development LLC
GMH Military Housing Construction LLC
GMH Military Housing Management LLC

(1)
Indicates percentage ownership of Vornado Realty Trust in our operating partnership assuming the required exercise of a portion of a warrant issued to Vornado in connection with our formation transactions. See "—Our Formation Transactions—Issuance of Warrant to Vornado." This percentage ownership also reflects the issuance to Vornado of $8.1 million of additional limited partnership units in connection with our acquisition of the remaining 90% interest in a student housing property in which we currently own a 10% interest. See "—Our Formation Transactions—Issuance of Warrant to Vornado." This percentage ownership does not include limited partnership interests that are owned by Vornado as of the date of this prospectus, all of which limited partnership interests we will redeem upon completion of this offering.

(2)
Our military housing properties are owned through joint ventures in which we own an interest. See "Our Business and Properties—Military Housing Business—Organizational Structure of Our Military Housing Projects."

Our Structure

        We will conduct our business through a traditional UPREIT structure, consisting of our operating partnership, GMH Communities, LP, and limited partnerships, limited liability companies or other subsidiaries of our operating partnership. Our operating partnership is currently owned by Gary M. Holloway, who holds, through a wholly owned subsidiary, the managing general partnership interest and, through another wholly owned subsidiary, all of the outstanding Class A limited partnership interests in the partnership, and affiliates of Vornado Realty Trust, which hold the non-managing general partnership interest and all of the outstanding Class B limited partnership interests in the partnership. As a result of the formation transactions completed in July 2004, the partnership holds, through various limited partnerships, limited liability companies and other subsidiaries, the property interests, contract rights and other tangible and intangible assets that previously comprised the student and military housing businesses of GMH Associates. Simultaneously with the closing of this offering, the partnership will become our operating partnership and GMH Communities Trust, through a wholly owned subsidiary, will become the sole general partner of our operating partnership. See "Our Business and Properties—Our Operating Partnership."

        In the future, our operating partnership may issue limited partnership units to third parties from time to time in connection with property acquisitions or developments. Holders of limited partnership units of our operating partnership, other than us, will, after a one-year holding period, subject to earlier redemption in certain circumstances, be able to redeem their limited partnership units for our common shares on a one-for-one basis, subject to adjustments for share splits, dividends, recapitalizations and similar events. At our option, in lieu of issuing common shares upon redemption of limited partnership units, we will be able to pay holders of units a cash amount equal to the then-current value of our common shares, except that Gary M. Holloway will have the right to direct us to issue common shares upon redemption of limited partnership units that he or his affiliates own. Holders of limited partnership units will receive distributions equivalent to the dividends we pay to holders of our common shares, but holders of limited partnership units will have no voting rights, except in certain limited circumstances. As the sole owner of the general partner of our operating partnership, we will have the exclusive power to manage and conduct our operating partnership's business, subject to the limitations described in the partnership agreement of our operating partnership. See "Partnership Agreement."

        We will conduct development, construction, renovation and management activities in our military housing business activities, and we will provide management services for student housing properties owned by others, as well as certain noncustomary services for our student housing properties, through taxable REIT subsidiaries.

Conflicts of Interest

        Following completion of this offering, Mr. Holloway will own a    % limited partnership interest in our operating partnership and certain other members of our management team will collectively own a    % limited partnership interest in our operating partnership. Conflicts may arise when the interests of our shareholders and the interests of the limited partners in our operating partnership diverge, such as upon the sale or refinancing of properties held by our operating partnership that were contributed by our limited partners in exchange for their limited partnership interests. In those cases, the tax consequences may be adverse to the limited partners in our operating partnership, making the sale or refinancing less attractive to the limited partners than to us and our shareholders. Because Mr. Holloway and other members of our board of trustees and senior management team will have a duty to our shareholders, they also could experience conflicts of interest between these duties to us and our shareholders and their personal interests as limited partners of our operating partnership.

        In addition, Mr. Holloway will retain ownership interests in four of the student housing properties for which we will provide property management or consulting services, and, accordingly, Mr. Holloway will have conflicts of interest by virtue of his interest in these properties. Each of our executive officers and certain of their affiliates have profits interests in the gain, if any, realized on the sale of these properties, and, thus will have conflicts of interest by virtue of their profits interests in these properties. Mr. Holloway will also retain an ownership interest in an entity that we will not acquire in our formation transactions. This entity will lease space in our corporate headquarters property, and, accordingly, Mr. Holloway will have a conflict of interest by virtue of his interest in this entity.

        See "Certain Relationships and Related Party Transactions" for a more detailed description of these conflicts of interest.

Registration Rights

        In connection with the issuance of a warrant to Vornado as part of our formation transactions, we have agreed to register for resale the common shares issuable upon exercise of the warrant, as well as common shares issued upon redemption of units of limited partnership interest in our operating partnership received upon exercise of the warrant. In addition, we have agreed to register for resale the common shares issuable upon redemption of units of limited partnership interest in our operating partnership to be issued to Vornado as consideration for its contribution of the remaining 90% interest in a student housing property as part of our pending acquisitions. We also have agreed to register for resale the common shares issuable upon redemption of units of limited partnership interest in our operating partnership to be issued to FW Military Housing, LLC in exchange for its contribution of the remaining 90% interest in our Fort Carson military housing project as part of our pending acquisitions. For additional information regarding the terms of these registration rights, see "Shares Eligible for Future Sale—Registration Rights."

Restrictions on Ownership of Our Common Shares

        Due to limitations on the concentration of ownership of REIT shares imposed by the Code, our declaration of trust, effective upon the issuance of common shares in connection with this offering, will generally prohibit any shareholder, other than Mr. Holloway, certain persons related to Mr. Holloway, Steven Roth, who is the chairman and chief executive officer of Vornado Realty Trust, certain persons related to Steven Roth, Vornado Realty L.P., certain persons related to Vornado Realty L.P. and certain transferees or assignees of Vornado Realty L.P. or related persons, from beneficially or constructively owning more than 7.1% of our outstanding common shares. Our declaration of trust will provide that a person will not be subject to the ownership limits if such person has provided the board of trustees with such representations and evidence, and has entered into such agreements and undertakings, as are satisfactory to the board of trustees, in its reasonable discretion, to establish that (i) such person is entitled to the "look-through" treatment with respect to the REIT requirement that that not more than 50% of the value of our shares may be owned, directly, indirectly or under applicable attribution rules, by five or fewer individuals (as defined to include certain entities), (ii) such person's direct, indirect or constructive ownership of interests in our direct or indirect tenants will not adversely affect our ability to qualify as a REIT, (iii) such person's direct, indirect or constructive ownership of our shares will not adversely affect our ability to qualify as a REIT and (iv) such person has agreed that shares directly, indirectly or constructively owned by such person in excess of 7.1% of our common shares (as determined by reference to number or value, whichever is more restrictive) or 7.1% of our outstanding shares (as determined by reference to value) will automatically be transferred to a charitable trust as necessary to prevent ownership in excess of those levels from adversely affecting our ability to qualify as a REIT. The exemption described in the preceding sentence will automatically cease to apply in the event that such person is or becomes ineligible for the "look-through" treatment described in the preceding sentence and will not prevent the application of the provisions in the declaration of trust relating to ownership of shares in excess of the ownership limitations to shares owned by the person granted an exemption where another person treated under applicable attribution rules as owning shares owned by the person granted an exemption owns, directly, indirectly or under the applicable attribution rules, shares in excess of the ownership limitation applicable to such other person. The board of trustees may grant other exemptions from the ownership limitations in certain circumstances. Mr. Holloway and certain related persons will be prohibited from owning more than 20% of our outstanding common shares and Steven Roth and certain persons related to Steven Roth will be prohibited from owning more than 8.5% of our outstanding common shares. See "Description of Shares—Restrictions on Ownership and Transfer."

Distribution Policy

        We intend to distribute to our shareholders each year all or substantially all of our REIT taxable income so as to avoid paying corporate income tax and excise tax on our earnings and to qualify for the tax benefits afforded to REITs under the Code. The actual amount and timing of distributions, if any, will be at the discretion of our board of trustees and will depend upon our actual results of operations and a number of other factors discussed in "Distribution Policy," including:

  •
  the timing of the investment of the proceeds of this offering;

  •
  the rent received from our student residents and the ability of our student residents to meet their obligations under our leases;

  •
  the amount of revenues that we will receive in connection with our military housing privatization projects;

  •
  the fees received from managing student housing properties owned by others;

  •
  our debt service obligations; and

  •
  our operating expenses.

        We cannot assure you that we will have cash available for distributions. See "Risk Factors."

Our Principal Office

        Our principal executive offices are located at 10 Campus Boulevard, Newtown Square, Pennsylvania 19073. Our telephone number is (610) 355-8000. Our Internet address is www.gmhcommunities.com. Our Internet web site and the information contained therein or connected thereto does not constitute a part of this prospectus.

The Offering

Common shares offered by us	shares(1)
Common shares and operating partnership units to be outstanding after this offering	shares and units(2)
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $365.0 million, based on an assumed offering price of $ per share, which is the mid-point of the range set forth on the cover page of this prospectus, after deducting the underwriters' discount and the estimated expenses we will pay in connection with this offering and our pending acquisitions. If the underwriters exercise in full their option to purchase up to an additional common shares to cover over-allotments, if any, our net proceeds will be approximately $ million. We will contribute the net proceeds from this offering to our operating partnership in exchange for units of limited partnership interest. Our operating partnership expects to use the aggregate net proceeds from this offering along with cash on our balance sheet as follows:
	•	approximately $110.3 million to redeem all of Vornado Realty Trust's general and limited partnership interests in our operating partnership that are outstanding immediately prior to completion of this offering, based on $96.8 million contributed by Vornado to our operating partnership as of the date of this prospectus, plus a preferential return to be paid to Vornado in the amount of $13.5 million;
	•	approximately $184.8 million to fund the equity portion of the purchase price of nine student housing properties and two undeveloped parcels of land;
	•	approximately $17.6 million to fund the purchase price for the remaining 90% interest in three student housing properties in which we currently own a 10% interest subject to receipt of a consent from the holder of the 90% interest, which consent will become effective upon completion of this offering;
	•	approximately $32.5 million to repay indebtedness incurred by Gary M. Holloway in connection with his purchase of a student housing property, which will be contributed to our operating partnership upon completion of this offering;
	•	approximately $4.0 million to fund the cash portion of the aggregate consideration payable to Gary M. Holloway in exchange for his contribution of assets to our operating partnership in connection with our formation transactions and our pending acquisitions, which Mr. Holloway has agreed to pay to certain of our employees, a trustee nominee and employees of entities affiliated with Mr. Holloway as bonus payments for services performed; and

• to the extent we do not complete all of these transactions, we expect to use the remaining proceeds to fund our working capital needs and the acquisition of additional student housing properties and related assets, including pending acquisitions that we have under contract or under a non-binding letter of intent, but with respect to which we have not yet completed our due diligence investigation to a substantial enough degree to consider them probable of completion, military housing privatization projects that we may identify in the future, and for other general corporate purposes.
We may need a significant amount of time to fully deploy the remaining net proceeds from this offering and to fully implement our leverage strategy to maximize our investments. Pending full deployment of the net proceeds, funds will be invested in money market accounts and marketable short-term investment grade securities. These investments are expected to provide a lower net return than we hope to achieve from our intended real estate investments. We may leverage our temporary investments in these securities to the extent required to maintain our REIT status.
NYSE symbol	GCT
Ownership limitations	Due to limitations on the concentration of ownership of REIT shares imposed by the Code, our declaration of trust, effective upon the issuance of common shares in connection with this offering, will generally prohibit any shareholder, other than Mr. Holloway, certain persons related to Mr. Holloway, Steven Roth, certain persons related to Steven Roth, Vornado Realty L.P., certain persons related to Vornado Realty L.P. and certain transferees or assignees, from beneficially or constructively owning more than 7.1% of our outstanding common shares. Our declaration of trust will provide that a person will not be subject to the ownership limits if such person has provided the board of trustees with such representations and evidence, and has entered into such agreements and undertakings, as are satisfactory to the board of trustees, in its reasonable discretion, to establish that (i) such person is entitled to the "look-through" treatment with respect to the REIT requirement that that not more than 50% of the value of our shares may be owned, directly, indirectly or under applicable attribution rules, by five or fewer individuals (as defined to include certain entities), (ii) such person's direct, indirect or constructive ownership of interests in our direct or indirect tenants will not adversely affect our ability to qualify as a REIT, (iii) such person's direct, indirect or constructive ownership of our shares will not adversely affect our ability to qualify as a REIT and (iv) such person has agreed that shares directly, indirectly or constructively owned by such person in excess of 7.1% of our common shares (as determined by reference to number or value, whichever is more restrictive) or 7.1% of our outstanding shares (as determined by reference to value) will automatically be transferred to a charitable trust as necessary to prevent ownership in excess of those levels from adversely affecting our ability to qualify as a REIT. The exemption described in the preceding sentence will automatically cease to apply in the event that such person is or becomes ineligible for the "look-through" treatment described in the preceding sentence and will not prevent the application of the provisions in the declaration of trust relating to ownership of shares in excess of the ownership limitations to shares owned by the person granted an exemption where another person treated under applicable attribution rules as owning shares owned by the person granted an exemption owns, directly, indirectly or under the applicable attribution rules, shares in excess of the ownership limitation applicable to such other person. The board of trustees may grant other exemptions from the ownership limitations in certain circumstances. Mr. Holloway and certain related persons will be prohibited from owning more than 20% of our outstanding common shares and Steven Roth and certain persons related to Steven Roth will be prohibited from owning more than 8.5% of our outstanding common shares. See "Description of Shares—Restrictions on Ownership and Transfer."
Risk factors	See "Risk Factors" beginning on page 28 and other information included in this prospectus for a discussion of factors your should consider carefully before deciding whether to invest in our common shares.

(1)
Includes approximately            common shares to be sold in this offering and reserved for sale by us directly to our trustees, officers and other associated persons through a directed share program at the offering price.
(2)
If the underwriters' over-allotment option is exercised in full, the number of common shares outstanding upon completion of this offering will be            .

Summary Financial Data

        The selected financial data presented below under the captions "Operating Data" and "Balance Sheet Data" as of December 31, 2003, and for each of the years in the three-year period ended December 31, 2003, are derived from the combined financial statements of College Park Management, Inc., GMH Military Housing, LLC and its wholly owned subsidiaries, 353 Associates, LP and Corporate Flight Services, LLC, collectively referred to as our predecessor entities and presented elsewhere in this prospectus as the financial statements of The GMH Predecessor Entities. These financial statements have been audited by Ernst & Young LLP, our independent registered public accounting firm. The selected financial data presented below as of and for the six months ended June 30, 2004 and 2003 are derived from the unaudited financial statements of our predecessor entities, and include all adjustments of a normal recurring nature that we consider necessary for a fair presentation of our financial condition and results of operations as of those dates and for those periods under generally accepted accounting principles. The unaudited pro forma financial information presented below as of and for the six months ended June 30, 2004, and for the year ended December 31, 2003, are derived from our audited and unaudited financial statements and those of our predecessor entities and are presented as if this offering, the formation transactions and the application of the net proceeds from this offering had all occurred on June 30, 2004 for the pro forma balance sheet information and on the first day of the periods presented for the pro forma operating information. The unaudited pro forma financial information does not assume the purchase of student housing properties that we have under contract or under non-binding letter of intent, but with respect to which we have not yet completed our due diligence investigation to a substantial enough degree to consider them probable of completion.

        The historical financial information for our predecessor entities included below and set forth elsewhere in this prospectus are not necessarily indicative of our future performance. In addition, since the information presented below is only a summary and does not provide all of the information contained in our financial statements and those of our predecessor entities, including related notes, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements, including related notes and "Unaudited Pro Forma Combined Financial Information," each contained elsewhere in this prospectus. Pro forma information has been compiled from historical financial and other information, but does not purport to represent what our financial position or results of operations actually would have been had the transactions occurred on the dates indicated, or to project our financial performance for any future period.

	For the Six Months Ended June 30,				For the Year Ended December 31,
			Predecessor Entities				Predecessor Entities
	Pro Forma 2004				Pro Forma 2003
			2004	2003			2003	2002	2001
	(in thousands)				(in thousands)
Operating Data:
Revenue:
Rental revenue		$33,014	$270	$291		$53,985	$636	$736	$725
Operating expense reimbursements		11,536	11,536	3,663		10,591	10,591	3,711	2,992
Fee income:
Related parties		2,674	3,133	1,452		3,490	3,892	6,578	7,426
Third parties		3,320	3,320	1,319		3,074	3,074	1,983	1,291
Investment income		683	—	—		—	—	—	—
Other income		2,999	306	324		4,710	622	667	634

Total revenue		54,226	18,565	7,049		75,850	18,815	13,675	13,068
Expenses:
Operating expenses		24,619	11,871	4,435		33,748	9,724	4,598	2,614
Real estate taxes		2,485	—	—		4,759	—	—	—
Depreciation and amortization		9,057	418	411		18,101	822	821	814
Interest		7,516	157	184		14,783	396	542	814
Administrative expenses		8,180	6,025	5,058		15,851	11,572	7,287	6,268

Total expenses		51,857	18,471	10,088		87,242	22,514	13,248	10,510

Operating income (loss)		2,369	94	(3,039)		(11,392)	(3,699)	427	2,558
Equity in income of joint ventures		—	46	—		—	751	—	—

Income (loss) before minority interest		2,369	140	(3,039)		(11,392)	(2,948)	427	2,558
Minority interest		—	—	—		—	—	—	—

Net income (loss)	$		$140	$(3,039)	$		$(2,948)	$427	$2,558

	As of June 30,			As of December 31,
		Predecessor Entities		Predecessor Entities
	Pro Forma 2004
		2004	2003	2003	2002	2001
	(in thousands)			(in thousands)
Balance Sheet Data:
Real estate investments, at cost	$632,873	$—	$—	$—	$—	$—
Corporate office, net	6,894	6,894	7,031	6,963	7,100	7,210
Cash and cash equivalents	21,636	529	296	516	96	837
Total assets	717,500	21,732	13,687	16,146	13,536	15,390
Notes payable	327,375	10,533	11,394	10,977	11,806	12,552
Total liabilities	331,963	14,452	13,300	12,552	13,099	13,791
Minority interest	19,536	—	—	—	—	—
Equity	366,001	7,280	387	3,594	437	1,599

	For the Six Months Ended June 30,				For the Year Ended December 31,
			Predecessor Entities				Predecessor Entities
	Pro Forma 2004				Pro Forma 2003
			2004	2003			2003	2002	2001
	(in thousands)				(in thousands)
Funds From Operations (FFO)(1):
Net income (loss)	$		$140	$(3,039)	$		$(2,948)	$427	$2,558
Adjustments:
Less minority interest		—	—	—		—	—	—	—
Less net gain on sale of interests in joint venture		—	—	—		—	(751)	—	—
Plus depreciation on real property		4,810	—	—		9,620	—	—	—

Funds from operations	$		$140	$(3,039)	$		$(3,699)	$427	$2,558

EBITDA(2):
Net income (loss)	$		$140	$(3,039)	$		$(2,948)	$427	$2,558
Adjustments:
Less minority interest		—	—	—		—	—	—	—
Less net gain on sale of interests in joint venture		—	—	—		—	(751)	—	—
Plus interest expense		7,516	157	184		14,783	396	542	814
Plus depreciation and amortization		9,057	418	411		18,101	822	821	814

EBITDA	$		$715	$(2,444)	$		$(2,481)	$1,790	$4,186

(1)
Funds from operations, or FFO, is a widely recognized measure of REIT performance. Although FFO is not a generally accepted accounting principles, or GAAP, financial measure, we believe that information regarding FFO is helpful to shareholders and potential investors. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do. NAREIT defines FFO as net income (loss) before minority interest of unitholders, excluding gains (losses) on sales of depreciable operating property and extraordinary items (computed in accordance with GAAP), plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustment for unconsolidated partnerships and joint ventures. The GAAP measure that we believe to be most directly comparable to FFO, net income (loss), includes depreciation and amortization expenses, gains or losses on property sales and minority interest. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the financial statements included elsewhere in this prospectus. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

(2)
EBITDA is defined as net income (loss) before minority interest, net gain on sale of interests in joint ventures, interest expense and depreciation and amortization. EBITDA is a useful measure of our operating performance, as it provides us with a measure of our profitability, by removing the impact of our asset base (primarily depreciation and amortization) and the impact of leverage from our operating results, enabling us to analyze our operating performance on a comparable basis to our competitors, regardless of capital structure. EBITDA, as calculated by us, may not be comparable to EBITDA reported by other companies that do not define EBITDA exactly as we define the term. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

RISK FACTORS

        An investment in our common shares involves a number of risks. The risks described below represent the material risks you should carefully consider before making an investment decision. If any of these risks occurs, our business, liquidity, financial condition and results of operations could be materially and adversely affected, in which case the price of our common shares could decline significantly and you could lose all or part of your investment.

Risks Relating to Our Business and Growth Strategy

We commenced operations through our operating partnership in July 2004, have a limited history of operating and owning our initial student housing properties and military housing privatization projects, and therefore may have difficulty in successfully and profitably operating our business.

        We have only recently commenced operations through the acquisition of our initial student housing properties, military housing privatization projects and agreements to manage student housing for others by our operating partnership in connection with our formation transactions described in this prospectus. As a result, we have a limited operating history and limited experience in owning these student housing properties and military housing projects. Furthermore, all of the student housing properties and military housing privatization projects we own or manage as of the date of this prospectus or will own or manage upon completion of the pending acquisitions described in this prospectus were acquired within the past nine years or have been managed for no more than the past nine years by GMH Associates and have limited operating histories under our current management. Consequently, our historical operating results and the financial data set forth in this prospectus may not be useful in assessing our likely future performance. In addition, our estimated operating results and financial data set forth in this prospectus may vary materially because of a number of factors. See "A Warning About Forward-Looking Statements" and "Distribution Policy." We cannot assure you that we will be able to generate sufficient revenue from operations to make distributions to our shareholders.

Our management has little prior experience operating a REIT or a public company and, in order to manage our growth, we believe it will be necessary to hire additional personnel. These limitations may impede the ability of our management to execute our business plan successfully and operate our business profitably.

        Our management has little prior experience in operating a REIT or in managing a publicly owned company. We cannot assure you that the operating performance of our student housing properties and military housing projects will not decline under our management. In addition, we intend to hire additional personnel in order to manage our business as a public company and to manage our rapid anticipated growth. We may be unable to hire this additional personnel on a timely basis. Therefore, you should be especially cautious in drawing conclusions about the ability of our management team to execute our business plan.

We expect to experience rapid growth in our student housing and military housing businesses and may not be able to adapt our management and operational systems to respond to the acquisition and integration of additional properties and privatization projects without unanticipated disruption or expense.

        We only recently acquired our initial student housing properties and military housing privatization projects and expect to complete the acquisition of additional student housing properties with a portion of the net proceeds from this offering.

        As a result of this rapid growth of our properties portfolio, we cannot assure you that we will be able to adapt our management, administrative, accounting and operational systems, or hire or retain sufficient operational staff to integrate these student housing properties and military housing privatization projects into our portfolio and manage any future acquisitions of additional student housing properties or military housing privatization projects without operating disruptions or unanticipated costs. Our failure to successfully integrate any future property acquisitions, student housing property management contracts or military housing privatization projects into our portfolio could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our shareholders.

We anticipate that our cash flow from operations will be initially insufficient to fund our expected distributions to our shareholders, and therefore expect to borrow funds in order to make these distributions.

        We expect that for some period following consummation of the offering, our cash flow from operations will be insufficient to fund our distributions to shareholders. Therefore, we expect to rely on third party debt financing in order to fund these distributions and our other capital needs. This indebtedness will increase our leverage and decrease our ability to borrow money for other needs, such as the acquisition or development of properties.

We expect our real estate investments to be concentrated in student housing and military housing, making us more vulnerable to economic downturns in these housing markets than if our investments were diversified across several industry or property types.

        We expect to qualify as a REIT and, accordingly, we will invest primarily in real estate. Within the real estate industry, we intend to acquire and manage student housing properties, and to develop, construct, renovate and manage military housing properties. We are subject to risks inherent in concentrating investments in real estate. The risks resulting from a lack of diversification become even greater as a result of our business strategy to invest primarily in student and military housing properties. A downturn in the student or military housing markets could negatively affect our ability to lease our properties to new student residents and our ability to profitably operate our military housing privatization projects or obtain new privatization projects. These adverse effects could be more pronounced than if we diversified our investments outside of real estate or outside of the student and military housing markets.

Our predecessor entities have a history of incurring losses, and we may incur losses in the future.

        For the year ended December 31, 2003, our predecessor entities experienced a net loss of $2.9 million. This loss resulted principally from costs associated with our student housing and military housing operations and for most of the year ended December 31, 2003 the lack of operational military housing projects. We achieved positive net income for the first time during the second quarter of 2004, and we cannot be sure that we will continue to be profitable or that our level of profitability will increase in future periods. If our student housing and military housing businesses do not generate sufficient revenue from operations to maintain profitability, we may be unable to make distributions to our shareholders.

If we are unable to successfully perform our obligations under our current student housing property management agreements and current military housing privatization projects, our ability to execute our business plan and our operating results could be adversely affected.

        We cannot assure you that we will be able to successfully manage our student housing properties, or develop, construct, renovate and manage the military housing properties under our privatization projects, or that we will be able to perform our obligations under our current student housing property management agreements or military housing privatization projects. If we are unable to do so, we may be unable to execute our business plan, which could have a material adverse effect on our operating results and financial condition and our ability to make distributions to our shareholders.

We have agreed with Vornado Realty L.P. that our activities will satisfy certain requirements. If we are unable to satisfy these requirements we could be liable for substantial amounts.

        In connection with the investment by affiliates of Vornado Realty L.P. in our operating partnership and the issuance of the warrant, we and our operating partnership have agreed to certain restrictions regarding our activities and assets and the activities and assets of our operating partnership. If we breach any of these agreements, and, as a result, Vornado Realty L.P. or any of its permitted transferees under the warrant that have made a REIT election fails to maintain its qualification as a REIT or otherwise incurs liability for any tax, penalty or similar charges, we and our operating partnership could be exposed to substantial liability for damages attributable to our breach. See "Our Business and Properties—Our Agreements with Vornado Realty L.P. and its Affiliates Restrict our Activities."

Our debt service reduces cash available for distribution and may expose us to the risk of default under our debt obligations.

        Upon completion of this offering and completion of the pending acquisitions described in this prospectus, our total consolidated indebtedness will be approximately $327.4 million. Our debt service obligations will expose us to the risk of default and reduce or eliminate cash resources that are available to operate our businesses or pay distributions that are necessary to maintain our REIT qualification. We have established no limit on the amount of indebtedness that we may incur. Pursuant to a credit facility for which we have obtained a commitment, however, we may be subject to restrictions on the amounts of indebtedness that we may incur in the future. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

  •
  our cash flow may be insufficient to meet our required principal and interest payments;

  •
  we may be unable to borrow additional funds as needed or on favorable terms;

  •
  we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

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  we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

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  we may default on our obligations, which may result in a cross-default on our other obligations, and the lenders or mortgagees may foreclose on our properties that secure their loans and receive an assignment of rents and leases; and

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  foreclosures could create taxable income without accompanying cash proceeds, a circumstance which could hinder our ability to meet the REIT distribution requirements imposed by the Code.

We are subject to risks associated with the general development of housing properties, including those associated with construction, lease-up, financing, real estate tax exemptions, cost overruns and delays in obtaining necessary approvals, and the risk that we may be unable to meet schedule or performance requirements of our contracts.

        We intend to continue to acquire and manage student housing properties, and to develop, construct, renovate and manage military housing properties under our privatization projects, in accordance with our business plan. We also may develop student housing properties in the future. These activities may include the following risks:

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  construction/renovation costs of a property may exceed original estimates, possibly making the development uneconomical;

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  occupancy rates and rents at newly completed student housing properties or military housing properties may be insufficient to make the properties profitable to us or to provide sufficient cash flows to fund future development, construction or renovation periods;

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  acceptable financing may not be available on favorable terms for development or acquisition of a property;

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  leasing of a property may take longer than expected;

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  development efforts may be abandoned;

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  obtaining real estate tax exemptions acceptable to the DoD; and

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  new construction may not be completed on schedule, resulting in increased debt service expense and development costs, delayed leasing and possible termination of our management contracts (particularly with respect to our military housing privatization projects).

        In addition, any new development or management activities, regardless of whether or not they are ultimately successful, typically will require a substantial portion of the time and attention of our management. Development and management activities are also subject to risks relating to the inability to obtain, or delays in obtaining, the necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations.

        The development and operation of real estate projects entails certain risks, including risks that costs of a project may exceed original estimates, and that the project will fail to conform to building plans, specifications and timetables, which may in turn be affected by strikes, weather, government regulations and other conditions beyond our control. In addition, we may become liable for injuries and accidents occurring on our properties and for environmental liabilities related to our property sites.

Specific Risks Related to Our Student Housing Business

Virtually all of our student housing leases, which typically have a 12-month lease term, will become subject to renewal with existing student residents or lease-up with new student residents during the two months of July and August of each year, which coincides with the start of the academic year at colleges and universities. If we are unable to renew or lease-up our student housing properties during these two months, our chances of leasing these properties during subsequent months is reduced, and correspondingly, our rents and operating results will be adversely affected.

        As a result of the student demand for rental housing during the two months prior to the beginning of the academic year at colleges and universities, which typically lasts from July through August, we generally lease our student housing properties to students under 12-month leases during this period. During this lease-up period, we typically will execute the majority of our leases for student housing units and therefore are dependent on the effectiveness of the marketing efforts of our on-site management teams. Because the terms of these leases will end at, or near the same time, we must re-lease the majority of our student housing units during this limited timeframe. If our marketing and leasing efforts are unsuccessful during this limited lease-up period, we may be unable to lease a substantial majority of our student housing units. Consequently, the failure to adequately market and lease-up our properties could have a material adverse effect on our operating results and financial condition.

We face significant competition from university-owned on-campus student housing, from other off-campus student housing properties and from traditional multi-family housing located within close proximity to colleges and universities.

        On-campus student housing has certain inherent advantages over off-campus student housing in terms of physical proximity to the university campus and integration of on-campus facilities into the academic community. Colleges and universities can generally avoid real estate taxes and borrow funds at lower interest rates than us and other private owners and operators. We also compete with national and regional owner-operators of off-campus student housing in a number of markets as well as with smaller local owner-operators.

        Currently, the industry is fragmented with no participant holding a significant market share. We directly will compete with a number of student housing complexes that are located near or in the same general vicinity of many of the properties that we will acquire in our formation transactions. These competing student housing complexes may be newer than our properties, located closer to campus, charge less rent, possess more attractive amenities or offer more services or shorter terms or more flexible leases.

        Rental income at a particular property could also be affected by a number of other factors, including the construction of new on-campus and off-campus residences, increases or decreases in the general levels of rents for housing in competing communities, increases or decreases in the number of students enrolled at one or more of the colleges or universities in the property's market and other general economic conditions.

        We believe that a number of other large national companies with substantial financial and marketing resources may be potential entrants in the student housing business. The entry of one or more of these companies could increase competition for students and for the acquisition, development and management of other student housing properties.

If we are unable to purchase the student housing properties that we have identified in connection with the use of proceeds from this offering, we may be unable to successfully execute our business plan.

        We intend to use a portion of the net proceeds from this offering to fund the cash portion of the purchase price of various student housing properties. The purchase agreements or non-binding letter of intent covering these properties may include provisions that require us to complete the acquisition of the properties no later than a specified date (which will generally be 30 days from the expiration of a due diligence period). In addition, we may be required to obtain consents from various lenders or other third parties prior to completing the acquisitions of these properties. If we are unable to effect the purchase of these properties under the terms of the agreements, we may lose initial deposit monies that we have provided to the sellers, or we may be required to renegotiate the purchase agreements on terms less favorable to us. In addition, we may be unable to complete the acquisition of these properties due to a variety of factors, such as our completion of satisfactory due diligence and, with respect to the letter of intent, the execution of a definitive agreement or, with regard to development properties, the timing of the property construction and availability for leasing. If we are unable to complete the acquisition of these properties within our anticipated timeframe or at all, we may be required to identify and secure the purchase of additional properties through investment of our offering proceeds. In this event, we cannot assure you that we would be able to identify additional properties on terms acceptable to us or without significant delays. As a result, our ability to achieve the anticipated returns on our initial student housing portfolio and our ability to successfully execute our business plan would be adversely affected.

Our student housing operations may be adversely affected by changing university admission and housing policies and our inability to maintain relationships with local colleges and universities.

        A change in university admission policies could adversely affect our ability to lease our student housing properties. For example, if a university reduces the number of student admissions or requires that a certain class of students (e.g., freshmen) live in a university-owned facility, the demand for beds at our properties may be reduced and our occupancy rates may decline. We may be unable to modify our marketing efforts to compensate for a change in a college's or university's admission policy prior to the commencement of the annual lease-up period or any additional marketing efforts may be unsuccessful.

        In addition, our ability to successfully lease our student housing properties depends on a number of factors, including maintaining good relationships with college and university communities (especially in connection with colleges and universities referring students to us) and our continued ability to attract student residents to our properties. Many colleges and universities assist their students in the identification of attractive student-friendly off-campus housing through the distribution of off-campus property materials and the recommendation of college- and university-approved off-campus housing properties on their websites. If colleges and universities change their policies on recommending off-campus student housing to their students, or cease distribution of off-campus student housing marketing materials to their students, our ability to attract student residents to lease and collect rents on our student housing properties could be adversely affected. Consequently, the failure to maintain relationships with local colleges and universities could have a material adverse effect on our student housing business.

We may be unable to successfully acquire and manage student housing properties on favorable terms.

        Our future growth will be dependent upon our ability to successfully acquire new properties on favorable terms. As we acquire additional properties, we will be subject to risks associated with managing new properties, including lease-up and integration risks. Newly acquired properties may not perform as expected and may have characteristics or deficiencies unknown to us at the time of acquisition. There can be no assurance that future acquisition opportunities will be available to us on terms that meet our investment criteria or that we will be successful in capitalizing on such opportunities. Our ability to capitalize on such opportunities will be largely dependent upon external sources of capital that may not be available to us on favorable terms, or at all.

        Our ability to acquire properties on favorable terms and successfully operate them may be exposed to the following significant risks:

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  potential inability to acquire a desired property because of competition from other real estate investors;

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  competition from other potential acquirers may significantly increase a property's purchase price;

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  we may be unable to finance an acquisition on favorable terms or at all;

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  we may have to incur significant capital expenditures to improve or renovate acquired properties;

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  we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations;

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  market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

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  we may acquire properties subject to liabilities but without any recourse, or with only limited recourse, to the sellers, or with liabilities that are unknown to us, such as liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of our properties and claims for indemnification by members, directors, officers and others indemnified by the former owners of our properties.

        Our failure to finance property acquisitions on favorable terms, or operate acquired properties to meet our financial expectations, could adversely affect our financial condition and results of operations.

The lenders of certain non-recourse indebtedness that we assume could have recourse against us for the full amounts of their loans under certain circumstances.

        In connection with our formation and pending transactions, we have assumed or will assume mortgage debt, which as of June 30, 2004 aggregated $210.3 million in principal amount, secured by the properties that we have acquired or will acquire in our formation and pending transactions, and we expect to incur an additional $107.6 million of mortgage debt secured by the properties that we own as of the date of this prospectus. In general, mortgage debt is non-recourse to the respective borrower and will be non-recourse to us. However, the terms of each of the loans to which the mortgage debt relates include provisions that enable the lender to have recourse to the borrower generally if the borrower misrepresented certain facts or committed fraud. If one or more of the borrowers under these loans committed these acts, the lenders could have recourse against us for the full amount of the mortgage debt outstanding under their loans, which could adversely affect our liquidity and financial condition.

Specific Risks Related to our Military Housing Business

We rely on key partners and contractors in connection with the construction and development of our military housing privatization projects, and our inability to maintain these relationships or to engage new partners or subcontractors under commercially acceptable terms to us could impair our ability to successfully complete the construction and development of our military housing projects and to obtain new military housing privatization projects.

        We are dependent upon our relationships with partners and subcontractors in connection with the construction, renovation and development of our military housing privatization projects. Particularly, our management team has relationships with Centex Construction Company, Inc. and The Benham Companies. Subject to the terms of our agreements with these construction, renovation and design partners and contractors, both Centex and Benham provide services to us for those military housing privatization projects in which they are involved. To the extent that we are unable to maintain our relationships with these partners and contractors or to engage new partners and contractors under commercially acceptable terms to us, our ability to complete a project in a timely fashion, or at a profit, may be impaired. If the amount we are required to pay for these services exceeds the amount we have estimated in bidding for military housing privatization projects or other fixed-price work, we could experience losses in the performance of these projects. In addition, if a partner or subcontractor is unable to deliver its services according to our negotiated terms with them for any reason, including the deterioration of its financial condition, another subcontractor must be obtained to perform the services, potentially at a higher price. This may result in the significant delay or additional costs associated with performance under our military housing privatization projects, the adverse effect on our operating results through a reduction in the profit to be realized, or the recognition of a loss on a project for which the services were needed. In addition, if we are unable to successfully manage the provision of services by our partners and contractors, we may not be awarded future military housing projects.

We are subject to the risks associated with being a government contractor, such as the government's discontinuance of federal funding for some or all of its military housing privatization projects and our ability to win new military housing privatization projects through a competitive bidding process.

        We are subject to risks associated with government contracting. The DoD, pursuant to its authority granted under the 1996 National Defense Authorization Act, has approved to date the award of military housing projects to private owners with respect to 52 projects, and the future award of an additional 41 projects. The MHPI legislative authority granted to the DoD to approve the government funding of privatization projects is scheduled to expire in 2012, unless such authority is otherwise extended or permanently approved by Congress. The legislation authorizing the DoD to undertake the MHPI included a provision capping the amount of appropriated funds that the DoD (including all of the military branches) could expend to carry out the program. This funding is used, in part, for the DoD administrative support to conduct competitions and administer the program. The MHPI originally allocated $850 million in 1996, which nearly has been exhausted. The DoD expects to reach this funding cap in the fall of 2004, necessitating that Congress act to either lift the cap entirely or raise it to a level that will allow the DoD to continue the MHPI. The fiscal year 2005 Defense Authorization Bill currently includes language that will eliminate the $850 million funding cap. However, this bill still requires signature of the President and we can provide no assurance that the President will sign the bill or that the authority under the bill will be extended or permanently approved in the future. In addition, any Congressional action to reduce budgetary spending by the DoD could limit the continued funding of these private-sector projects and could limit our ability to obtain additional privatization projects, which would have a material adverse effect on our business. The risks of government contracting also include the risk of civil and criminal fines and the risk of public scrutiny of our performance at high profile sites.

        In addition, privatization projects are currently awarded pursuant to a competitive bidding process, which differs procedurally with respect to each U.S. military branch. Generally, after a proposed site has been identified by a military branch for privatization, prospective companies must submit a proposal complying with specified guidelines demonstrating that the company will be able to successfully complete the project in accordance with the government requirements. The project winner is awarded the exclusive right to develop, construct, renovate and manage family housing at a military base throughout the duration of the ground lease, typically for a 50-year period. The competition pursuing privatization projects currently consists of a small, distinguished list of national and international developers, owners and operators of commercial and residential real estate. We cannot predict whether the number of companies that we compete against for the award of privatization projects will increase significantly in the future, or that we will be able to effectively compete against other private owners for projects awarded in the future.

        The termination of the DoD's authority to grant private sector privatization projects, the reduction of government funding for such projects and our inability to effectively compete for the award of future projects could have a material adverse effect on our military housing business, and correspondingly, on our operating results and financial condition.

If a military base for which we own and operate a military housing privatization project experiences a reduction of troops or is closed under Base Realignment and Closure, or BRAC, our operating revenues from the project and the value of our equity interest in the project may be reduced.

        We cannot assure you that the military bases where we have military housing projects will remain active or that their functions and/or staffing levels will not be materially reduced such that we will be unable to lease military housing units to members of the U.S. military. The DoD has, from time to time, closed military bases, and realigned and/or reduced the functions and staffing levels at certain bases.

        As part of the DoD's substantial reduction in the size of the U.S. military following the end of the Cold War, the federal government undertook four rounds of BRAC beginning in 1988, and again in 1991, 1993 and 1995. The fifth round of BRAC began in 2004 and may culminate in the latter half of 2005 with a list of additional bases recommended for realignment or closure. The BRAC law sets out a process that includes specific dates for government action and the creation of an independent commission appointed by the President. This commission analyzes the list of proposed bases provided by the DoD and makes recommendations to the President regarding the list. The final list of bases subject to BRAC should, if the full process proceeds as set forth in the Defense Base Closure and Realignment Act of 1990, as amended, be completed by the end of 2005.

        If a base for which we maintain a privatization project is identified for realignment or closure, our main source of tenants, members of the U.S. military and their families, will not continue to require housing at or near the base, resulting in a decreased rental revenue stream. This in turn may jeopardize our ability to collect future fees, and the value of our equity interest in the project could be adversely affected due to a reduction in its scope, to the extent that we are unable to re-lease any vacant units.

        In addition, it is inherent in the nature of military service that each and every member of the U.S. military may be deployed and stationed away from a particular base for an extended period of time or permanently be reassigned to another base. As a result of such absences, dependents may move out of military housing facilities resulting in vacant housing units to be managed and re-leased by us. Typical military housing lease agreements, which have a one-year lease term and continue month-to-month thereafter, provide that a military resident may terminate a lease and be released from any further obligations under the lease upon receipt of orders requiring the resident to be deployed or temporarily or permanently stationed away from the base for more than 90 days by providing us with proof of orders and an appropriate letter from the resident's commanding officer. If we are unable to re-lease these vacant units, the rental revenues derived from the project will decrease, and we may be unable to appropriately fund our continuing obligations, including, but not limited to, construction and renovation of units throughout the term of the project. We also may be unable to receive the projected, or any, return on our investment in the project.

        If there are significant numbers of base closures, force reductions or troop deployments that affect our existing military housing projects, we may be unable to achieve the anticipated operating revenues to be derived from these projects and our results of operations may be adversely affected.

If Congress does not approve appropriations each year relating to the provision of the BAH paid to members of the U.S. military, which is the primary source of rental revenues under our military housing privatization projects, or if BAH were eliminated, our operating revenues and projected returns on investments from our military housing projects would be significantly reduced.

        Each year Congress must appropriate a budget for BAH for all of the branches of the U.S. military. We cannot assure you that such appropriations will be made in any given year, the appropriation each year will occur on a timely basis, or the amount of BAH appropriated will be sufficient to keep up with escalations in cost of living expenses. Moreover, we cannot assure you that the method of calculation, timing of payment, analysis of comparable market rents, cost of living increases or other issues affecting the amount and receipt of BAH by members of the U.S. military will not change from time to time, with possible materially adverse consequences for the amount of operating revenues generated by our military housing projects. The foregoing description of BAH is based on current law and DoD procedures. Congress can change the law and the DoD can revise its procedures at any time. We cannot assure you that such changes will not be made and, if changes are made, such changes may have a material adverse effect on the level of our operating revenues generated by our privatization projects.

The joint ventures that own our military housing privatization projects have high leverage ratios which could cause us to lose cash flows and our investments in those projects if the joint ventures are unable to pay their debt service obligations.

        Typically, up to 90% of the capitalization of the joint ventures that own our military housing privatization projects is debt, which is not required to be consolidated with our operations and therefore is not reflected on our balance sheet. As a result of the high leverage ratios of these joint ventures, reductions in their revenues could impair their ability to service their debt. For example, if the BAH paid to members of the U.S. military is reduced, the personnel is reduced at the bases where our projects are located or these bases are closed, the revenue generated by these joint ventures could decrease. If any of these joint ventures cannot service its indebtedness, we would not be paid our development, construction, renovation and/or management fees, which would adversely affect our operating results. We also could lose our entire equity and other investment in the project, which could adversely affect our financial condition.

The Congressional Budget Office, or CBO, has advocated a methodology for determining the annual level of federal funding available to the DoD that, if adopted, may adversely impact the funding of future military housing privatization projects and, as a result, may inhibit the growth of our military housing business.

        The U.S. government uses an accounting methodology to allocate budget expenditures to federal agencies for a given year that is referred to as "scoring." There are often disputes between the CBO, which is an arm of Congress, and the Office of Management and Budget, or the OMB, which is an arm of the White House, over the proper methodology to be used for scoring. These disputes directly impact the viability of programs such as the MHPI. Whereas the OMB scores a military housing privatization project by accounting for the DoD's initial equity requirements and other direct governmental monetary obligations for the project (e.g., government-provided debt guarantees and third-party expenses paid directly by the DoD for a project) over the term of a project, the CBO has taken the position that the MHPI should be scored to include, in the first year of a project, all such obligations as well as all of the BAH attributable to a project during the 50-year term. Under the CBO's scoring method, Congress' appropriations for the award of projects under the MHPI would be depleted more quickly than under the scoring methodology currently utilized under the MHPI.

        In past years, the CBO's scoring method has not been accepted by Congress to allow the MHPI to proceed under the current scoring methodology employed by the OMB, which does not "front-load" the DoD's equity requirements and other monetary obligations for a project in the manner advocated by the CBO. However, given the political and economic dynamics this election year, it has yet to be resolved whether the CBO's position will be adopted by Congress. If the scoring methodology proposed by the CBO is adopted, there may be a lack of government funding for the military housing privatization projects targeted for future award by the DoD, and the market opportunity presented by future projects would be affected adversely.

Our ability to earn development, construction/renovation and management fees, including related incentive fees, depends on the joint ventures that own our military housing privatization projects achieving specified operating milestones and thresholds.

        The joint ventures that own our military housing privatization projects derive substantially all of their revenues from the BAH of their tenants. This revenue is then paid out by the joint ventures according to a distribution "waterfall" plan set forth in the joint ventures' governing documents. Other than the standard management fee we earn, which is typically 2% to 3% of the BAH-related project revenues, and other disbursements, such as routine maintenance, utilities, taxes and insurance, no funds are available to be paid out to us until the joint ventures' debt service obligations are satisfied. Thereafter, we only earn incentive management fees, preferential and other returns and on-going construction/renovation and development fees if the joint venture achieves operating milestones and thresholds specified in their governing documents. We cannot assure you that the joint ventures will achieve these operating milestones and thresholds, or that if the joint ventures achieve these milestones and thresholds, that funds will remain to pay incentive management fees, preferential and other returns and on-going construction/renovation and development fees. If the joint ventures fail to achieve these milestones and thresholds or, if funds are not available to pay incentive management fees, preferential and other returns and on-going construction/renovation and development fees, the operating results of our military housing business will suffer.

If we are unable to close the military housing privatization projects that are under exclusive negotiations with the U.S. military, we would be unable to recover any costs incurred during this exclusivity period.

        When we are initially selected for a military housing privatization project through the bidding process, we receive only the right to enter into exclusive negotiations with the applicable U.S. military branch, and the award of the project to us is subject to final approval from the U.S. military branch and Congress. During this exclusivity period, which typically lasts between six months to one year, we will develop and present our plans to develop, construct, renovate and manage the project and may incur significant costs during this process. These costs include, among other things, surveyors, equipment, vehicles, on-site personnel salary and wages, inventory, and office and administrative set-up costs.

        We cannot assure you that we will receive final approval from Congress on the award of any projects currently under exclusive negotiations, or that the U.S. military branch will not decide to award the project to a competitor at the end of our exclusive negotiations. If we do not receive final approval on the award of the project to us from the U.S. military branch or Congress, we may be unable to recover all of the costs that we have incurred during the exclusivity period through our general military housing operations. For example, in December 2001, one of our predecessor entities was awarded the right for exclusive negotiations with the Department of the Navy on the Stewart Terrace project located in New Windsor, New York. After 18 months and our spending in excess of $1.1 million in costs during this exclusivity period, the mutual decision was made by the Department of the Navy and us not to pursue the project due to unfavorable market conditions. We did not recover any of the $1.1 million in costs that we had incurred in connection with this project. In addition, we anticipate that by the time of the projected closing for each of the three military housing privatization projects that are currently in varying stages of exclusive negotiations, Navy Northeast, Fort Eustis/Story and Fort Bliss/White Sands Missile Range, we will have spent approximately $7.7 million, $1.6 million and $2.5 million, respectively, in costs, some or all of which we may not recover if we do not receive final approval on the award of these projects. Our failure to recover costs that we incur in connection with military housing privatization projects that are under exclusive negotiations may cause the operating results of our military housing business to be adversely affected.

Risks Relating to Our Organization and Structure

Our board of trustees may authorize the issuance of additional shares that may cause dilution.

        Our declaration of trust authorizes our board of trustees, without shareholder approval, to:

  •
  amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that we have the authority to issue;

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  authorize the issuance of additional common or preferred shares, or units of our operating partnership which may be convertible into common shares; and

  •
  classify or reclassify any unissued common shares or preferred shares and to set the preferences, rights and other terms of such classified or reclassified shares, including the issuance of preferred shares that have preference rights over the common shares with respect to dividends, liquidation, voting and other matters or common shares that have preference rights with respect to voting.

        The issuance of additional shares could be substantially dilutive to our existing shareholders.

Our board of trustees may approve the issuance of a class or series of common or preferred shares with terms that may discourage a third party from acquiring us.

        Our board of trustees may classify or reclassify any unissued common or preferred shares and establish the preferences and rights (including the right to vote, participate in earnings and convert into common shares) of any such preferred shares. Thus, our board of trustees could authorize the issuance of a class or series of common or preferred shares with terms and conditions which could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of the common shares might receive a premium for their shares over the then current market price of our common shares. See "Description of Shares—Power to Reclassify Shares."

Our rights and the rights of our shareholders to take action against our trustees and officers are limited, which could limit your recourse in the event of actions taken that are not in your best interests.

        Our declaration of trust authorizes us and our bylaws require us to indemnify and advance expenses to our trustees and officers for actions taken by them in those capacities to the fullest extent permitted by Maryland law. In addition, our declaration of trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

  •
  a final judgment based upon a finding of active and deliberate dishonesty by the trustee or officer that was material to the cause of action adjudicated.

        As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist. See "Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Limitation of Liability and Indemnification."

Our ownership limitations may restrict business combination opportunities.

        To qualify as a REIT under the Code, no more than 50% of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain types of entities) during the last half of each taxable year (other than our first REIT taxable year). To preserve our REIT qualification, our declaration of trust prohibits, subject to certain exceptions, direct or indirect ownership (including by virtue of applicable constructive ownership rules) by any person of more than 7.1% of our outstanding common shares (as determined by reference to number or value, whichever is more restrictive), other than (i) Gary M. Holloway and certain related persons, who are permitted in the aggregate to own up to 20% of the number or value of our outstanding common shares, whichever is more restrictive, (ii) Steven Roth and certain related persons, who are permitted in the aggregate to own up to 8.5% of the number or value of our common shares, whichever is more restrictive and (iii) Vornado Realty L.P., certain persons related to Vornado Realty L.P., certain of transferees or assignees of Vornado Realty L.P. or related persons and affiliates of such transferees or assignees, to which no ownership limit applies. Generally, common shares owned by affiliated owners will be aggregated for purposes of the ownership limitation. The definition of "person" in our declaration of trust is broader than the definition of "individual" that applies under the Code for purposes of the REIT qualification requirement that no more than 50% of our outstanding shares of beneficial interest be owned, directly or indirectly, by five or fewer individuals. As a result, our declaration of trust will prohibit share ownership in some circumstances where the ownership would not cause a violation of the REIT ownership requirement. Any transfer of our common shares that would violate the ownership limitation under our declaration of trust will be null and void, and the intended transferee will acquire no rights in such shares. Instead, such common shares will be designated as "shares-in-trust" and transferred automatically to a trust effective on the day before the purported transfer of such shares. The beneficiary of a trust will be one or more charitable organizations named by us. The ownership limitation could have the effect of delaying, deterring or preventing a change in control or other transaction in which holders of common shares might receive a premium for their common shares over the then current market price or which such holders might believe to be otherwise in their best interests. The ownership limitation provisions also may make our common shares an unsuitable investment vehicle for any person seeking to obtain, either alone or with others as a group, ownership of more than 7.1% in number or value, whichever is more restrictive, of our outstanding common shares.

Gary M. Holloway, our president, chief executive officer and chairman of our board of trustees, and other trustees and executive officers may experience conflicts of interest in connection with their ownership interests in our operating partnership.

        Certain of our executive officers and trustees, including Gary M. Holloway, may experience conflicts of interest relating to their ownership interests in our operating partnership and their ownership interests in certain student housing properties for which we have agreements to provide management services. With regard to ownership interests in our operating partnership, upon completion of this offering, Mr. Holloway will beneficially own a        % limited partnership interest in our operating partnership, our executive officers, Bruce F. Robinson, Joseph M. Coyle, John DeRiggi and                        collectively will own a        % limited partnership interest in our operating partnership and one of our trustee nominees, Denis J. Nayden, will beneficially own a    % limited partnership interest in our operating partnership through an indirect ownership interest in the Fort Carson military housing privatization project. Conflicts may arise as a result of these persons' ownership interests in our operating partnership to the extent that their interests as limited partners diverge from the interests of GMH Communities Trust, particularly with regard to transactions, such as sales of assets or the repayment of indebtedness, that could be in the best interests of GMH Communities Trust and its shareholders but may have adverse tax consequences to the limited partners in our operating partnership.

Gary M. Holloway may have conflicts of interest as a result of his ownership of an entity that provides services to us, leases space from us and to which we will provide property management consulting services.

        Mr. Holloway owns a 100% equity interest in GMH Capital Partners, LP, an entity that provides property management services for office, retail, industrial, multi-family and corporate properties as well as general contracting and construction management services and acquisition, disposition and development services. Following completion of this offering, GMH Capital Partners, LP will not be contractually prohibited from competing with us and will engage in the management of certain student housing properties. We will provide consulting services to GMH Capital Partners, LP relating to property management services that GMH Capital Partners will provide for six student housing properties. In addition, GMH Capital Partners, LP will lease space in our corporate headquarters, which we will acquire upon completion of this offering. As a result of the ongoing ownership interests that Mr. Holloway will own in GMH Capital Partners, LP, there may be conflicts of interest with regard to the terms that we enter into pursuant to our management agreements for these properties, and terms under our lease to GMH Capital Partners, LP. In addition, we may engage GMH Capital Partners, LP to provide certain of its services for us.

Our executive officers and one of our trustees may have conflicts of interest as a result of their profits interests in some of the student housing properties we have or will have under management.

        Mr. Holloway and one of our trustees and executive officers may experience conflicts of interest with respect to profits interests that they currently hold in student housing properties that we do not own but for which we currently provide or expect to provide management services or consulting services. Specifically, Mr. Holloway currently owns a 20% equity interest in the limited partnership that, through a joint venture, owns The Commons, a student housing property located near Auburn University in Alabama and our executive officers and certain of their affiliates collectively hold profits interests totaling 37.4% of the gain, if any, realized by Mr. Holloway upon sale of the property. Mr. Holloway also owns a 10% equity interest in the entities that own each of The Landings, located in Austin, Texas, State College Park and Nittany Crossings, both of which are located in State College, Pennsylvania, and one of our trustees and executive officers, collectively hold profits interests totaling 14.1% of the gain, if any, realized by Mr. Holloway upon sale of each of these properties. The conflicts of interest could adversely affect our business to the extent that our trustees' and executive officers' interests in these properties diverge from the interests of GMH Communities Trust. Also, Mr. Holloway and one of our trustees and executive officers may have conflicts of interest with regard to the terms that we enter into pursuant to our management agreements for these properties or the consulting agreement that covers The Commons.

One of our trustees may have a conflict of interest as a result of his affiliation with one of our lenders.

        Denis J. Nayden, one of our trustee nominees, is a senior vice president of General Electric Company, which is the parent company of General Electric Capital Corporation. We have incurred, and expect to incur, from General Electric Capital Corporation, indebtedness secured by properties and other assets that we own or will acquire. Because Mr. Nayden will have a fiduciary duty to our shareholders, he could experience conflicts of interest between these fiduciary duties to us and our shareholders and his duties to General Electric Company.

Some of our executive officers and trustees have other business interests that may hinder their ability to allocate sufficient time to the management of our operations, which could jeopardize our ability to execute our business plan.

        Some of our executive officers and trustees have other business interests that may hinder their ability to spend adequate time on our business. Upon completion of this offering, Mr. Holloway will retain ownership interests in GMH Capital Partners, LP, an entity that we did not acquire in our formation transactions, and other entities. These entities provide various property management services for office, retail, industrial, multi-family and corporate properties as well as general contracting and construction management services and acquisition, disposition and development services. Mr. Holloway's employment agreement permits him to continue to provide management and other services to this entity and the provision of such services may reduce the time Mr. Holloway is able to devote to our business.

Maryland law may discourage a third party from acquiring us.

        Maryland law provides broad discretion to our board of trustees with respect to its duties in considering a change in control of our company, including that our board is subject to no greater level of scrutiny in considering a change in control transaction than with respect to any other act by our board.

        The Maryland Business Combination Act restricts mergers and other business combinations between our company and an interested shareholder. An "interested shareholder" is defined as any person who is the beneficial owner of 10% or more of the voting power of our common shares and also includes any of our affiliates or associates that, at any time within the two year period prior to the date of a proposed merger or other business combination, was the beneficial owner of 10% or more of our voting power. A person is not an interested shareholder if, prior to the most recent time at which the person would otherwise have become an interested shareholder, our board of trustees approved the transaction which otherwise would have resulted in the person becoming an interested shareholder. For a period of five years after the most recent acquisition of shares by an interested shareholder, we may not engage in any merger or other business combination with that interested shareholder or any affiliate of that interested shareholder. After the five year period, any merger or other business combination must be approved by our board of trustees and by at least 80% of all the votes entitled to be cast by holders of outstanding voting shares and two-thirds of all the votes entitled to be cast by holders of outstanding voting shares other than the interested shareholder or any affiliate or associate of the interested shareholder unless, among other things, the shareholders (other than the interested shareholder) receive a minimum price for their common shares and the consideration received by those shareholders is in cash or in the same form as previously paid by the interested shareholder for its common shares. Our board of trustees will adopt a resolution, to be reflected in our bylaws, providing that we will opt out of the applicability of the Maryland Business Combination Act. However, our board of trustees may opt at any time, without the approval of our shareholders, to make the statute applicable to us. To the extent it applies, the business combination statute could have the effect of discouraging offers from third parties to acquire us and increasing the difficulty of successfully completing this type of offer. See "Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws—Business Combinations."

        Additionally, the "control shares" provisions of the MGCL are applicable to us as if we were a corporation. These provisions eliminate the voting rights of shares acquired in quantities so as to constitute "control shares," as defined under the MGCL. Our bylaws will provide that we are not bound by the control share acquisition statute. However, our board of trustees may opt to make the statute applicable to us at any time, and may do so on a retroactive basis. See "Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Control Share Acquisitions."

We depend on the business relationships and experience of Gary M. Holloway, the loss of whom could threaten our ability to execute our strategies.

        We depend on the services of Gary M. Holloway, our president, chief executive officer and chairman of our board of trustees, to carry out our business strategies. If we were to lose Mr. Holloway, it may be more difficult to locate attractive acquisition targets and manage the properties that we acquire. Additionally, as we expand, we will continue to need to attract and retain qualified additional senior executive officers. The loss of the services of any of our senior executive officers, or our inability to recruit and retain qualified personnel in the future, could have a material adverse effect on our business and financial results.

Our executive officers have agreements that provide them with benefits in the event their employment is terminated by us without cause, by the executive for good reason, or under certain circumstances following a change of control of our company.

        We have entered into agreements with our executive officers that provide them with severance benefits if their employment is terminated by us without cause, by them for good reason (which includes, among other reasons, failure to be elected to the board with respect to Mr. Holloway's agreement, and any election by us not to renew our agreements with Messrs. Holloway, Robinson and

Coyle), or under certain circumstances following a change of control of our company. Certain of these benefits and the related tax indemnity could prevent or deter a change of control of our company that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.

Our board of trustees may alter our investment policies at any time without shareholder approval, and the alteration of these policies may adversely affect our financial performance.

        Our major policies, including our policies and practices with respect to investments, financing, growth, debt, capitalization, REIT qualification and distributions, are determined by our board of trustees. Our board of trustees may amend or revise these and other policies from time to time without a vote of our shareholders. Accordingly, our shareholders will have limited control over changes in our policies.

        We have set a targeted range for the amount of indebtedness that we incur from time to time. This target ratio may be amended or waived at any time without shareholder approval and without notice to our shareholders. In addition, our declaration of trust and bylaws do not limit the amount of indebtedness that we or our operating partnership may incur. If we become highly leveraged, then the resulting increase in debt service could adversely affect our ability to make payments on our outstanding indebtedness and harm our financial condition.

Through a wholly owned subsidiary, we will be the sole general partner of our operating partnership upon completion of this offering, and, should the subsidiary be disregarded, we could become liable for the debts and other obligations of our operating partnership beyond the amount of our investment.

        Through our wholly owned subsidiary, GMH Communities GP Trust, we will be, upon completion of this offering, the sole general partner of our operating partnership, GMH Communities, LP, and also own      % of the limited partnership interests in our operating partnership. If GMH Communities GP Trust were disregarded as the general partner, we would be liable for our operating partnership's debts and other obligations. In such event, if our operating partnership is unable to pay its debts and other obligations, we will be liable for such debts and other obligations beyond the amount of our investment in our operating partnership. These obligations could include unforeseen contingent liabilities.

Risks Relating to Real Estate Investments

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our targeted properties and harm our financial condition.

        Real estate investments are relatively illiquid. Our ability to quickly sell or exchange any of our student housing or military housing properties in response to changes in economic and other conditions will be limited. No assurances can be given that we will recognize full value for any property that we are required to sell for liquidity reasons. Our inability to respond rapidly to changes in the performance of our investments could adversely affect our financial condition and results of operations.

Our targeted properties may not achieve forecasted results or we may be limited in our ability to finance future acquisitions, which may harm our financial condition and operating results, and we may not be able to make the distributions required to maintain our REIT status.

        Acquisitions and developments entail risks that investments will fail to perform in accordance with expectations and that estimates of the costs of improvements necessary to acquire, develop and manage properties will prove inaccurate, as well as general investment risks associated with any new real estate investment. We anticipate that, after the use of the proceeds of this offering, acquisitions and developments will largely be financed through externally generated funds such as borrowings under credit facilities and other secured and unsecured debt financing and from issuances of equity securities. Because we must distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and by excluding net capital gain, each year to maintain our qualification as a REIT, our ability to rely upon income from operations or cash flow from operations to finance our growth and acquisition activities will be limited. Accordingly, if we are unable to obtain funds from borrowings or the capital markets to finance our acquisition and development activities, our ability to grow would likely be curtailed, amounts available for distribution to shareholders could be adversely affected and we could be required to reduce distributions, thereby jeopardizing our ability to maintain our status as a REIT.

        Newly-developed or newly-renovated properties do not have the operating history that would allow our management to make objective pricing decisions in acquiring these properties (including properties that may be acquired from certain of our executive officers, trustees and their affiliates). The purchase prices of these properties will be based in part upon projections by management as to the expected operating results of such properties, subjecting us to risks that these properties may not achieve anticipated operating results or may not achieve these results within anticipated time frames.

If we suffer losses that are not covered by insurance or that are in excess of our insurance coverage limits, we could lose investment capital and anticipated profits.

        We intend to purchase general liability insurance that will provide coverage for bodily injury and property damage to third parties resulting from our proposed ownership of the properties that will be leased to, and occupied by, our prospective residents. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, wars and acts of terrorism, that may be uninsurable or not insurable at a price we or our prospective residents can afford. Inflation, change in building codes and ordinances, environmental considerations and other factors also might make it impracticable to use insurance proceeds to replace a property after it has been damaged or destroyed. Under these circumstances, the insurance proceeds we receive might not be adequate to restore our economic position with respect to the affected property. If any of these or similar events occur, it may reduce our return from the property and the value of our investment.

Capital expenditures for property renovation may be greater than forecasted and may adversely impact rental payments by our residents and our ability to make distributions to shareholders.

        Properties, particularly those that consist of older structures, have an ongoing need for renovations and other capital improvements, including periodic replacement of furniture, fixtures and equipment. Renovation of properties involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other properties. All of these factors could adversely impact rental payments by our residents, have a material adverse effect on our financial condition and results of operations, and adversely affect our ability to make distributions to our shareholders.

All of our student housing properties are subject to property taxes, and some of our military housing properties may be subject to property taxes. If these taxes were to be significantly increased by applicable authorities in the future, our operating results and ability to make distributions to our shareholders would be adversely affected.

        Our student housing properties are subject to real and personal property taxes, and some of our military housing properties may be subject to real and personal property taxes, that may increase as property tax rates change and as the properties are assessed or reassessed by taxing authorities. As the owner of the properties, we will be responsible for payment of the taxes to the government. Increases in property tax rates may adversely affect our operating results and our ability to make expected distributions to our shareholders.

Our performance and the value of our common shares will be affected by risks associated with the real estate industry.

        Our ability to make expected dividend payments to our shareholders and the value of our common shares depend largely on our ability to generate cash revenues in excess of expenses, debt obligations and capital expenditure requirements. Factors that may adversely affect our ability to generate cash revenues include:

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  changes in the national, regional and local economic climate;

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  rising level of interest rates;

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  local conditions such as an oversupply of, or a reduction in demand for, student and military housing;

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  increased operating costs, including insurance premiums, utilities and real estate taxes;

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  attractiveness of our properties to residents;

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  costs of complying with changes in governmental regulations; and

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  competition from other real estate developers of student housing and companies pursuing the award of future military housing privatization projects.

        In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which would adversely affect us.

As the owner and lessor of real estate, we are subject to risks under environmental laws, the cost of compliance with which, and any violation of which, could materially adversely affect us.

        Our operating expenses could be higher than anticipated due to the cost of complying with existing and future environmental and occupational health and safety laws and regulations. Various environmental laws may impose liability on a current or prior owner or operator of real property for removal or redemption of hazardous or toxic substances. Current or prior owners or operators may also be liable for government fines and damages for injuries to persons, natural resources and adjacent property. These environmental laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence or disposal of the hazardous or toxic substances. The cost of complying with environmental laws could materially adversely affect amounts available for distribution to our shareholders and could exceed the value of all of our properties. In addition, the presence of hazardous or toxic substances, or the failure of our residents to properly dispose of or remediate such substances, may adversely affect our residents or our ability to use, sell or rent such property or to borrow using such property as collateral which, in turn, could reduce our revenue and our financing ability. We intend to obtain Phase I environmental assessments on any properties we acquire, manage or develop. However, even if the Phase I environmental reports do not reveal any material environmental contamination, it is possible that material environmental liabilities may exist of which we are unaware.

        Although the leases for our student housing properties generally will require our student residents to comply with laws and regulations governing their operations, and to indemnify us for certain environmental liabilities that they create, the scope of their obligations may be limited. We cannot assure you that our student residents or their guarantors will be able to fulfill their indemnification obligations. In addition, environmental and occupational health and safety laws constantly are evolving, and changes in laws, regulations or policies, or changes in interpretations of the foregoing, could create liabilities where none exists today.

        With regard to our military housing properties, the federal government will not indemnify us for any environmental liability on these properties. As a result, we may be exposed to substantial liability to remove or remediate hazardous or toxic substances, which could materially adversely affect our financial condition and results of operation.

Future terrorist attacks in the U.S. could harm the demand for and the value of our properties.

        Future terrorist attacks in the U.S., such as the attacks that occurred in New York and Virginia on September 11, 2001, and other acts of terrorism or war, or threats of the same, could harm the demand for and the value of our properties. The military bases at which we have privatization projects may be terrorist targets. Also, certain of our properties are near universities which contain well-known landmarks and may be perceived as more likely terrorist targets than similar, less recognizable properties. A decrease in demand in our markets would make it difficult for us to renew or re-lease our properties at lease rates equal to or above historical rates.

        Terrorist attacks also could directly impact the value of our properties through damage, destruction, loss, or increased security costs, and the availability of insurance for such acts may be limited or may cost more. If we receive casualty proceeds, we may not be able to reinvest such proceeds profitably or at all, and we may be forced to recognize taxable gain on the affected property.

We may incur significant costs complying with the Americans with Disabilities Act and similar laws.

        Under the Americans with Disabilities Act of 1990, or ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Additional federal, state and local laws also may require modifications to our properties, or restrict our ability to renovate our properties. For example, the Fair Housing Amendments Act of 1988, or FHAA, requires apartment properties first occupied after March 13, 1990, to be accessible to the handicapped. We have not conducted an audit or investigation of all of our properties to determine our compliance. Noncompliance with the ADA or FHAA could result in the imposition of fines or an award or damages to private litigants and also could result in an order to correct any non-complying feature. We cannot predict the ultimate amount of the cost of compliance with the ADA, FHAA or any other legislation. If we incur substantial costs to comply with the ADA, FHAA or any other legislation, we could be materially and adversely affected.

We may incur significant costs complying with other regulations.

        The properties in our portfolio are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these various requirements, we might incur governmental fines or private damage awards. We believe that the properties in our portfolio are currently in material compliance with all applicable regulatory requirements. However, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that would materially and adversely affect us.

Risks Relating to this Offering

There is currently no public market for our common shares, and an active trading market for our common shares may never develop following this offering.

        There has not been any public market for our common shares prior to this offering. We will apply for listing of our common shares on the New York Stock Exchange in connection with this offering, however, an active trading market for our common shares may never develop or be sustained.

The market price and trading volume of our common shares may be volatile following this offering.

        Even if an active trading market develops for our common shares after this offering, the market price of our common shares may be highly volatile and subject to wide fluctuations. The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies' operating performances. These broad market fluctuations could reduce the market price of our common shares. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common shares. In addition, the trading volume in our common shares may fluctuate and cause significant price variations to occur.

        If the market price of our common shares declines significantly, you may be unable to resell your shares at or above the initial public offering price. We cannot assure you that the market price of our common shares will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common shares include:

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  the likelihood that an active market for our common shares will develop;

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  actual or anticipated variations in our quarterly operating results;

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  changes in our funds from operations or earnings estimates;

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  publication of research reports about us or the real estate industry;

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  increases in market interest rates may lead purchasers of our common shares to demand a higher dividend rate which, if our distributions do not rise, will mean our share price will fall;

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  changes in market valuations of similar companies;

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  adverse market reaction to any increased indebtedness we incur in the future;

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  additions or departures of key management personnel;

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  actions by institutional shareholders;

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  speculation in the press or investment community; and

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  general market and economic conditions.

Future offerings of debt securities, which would be senior to our common shares upon liquidation, and future offerings of equity securities, which would dilute our existing shareholders and may be senior to our common shares for the purposes of dividend distributions, may adversely affect the market price of our common shares.

        In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities, including commercial paper, medium-term notes, senior or subordinated notes and series of preferred shares or common shares. Upon our liquidation, holders of our debt securities and preferred shares and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common shares. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common shares, or both. Our preferred shares, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common shares bear the risk of our future offerings reducing the market price of our common shares and diluting their share holdings in us.

Common shares eligible for future sale may have adverse effects on our share price.

        We cannot predict the effect, if any, of future sales of common shares, or the availability of shares for future sales, on the market price of our common shares. Sales of substantial amounts of common shares (including, as of            , 2004, up to                        common shares issuable upon the conversion of units of our operating partnership and up to                 common shares issuable upon exercise of a warrant jointly issued by us and our operating partnership to an affiliate of Vornado Realty Trust in connection with our formation transactions), or the perception that these sales could occur, may adversely affect prevailing market prices for our common shares. Vornado Realty L.P. and its permitted transferees under a warrant issued in connection with our formation transactions and in connection with its contribution of a 90% interest in a student housing property, and FW Military Housing LLC in connection with its contribution of a 90% interest in our Fort Carson military housing project, have registration rights with respect to the common shares issuable under the warrant or upon redemption of limited partnership units in our operating partnership, which rights require that we register these shares for resale. See "Shares Eligible for Future Sale—Registration Rights." In addition, we anticipate filing a registration statement with respect to the restricted shares and the common shares issuable upon exercise of any options issued under our Equity Compensation Plan following this offering. We also may issue from time to time additional common shares or units of our operating partnership in connection with the acquisition of properties and we may grant additional demand or piggyback registration rights in connection with these issuances. Sales of substantial amounts of common shares or the perception that these sales could occur may adversely effect the prevailing market price for our common shares. In addition, the sale of these shares could impair our ability to raise capital through a sale of additional equity securities.

If you purchase common shares in this offering, you will experience immediate dilution.

        The offering price of our common shares is higher than the net tangible book value per share of our common shares outstanding upon completion of the offering. Accordingly, if you purchase common shares in this offering, you will experience immediate dilution of approximately $    in the net tangible book value per share of common shares. This means that investors who purchase shares in this offering will:

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  pay a price per share that exceeds the net tangible book value of our assets after subtracting our liabilities; and

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  in the aggregate, contribute 100% of the total amount of our equity funding but will own only    % of our fully-diluted equity interests.

        Moreover, to the extent that outstanding units of our operating partnership are converted into common shares, options or warrants to purchase our common shares are exercised, or options reserved for issuance are issued and exercised, each person purchasing common shares in this offering will experience further dilution. See "Dilution."

The consideration paid for the properties we acquired in our formation transactions and expect to acquire upon completion of this offering may exceed their total fair market value because we did not obtain recent independent appraisals of these properties.

        We did not obtain recent independent appraisals of the properties we acquired in our formation transactions and expect to acquire upon completion of this offering. The valuation methods used to determine the value of these assets were determined by our management team. Accordingly, the price paid to our former owners for their interests in our predecessor entities and for the properties that we acquired in connection with our formation transactions may exceed our properties' market value.

The market value of our common shares could decrease based on our performance and market perception and conditions.

        The market value of our common shares may be based primarily upon the market's perception of our growth potential and current and future cash dividends, and may be secondarily based upon the market value of our underlying assets. We expect the market price of our common shares to be influenced by the dividend on our common shares relative to market interest rates. Rising interest rates may lead potential buyers of our common shares to expect a higher dividend rate, which would adversely affect the market price of our common shares. In addition, rising interest rates would result in increased interest expense on our variable rate debt and adversely affect cash flow and our ability to service our indebtedness and make distributions to our shareholders.

Tax Risks Associated with Our Status as a REIT

If we fail to qualify for or lose our tax status as a REIT, we would be subject to significant adverse consequences and the value of our common shares may decline.

        Commencing with the beginning of our initial taxable year, we intend to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes under the Code. We intend to elect to be taxed as a REIT commencing with our taxable year ending on December 31, 2004. Our qualification as a REIT will depend on our ability to meet various requirements concerning, among other things, the ownership of our outstanding common shares, the nature of our assets, the sources of our income and the amount of our distributions to our shareholders. The REIT qualification requirements are extremely complex, and the interpretations of the federal income tax laws governing qualification as a REIT are limited. Accordingly, there is no assurance that we will be successful in operating so as to qualify as a REIT. Although we currently intend to ask the Internal Revenue Service for a private letter ruling on certain federal income tax issues raised by our activities, this private letter ruling, if granted, will not address all of our federal tax issues, including whether we generally satisfy the various requirements to be taxed as a REIT. The failure to obtain a favorable ruling on any of the issues covered in our ruling request, however, will not have a material impact on our structure or our business. At any time, new laws, regulations, interpretations or court decisions may change the federal tax laws relating to, or the federal income tax consequences of, qualification as a REIT. It is possible that future economic, market, legal, tax or other considerations may cause our board of trustees to revoke the REIT election, which it may do without shareholder approval.

        If we revoke, lose or fail to achieve our REIT status, we will face serious tax consequences that will substantially reduce the funds available for distribution because:

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  we would not be allowed a deduction for distributions to shareholders in computing our taxable income;

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  we would be subject to federal income tax at regular corporate rates, and we might need to borrow money or sell assets in order to pay any such tax;

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  we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

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  unless we are entitled to relief under statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify.

        In addition, if we fail to qualify as a REIT, we will not be required to pay dividends to shareholders, and all dividends to shareholders will be subject to tax to the extent of our current and accumulated earnings and profits. As a result of all of these factors, a failure to achieve, or a loss or revocation of our REIT status could have a material adverse effect on our financial condition and results of operations and would adversely affect the value of our common shares.

        In addition, in circumstances where we fail to qualify as a REIT, it is likely that we will also have failed to comply with the restrictions on our activities and those of the operating partnership that we agreed to with Vornado Realty L.P., in which case we would also be liable for any damages incurred by Vornado Realty L.P., certain of its affiliates and its transferees and assignees, together with certain of their affiliates, as a result of such failure.

To maintain our REIT status, we may be forced to borrow funds on a short-term basis during unfavorable market conditions.

        In order to maintain our qualification as a REIT, we are required under the Code to distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our net taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we will be compelled to rely on third party sources to fund our capital needs. We may not be able to obtain this financing on favorable terms or at all. Any additional indebtedness that we incur will increase our leverage. Our access to third party sources of capital depends, in part, on:

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  general market conditions;

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  our current debt levels and the number of properties subject to encumbrances;

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  our current performance and the market's perception of our growth potential;

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  our cash flow and cash dividends; and

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  the market price per share of our common stock.

        If we cannot obtain capital from third party sources, we may not be able to acquire or develop properties when strategic opportunities exist, satisfy our debt service obligations or make the cash dividends to our shareholders necessary to maintain our qualification as a REIT.

Failure to make required distributions would subject us to tax.

        In order to qualify as a REIT, each year we must distribute to our shareholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and by excluding net capital gain. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any year are less than the sum of:

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  85% of our ordinary income for that year;

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  95% of our capital gain net income for that year; and

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  100% of our undistributed taxable income from prior years.

        We intend to pay out our income to our shareholders in a manner that satisfies the distribution requirement and avoids corporate income tax and the 4% nondeductible excise tax. We may be required to make distributions to shareholders at disadvantageous times or when we do not have funds readily available for distribution. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in a particular year. In the future, we may borrow to pay distributions to our shareholders and the limited partners of our operating partnership. Any funds that we borrow would subject us to interest rate and other market risks.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

        To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our shareholders and the ownership of our shares. As a result, we may be required to forego attractive business or investment opportunities in order to meet these tests. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common shares.

        At any time, the federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or you as a shareholder. The Jobs and Growth Tax Relief Reconciliation Act of 2003, which we refer to as the Jobs and Growth Tax Act, effective for taxable years beginning after December 31, 2002, generally reduces the maximum rate of tax applicable to most domestic noncorporate taxpayers on dividend income from regular C corporations to 15%. This reduces substantially the so-called "double taxation" (that is, taxation at both the corporate and shareholder levels) that has generally applied to corporations that are not taxed as REITs. Generally, dividends from REITs will not qualify for the dividend tax reduction because, as a result of the dividends paid deduction to which REITs are entitled, REITs generally do not pay corporate level tax on income that they distribute to shareholders. The implementation of the Jobs and Growth Tax Act may cause domestic noncorporate investors to view stocks of non-REIT corporations as more attractive relative to shares of REITs than was the case previously. We cannot predict what impact this legislation may have on the value of our common shares.

The income earned by our taxable REIT subsidiaries will be subject to federal income tax.

        We expect to own two or more taxable REIT subsidiaries. We expect that these entities will earn income that, if earned by us outside of a taxable REIT subsidiary, would jeopardize our status as a REIT. For example, we expect that our taxable REIT subsidiaries will earn fees from developing, constructing, renovating and managing military housing properties and providing management services to certain third party owners of student housing, as well as fees for providing certain noncustomary services for our student housing properties, that would not be qualifying income for purposes of the REIT income tests. A taxable REIT subsidiary is taxed as a regular C corporation. The income from the activities described above and other income earned by our taxable REIT subsidiaries will therefore be subject to a corporate level tax, notwithstanding that we qualify as a REIT.

We may not conduct all of our third party student housing management business through a taxable REIT subsidiary, which could jeopardize our ability to comply with one of the REIT gross income requirements.

        In general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% REIT gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, income from hedging instruments or any combination of these. Fees that we earn from providing property management services to third party owners of student housing properties do not constitute qualifying income for purposes of the 95% REIT gross income test. We presently intend to conduct all (or as nearly all as possible) of our third party student housing property management business through a taxable REIT subsidiary, provided that we obtain from the property owners any required consents to assign the related management contracts to our taxable REIT subsidiary. The fees we earn from that business other than through a taxable REIT subsidiary, together with all other income that does not constitute qualifying income under the 95% gross income test, cannot exceed 5% of our total gross income. If we fail to manage our business in a manner that allows us to satisfy the 95% REIT gross income test, we could lose our REIT qualification which would, among other things, cause all of our earnings to be subject to federal income tax and would reduce our cash available for distributions to shareholders.

To maintain our REIT status, we will be required to comply with a number of requirements relating to the relative values of our assets, and we may be required to limit activities conducted through a taxable REIT subsidiary.

        As a REIT we will be required to satisfy, as of the close of each quarter of each of our taxable years, a number of requirements relating to the relative values of our assets, including requirements that not more than 25% of the value of our total assets be represented by assets other than real estate assets, cash and cash items and government securities and that not more than 20% of the value of our total assets be represented by securities of taxable REIT subsidiaries. We intend to monitor our compliance with the various asset test requirements. As a number of these requirements are based on value, however, it is possible that the IRS could successfully argue for a value of our nonqualifying assets that was such that we would fail to satisfy a REIT asset requirement. In such circumstances, we would fail to qualify as a REIT for the taxable year of such failure and the following four taxable years.

        To maintain our status as a REIT, no more than 20% of the value of our total assets may consist of the securities of our taxable REIT subsidiaries, such as GMH Military Housing, LLC and College Park Management TRS, Inc. Certain of our activities, such as development, construction, renovation, and management services must be conducted through a taxable REIT subsidiary in order for us to maintain our REIT status. In addition, certain non-customary services generally must be provided by a taxable REIT subsidiary or an independent contractor from whom we do not derive any income. If the revenues from such activities create a risk that the value of our interest in our taxable REIT subsidiaries, based on revenues or otherwise, will approach the 20% threshold, we will be forced, in order to maintain our REIT status, to curtail such activities or take other steps to remain under the 20% threshold. After our formation transactions, the development, construction, renovation, and management services provided to our military housing privatization projects and the management services provided to certain third party owners of student housing will be conducted through taxable REIT subsidiaries. Consequently, income earned by these taxable REIT subsidiaries will be subject to corporate income tax.

In the event that we make investments in mortgage-backed securities in the future, changes in interest rates or failure to hedge effectively against interest rate changes could negatively affect the value of these investments.

        We may from time to time invest our excess cash in mortgage-backed securities. Specifically, we may decide to purchase mortgage-backed securities to the extent that we need to increase the level of our qualifying income under the 95% gross income test used to determine our ability to qualify as a REIT. Under a normal yield curve, an investment in fixed-rate mortgage loans or mortgage-backed securities will decline in value if long-term interest rates increase. If interest rates were to increase significantly, the market value of our mortgage-backed securities would decline, the weighted-average life of the investments would increase and we could realize a loss if the securities were sold. In addition, to the extent that we use leverage in connection with future investments in mortgage-backed securities, the amount of leverage that we incur could amplify declines in the market value of these investments to the extent that interest payments on our borrowings increase relative to the interest we would earn on our investments in mortgage-backed securities. We may attempt to manage exposure to interest rate volatility under investments in mortgage-backed securities by using interest rate hedging arrangements. Failure to hedge effectively against interest rate changes may adversely affect the value of any of our future investments in mortgage-backed securities or our results of operations.

We may be subject to tax if our taxable REIT subsidiaries provide services to our tenants other than on an arm's length basis.

        If our taxable REIT subsidiaries provide certain noncustomary services to our tenants for other than an arm's length charge (payable from the tenants or from us), we would be subject to a 100% tax on the difference between the amount in fact derived by the taxable REIT subsidiary and the arm's length charge. In addition, if our taxable REIT subsidiaries pay more than an arm's length charge to our operating partnership, GMH Communities Trust or any of their affiliates for services or overhead provided to the taxable REIT subsidiaries, we would be subject to a 100% tax on the difference between the amount in fact paid by the taxable REIT subsidiary and the arm's length charge.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

        We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects are forward-looking by their nature:

  •
  our ability to successfully implement our business strategy;

  •
  our projected operating results;

  •
  our ability to acquire and manage student housing properties and to secure military housing privatization projects;

  •
  availability of suitable student housing properties to acquire and manage, and of future military housing privatization projects on which to bid;

  •
  completion of any of our targeted acquisitions or developments;

  •
  our ability to use effectively the proceeds of this offering;

  •
  our ability to obtain future financing arrangements on acceptable terms to us, or at all;

  •
  estimates relating to, and our ability to pay, future dividends;

  •
  our ability to qualify as a REIT for federal income tax purposes;

  •
  our understanding of our competition;

  •
  market trends;

  •
  projected capital expenditures; and

  •
  the impact of technology on our properties, operations and business.

        The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common shares, along with, among others, the following factors that could cause actual results to vary from our forward-looking statements:

  •
  the factors referenced in this prospectus, including those set forth under the sections captioned "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Our Business and Properties;"

  •
  general volatility of the capital markets and the market price of our common shares;

  •
  changes in our business strategy;

  •
  availability, terms and development of capital;

  •
  availability of qualified personnel;

  •
  our lack of experience in operating military housing;

  •
  the possibility of military base realignment and closures;

  •
  high leverage on the joint ventures that own our military housing privatization projects;

  •
  reductions in government military spending and the inability of the DoD to obtain permanent authority from Congress to award future military housing privatization projects to private owners;

  •
  changes in student population enrollment at colleges and universities or adverse trends in the off-campus student housing market;

  •
  changes in the student and military housing industry, interest rates or the general economy; and

  •
  the degree and nature of our competition.

        When we use the words "believe," "expect," "may," "potential," "anticipate," "estimate," "plan," "will," "could," "intend" or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent otherwise required by law.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $365.0 million, based on an assumed offering price of $           per share, which is the mid-point range of the offering price per share of our common shares in this offering, after deducting the underwriters' discount and the estimated expenses we will pay in connection with this offering and our pending acquisitions. If the underwriters exercise in full their option to purchase up to an additional                  common shares to cover over-allotments, if any, our net proceeds will be approximately $       million. We will contribute the net proceeds from this offering to our operating partnership in exchange for units of limited partnership interest. Our operating partnership expects to use the aggregate net proceeds from this offering along with cash on our balance sheet as follows:

  •
  approximately $110.3 million to redeem all of Vornado Realty Trust's general and limited partnership interests in our operating partnership that are outstanding immediately prior to completion of this offering, based on its $96.8 million contribution to our operating partnership as of the date of this prospectus, plus a preferential return to be paid to Vornado in the amount of $13.5 million. See "Our Business and Properties—Our Formation Transactions—Structure of Our Operating Partnership";

  •
  approximately $184.8 million to fund the equity portion of the purchase price of nine student housing properties and two undeveloped parcels of land;

  •
  approximately $17.6 million to fund the purchase price for the remaining 90% interest in three student housing properties in which we currently own a 10% interest subject to receipt of a consent from the holder of the 90% interest, which consent will become effective upon completion of this offering;

  •
  approximately $32.5 million to repay indebtedness incurred by Gary M. Holloway in connection with his purchase of a student housing property, which will be contributed to our operating partnership upon completion of this offering;

  •
  approximately $4.0 million to fund the cash portion of the aggregate consideration payable to Gary M. Holloway in exchange for his contribution of assets to our operating partnership in connection with our formation transactions and our pending acquisitions, which Mr. Holloway has agreed to pay to certain of our employees, a trustee nominee and employees of entities affiliated with Mr. Holloway as bonus payments for services performed; and

  •
  to the extent we do not complete all of these transactions, we expect to use the remaining proceeds to fund our working capital needs, and the acquisition of additional student housing assets, including pending acquisitions that we have under contract or under a non-binding letter of intent, but with respect to which we have not yet completed our due diligence investigation to a substantial enough degree to consider them probable of completion, military housing privatization projects that we may identify in the future, and for other general corporate purposes. If we are unable to complete the acquisition of the property subject to a non-binding letter of intent, we may identify other properties to acquire in their place.

        We may need a significant amount of time to fully deploy the remaining net proceeds from this offering and to fully implement our leverage strategy to maximize our investments. Pending full deployment of the net proceeds, funds will be invested in money market accounts and marketable short-term investment grade securities. These investments are expected to provide a lower net return than we hope to achieve from our intended real estate investments. We may leverage our temporary investments in these securities to the extent required to maintain our REIT status.

CAPITALIZATION

        The following table sets forth:

  •
  the actual capitalization of our predecessor entities, on a combined basis, as of June 30, 2004;

  •
  the pro forma capitalization of our predecessor entities, on a combined basis, as of June 30, 2004, after giving effect to the completion of our formation transactions as described elsewhere in this prospectus under the caption, "Our Business and Properties—Our Formation Transactions" and those of our pending acquisitions that we anticipate closing before we complete this offering as described under "Our Business and Properties—Our Pending Acquisitions" and payment of the estimated transaction fees and expenses related thereto; and

  •
  our pro forma capitalization, on a consolidated basis, as of June 30, 2004, after adjustments to give effect to the sale of $400.0 million of our common shares, which we expect will raise net proceeds, after deducting the underwriting discount and other estimated fees and costs we expect to pay in connection with this offering, of approximately $365.0 million assuming an offering price of $        per share, which is the mid-point of the range set forth on the cover page of this prospectus, and the anticipated application of the net proceeds from this offering as described in "Use of Proceeds."

        This table should be read in conjunction with "Our Business and Properties—Our Formation Transactions," "Our Business and Properties—Our Pending Acqusitions," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical and pro forma financial information and related notes included elsewhere in this prospectus.

	As of June 30, 2004
	Predecessor Entities	Pro Forma	Pro Forma As Adjusted
	(in thousands)
Mortgage notes payable	$10,533	$327,375		$327,375
Minority interest	7,280	19,536
Owners'/shareholders' equity:
Common shares, $0.001 par value, 500,000,000 shares authorized and shares issued and outstanding pro forma as adjusted(1)	—	—
Preferred shares, $0.001 par value, 100,000,000 shares authorized, and no shares issued and outstanding pro forma as adjusted	—	—		—
Additional paid in capital	—	1
Share warrants	—	1,000		—

Total owners'/shareholders' equity	—	1,001

Total capitalization	$17,813	$347,912	$

(1)
As of the date of this prospectus, 1,000 common shares were issued and outstanding, all of which were owned by Gary M. Holloway, which shares will be cancelled upon completion of this offering. Excludes            shares issuable upon redemption of outstanding units of our operating partnership.

DILUTION

        If you invest in our common shares in this offering, your investment will be diluted to the extent of the difference between the initial public offering price per common share in this offering and the net tangible book value per share of our common shares immediately after this offering, but assuming no exercise of the underwriters' over-allotment option. After giving effect to:

  •
  the sale of the common shares offered by this prospectus at an assumed offering price of $                              per share, and our receipt of approximately $365.0 million in net proceeds from this offering, after deducting the underwriters' discount and estimated offering expenses payable by us;

  •
  completion of our formation transactions and our pending acquisitions that we anticipate closing before this offering; and

  •
  the issuance of          restricted common shares to each of our independent trustees immediately upon completion of this offering,

our pro forma net tangible book value as of June 30, 2004, would have been approximately $     million, or $    per share. This amount represents an immediate dilution in pro forma net tangible book value of $    per share to new investors. The following table illustrates the per share dilution:

Assumed offering price per share	$
Pro forma net tangible book value per share before this offering and giving effect to completion of our formation transactions and pending acquisitions that we anticipate closing prior to this offering(1)
Increase in pro forma net tangible book value per share attributable to this offering
Decrease in pro forma net tangible book value per share attributable to the issuance of restricted shares to our independent trustees
Pro forma net tangible book value per share after completion of this offering and giving effect to our formation transactions our pending acquisition that we anticipate closing before this offering and the issuance of restricted shares to our independent trustees upon completion of this offering(2)
Dilution in pro forma net tangible book value per share to new investors(3)	$

    (1)
    Net tangible book value per share of common shares before the offering is determined by dividing our net tangible book value (total tangible assets less total liabilities), as adjusted to reflect completion of our formation transactions and pending acquisitions that we anticipate closing before this offering by    common shares outstanding.

    (2)
    Based on pro forma net tangible book value of approximately $    divided by    common shares outstanding.

    (3)
    Dilution is determined by subtracting pro forma net tangible book value per share after giving effect to our formation transactions and pending acquisitions that we anticipate closing before this offering, this offering and issuance of restricted shares to our independent trustees from $    , the initial public offering price per share, which we have assumed to be $            , the mid-point of the range set forth on the cover of this prospectus.

DISTRIBUTION POLICY

        We intend to pay regular quarterly distributions to shareholders. We intend to pay a pro rata initial distribution with respect to the period commencing on the completion of this offering and ending December 31, 2004, based on a projected dividend of $        per share for a full quarter. On an annualized basis, this would be $             per share, or an initial annual distribution rate of approximately            % based on a per share offering price of $            , which is the mid-point of the range set forth on the cover of this prospectus. This estimated initial annual distribution is expected to significantly exceed our per-share estimated cash available for distribution to our common shareholders for the 12 month period ending June 30, 2005, which does not include cash flow for certain operating activities described below. Our ability to fund this distribution will depend, in part, upon our receipt of cash flow from our student housing properties that we currently own or expect to acquire upon completion of our pending acquisitions, our management contracts regarding student housing properties owned by others, from management, construction/renovation and development fees and preferred equity returns under our military housing projects, and the continued successful leasing of our student housing portfolio and the acquisition of additional student housing properties and military housing projects. The timing and amount of our anticipated cash flows is inherently uncertain. To the extent these sources are insufficient, we intend to fund these distributions with our working capital or borrowings under a three-year $150 million revolving line of credit for which we have obtained a commitment. After giving effect to the revenue from student housing leases currently in place and incentive-based fees and development construction/renovation and management fees not related to budgets approved by Congress, we may have to fund            % of our estimated annual distribution for the 12 month period ending June 30, 2005 with borrowings under our revolving credit facility. This estimate is based on our historical operating results and expected revenue from contractual rights we have in place as of June 30, 2004 and does not take into account our growth initiatives that are intended to improve our operating results, nor does it take into account any unanticipated expenditures we may have to make or any debt we may have to incur.

        Our estimate of cash available for distribution does not reflect:

  •
  payment of any preferred returns to Vornado Realty Trust in connection with its current ownership of Class B partnership interests in our operating partnership, all of which partnership interests will be redeemed in connection with this offering;

  •
  cash flow from leases at student housing properties that we have under contract or under a non-binding letter of intent for which we have not yet completed our due diligence investigation to a substantial enough degree to consider them probable of completion. See "Summary—Student Housing Business—Properties We Have Under Contract";

  •
  incentive-based management, renovation and development fees and certain preferred rates of return that we are entitled to receive in connection with our military housing projects;

  •
  any management, construction/renovation and development fees and preferred rates of return that we expect to be entitled to receive in connection with military housing projects that we have under exclusive negotiation. See "Summary—Military Housing Business";

  •
  cash to be used for capital expenditures, such as property acquisitions, other than a reserve for recurring capital expenditures at our owned properties; and

  •
  cash estimated to be used for financing activities, other than scheduled amortization payments on notes payable that will be outstanding upon consummation of this offering.

        Although we have included all material investing and financing activities that we have commitments to undertake as of June 30, 2004, during the 12 months ending June 30, 2005 we may undertake other investing and/or financing activities. Any such investing and/or financing activities may have a material effect on our estimate of cash available for distribution. Because we have made the assumptions set forth above in estimating cash available for distribution, we do not intend this estimate to be a projection or forecast of our actual results of operations or our liquidity. Our estimate of cash available for distribution should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity or our ability to pay dividends or make distributions. In addition, the methodology upon which we made the adjustments described below is not necessarily intended to be a basis for determining future distributions. We intend to maintain our initial distribution rate for the 12 month period following completion of this offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate.

        Distributions made by us will be authorized and determined by our board of trustees out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law or contained in our debt instruments or agreements or any future preferred shares. We believe that our estimate of cash available for distribution establishes a reasonable basis for setting our initial distribution rate; no assurance can be given, however, that the estimate will prove accurate, and actual distributions may therefore be significantly different from the expected distributions. We do not intend to reduce the expected distribution per share if the underwriters' over-allotment option is exercised. This could, however, require us to pay distributions from net offering proceeds. We anticipate that, at least initially, our distributions will exceed our then current and then accumulated earnings and profits as determined for federal income tax purposes due to non-cash expenses, primarily depreciation and amortization charges that we expect to incur. Therefore, a portion of these distributions will represent a return of capital for federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits and not treated by us as a dividend will not be taxable to a taxable U.S. shareholder under current federal income tax law to the extent those distributions do not exceed the shareholder's adjusted tax basis in his or her common shares, but rather will reduce the adjusted basis of the common shares. Therefore, the gain (or loss) recognized on the sale of the common shares or upon our liquidation will be increased (or decreased) accordingly. To the extent those distributions exceed a taxable U.S. shareholder's adjusted tax basis in his or her common shares, they generally will be treated as a capital gain realized from the taxable disposition of those shares.

        We expect that approximately    % of our estimated initial annual distribution will represent a return of capital for federal income tax purposes. The percentage of our shareholder distributions that exceeds our current and accumulated earnings and profits may vary substantially from year to year. For a more complete discussion of the tax treatment of distributions to our shareholders, see "Federal Income Tax Considerations of Our Status as a REIT."

        We cannot assure you that our estimated distributions will be made at all, or at the rate estimated below, or if made, that these distributions will be sustained. Any distributions we pay in the future will depend upon our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our student housing properties (including properties that we expect to acquire in connection with our pending acquisitions), revenues from management and consulting fees in connection with management services that we will provide for student housing properties owned by others, revenues from our military housing projects (including projects that we have under exclusive negotiation), our operating expenses, interest expense and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see "Risk Factors."

        If our properties do not generate sufficient cash flow with which to pay our estimated distributions, we will be required either to fund distributions from working capital or borrowings under our revolving credit facility or to reduce our distributions. Our revolving credit facility will contain covenants that restrict our ability to pay distributions or other amounts to our shareholders unless certain tests are satisfied and also will contain certain provisions restricting or limiting our ability to draw funds under the facility.

        We expect availability under our revolving credit facility to be limited to a "borrowing base amount" equal to an amount based on the value of an unencumbered asset pool (which is expected to consist of seven student housing properties, but in no event fewer than five) and the management fees we receive from our military housing privatization projects and our student housing projects. We also anticipate that our revolving credit facility will contain customary affirmative and negative covenants and also will contain financial covenants which, among other things, require us to maintain a total leverage against the unencumbered asset pool equal to or less than 60%. The financial covenants are also expected to require that we comply with the following ratios: (i) fixed charge coverage ratio equal to or greater than 1.75x; (ii) interest coverage ratio equal to or greater than 2.00x; and (iii) unsecured interest coverage ratio equal to or greater than 2.25x. We also anticipate that we will be limited to incurring no more than $25 million in recourse debt, exclusive of amounts borrowed under the credit facility. We believe that these covenants will not preclude us from paying our estimated initial annual distribution through June 30, 2005, which estimated distribution totals $        million per quarter, based on a per share offering price of $        , which is the mid-point of the range set forth on the cover of this prospectus (or $            million if the underwriters' overallotment option is exercised in full). The financial covenants also are expected to require a consolidated tangible net worth of at least 85% of the shareholders' equity at closing plus 75% of the net proceeds from all equity issues, exclusive of the proceeds of this offering.

        Federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income determined without regard to the dividends paid deduction and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income, including capital gains. For more information, please see "Federal Income Tax Considerations of Our Status as a REIT." We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution in order to meet these distribution requirements and we may need to borrow funds to pay some distributions.

        The following table describes our unaudited pro forma results of operations for the 12 months ended June 30, 2004, and the adjustments thereto made to estimate our initial cash available for distribution for the 12 months ending June 30, 2005 (amounts in thousands, except share data, per share data and percentages):

Pro forma net loss before minority interest for the 12 months ended December 31, 2003			$(11,392)
Add:	Pro forma net income before minority interest for the six months ended June 30, 2004		2,369
Less:	Pro forma net loss before minority interest for the six months ended June 30, 2003		(7,033)

Pro forma net loss before minority interest for the 12 months ended June 30, 2004			(1,990)
Add:	Pro forma depreciation and amortization related to real estate assets		17,230
Add:	Pro forma depreciation and amortization related to non-real estate assets		816
Less:	Decrease in income before depreciation and amortization from operations for student housing properties that are included in the pro forma results of operations that will be owned for less than the full 12 months ending June 30, 2005		(5,746)	(A	)
Add:	Non-recurring expenses related to a previously awarded military housing project		1,074	(B	)
Less:	Decrease in management and asset management fees for properties managed during the 12 months ended June 30, 2004 that will not be managed during the 12 months ending June 30, 2005		(331)	(C	)
Less:	Decrease in incentive management fees related to one student housing property that will not recur in the 12 months ending June 30, 2005		(1,144)	(D	)
Add:	Increase in income before depreciation and amortization from initial operations of five student housing properties under development that commenced operations in August 2004		8,008	(E	)
Add:	Increase in military housing standard management fees related to projects operating during the 12 months ending June 30, 2005		1,111	(F	)
Add:	Increase in military housing development and construction/renovation management fees related to projects operating during the 12 months ending June 30, 2005		669	(G	)
Less:	Increase in interest expense related to borrowings used to fund the excess of estimated initial annual distributions over the estimated cash available for the 12 months ending June 30, 2005			(H	)

Estimated cash flow from operating activities for the 12 months ending June 30, 2005
Estimated cash flow used in investing activities:
Less:	Annual provision for recurring capital expenditures		(2,484)	(I	)

Estimated cash flow used in investing activities for the 12 months ending June 30, 2005			(2,484)
Estimated cash flow from financing activities:
Add:	Preferred return related to a military housing equity investment		567	(J	)
Add:	Preferred return in arrears to be collected in December 2004		2,973	(K	)
Add:	Reimbursement of utility infrastructure costs to be collected by May 2005		3,903	(L	)
Less:	Scheduled loan principal repayments		(2,905)	(M	)
Less:	Amortization related to fair market value loan adjustment		(965)	(N	)

Estimated cash flow from financing activities for the 12 months ending June 30, 2005			3,573

Estimated cash available for distribution for the 12 months ending June 30, 2005		$		(O	)

Estimated distributions per share/unit for the 12 months ending June 30, 2005		$		(P	)
Estimated distributions for the 12 months ending June 30, 2005		$		(Q	)
Payout ratio based on estimated cash available for distribution			%	(R	)
Cash generated from our anticipated revolving line of credit utilized to fund the excess of
estimated initial annual distributions		$

(A)    Represents income before depreciation and amortization included in the unaudited pro forma results of operations for the 12 months ended June 30, 2004 in excess of the amount anticipated to be included in the 12 months ending June 30, 2005, given that we will not own these assets for the entire 12 months ending June 30, 2005, as follows (in thousands):

Student Housing Project	Date Acquired or To Be Acquired	Actual Contribution to Income Before Depreciation and Amortization for the 12 Months Ended June 30, 2004(a)		Estimated Contribution to Income Before Depreciation and Amortization for the 12 Months Ending June 30, 2005 Attributable During Our Ownership(b)	Estimated Contribution to Income Before Depreciation and Amortization for the 12 Months Ending June 30, 2005 Not Attributable During Our Ownership(c)
University Court	July 29, 2004	$380		$350	$30
University Glades	July 29, 2004	399		367	32
University Heights	July 29, 2004	414		381	33
University Manor	July 29, 2004	601		553	48
University Greens	July 29, 2004	470		433	37
University Crescent	July 29, 2004	579		533	46
University Gables	July 29, 2004	496		457	39
University Estates	July 29, 2004	188		173	15
University Fields	October 29, 2004	1,535		1,026	509
University Place**	July 27, 2004	1,147	**	1,161	(14)
University Pines	July 29, 2004	369		340	29
University Mills	July 29, 2004	585		539	46
University Lodge	July 29, 2004	839		777	62
University Trails**	July 26, 2004	2,267	**	2,301	(34)
Campus Edge Apartments	November 4, 2004	705		460	245
Melrose Apartments	October 4, 2004	1,501		1,106	395
Campus Club Apartments	October 15, 2004	620		438	182
Campus Club—Statesboro	August 15, 2004	2,015		1,761	254
Collegiate Hall	July 26, 2004	1,143		1,062	81
Ambling—University Courtyard (Lafayette)	October 31, 2004	191		127	64
Ambling—University Courtyard (Mankato)	October 25, 2004	1,343		913	430
Wolf Creek	July 15, 2005	2,011		0	2,011
Chapel Ridge**	October 4, 2004	780	**	628	152
Campus Walk	October 1, 2004	833		621	212
Pirate's Cove	October 1, 2004	2,340		1,744	596
University Walk	October 1, 2004	955		712	243

		$24,706		$18,960	$5,746

**Properties were placed into service on August 1, 2003; therefore, only 11 months of net income is shown in the 12 months ended June 30, 2004.

(a)    Reflects the actual contribution to income before depreciation and amortization included in the pro forma results of operations for the 12 months ended June 30, 2004.

(b)    Calculated by dividing the actual contribution to income before depreciation and amortization for the 12 months ended June 30, 2004, by the number of days the property was included in the pro forma results of operations for that period by the number days in the period from July 1, 2004, or the date of acquisition, if later, through June 30, 2005. Calculation assumes rental rate, operating expenses and occupancy percentages consistent with the 12 months ended June 30, 2004, which is appropriate given our expectations for the 12 months ending June 30, 2005.

(c)    Calculated by subtracting the estimated contribution to income before depreciation and amortization for the 12 month period ending June 30, 2005 attributable to periods during which we owned the properties from the actual contribution to income before depreciation and amortization for the 12 month period ended June 30, 2004.

(B)
Represents non-recurring expenses incurred in pursuit of Congressional approval related to a military housing project for which we were awarded the right to enter into exclusive negotiations. Subsequent to the award of the right to enter into exclusive negotiations, the Department of the Navy terminated the project and elected to include it as part of a larger project that will be subject to another open bidding process. As a result of the termination of the project, our costs incurred in connection with obtaining a final contract for the project were not reimbursable. This was the first and only instance as of the date of this prospectus in which a project for which we have been awarded rights of exclusive negotiation was later terminated.

(C)
Represents a decrease in management and asset management fees related to properties managed during the 12 months ended June 30, 2004 that we will not be managing during the 12 months ending June 30, 2005, as follows (in thousands):

Student Housing Property	Management Fees	Asset Management Fees	Total
Castillian	$18	$—	$18
Citiline Towers	103	—	103
Contessa	38	23	61
Eagles Point	52	—	52
Parkway Plaza	46	—	46
Summit	14	—	14
War Eagle Crossing	15	—	15
War Eagle Trail	22	—	22

	$308	$23	$331

(D)
Represents an incentive management fee that was collected contingent on a specific property meeting certain cash flow requirements. Fees totaling $1.1 million related to prior years were collected in the 12 months ended June 30, 2004 that are not anticipated to recur at a similar level in the 12 months ending June 30, 2005.

(E)
Represents expected income before depreciation and amortization from initial operations of five student housing properties through June 2005, which we expect to acquire in October 2004 as set forth below. These properties are not included in our unaudited pro forma results of operations for the 12 months ended June 30, 2004, as these properties were under development during this period.

Student Housing Property	Total Beds	Leased Beds (a)	Average Monthly Per Bed Rental Rate (b)	Contribution to Revenue (c)	Average Monthly Historical Operating Expense Per Occupied Bed (d)	Estimated Expenses (e)	Contribution in Income Before Depreciation and Amortization (f)
				(in thousands)		(in thousands)	(in thousands)
University Pointe	684	675	$456	$2,770	$176	$1,069	$1,701
University Oaks	660	647	420	2,504	166	967	1,537
University Reno	732	679	437	2,671	169	1,033	1,638
University Uptown	528	507	533	2,432	206	940	1,492
University Centre	700	665	447	2,675	173	1,035	1,640

				$13,052		$5,044	$8,008

  (a)
  Reflects beds leased, as evidenced by signed leases as of August 31, 2004.

  (b)
  Average monthly rent for leased beds for the 2004–2005 academic year commencing in Fall 2004.

  (c)
  Calculated as the average monthly per bed rental rate multiplied by nine months multiplied by the number of leased beds.

  (d)
  All five of these properties will be acquired from the same seller from which we acquired the Dinerstein Portfolio, which contained 14 properties that we have purchased or will purchase. Of the properties included in the Dinerstein Portfolio, 12 properties were operational for the entire 12 months ended December 31, 2003. Average monthly operating expense per occupied bed for the 12 months ended December 31, 2003 is based on an historical percentage of rental revenue of 38.6%. We applied this percentage to the Average Monthly Per Bed Rental Rate. We have assumed that the operating expenses of the above properties will be comparable to the operating expenses of the 12 properties in the Dinerstein Portfolio, since they are similarly constructed by the same developer with similar architecture and similar leasing policies.

  (e)
  Calculated as the average monthly historical operating expense per occupied bed multiplied by nine months multiplied by the number of leased beds.

  (f)
  Calculated as the contribution to revenue minus estimated expenses.

(F)
Represents standard management fees anticipated to be earned in the 12 months ending June 30, 2005 in excess of the amounts included in the unaudited pro forma results of operations for the 12 months ended June 30, 2004, as follows (in thousands):

Military Housing Project	Standard Management Fees Collected (a)	Annualized Standard Management Fees (b)	Standard Management Fees for the 12 Months Ended June 30, 2004 (c)	Estimated Additional Standard Management Fees for the 12 Months Ended June 30, 2005 (d)
Fort Carson	$176	$1,056	$319	$737
Fort Stewart and Hunter Army Airfield	99	594	376	218
Fort Hamilton	13	78	—	78
Walter Reed Army Medical Center/Fort Detrick	13	78	—	78

	$301	$1,806	$695	$1,111

  (a)
  Represents standard management fees collected for the months of July and August 2004.

  (b)
  Calculated by multiplying the standard management fees collected for the months of July and August 2004 by six. Standard management fees are paid as a percentage of rental revenue from BAH with respect to a military housing project. Given that rental revenue is supported by in place leases, which provide for the payment of contractual rents on a month-to-month basis, we believe that the annualization of standard management fees based on such monthly amounts is representative of the actual standard management fees that we would receive during the period presented.

  (c)
  Represents the standard management fees included in the pro forma results of operations for the 12 months ended June 30, 2004.

  (d)
  Calculated by subtracting standard management fees for the 12 months ended June 30, 2004, from annualized standard management fees.

(G)
Represents construction/renovation and development fees anticipated to be earned in the 12 months ending June 30, 2005, in excess of the amounts included in the unaudited pro forma results of operations for the 12 months ended June 30, 2004, as follows (in thousands):

Military Housing Project	Estimated Construction/Renovation and Development Fees for the 12 Months Ending June 30, 2005 (a)	Actual Construction/Renovation and Development Fees for the 12 Months Ended June 30, 2004 (b)	Estimated Additional Construction/Renovation and Development Fees for the 12 Months Ending June 30, 2005 (c)
Fort Carson	$255	$325	$(70)
Fort Stewart and Hunter Army Airfield	2,558	1,868	690
Fort Hamilton	551	348	203
Walter Reed Army Medical Center/Fort Detrick	473	627	(154)

	$3,837	$3,168	$669

  (a)
  Represents estimated construction/renovation and development fees for the 12 months ending June 30, 2005, related to military housing projects that have commenced operations based on the budgets that have been approved by Congress.

  (b)
  Represents actual construction/renovation and development fees for the 12 months ended June 30, 2004, related to military housing projects included in the pro forma results of operations for the 12 months ended June 30, 2004.

  (c)
  Calculated by subtracting the actual construction/renovation and development fees for the 12 months ended June 30, 2004, from the estimated construction/renovation and development fees for the 12 months ending June 30, 2005.

          Construction/renovation and development costs (from which construction/renovation and development fees are derived as a percentage of such costs) are funded by net operating income from operation of a military housing project and debt financing proceeds. The debt financing proceeds account for approximately 90% of the total project value and are fully funded upon closing of a project. See "Our Business and Properties—Military Housing Business—Organizational Structure of Our Military Housing Projects."

(H)
Represents an increase in interest expense related to $         million in borrowings under our anticipated line of credit used to fund the excess of estimated initial annual distributions over the estimated cash available for the 12 months ending June 30, 2005, using the annual rate anticipated to be in effect on the line of credit.

(I)
Represents recurring capital expenditures of $127 per bed for 19,557 beds in student housing properties. Capital expenditures per bed are based on a historic average of $112 per bed increased 13% to $127 per bed in accordance with our anticipated level of capital expenditures for the 12 months ending June 30, 2005. The 13% increase reflects an average of the budgeted increases at all owned properties. The budgeted increase at each property was developed based on our assessment of the condition of each property and any capital expenditures that we anticipate making in the 12 months ending June 30, 2005 in order to maintain such property in the condition we deem appropriate for our business.

(J)
Represents a 10% preferred return on our equity investment in connection with the Fort Carson project for the six months ending June 30, 2005. No preferred return amounts were paid during the 12 months ended June 30, 2004, and preferred return amounts relating to the six months ended December 31, 2004 are included in footnote (K) below. The payment is based on a contractual right to receive the preferred return upon completion of the initial development period for the project, which will occur in November 2004.

(K)
Represents a portion of an accrued preferred return relating to an equity investment in the Fort Carson project that is to be paid in December 2004. The payment relates to a contractual right to receive an accrued preferred return at the end of the initial development period, which will occur in November 2004, and the amount presented represents the portion of the accrued preferred return that we anticipate will be available in December 2004.

(L)
Represents the reimbursement of utility infrastructure costs relating to the Fort Carson project that is to be collected by May 2005. The payment represents the contractual right to reimbursement of additional amounts paid by us for infrastructure costs in excess of the original requirements for the project.

(M)
Represents required principal payments on notes payable after the repayment of certain loans with proceeds of this offering.

(N)
Represents the non-cash reduction in interest expense in our unaudited pro forma results of operations resulting from marking assumed notes payable to fair value.

(O)
Represents estimated cash flows from operating activities less cash flows used in financing and investing activities.

(P)
Represents initial annual distribution calculated by multiplying the number of shares and units of limited partnership interests issued by the assumed annual distribution amount per share of $        .

(Q)
Assumed annual distribution amount per share/unit.

(R)
Payout ratio calculated by dividing the estimated initial annual distribution to shareholders and holders of limited partnership interests by the estimated annual cash available for distribution.

SELECTED FINANCIAL DATA

        The selected financial data presented below under the captions "Operating Data" and "Balance Sheet Data" as of December 31, 2003, and for each of the years in the three-year period ended December 31, 2003, are derived from the combined financial statements of College Park Management, Inc., GMH Military Housing, LLC and its wholly owned subsidiaries, 353 Associates, LP and Corporate Flight Services, LLC, collectively referred to as our predecessor entities and presented elsewhere in this prospectus as the financial statements of The GMH Predecessor Entities. These financial statements have been audited by Ernst & Young LLP, our independent registered public accounting firm. The selected financial data presented below as of and for the six months ended June 30, 2004 and 2003 are derived from the unaudited financial statements of our predecessor entities, and include all adjustments of a normal recurring nature that we consider necessary for a fair presentation of our financial condition and results of operations as of those dates and for those periods under generally accepted accounting principles. The unaudited pro forma financial information presented below as of and for the six months ended June 30, 2004, and for the year ended December 31, 2003, are derived from our audited and unaudited financial statements and those of our predecessor entities and are presented as if this offering, the formation transactions, and the application of the net proceeds from this offering had all occurred on June 30, 2004 for the pro forma balance sheet information and on the first day of the periods presented for the pro forma operating information. The unaudited pro forma financial information does not assume the purchase of the student housing property that we have a non-binding letter of intent to acquire or that we have under contract but with respect to which we have not yet completed our due diligence investigation and, thus, have not determined that they are probable. The selected financial data presented below as of and for the years ended December 31, 2000 and 1999 are derived from the unaudited combined financial statements of our predecessor entities and includes adjustments, consisting of a normal recurring nature that we consider necessary for a fair presentation of our financial condition and results of operations as of those dates and for those periods under generally accepted accounting principles.

        The historical financial information for our predecessor entities included herein and set forth elsewhere in this prospectus are not necessarily indicative of our future performance. In addition, since the information presented below is only a summary and does not provide all of the information contained in our financial statements and those of our predecessor entities, including related notes, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements, including related notes and "Unaudited Pro Forma Combined Financial Information," each contained elsewhere in this prospectus. Pro forma information has been compiled from historical financial and other information, but does not purport to represent what our financial position or results of operations actually would have been had the transactions occurred on the dates indicated, or to project our financial performance for any future period.

	For the Six Months Ended June 30,			For the Year Ended December 31,
	Pro Forma	Predecessor Entities		Pro Forma	Predecessor Entities
	2004	2004	2003	2003	2003	2002	2001	2000	1999
	(in thousands)			(in thousands)
Operating Data:
Revenue:
Rental revenue	$33,014	$270	$291	$53,985	$636	$736	$725	$732	$—
Operating expense reimbursements	11,536	11,536	3,663	10,591	10,591	3,711	2,992	36	297
Fee income:
Related parties	2,674	3,133	1,452	3,490	3,892	6,578	7,426	5,521	5,804
Third parties	3,320	3,320	1,319	3,074	3,074	1,983	1,291	440	349
Investment income	683	—	—	—	—	—	—	—	—
Other income	2,999	306	324	4,710	622	667	634	69	12

Total revenue	54,226	18,565	7,049	75,850	18,815	13,675	13,068	6,798	6,462
Expenses:
Operating expenses	24,619	11,871	4,435	33,748	9,724	4,598	2,614	165	—
Real estate taxes	2,485	—	—	4,759	—	—	—	—	—
Depreciation and amortization	9,057	418	411	18,101	822	821	814	83	16
Interest	7,516	157	184	14,783	396	542	814	365	—
Administrative expenses	8,180	6,025	5,058	15,851	11,572	7,287	6,268	360	561

Total expenses	51,857	18,471	10,088	87,242	22,514	13,248	10,510	973	577

Operating income (loss)	2,369	94	(3,039)	(11,392)	(3,699)	427	2,558	5,825	5,885
Equity in income of joint ventures	—	46	—	—	751	—	—	—	—

Income (loss) before minority interest	2,369	140	(3,039)	(11,392)	(2,948)	427	2,558	5,825	5,885
Minority interest		—	—		—	—	—	—	—

Net income (loss)	$	$140	$(3,039)	$	$(2,948)	$427	$2,558	$5,825	$5,885

	As of June 30,			As of December 31,
	Pro Forma	Predecessor Entities		Predecessor Entities
	2004	2004	2003	2003	2002	2001	2000	1999
	(in thousands)			(in thousands)
Balance Sheet Data:
Real estate investments, at cost	$632,873	$—	$—	$—	$—	$—	$—	$—
Corporate office, net	6,894	6,894	7,031	6,963	7,100	7,210	7,268	369
Cash and cash equivalents	21,636	529	296	516	96	837	755	9
Total assets	717,500	21,732	13,687	16,146	13,536	15,390	15,205	324
Notes payable	327,375	10,533	11,394	10,977	11,806	12,552	12,588	—
Total liabilities	331,963	14,452	13,300	12,552	13,099	13,791	12,818	7
Minority interest	19,536	—	—	—	—	—	—	—
Equity	366,001	7,280	387	3,594	437	1,599	2,387	317

	For the Six Months Ended June 30,				For the Year Ended December 31,
	Pro Forma		Predecessor Entities		Pro Forma			Predecessor Entities
	2004		2004	2003	2003			2003	2002	2001	2000	1999
	(in thousands)				(in thousands)
Funds From Operations (FFO)(1):
Net income (loss)	$		$140	$(3,039)	$			$(2,948)	$427	$2,558	$5,825	$5,885
Adjustments:
Less minority interest		—	—	—		—		—	—	—	—	—
Less net gain on sale of interests in joint venture		—	—	—		—		(751)	—	—	—	—
Plus depreciation on real property		4,810	—	—		9,620		—	—	—	—	—

Funds from operations	$		$140	$(3,039)	$			$(3,699)	$427	$2,558	$5,825	$5,885

EBITDA(2):
Net income (loss)	$		$140	$(3,039)	$(		)	$(2,948)	$427	$2,558	$5,825	$5,885
Adjustments:
Less minority interest		—	—	—		—		—	—	—	—	—
Less net gain on sale of interests in joint venture		—	—	—		—		(751)	—	—	—	—
Plus interest expense		7,516	157	184		14,783		396	542	814	365	—
Plus depreciation and amortization		9,057	418	411		18,101		822	821	814	83	16

EBITDA	$		$715	$(2,444)	$			$(2,481)	$1,790	$4,186	$6,273	$5,901

(1)
Funds from Operations, or FFO, is a widely recognized measure of REIT performance. Although FFO is not a GAAP financial measure, we believe that information regarding FFO is helpful to shareholders and potential investors. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than the Company. NAREIT defines FFO as net income (loss) before minority interest of unitholders, excluding gains (losses) on sales of depreciable operating property and extraordinary items (computed in accordance with GAAP), plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustment for unconsolidated partnerships and joint ventures. The GAAP measure that we believe to be most directly comparable to FFO, net income (loss), includes depreciation and amortization expenses, gains or losses on property sales and minority interest. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the financial statements included elsewhere in this prospectus. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

(2)
EBITDA is defined as net income (loss) before minority interest, net gain on sale of interests in joint ventures, interest expense and depreciation and amortization. EBITDA is a useful measure of our operating performance, as it provides us with a measure of our profitability, by removing the impact of our asset base (primarily depreciation and amortization) and the impact of leverage from our operating results, enabling us to analyze our operating performance on a comparable basis to our competitors, regardless of capital structure. EBITDA, as calculated by us, may not be comparable to EBITDA reported by other companies that do not define EBITDA exactly as we define the term. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

        The unaudited pro forma combined financial statements as of and for the six months ended June 30, 2004 and for the year ended December 31, 2003, derived from our audited and unaudited financial statements and those of our predecessor entities are presented as if our formation transactions, this offering and the application of the net proceeds from this offering had all occurred on June 30, 2004 for the pro forma combined balance sheet and on the first day of the periods presented for the pro forma combined statements of operations.

        The pro forma adjustments include the investment in our operating partnership by affiliates of Vornado Realty Trust, the contribution of certain properties and assets to, and cash investments in, our operating partnership as described elsewhere in this prospectus under the caption, "Our Business and Properties—Our Formation Transactions," the completion of certain of our pending acquisitions that we expect to close prior to this offerng as described elsewhere in this prospectus under the caption "Our Business and Properties—Our Pending Acquisitions," the repayment of certain debt, the adjustment of assumed debt to fair value, the additional operating expenses we expect to incur following completion of this offering, and the issuance of our common shares in this offering and application of the net proceeds thereof as described elsewhere in this prospectus under the caption "Use of Proceeds." The pro forma adjustments do not include the purchase of any student housing properties that we have under contract or under a non-binding letter of intent for which we have not yet completed our due diligence investigation to a substantial enough degree to consider them probable of completion.

        The pro forma combined financial statements should be read in conjunction with our historical financial statements and those of our predecessor entities, including the notes thereto, included elsewhere in this prospectus. The pro forma combined financial statements do not purport to represent the financial position or the results of operations that would have actually occurred assuming the completion of our formation transactions, this offering, certain of our pending acquisitions and the repayment of debt in connection with the application of the net proceeds from this offering had all the transactions occurred on June 30, 2004 or on the first day of the periods presented, respectively, nor do they purport to project the financial position or results of operations of GMH Communities Trust as of any future date or for any future period.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of June 30, 2004

(in thousands)

	Predecessor Entities	GMH Communities Trust	Contributed Assets	Acquired Properties	Other Pro Forma Adjustments		Subtotal	This Offering		Company Pro Forma
	(A)	(B)	(C)	(D)
Assets
Real estate investments:
Operating properties	$—	$—	$—	$623,596	$9,433	(E)	$632,873	$—		$632,873
					(156	)(F)
Corporate office, net	6,894	—	—	—	—		6,894	—		6,894
Cash and cash equivalents	529	1	146	(209,781)	(110,259 339,364 (20,000	)(H) (I) )(K)	—	365,000 (339,364 (4,000	(G) )(J) )(N)	21,636
Accounts receivable, net	4,592	—	—	2	(16	)(L)	4,578	—		4,578
Investments in unconsolidated entities	2,391	—	33,237	—	—		35,628	—		35,628
Deferred contract costs	965	—	—	—	—		965	—		965
Prepaids, expenses and other assets	6,362	—	342	8,222	—		14,926	—		14,926

Total assets	$21,733	$1	$33,725	$422,039	$218,366		$695,864	$21,536		$717,500

Liabilities and Beneficiaries' Equity
Notes payable	$10,533	$—	$171	$307,238	$9,433	(E)	$327,375	—		$327,375
Accounts payable and accrued expenses	3,872	—	—	597	339,364	(I)	343,833	$(339,364	)(J)	4,469
Other liabilities	48	—	—	71	—		119	—		119

Total liabilities	14,453	—	171	307,906	348,797		671,327	(339,364)		331,963
Minority interest	7,280	—	33,554	113,133	(156 (16 (110,259 (20,000	)(F) )(L) )(H) )(K)	23,536	(4,000	)(N) (M)	19,536
Beneficiaries' equity:
Common shares of beneficial interest	—	—	—	—	—		—	—		—
Additional paid-in capital	—	1	—	—	—		1	365,000	(G) (M)	365,001
Share warrants	—	—	—	1,000	—		1,000	—		1,000

Total beneficiaries' equity	—	1	—	1,000	—		1,001	365,000		366,001

Total liabilities and beneficiaries' equity	$21,733	$1	$33,725	$422,039	$218,366		$695,864	$21,536		$717,500

See accompanying notes to unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the six months ended June 30, 2004

(in thousands, except number of shares and per share amounts)

	Predecessor Entities	Contributed Assets	Acquired Properties	Other Pro Forma Adjustments		Company Pro Forma
	(O)	(P)	(Q)
Revenue
Rental revenue	$270	$—	$32,908	$(164	)(R)	$33,014
Fee income:
Related parties	3,132	—	—	(458	)(S)	2,674
Third parties	3,320	—	—	—		3,320
Operating expense reimbursements	11,536	—	—	—		11,536
Investment income	—	683	—	—		683
Other income	307	—	2,692	—		2,999

Total revenue	18,565	683	35,600	(622)		54,226
Operating Expenses
Operating expenses	11,871	—	12,767	(19	)(T)	24,619
Real estate taxes	—	—	2,485	—		2,485
Depreciation and amortization	418	—	—	(7	)(U)	9,057
				8,646	(V)
Interest	157	—	5,264	(493	)(W)	7,516
				1,709	(X)
				879	(Y)
Administrative expenses	6,025	15	—	(10	)(U)	8,180
				2,150	(Z)

Total operating expenses	18,471	15	20,516	12,855		51,857

Operating income (loss)	94	668	15,084	(13,477)		2,369
Equity in earnings of unconsolidated entities	46	—	—	(46	)(AA)	—

Net income (loss)	$140	$668	$15,084	$(13,523)		$2,369

Pro forma basic earnings per share (unaudited)(1)
Pro forma diluted earnings per share (unaudited)(2)
Pro forma weighted average common shares outstanding—basic (unaudited)
Pro forma weighted average common shares outstanding—diluted (unaudited)

(1)
Pro forma basic earnings per share is computed assuming this offering was completed as of the first day of the period presented and equals pro forma net income divided by the number of common shares outstanding after this offering.

(2)
Pro forma diluted earnings per share is computed assuming this offering was completed as of the first day of the period presented and equals pro forma net income (loss) divided by the number of common shares outstanding and common equivalent shares outstanding after this offering.

See accompanying notes to unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2003

(in thousands, except number of shares and per share amounts)

	Predecessor Entities	Contributed Assets	Acquired Properties	Other Pro Forma Adjustments		Company Pro Forma
	(BB)	(CC)	(DD)
Revenue
Rental revenue	$636	$—	$53,676	$(327	)(EE)	$53,985
Fee income:
Related parties	3,892	—	—	(402	)(FF)	3,490
Third parties	3,074	—	—	—		3,074
Operating expense reimbursements	10,591	—	—	—		10,591
Other income	622	—	4,088	—		4,710

Total revenue	18,815	—	57,764	(729)		75,850
Expenses
Operating expenses	9,724	—	24,061	(37	)(GG)	33,748
Real estate taxes	—	—	4,759	—		4,759
Depreciation and amortization	822	—	—	(13 17,292	)(HH) (II)	18,101
Interest	396	—	10,154	(943 3,418 1,758	)(JJ) (KK) (LL)	14,783
Administrative expenses	11,572	—	—	4,299 (20	(MM) )(HH)	15,851

Total operating expenses	22,514	—	38,974	25,754		87,242

Operating income (loss)	(3,699)	—	18,790	(26,483)		(11,392)
Equity in earnings of unconsolidated entities	751	—	—	(751	)(NN)	—

Net income (loss)	$(2,948)	$—	$18,790	$(27,234)		$(11,392)

Pro forma basic earnings per share (unaudited)(1)
Pro forma diluted earnings per share (unaudited)(2)
Pro forma weighted average common shares outstanding—basic (unaudited)
Pro forma weighted average common shares outstanding—diluted (unaudited)

(1)
Pro forma basic earnings per share is computed assuming this offering was completed as of the first day of the period presented and equals pro forma net income divided by the number of common shares outstanding after this offering.

(2)
Pro forma diluted earnings per share is computed assuming this offering was completed as of the first day of the period presented and equals pro forma net income (loss) divided by the number of common shares outstanding and common equivalent shares outstanding after this offering.

See accompanying notes to unaudited pro forma combined financial statements.

GMH COMMUNITIES TRUST

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.    Adjustments to the Unaudited Pro Forma Combined Balance Sheet as of June 30, 2004.

  (A)
  Reflects the historical combined balance sheets of College Park Management, Inc., GMH Military Housing, LLC and its wholly owned subsidiaries, 353 Associates, LP and its general partner, and Corporate Flight Services, LLC, which we refer to collectively as our predecessor entities.

    In connection with our formation transactions and pending acquisitions, Gary M. Holloway has contributed or will contribute to our operating partnership in exchange for the issuance by our operating partnership of        units of limited partnership interest:

    •
    100% of the outstanding equity interest in our predecessor entities;

    •
    10% of the outstanding equity interests in the student housing property known as the Campus Club Apartments in Gainesville, Florida;

    •
    10% of the outstanding equity interests in the student housing properties known as Campus Walk Apartments in Oxford, Mississippi, Pirate's Cove in Greenville, North Carolina and University Walk in Charlotte, North Carolina. Our ownership of the 10% interest in these properties is subject to receipt of a consent from the holder of the remaining 90% interest, which consent will become effective upon completion of this offering;

    •
    the rights and obligations to acquire 27 student housing properties, 17 of which we own as of the date of this prospectus, and three undeveloped parcels of land, one of which we own as of the date of this prospectus;

    •
    certain other tangible and intangible assets used in connection with the student and military housing businesses, including furniture, fixtures and equipment;

    •
    our corporate headquarters and aircraft; and

    •
    the exclusive right to provide consulting services in connection with the management contacts for six student housing properties.

    The exchange of these contributed interests has been accounted for as a reorganization of entities under common control. Accordingly, these contributed assets and assumed liabilities have been recorded at the historical cost of our predecessor entities.

  (B)
  GMH Communities Trust was formed on May 28, 2004 for the purpose of continuing and expanding the business activities of our predecessor entities.

    We expect to qualify as a REIT under the Code, commencing with the taxable year ending December 31, 2004. As a REIT, we generally will not be subject to federal income taxes to the extent we distribute our REIT taxable income to our shareholders. To maintain our REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our REIT taxable income to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property, and the income of our taxable REIT subsidiaries will be subject to taxation at normal corporate rates.

    Upon consummation of this offering, GMH will acquire the general partnership interest in our operating partnership, will own directly or indirectly      % of our operating partnership and will have control over most major decisions of our operating partnership, including decisions related to the sale or refinancing of the properties. Under the partnership agreement governing our operating partnership upon completion of this offering, we may not enter into certain major transactions without the vote of the holders of a majority of the outstanding limited partnership interests in our operating partnership, excluding our interests.

    Upon completion of this offering, we will conduct all of our activities through our operating partnership and taxable REIT subsidiaries.

  (C)
  Reflects the acquisition of the remaining 90% ownership interests in GMH Military Housing-Fort Carson LLC and the contribution of corporate furniture with a net book value of $0.3 million, subject to a $0.2 million note payable as follows:
	Corporate Furniture	GMH Military Housing -Fort Carson LLC	Total
Assets
Cash and cash equivalents	$—	$146	$146
Investments in unconsolidated entities	—	33,237	33,237
Prepaid expenses and other assets	342	—	342

Total assets	$342	$33,383	$33,725

Liabilities and Beneficiaries' Equity
Notes payable	$171	$—	$171
Minority interest	171	33,383	33,554

	$342	$33,383	$33,725

    As part of our formation transactions, Gary M. Holloway contributed his 10% ownership interests in GMH Military Housing—Fort Carson LLC, subject to receipt of a consent from the holder of the remaining 90% interest in the entity, which consent to the original transfer of the interest will become effective upon completion of this offering. In connection with our pending acquisitions, we will acquire the remaining 90% interest in GMH Military Housing—Fort Carson LLC from FW Military Housing LLC in exchange for             units of limited partnership in our operating partnership having a value of $31.0 million. The acquisition of the remaining 90% interest in GMH Military Housing—Fort Carson LLC has been recorded at fair value. The corporate furniture has been recorded at its estimated fair market value, which is not materially different than historical cost.

  (D)
  Reflects the acquisition of 21 student housing properties and an undeveloped parcel of land that we have acquired including four student housing properties in which we currently have a 10% ownership interest, 10 student housing properties that we will acquire, (including five properties that were under construction and placed in service in Fall 2004), and two undeveloped parcels of land with an aggregate value of $631.8 million ($623.6 million of operating properties and $8.2 million of lease intangibles) for $209.8 million of cash, the assumption of $199.6 million of notes payable, the placement of $107.6 million of additional debt, the cash contribution of $94.1 million (includes $1.0 million for purchase of a warrant) by Vornado Realty Trust, net of a $3.7 million placement fee and other costs paid to Vornado Realty Trust, and the contribution of $12.0 million of equity held by Gary M. Holloway at historical book value in the four properties in which we currently have a 10% interest, and the acquisition of the remaining 90% interests in one student housing property from Vornado Realty Trust in exchange for        units of limited partnership interest in our operating partnership having a value of $8.1 million. The cash contribution by Vornado Realty Trust is part of the $159.0 million that Vornado has agreed to contribute to our operating partnership in return for 34,000 Class B partnership units. The properties include the following:

Property Name
Owned assets:	Assets to be acquired:
Campus Club Apartments (1)	Ambling — University Courtyard (Lafayette)
Campus Club—Statesboro	Campus Edge Apartments
Campus Walk (1)(2)	Ambling — University Courtyard (Mankato)
Chapel Ridge	University Centre (3)
Collegiate Hall	University Fields
Melrose Apartments — Phase I and Phase II (4)	University Oaks (3)
Pirate's Cove (1)(2)	University Pointe (3)
University Court	University Reno (3)
University Crescent	University Uptown (3)
University Estates	Wolf Creek — Phase I
University Gables
University Glades
University Greens	Undeveloped parcels of land to be acquired:
University Heights	Orono — College Park
University Lodge	Wolf Creek — Phase II
University Manor
University Mills
University Pines
University Place
University Trails
University Walk (1)(2)

(1)
We currently own a 10% interest in this property. The acquisition of the remaining 90% interest has been recorded at fair value.

(2)
Our ownership of this 10% interest is subject to receipt of a consent from the holder of the remaining 90% interest in this property, which consent will become effective upon completion of this offering.

(3)
Construction recently completed for Fall 2004 delivery.

(4)
Includes an undeveloped parcel of land.

(E)
In connection with the acquisition of 17 of the student housing properties described in Note 1(D) above, we have assumed or will assume $199.6 million of notes payable. These notes bear interest at fixed rates ranging from 4.92% to 8.18% maturing on various dates from April 2010 through June 2014. The $9.4 million adjustment reflects the net difference between the fair value of the notes assumed calculated using a fixed rate of 5.25% and the assumed obligations. The interest rate used to calculate the fair market value of the assumed notes payable was determined based on various assumptions related to market conditions including type, age and location of the buildings and quoted interest rates for debt with similar terms.

(F)
Distribution of a real estate investment with a historical cost of $0.4 million and a net book value of $0.2 million that is owned by one of our predecessor entities but not contributed to our operating partnership in our formation transactions.

  (G)
  Sale of            common shares of GMH Communities Trust for $             per share.
(in thousands)
Proceeds from this offering	$400,000
Less costs:
Underwriting discount	28,000
Other costs	7,000

Net cash proceeds	$365,000

  (H)
  Reflects the redemption of all of Vornado Realty Trust's general and limited partnership interests in our operating partnership in the amount of $96.8 million plus a 16.27% preferred return over a period of approximately six months totaling $13.5 million on the $159.0 million commitment made by Vornado Realty Trust in exchange for 34,000 Class B partnership units per the terms of the partnership agreement. (See Note 1(D)).

  (I)
  Reflects the reclassification of the deficit cash balance arising in connection with the acquisition of the student housing properties noted in 1(D) above as a liability.

  (J)
  Reflects the elimination of the deficit cash balance as a result of proceeds of this offering.

  (K)
  Reflects the repayment of $20.0 million of indebtedness outstanding under Gary M. Holloway's line of credit which was drawn to fund, among other things, the operations of our predecessor entities.

  (L)
  Write-off accrued straight-line rent for leases with related entities not included in our predecessor entities that have been terminated.

  (M)
  Reflects reclassification between minority interest and beneficiaries' equity to present unit holders' ownership percentage in the operating partnership.

  (N)
  Reflects cash payment to Gary M. Holloway he will receive in connection with contributing assets under our formation transactions and pending acquisition and the recapitalization of our operating partnership. Mr. Holloway has agreed to pay all of the cash consideration he receives to certain of our employees, one of our trustee nominees and certain employees of entities affiliated with Mr. Holloway as bonus payments for services performed.

2.    Adjustments to the Unaudited Pro Forma Combined Statement of Operations for the six months ended June 30, 2004.

  (O)
  Reflects the historical combined operations of our predecessor entities, as described in Note 1(A), for the six months ended June 30, 2004.

  (P)
  Reflects the historical operations for the six months ended June 30, 2004 of GMH Military Housing-Fort Carson LLC.

  (Q)
  Reflects the historical revenues and certain expenses for the six months ended June 30, 2004, related to 26 student housing properties currently operating that we have acquired or that we will acquire, including four student housing properties in which we currently have a 10% ownership interest, as follows:

	Collegiate Hall	Davis Portfolio(a)	Dinerstein Portfolio(b)	Campus Club Statesboro	Campus Edge Apartments	Melrose Apartments of Urbana	Ambling Portfolio (c)	Campus Club Apartments	Total
Revenues:
Rental income	$988	$7,466	$15,308	$1,847	$978	$2,004	$2,080	$2,237	$32,908
Other income	164	471	1,390	158	159	126	164	60	2,692

Total revenues	1,152	7,937	16,698	2,005	1,137	2,130	2,244	2,297	35,600
Certain Expenses:
Property operating expenses	455	3,010	4,919	819	502	1,123	860	1,079	12,767
Real estate taxes	90	333	1,296	140	105	249	90	182	2,485
Interest expense	—	—	4,200	—	—	—	346	718	5,264

Total certain expenses	545	3,343	10,415	959	607	1,372	1,296	1,979	20,516

Revenues in excess of certain expenses	$607	$4,594	$6,283	$1,046	$530	$758	$948	$318	$15,084

    (a)
    The Davis Portfolio consists of the following properties; Campus Walk, Pirate's Cove, University Walk, Chapel Ridge, and Wolf Creek — Phase I. Our 10% interest in the Campus Walk, Pirate's Cove and University Walk properties is subject to receipt of a consent from the holder of the remaining 90% interest, which consent will become effective upon completion of this offering.

    (b)
    The Dinerstein Portfolio consists of the following properties; University Court, University Crescent, University Estates, University Gables, University Glades, University Greens, University Heights, University Lodge, University Manor, University Mills, University Pines, University Place, University Trails, and University Fields.

    (c)
    The Ambling Portfolio consists of the following properties: Ambling-University Courtyard (Lafayette) and Ambling-University Courtyard (Mankato).

  (R)
  Reflects an approximate $168,000 reduction in rental revenue, net of an approximate $4,000 adjustment for straight-line rent. These adjustments are associated with leases from related entities that are not included in our predecessor entities. The leases have been terminated.

  (S)
  Reflects elimination of management fees related to four student housing properties in the amount of $390,000 in which we currently own 10% interest, in certain cases subject to receipt of a consent to become effective upon completion of this offering, and that we will acquire the remaining 90% interest in upon completion of our pending acquisitions and this offering, and the elimination of management fees in the amount of $341,000 related to six student housing properties that we have historically managed. Upon completion of this offering, these six student housing properties will be managed by an affiliate of Gary M. Holloway, net of a consulting fee to be paid to us by the affiliate of Gary M. Holloway in the amount of $273,000.

  (T)
  Reflects elimination of a nonrecurring management fee paid to a related entity that is not included in our predecessor entities.

  (U)
  Reflects the reduction in operating expenses and depreciation related to the real estate investment owned by one of our predecessor entities. The investment was not contributed to our operating partnership in connection with our formation transactions. (See Note 1(F)).

  (V)
  Reflects depreciation expense and amortization expense of intangible lease costs related to 21 student housing properties that we have acquired, including four student housing properties in which we currently have a 10% interest subject to receipt of a consent to become effective upon completion of this offering related to three of these properties, and five student housing properties that we will acquire. The costs of the operating properties reflects the adjustment of assumed debt to fair market value as discussed in Note 1(E).

	Cost	Useful Life (in years)	Depreciation and Amortization
Operating properties:
Land	$101,657	—	$—
Building	384,782	40	4,810
Improvements and furniture	9,866	5	986
Properties under development	136,667	—	—

	632,972	—	5,796
Lease intangibles	7,587	Lease terms	2,850

	$640,559		$8,646

  (W)
  Reflects the reduction in interest expense included in the historical revenues and certain expenses of 17 student housing properties that we have acquired or will acquire resulting from adjusting assumed debt in the amount of $199.6 million at fixed rates ranging from 4.92% to 8.18% to a fair market rate of interest of 5.25%. The fair market rate of interest was determined based on various assumptions relating to market conditions including type, age, and location of the buildings and quoted interest rates for debt with similar terms (See Note 1(E)).

  (X)
  Reflects interest expense we will incur with respect to $107.6 million of debt bearing interest at LIBOR, plus 2.05%, placed in connection with the acquisition of six student housing properties, and an undeveloped parcel of land that we have already acquired.

  (Y)
  Reflects the interest expense related to $41.3 million of notes payable that we will assume in connection with the acquisition of three student housing properties in which we currently have a 10% interest, subject to receipt of a consent that will become effective upon completion of this offering, that is not included in the historical revenues and certain expenses of the student housing properties. Of the $41.3 million of notes payable assumed, $8.8 million bears interest at LIBOR plus 2.05% and $32.5 million bears interest at a fixed rate of 4.55%.

  (Z)
  Reflects additional staffing and administrative costs that we expect to incur in connection with our operation as a publicly traded company and anticipated growth. In connection with our formation transactions, certain members of senior management and other employees have been granted rights to receive from Gary M. Holloway, partnership interests in the operating partnership in satisfaction of Mr. Holloway's obligations to them with respect to their profits interests. The value of the consideration to be issued by Gary M. Holloway to the senior executives in satisfaction of those profits interests of approximately $33.2 million will be expensed during the quarter ended September 30, 2004 (See "Our Business and Properties—Our Formation Transactions"). In addition, Gary M. Holloway has committed to pay $4.0 million in bonuses to certain of our employees, a trustee nominee and employees of entities affiliated with Mr. Holloway (See "Certain Relationships and Related Party Transactions—Benefits Received by Our Executive Officers and Trustees in Our Formation Transactions"). This bonus and the anticipated issuance of partnership interests in the operating partnership in satisfaction of the profits interests results in compensation expense in the amount of $37.2 million. These amounts are not included in the pro forma statement of operations for the six months ended June 30, 2004 because they are non-recurring.

  (AA)
  Reflects the elimination of our equity in earnings related to our 10% ownership interest in GMH Military Housing-Fort Carson LLC, the ownership interests in which will be contributed in conjunction with our formation and pending transactions.

3.    Adjustments to the Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 2003.

  (BB)
  Reflects the historical combined operations of our predecessor entities, as described in Note 1(A), for the year ended December 31, 2003.

  (CC)
  GMH Military Housing-Fort Carson LLC did not have any operations during the year ended December 31, 2003.

  (DD)
  Reflects the historical revenues and certain expenses for the year ended December 31, 2003 related to 26 student housing properties currently operating that we have acquired or that we will acquire, including four student housing properties in which we currently have a 10% ownership interest, as follows:

	Collegiate Hall	Davis Portfolio(a)	Dinerstein Portfolio(b)	Campus Club Statesboro	Campus Edge Apartments	Melrose Apartments of Urbana	Ambling Portfolio (c)	Campus Club Apartments	Total
Revenues:
Rental income	$1,886	$10,088	$25,494	$4,172	$561	$3,983	$2,893	$4,599	$53,676
Other income	244	414	2,571	180	139	184	230	126	4,088

Total revenues	2,130	10,502	28,065	4,352	700	4,167	3,123	4,725	57,764
Certain Expenses:
Property operating expenses	885	5,047	9,848	1,828	510	2,249	1,553	2,141	24,061
Real estate taxes	180	855	2,446	281	11	498	81	407	4,759
Interest expense	—	—	8,024	—	—	—	704	1,426	10,154

Total certain expenses	1,065	5,902	20,318	2,109	521	2,747	2,338	3,974	38,974

Revenues in excess of certain expenses	$1,065	$4,600	$7,747	$2,243	$179	$1,420	$785	$751	$18,790

    (a)
    The Davis Portfolio consists of the following properties: Campus Walk, Pirate's Cove, University Walk, Chapel Ridge, and Wolf Creek — Phase I. Our ownership of the 10% interest in Campus Walk, Pirate's Cove and University Walk properties is subject to receipt of a consent from the holder of the remaining 90% interest in these properties, which consent will become effective upon completion of this offering.

    (b)
    The Dinerstein Portfolio consists of the following properties: University Court, University Crescent, University Estates, University Gables, University Glades, University Greens, University Heights, University Lodge, University Manor, University Mills, University Pines, University Place, University Trails, and University Fields.

    (c)
    The Ambling Portfolio consists of the following properties: Ambling-University Courtyard (Lafayette) and Ambling-University Courtyard (Mankato).
  (EE)
  Reflects an approximate $334,000 reduction in rental revenue, net of an approximate $7,000 adjustment for straight-line rent. These adjustments are associated with leases from related entities that are not included in our predecessor entities. The leases have been terminated.

  (FF)
  Reflects elimination of management fees related to four student housing properties in the amount of $252,000 in which we currently own a 10% interest, in certain cases subject to receipt of a consent to become effective upon completion of this offering, and that we will acquire the remaining 90% interest in upon completion of our pending transactions and this offering and the elimination of management fees in the amount of $752,000 related to six student housing properties that we have historically managed, which upon completion of this offering, will be managed by an affiliate of Gary M. Holloway, net of a consulting fee to be paid to us by the affiliate of Gary M. Holloway in the amount of $602,000.

  (GG)
  Reflects elimination of a nonrecurring management fee paid to a related entity that is not included in our predecessor entities.

  (HH)
  Reflects the reduction in operating expenses and depreciation related to the real estate investment owned by one of our predecessor entities. The investment was not contributed to our operating partnership in connection with our formation transactions. (See Note 1(F)).

  (II)
  Reflects depreciation expense and amortization expense of intangible lease costs related to 21 student housing properties that we have acquired, including four student housing properties in which we currently have a 10% interest, subject to receipt of a consent to become effective upon completion of this offering related to three of these properties, and five student housing properties that we will acquire. The costs of the operating properties reflects the adjustment of assumed debt to fair market value as discussed in Note 1(E).

	Cost	Useful Life (in years)	Depreciation and Amortization
Operating properties:
Land	$101,657	—	$—
Building	384,782	40	9,620
Improvements and furniture	9,866	5	1,972
Properties under development	136,667	—	—

	632,972	—	11,592
Lease intangibles	7,587	Lease terms	5,700

	$640,559		$17,292

  (JJ)
  Reflects the reduction in interest expense included in the historical revenues and certain expenses of 17 student housing properties that we have acquired or will acquire resulting from adjusting assumed debt in the amount of $199.6 million at fixed rates ranging from 4.92% to 8.18% to a fair market rate of interest of 5.25%. The fair market rate of interest was determined based on various assumptions relating to market conditions including type, age, and location of the buildings and quoted interest rates for debt with similar terms. (See Note 1(E)).

  (KK)
  Reflects interest expense we will incur with respect to $107.6 million of debt bearing interest at LIBOR, plus 2.05%, placed in connection with the acquisition of six student housing properties and an undeveloped parcel of land that we have already acquired.

  (LL)
  Reflects the interest expenses related to $41.3 million of notes payable that we will assume in connection with the acquisition of three student housing properties in which we currently have a 10% interest that is not included in the historical revenues and certain expenses of the student housing properties. Of the $41.3 million of notes payable assumed, $8.8 million bears interest at LIBOR plus 2.05% and $32.5 million bears interest at a fixed rate of 4.55%.

  (MM)
  Reflects additional staffing and administrative costs that we expect to incur in connection with our operation as a publicly traded company and anticipated growth. In connection with our formation transactions, certain members of senior management and other employees have been granted rights to receive, from Gary M. Holloway, partnership interests in the operating partnership in satisfaction of Mr. Holloway's obligations to them with respect to their profits interests. The value of the consideration to be issued by Gary M. Holloway to the senior executives in satisfaction of these profits interests of approximatly $33.2 million will be expensed during the quarter ended September 30, 2004 (See "Our Business and Properties—Our Formation Transactions"). In addition, Gary M. Holloway has committed to pay $4.0 million in bonuses to certain of our employees, a trustee nominee and employees of entities affiliated with Mr. Holloway (See "Certain Relationships and Related Transactions—Benefits Received by Our Executive Officers and Trustees in Our Formation Transactions"). This bonus and the anticipated issuance of partnership interests in the operating partnerships in satisfaction of the profits interests results in compensation expense in the amount of $37.2 million. These amounts are not included in the pro forma statements of operations for the six months ended June 30, 2004 because they are non-recurring.

  (NN)
  Reflects a nonrecurring gain on sale of an asset included in the equity in earnings of unconsolidated entities.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the financial statement and unaudited pro forma financial information, and related notes, appearing elsewhere in this prospectus. Our operating partnership, GMH Communities, LP, commenced operations on July 27, 2004, and, upon completion of this offering, GMH Communities Trust, through a wholly owned subsidiary, will become the sole general partner of GMH Communities, LP and will contribute the net proceeds from this offering to GMH Communities, LP in exchange for limited partnership interests. The historical operations described in this prospectus refer to the operations of College Park Management, Inc., GMH Military Housing, LLC and its wholly owned subsidiaries, 353 Associates, LP and Corporate Flight Services, LLC, collectively referred to as our predecessor entities. We have described our operations in this prospectus as if the historical operations of our predecessor entities were conducted by us. Our operating partnership currently owns and operates the assets we will own once we become its sole general partner, and which were owned by our predecessor entities prior to our formation transactions. Where appropriate, the following discussion includes an analysis of the effects of our pending acquisitions and this offering. These effects are reflected in the unaudited pro forma combined financial information appearing elsewhere in this prospectus. This discussion also analyzes the effects of certain matters that may occur following the completion of this offering.

Overview

        We are a self-advised, self-managed, specialty housing company that will focus on providing housing to college and university students residing off-campus and to members of the U.S. military and their families. Through our operating partnership, we will own and operate our student housing properties, provide property management services to certain other owners of student housing properties, including colleges, universities and other private owners, and own minority interests in joint ventures that own our military housing privatization projects. Additionally, through our subsidiaries, we will provide development, construction, renovation and management services for our military housing privatization projects, and property management services to certain other owners of student housing properties, including colleges, universities, and other private owners, as well as certain noncustomary services for our student housing properties. We intend to be a leading provider of housing, lifestyle and community solutions for students and members of the U.S. military and their families.

        As a result of the various formation transactions and subsequent acquisitions, our results of operations in future periods will reflect significantly higher revenues and expenses than that reflected in our predecessor entity financial statements.

        Currently, our operations are managed within two segments: (1) student housing and (2) military housing, which provides an effective platform for maximizing market penetration and optimizing operating economies of scale. In addition, we report the activities of certain of our corporate departments separately because they provide services that support our overall operations.

        The student housing segment acquires, owns and manages premium off-campus student housing properties strategically located in close proximity to college or university campuses throughout the United States. In connection with our formation transactions, as of the date of this prospectus with regard to our student housing segment, we:

  •
  own 17 student housing properties containing a total of 10,253 beds and one undeveloped parcel of land;

  •
  own a 10% interest in four student housing properties containing 2,892 beds and have agreements to acquire the remaining 90% interest in these properties;

  •
  have agreements under which we will earn fees for providing development, construction, renovation and management services for four military housing privatization projects currently in operation, encompassing six military bases totaling in the aggregate 7,192 military housing units;

  •
  own, through a subsidiary of our operating partnership, equity interests in the joint ventures that own the four military housing projects currently in operation;

  •
  have the exclusive right to negotiate agreements under which we would earn fees for providing development, construction, renovation and management services for, and invest through a subsidiary of our operating partnership in, an additional three military housing privatization projects, encompassing 12 military bases totaling in the aggregate 8,086 military housing units;

  •
  have agreements to manage 19 student housing properties owned by others containing a total of 13,807 beds;

  •
  have agreements to acquire 13 student housing properties owned by others containing a total of 8,571 beds;

  •
  have a non-binding letter of intent to acquire one additional student housing property containing a total of 792 beds; and

  •
  have agreements to acquire two undeveloped parcels of land for student housing properties that we estimate, when developed, will contain a total of 1,128 beds.

        We also expect to acquire additional student housing properties and other assets as described in connection with our pending acquisitions. See "Our Business and Properties—Our Pending Acquisitions." With respect to our ownership of a 10% interest in three student housing properties and equity interests in a joint venture that owns one of our four military housing projects currently in operation, as referenced above, our ownership is subject to receipt of consents from the holders of the remaining 90% interests, which consents to the original transfer of the assets will become effective upon completion of this offering.

        Historically, revenues generated by our student housing segment related primarily to several types of fee income we earned by managing properties for related parties and third parties. We earn management fees as a percentage of cash receipts or gross rental revenues generated by the managed properties, or as a fixed monthly amount, according to the management agreements for the properties we manage. In addition, we earn asset management fees, which are a fixed annual amount, for certain managed properties owned by related parties. We also have the ability to earn incentive management fees by achieving specified property-level performance criteria for certain properties we manage for third parties. In addition, certain operating expenses incurred related to properties we manage for others are reimbursed by the owners of the properties managed. We expect to continue generating fee income revenue and operating expense reimbursements from the 19 properties containing a total of 13,807 beds that we manage for others pursuant to agreements that our operating partnership acquired in connection with our formation transactions.

        Through our acquisition of the 17 properties, and 10% interest in four student housing properties, in certain cases subject to receipt of a consent that will become effective upon completion of this offering, that we have acquired since our formation transactions and the 13 properties we expect to own after completion of our pending acquisitions and this offering, we expect our rental revenue to increase substantially. While we will manage the properties we own, we will not recognize any fee income from their management. Instead, the rent payments we receive as a result of our ownership of these properties will be reflected in our revenue. Additionally, operating expenses, real estate taxes and depreciation and amortization are expected to increase as a result of these acquisitions. Further, interest expense would be expected to increase as a result of any additional debt assumed or new debt obtained.

        Our military housing segment develops, constructs, renovates and manages military housing projects in which we acquire interests principally through the award of military housing privatization projects. With regard to our military housing segment, we:

  •
  have agreements under which fees will be earned for providing development, construction/renovation and management services for four military housing privatization projects currently in operation, encompassing six military bases totaling in the aggregate 7,192 military housing units;

  •
  own, through a subsidiary of our operating partnership, equity interests in the joint ventures that own the four military housing projects currently in operation; and

  •
  have the exclusive right to negotiate agreements under which fees will be earned for providing development, construction, renovation and management services for, and invest through a subsidiary of our operating partnership in, an additional three military housing privatization projects, encompassing 12 military bases totaling in the aggregate 8,086 military housing units.

        Our military housing segment began generating revenue in the fourth quarter of 2003. Revenue from our military housing segment will be comprised primarily of fee income earned by a taxable REIT subsidiary, GMH Military Housing, LLC, by developing, constructing/renovating and managing properties located at each military housing privatization project owned by one of our joint ventures and, to a lesser extent, from returns on the equity we invest in a particular project. Our taxable REIT subsidiary, GMH Military Housing, LLC, will earn the following types of fees and other amounts:

  •
  standard management fees, computed as a percentage of the revenues generated by the project,

  •
  incentive management fees based on the achievement of specified performance criteria,

  •
  standard development fees,

  •
  incentive development and construction/renovation fees,

  •
  business development fees paid to us by companies with which we have joint venture relationships in reimbursement for business development efforts and expenses for pursuing military housing privatization projects, and calculated as a fixed fee component and a component based on a percentage of certain development costs incurred by military housing projects, and

  •
  a preferred return on our investments in the joint ventures that own the projects, although we expect that these amounts will contribute to our operating performance to a lesser extent than the fee income our taxable REIT subsidiary earns from the projects.

        In addition, we also receive operating expense reimbursements, consisting primarily of closing costs as well as transition costs we incur for the project in the 30- to 90-day period preceding the initiation of our management of the project. Typically, at the time we initiate management, our project reimburses us for these amounts from the proceeds of the debt financing the project raises to finance its operations.

        We perform certain services, including management, development, renovation and construction related to military housing projects and management services provided to certain owners of student housing properties through our taxable REIT subsidiaries. In order to comply with the applicable requirements under the REIT provisions of the Code, we must limit the operations of our military housing business and our student housing management business so that securities issued to us by our taxable REIT subsidiaries do not represent more than 20% of our total assets as of the close of any quarter in our taxable year and so that dividends from our taxable REIT subsidiaries, together with our other nonqualifying gross income, does not exceed 25% of our gross income for any taxable year.

        In connection with our formation transaction on July 27, 2004, we entered into a contribution agreement with Vornado Realty Trust whereby Vornado agreed to contribute up to $159.0 million to our operating partnership in exchange for Class B partnership interests and a warrant. Under the terms of the partnership agreement with Vornado, the partnership may redeem Vornado's partnership interests provided it pays to Vornado a 16.27% preferential annualized return on the entire $159.0 million commitment for the agreed upon initial period of approximately six months, net of an 8% preferred return paid monthly on the actually contributed funds. Our historical results through June 30, 2004 do not reflect the anticipated increase in minority interest expense associated with the preferred returns.

Critical Accounting Policies

        Management's Discussion and Analysis of Financial Condition and Results of Operations discusses our predecessor entities' combined financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While the estimates and judgments associated with the application of these accounting principles may be affected by different assumptions or conditions, we believe the estimates and judgments associated with the reported amounts are appropriate under the circumstances in which they were made. In addition, other companies in similar businesses may utilize different estimation policies and methodologies, which may impact the comparability of our results of operations and financial condition to those companies.

        The following policies require significant judgment and estimates on our part in preparing the combined financial statements of our predecessor entities. Changes in these judgments and estimates could have a material effect on these financial statements. Certain elements of these policies have not been applicable to the combined financial statements of our predecessor entities, however we expect them to require significant judgments and estimates on our part as we prepare our consolidated financial statements in the future.

Revenue Recognition

  Student Housing

        Student housing revenue includes standard and incentive management fees, asset management fees and reimbursements of certain operating expenses. These sources of revenue are described in greater detail below:

  •
  Standard management fees are based on a percentage of monthly cash receipts or gross monthly rental revenues generated by the properties managed for others;

  •
  Incentive management fees are earned as a result of the achievement of certain operating performance criteria by the managed properties, including targeted annual debt service coverage ratios;

  •
  Asset management fees are based on a percentage of the gross carrying value of the properties managed and are earned on a monthly basis; and

  •
  Operating expense reimbursements are comprised primarily of salary and related costs of property-level employees working at certain properties we manage for others, the cost of which is reimbursed by the owners of the related properties. Operating expense reimbursements are accrued as the related expenses are incurred.

        Student housing rental revenue is recognized when due over the lease terms, which are generally 12 months or less.

  Military Housing

        Military housing revenues currently are earned only from the provision of services to our military housing privatization projects and include the following:

  •
  Standard and incentive monthly management fees based on a percentage of revenue from BAH generated by the military housing privatization projects. Incentive management fees are based upon the satisfaction of certain criteria including, among other things, satisfying designated benchmarks relating to emergency work order response, occupancy rates, home turnover and resident satisfaction surveys. We accrue our estimate of incentive management fees earned on a monthly basis based on our determination that we believe we have satisfied the various criteria stipulated in the management contract.

  •
  Development and construction/renovation fees based on a percentage of development and construction/renovation costs incurred by the military housing privatization projects including hard and soft costs and financing costs. Incentive development and construction/renovation fees are based upon the satisfaction of certain criteria including, among other things, completing a number of houses according to schedule, achieving specific safety records and implementing small business or minority subcontracting plans. We accrue our estimate of incentive development and construction/renovation fees to be paid on a quarterly and annual basis based on our determination that we have satisfied the various criteria stipulated in the contract.

  •
  Business development fees paid to us by companies with which we have joint venture relationships in reimbursement for business development efforts and expenses for pursuing military housing privatization projects, and calculated as a fixed fee component and a component based on a percentage of certain development costs incurred by the military housing projects.

  •
  Operating expense reimbursements includes the reimbursement of expenses incurred in connection with the transition phase of beginning the operations of military housing projects in accordance with an approved budget and closing costs incurred in connection with finalizing agreements for the military housing privatization projects. These amounts are reimbursed by the DoD at the time of closing the project. In addition, salary and related costs of individuals who work at the military housing projects are accrued as reimbursements as the related expenses are incurred.

  •
  Preferred returns on our equity contributions to the military housing privatization projects are recognized as earned.

        Deferred costs are subject to estimation and judgment. Management makes determinations as to which costs are eligible for reimbursement and at what level they will be reimbursed. Management considers various factors in making these estimates and judgments, including the terms of the specific contract and historical experience as to which costs are recoverable.

Real Estate Investments

        Real estate investments are carried at cost, net of accumulated depreciation. Cost for acquired assets includes the purchase price and closing costs. The exchange of contributed interests has been accounted for as a reorganization of entities under common control. Accordingly, the contributed assets and assumed liabilities have been recorded at the historical cost of our predecessor entities. Routine repair and maintenance expenditures that do not improve the value of the property or extend its useful life, including turnover costs such as cleaning, interior painting and carpeting of units will be expensed as incurred. We will capitalize expenditures to be incurred that will improve the value and extend the useful life of a property. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is 40 years for buildings and five years for improvements and furniture. Acquisitions of real estate investments will be recorded under the purchase method of accounting, and the purchase price will be allocated to land, buildings, improvements, furniture and intangible assets on a relative fair value basis.

        The purchase price of properties to be purchased by our operating partnership will be allocated to net tangible and identified intangible assets based on relative fair values in accordance with Statement of Financial Accounting Standards No. 141 ("SFAS 141"), Business Combinations. Fair value estimates will be based on information obtained from a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. Information obtained about each property as a result of due diligence, marketing and leasing activities also will be considered.

        The value of in-place leases will be based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. As lease terms typically will be 12 months or less, rates on in-place leases generally approximate market rental rates. Factors considered in the valuation of in-place leases include an estimate of carrying costs during the expected lease-up periods considering current market conditions, nature of the tenancy, and costs to execute similar leases. Carrying costs will include estimates of lost rentals at market rates during the expected lease-up period, as well as real estate taxes, insurance and other operating expenses. The value of in-place leases will be amortized to expense over the remaining initial term of the respective leases.

        Purchase prices of properties to be acquired are not expected to be allocated to tenant relationships considering the terms of the leases and the expected levels of renewals.

        In accordance with Statement of Financial Accounting Standards No. 144 ("SFAS 144"), Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as real estate investments and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. These circumstances may include, but are not limited to, operational performance, market conditions and competition from other off-campus properties and on-campus housing, legal and environmental concerns, and results of appraisals or other information obtained as part of a financing or disposition strategy. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying value of the asset exceeds the fair value of the asset determined using customary valuation techniques, such as the present value of expected future cash flows. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and no longer would be depreciated. The assets and liabilities relating to assets classified as held-for-sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Allowance for Doubtful Accounts

        We estimate the collectibility of receivables generated by rental and other income as a result of the operation of our student housing properties based upon the specific identification of tenants who are delinquent in their payments as well as a reserve for all other amounts. If we believe that the collectibility of certain amounts is questionable, we record a specific reserve for these amounts to reduce the amount outstanding to an amount we believe will be collectible and a reserve for all accounts based on a range of percentages applied to aging categories, which will be based on historical collection and write-off experience.

        We also evaluate the collectibility of fee income generated by the management of student housing properties owned by others and through the provision of development, construction, renovation, and management services to our military housing privatization projects based upon the individual facts and circumstances, including the contractual right to receive such amounts in accordance with the terms of the various contracts and record a reserve for specific amounts, if necessary.

Mortgage Notes Payable

        We will estimate the fair value of the notes payable we assume in connection with the acquisitions of properties and record the debt assumed at its fair value with the corresponding difference between the estimated fair value and assumed carrying value of the mortgage notes payable as an adjustment to the purchase price of the related property. Fair value of assumed mortgage notes payable will be determined based on various assumptions related to market conditions including the type, age, and location of the mortgaged building and quoted interest rates for debt with similar terms.

Minority Interest

        We account for distributions to limited partnership unitholders as a reduction in minority interest.

        Minority interest as initially reported represents the net equity of the operating partnership, after contributions by the holders of limited partnership units and the REIT, multiplied by the ownership percentage of holders of limited partnership units in the operating partnership. If the minority interest's share of a current year loss would cause the minority interest balance to be less than zero, the minority interest balance would be reported as zero unless there is an obligation of the minority interest to make good on those losses. Any losses in excess of the minority interest would be charged against the majority interest. If future earnings materialize, the majority interest would be credited for all earnings up to the amount of those losses previously absorbed.

Joint Ventures

        The Company evaluates each of its joint ventures to determine if the underlying entity is a variable interest entity ("VIE") as defined under FASB Interpretation No. 46 ("FIN 46"). If an entity is deemed to be a VIE pursuant to FIN 46, the venture partner that absorbs a majority of the expected losses of the VIE is deemed to be the primary beneficiary and must consolidate the VIE. If the entity is not a VIE, the entity is evaluated for consolidation based on controlling voting interests. If the Company has the majority voting interest with the ability to control operations and where no approval, veto or other important rights have been granted to other holders, the entity would be consolidated. The Company is not the primary beneficiary of any VIE's nor does it have controlling voting interests in any of its joint ventures. Therefore, the Company accounts for all its current joint ventures under the equity method of accounting. Under the equity method, the investments are recorded initially at the Company's cost and subsequently adjusted for the Company's net equity in income and cash contributions and distributions.

Income Taxes

        We will elect to treat certain of our corporate subsidiaries as taxable REIT subsidiaries. In general, a taxable REIT subsidiary may perform real estate and non-real estate-related business, except for the operation or management of health care facilities or lodging facilities or the provision to any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Upon completion of this offering, GMH Military Housing, LLC and College Park Management TRS, Inc. will elect to be treated as taxable REIT subsidiaries. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate tax rates.

Results of Operations

        During the period from 2001 through 2003, our student housing business focused primarily on property management for related parties and others. Numerous of these properties were disposed of due to the investment criteria of certain equity partners, resulting in contraction in this segment of our business. In 2003, we redirected our focus in the student housing business and now are an owner/operator of student housing in addition to being a provider of management services. While our student housing segment was profitable throughout the periods presented, profitability was declining due to the reduced number of properties. We acquired numerous properties in July 2004 that will significantly expand our portfolio and believe that the improving trend in profitability will continue and improve significantly as all of these properties commence operations.

        During the period from 2001 through 2003, we invested significant resources to pursue military housing contracts. We increased our planning, execution and management teams to address the needs of this segment. While we were awarded numerous contracts, no income was recognized until the fourth quarter of 2003. As of June 30, 2004, four projects were operational and this segment of our business started to generate income. While we continued to invest significant resources to pursue military contracts in 2004, the net income generated by the operational projects more than exceeded the costs of pursuing new contracts. We believe that this trend will continue throughout 2004.

Comparison of the Three Months Ended June 30, 2004
to the Three Months Ended June 30, 2003

	For the Three Months Ended June 30,
	2004				2003
	Student Housing	Military Housing	Corporate	Total	Student Housing	Military Housing	Corporate	Total
	(in thousands)
Revenue
Fee income:
Related parties	$450	$1,802	$—	$2,252	$508	$—	$—	$508
Third parties	1,982	325	—	2,307	628	—	—	628
Operating expense reimbursements	2,222	6,193	49	8,464	2,073	—	49	2,122
Rental revenue	—	—	136	136	—	—	148	148
Other income	—	—	119	119	24	—	10	34

Total revenue	4,654	8,320	304	13,278	3,233	—	207	3,440
Expenses
Operating expenses	2,405	6,128	138	8,671	1,859	383	123	2,365
Depreciation	5	8	200	213	6	—	200	206
Interest	—	—	68	68	—	—	73	73
Administrative expenses	1,494	1,693	247	3,434	1,329	1,009	467	2,805

Total expenses	3,904	7,829	653	12,386	3,194	1,392	863	5,449

Operating income (loss)	750	491	(349)	892	39	(1,392)	(656)	(2,009)
Equity in income of joint venture	—	16	—	16	—	—	—	—

Net income (loss)	$750	$507	$(349)	$908	$39	$(1,392)	$(656)	$(2,009)

Student Housing

        Revenue. Historically, fee income has related primarily to management fees. Our standard management fees are typically based on a percentage of monthly cash receipts or gross monthly rental revenues generated by the properties managed for others. In addition, we earn asset management fees based on the historical cost of certain properties we manage for related parties. For certain properties we manage for third parties, we also have the ability to earn incentive management fees, which like our standard management fees, are based on the gross rental revenue of these properties.

        Fee income from related parties of $0.5 million in the three month period ended June 30, 2004, consisting of $0.4 million of standard management fees and $0.1 million of asset management fees, was comparable to the same period of 2003. Fee income from third parties was $2.0 million for the three month period ended June 30, 2004 as compared to $0.6 million in the comparable period of 2003. This increase was the result of a successful property tax appeal by a certain third party owner. The favorable outcome of this appeal resulted in increased cash flow at the properties, thereby enabling us to collect $1.1 million in fees related to prior periods for which recovery was previously deemed uncertain.

        We expect management and asset management fees to contribute less significantly to total revenues in the future given the expected growth in rental revenue from our operation of the properties to be owned and the fact that we will only manage properties owned by related parties and others on a limited basis following completion of our formation and pending transactions.

        Operating expense reimbursements consist primarily of reimbursements for payroll expenses related to personnel providing on-site management services for certain properties we manage, but do not own as well as other reimbursable costs relating to specific transactions. We recognize revenue from reimbursements for payroll expenses as incurred and typically receive payments of these amounts currently from the cash receipts or gross rental revenue of the managed properties.

        Operating expense reimbursements increased to $2.2 million in the three month period ended June 30, 2004 from $2.1 million in the comparable period of 2003 primarily due to payroll reimbursements attributable to the six properties acquired by related parties during the period from May 2003 through February 2004. We paid the cost of on-site personnel for these properties and were reimbursed by the owners of the properties. There was no effect on the operating expense reimbursements resulting from the disposition of the 12 properties owned by related parties because the on-site personnel were employees of the entities that owned the properties.

        Now that we have completed our formation transactions, we expect rental revenue from the properties we own to contribute more significantly to our operating results. Accordingly, we expect operating expense reimbursements, which relate to properties we manage but do not own, to become less significant.

        Expenses. Operating expenses increased to $2.4 million in the three month period ended June 30, 2004 from $1.9 million in the comparable period of 2003. The $0.5 million increase primarily reflects an increase in payroll costs associated with the acquisition of the six properties by related parties during the period from May 2003 to February 2004. We paid the cost of on-site personnel for these properties and were reimbursed by the owners of the properties.

        Administrative expenses increased to $1.5 million in the three month period ended June 30, 2004 from $1.3 million in the comparable period of 2003 primarily due to the net increase in the number of properties managed. We anticipate these expenses to increase as the number of student housing properties we own and manage increases.

Military Housing

        Revenue. We began operating the Fort Stewart and Hunter Army Airfield project in early-November 2003 and purchased an ownership interest in the Fort Carson project in late-November 2003. The Fort Hamilton project began operating in June 2004. We generate revenue from our military housing privatization projects primarily from fees we earn that are paid to us by the project and, to a lesser extent after the completion of the initial development period, from returns on the equity we invest in a project.

        For managing a military housing privatization project, we earn a standard management fee, typically 2% to 3% of the project's revenues derived from BAH. We have the ability to earn an incentive-based subordinated management fee, typically 2% to 3% of the project's revenue derived from BAH, if the project satisfies its debt service obligations and achieves certain performance benchmarks. We also earn development fees, typically 4% of total development costs, including architectural, engineering and construction costs. In addition, we earn fees from a project for the construction/renovation services we provide, typically up to 4% of the total construction/renovation costs, respectively.

        Fee income totaled $1.8 million in the three month period ended June 30, 2004. Of this amount, $0.9 million related to the Fort Stewart and Hunter Army Airfield project and $0.6 million related to the Fort Carson project, both of which commenced operations in the fourth quarter of 2003, and $0.3 million related to the Fort Hamilton project, which commenced operations in June 2004. None of these projects was operational in the second quarter of 2003. Third party fee income, consisting of standard development fees, totaled $0.3 million in the three month period ended June 30, 2004. No such fees were earned in the comparable period of 2003.

        Operating expense reimbursements totaled $6.2 million in the three month period ended June 30, 2004. Of this amount, $0.6 million related to the Fort Stewart and Hunter Army Airfield project and $4.6 million related to the Fort Carson project, both of which commenced operations in the fourth quarter of 2003, $0.6 million related to the Fort Hamilton project, which commenced operations in June 2004, and $0.4 million related to costs incurred in the development of the overall community plan for the Walter Reed Army Medical Center/Fort Detrick project. No such reimbursements were recognized in the second quarter of 2003.

        Expenses. Operating expenses totaled $6.1 million in the three month period ended June 30, 2004. Of this amount, $0.5 million related to the Fort Stewart and Hunter Army Airfield project and $4.6 million related to the Fort Carson project, $0.6 million related to the Fort Hamilton project, and $0.4 million related to costs incurred on the development of the overall community plan for the Walter Reed Army Medical Center/Fort Detrick project. None of these projects was operational in the comparable period of 2003. The $0.4 million expense in the three month period ended June 30, 2003 relates to costs incurred in the unsuccessful pursuit of an additional project.

        Administrative expenses increased to $1.7 million in the three month period ended June 30, 2004 from $1.0 million in the comparable period of 2003, primarily due to staffing increases relating to expansion of the planning, execution and management teams to address the needs of the military housing segment.

Corporate

        We report the activities of certain of our corporate departments separately because they provide services that support our overall operations. We own our corporate headquarters and lease portions of it to related parties that are not included in our predecessor entities. Accordingly, we report the operations and other elements of our ownership of our corporate headquarters together with our corporate departments. We also include with our corporate departments unallocated portions of the cost of administrative and other personnel, such as senior executives responsible for our overall management, accounting, legal, human resources and information technology, that provide services in support of our overall operations as well as the unallocated portion of the cost of our corporate aircraft.

        Rental revenue and operating expense reimbursements, recognized with respect to the portions of our corporate headquarters leased to related parties, aggregated $0.2 million in the three month period ended June 30, 2004 and were comparable to the three month period ended June 30, 2003. Other income, which consists primarily of fees from related parties for use of our corporate aircraft, was $0.1 million in the three month period ended June 30, 2004. Other income in the three month period ended June 30, 2003 was minimal. Operating expenses, which primarily relate to our corporate aircraft, totaled $0.1 million in the three month period ended June 30, 2004 and were comparable to the three month period ended June 30, 2003. In addition, depreciation, relating primarily to our corporate aircraft, of $0.2 million in the three month period ended June 30, 2004 was comparable to the three month period ended June 30, 2003. Interest expense of $0.1 million in the three month period ended June 30, 2004 was comparable to the three month period ended June 30, 2003.

Comparison of the Six Months Ended June 30, 2004
to the Six Months Ended June 30, 2003

	For the Six Months Ended June 30,
	2004				2003
	Student Housing	Military Housing	Corporate	Total	Student Housing	Military Housing	Corporate	Total
	(in thousands)
Revenue
Fee income:
Related parties	$823	$2,310	$—	$3,133	$1,451	$—	$—	$1,451
Third parties	2,670	650	—	3,320	1,319	—	—	1,319
Operating expense reimbursements	4,291	7,148	97	11,536	3,566	—	97	3,663
Rental revenue	—	—	270	270	—	—	291	291
Other income	43	—	263	306	84	—	240	324

Total revenue	7,827	10,108	630	18,565	6,420	—	628	7,048
Expenses
Operating expenses	4,497	7,122	252	11,871	3,370	824	241	4,435
Depreciation	11	8	399	418	12	—	399	411
Interest	—	—	157	157	—	—	184	184
Administrative expenses	2,633	2,807	585	6,025	2,664	1,675	718	5,057

Total expenses	7,141	9,937	1,393	18,471	6,046	2,499	1,542	10,087

Operating income (loss)	686	171	(763)	94	374	(2,499)	(914)	(3,039)
Equity in income of joint venture	—	46	—	46	—	—	—	—

Net income (loss)	$686	$217	$(763)	$140	$374	$(2,499)	$(914)	$(3,039)

Student Housing

        Revenue. Fee income from related parties was $0.8 million in the six month period ended June 30, 2004, consisting of $0.6 million of standard management fees and $0.2 million of asset management fees, as compared to $1.5 million in the comparable period of 2003, consisting of $1.1 million of standard management fees and $0.4 million of asset management fees. The $0.5 million decrease in standard management fees and the $0.2 million decrease in asset management fees resulted primarily from the disposition of 13 properties owned by related parties during the period from February 2003 through January 2004 due to the investment criteria of certain equity partners in these properties. Of these 13 properties disposed of, three were disposed of after June 30, 2003. This decrease was partially offset by the acquisition of six properties by related parties during the period from May 2003 through February 2004. Fee income from third parties was $2.7 million for the six month period ended June 30, 2004 as compared to $1.3 million in the comparable period of 2003. This increase was the result of a successful property tax appeal by a certain third party owner. The successful outcome of this appeal enabled us to collect $1.1 million in fees related to prior periods for which recovery was previously deemed uncertain.

        Operating expense reimbursements increased to $4.3 million in the six month period ended June 30, 2004 from $3.6 million in the comparable period of 2003 primarily due to payroll reimbursements attributable to the six properties acquired by related parties during the period from May 2003 through February 2004. We paid the cost of on-site personnel for these properties and were reimbursed by the owners of the properties. There was no effect on the operating expense reimbursements resulting from the disposition of the 12 properties owned by related parties because the on-site personnel were employees of the entities that owned the properties.

        Expenses. Operating expenses increased to $4.5 million in the six month period ended June 30, 2004 from $3.4 million in the comparable period of 2003. The $1.1 million increase primarily reflects an increase in payroll costs associated with the acquisition of the six properties by related parties during the period from May 2003 to February 2004. We paid the cost of on-site personnel for these properties and were reimbursed by the owners of the properties.

        Administrative expenses of $2.6 million in the six month period ended June 30, 2004 were comparable to the same period of 2003.

Military Housing

        Revenue. Fee income totaled $2.3 million in the six month period ended June 30, 2004. Of this amount, $1.3 million related to the Fort Stewart and Hunter Army Airfield project, $0.6 million related to the Fort Carson project, and $0.4 million related to the Fort Hamilton project. None of these projects was operational in the comparable period of 2003. Third party fee income, consisting of standard business development fees, totaled $0.7 million in the six month period ended June 30, 2004. No such fees were earned in the comparable period of 2003.

        Operational expense reimbursements totaled $7.1 million in the six month period ended June 30, 2004. Of this amount, $1.2 million related to the Fort Stewart and Hunter Army Airfield project and $4.7 million related to the Fort Carson project, both of which commenced operations in the fourth quarter of 2003, $0.8 million related to the Fort Hamilton project, which commenced operations in June 2004, and $0.4 million related to reimbursement of costs incurred in the development of the overall community plan for the Walter Reed Army Medical Center/Fort Detrick project. No such reimbursements were recognized in the comparable period of 2003.

        Expenses. Operating expenses totaled $7.1 million in the six month period ended June 30, 2004. Of this amount, $1.2 million related to the Fort Stewart and Hunter Army Airfield project and $4.7 million related to the Fort Carson project, $0.8 million related to the Fort Hamilton project, and $0.4 million related to costs incurred on the development of the overall community plan for the Walter Reed Army Medical Center/Fort Detrick project. None of these projects were operational in the comparable period of 2003. The $0.8 million expense in the six month period ended June 30, 2003 related to costs incurred in the unsuccessful pursuit of an additional project.

        Administrative expenses increased to $2.8 million in the six month period ended June 30, 2004 from $1.7 million in the comparable period of 2003, primarily due to staffing increases relating to expansion of the planning, execution and management teams to address the needs of the military housing segment.

Corporate

        Rental revenue and operating expense reimbursements, recognized with respect to the portions of our corporate headquarters leased to related parties, aggregated $0.4 million in the six month period ended June 30, 2004 and were comparable to the six month period ended June 30, 2003. Other income, which consists primarily of fees from related parties for use of our corporate aircraft, increased slightly to $0.3 million in the six month period ended June 30, 2004 from $0.2 million in the six month period ended June 30, 2003. Operating expenses, which primarily related to our corporate aircraft, totaled $0.3 million in the six month period ended June 30, 2004 and were comparable to the six month period ended June 30, 2003. In addition, depreciation relating primarily to our corporate aircraft of $0.4 million in the six month period ended June 30, 2004 was comparable to the six month period ended June 30, 2003. Interest expense of $0.2 million in the six month period ended June 30, 2004 was comparable to the six month period ended June 30, 2003.

Comparison of the Year Ended December 31, 2003
to the Year Ended December 31, 2002

	2003				2002
	For the Year Ended December 31,
	Student Housing	Military Housing	Corporate	Total	Student Housing	Military Housing	Corporate	Total
	(in thousands)
Revenue:
Fee income:
Related parties	$2,432	$1,460	$—	$3,892	$6,578	$—	$—	$6,578
Third parties	2,624	450	—	3,074	1,983	—	—	1,983
Operating expense reimbursements	7,548	2,921	122	10,591	3,569	—	142	3,711
Rental revenue	—	—	636	636	—	—	736	736
Other income	226	—	396	622	263	—	404	667

Total revenue	12,830	4,831	1,154	18,815	12,393	—	1,282	13,675
Expenses:
Operating expenses	7,291	1,988	445	9,724	3,177	1,032	389	4,598
Depreciation	23	1	798	822	23	—	798	821
Interest	—	—	396	396	—	—	542	542
Administrative expenses	5,251	5,156	1,165	11,572	5,223	1,131	933	7,287

Total expenses	12,565	7,145	2,804	22,514	8,423	2,163	2,662	13,248

Operating income (loss)	265	(2,314)	(1,650)	(3,699)	3,970	(2,163)	(1,380)	427
Equity in earnings of joint venture	751	—	—	751	—	—	—	—

Net income (loss)	$1,016	$(2,314)	$(1,650)	$(2,948)	$3,970	$(2,163)	$(1,380)	$427

Student Housing

        Revenue. For 2003, fee income from related parties was $2.4 million, consisting of $1.8 million of standard management fees and $0.6 million of asset management fees. For 2002, fee income from related parties was $6.6 million, consisting of $4.2 million of standard management fees and $2.4 million of asset management fees. The $4.2 million decrease in fee income from related parties from 2002 to 2003 consisted of a $2.4 million decrease in standard management fees and a $1.8 million decrease in asset management fees. These decreases resulted primarily from the disposition by related parties of 12 properties at various times in 2003 and 21 properties at various times in 2002 due to the investment criteria of certain equity partners in these related parties. Fee income from third parties increased to $2.6 million in 2003 from $2.0 million in 2002. The $0.6 million increase in fee income from third parties partially offset reductions in fee income from related parties and resulted primarily from the shift from related party fee income, consisting of standard management fees and asset management fees, to third party fee income, consisting primarily of standard management fees, as we continued to manage 18 of the 33 properties that our related parties disposed in 2002 and 2003. Of the 18 properties for which we retained management, 12 were under short-term arrangements that ended during 2003. Fee income from incentive management fees remained relatively constant during the periods.

        Operating expense reimbursements increased to $7.5 million in 2003 from $3.6 million in 2002. Of this $3.9 million increase, $3.6 million relates to the increase in payroll reimbursements attributable to the greater number of properties we managed for third parties in 2003 as compared to 2002 and $0.3 million relates to the reimbursement of costs incurred in connection with an investment made in 2003.

        Expenses. Operating expenses increased to $7.3 million in 2003 from $3.2 million in 2002. This $4.1 million increase primarily reflects payroll costs associated with increased third party property management activities in 2003 and the reimbursement of costs incurred in connection with the investment made in 2003.

        Administrative expenses were comparable, increasing only slightly to $5.3 million in 2003 from $5.2 million in 2002.

Military Housing

        Revenue. Fee income for 2003, comprised solely of revenue from the Fort Stewart and Hunter Army Airfield and the Fort Carson projects for the respective numbers of days we operated them during the period, totaled $1.5 million, consisting of management fees of $0.2 million and development fees of $1.3 million. No such fees were earned in 2002. Third party fee income, consisting of standard business development fees, total $0.5 million in 2003. No such fees were earned in 2002.

        Operating expense reimbursements totaled $2.9 million for 2003. No such reimbursements were received in 2002.

        Expenses. Operating expenses increased to $2.0 million in 2003 from $1.0 million in 2002, primarily due to costs we incurred in connection with our pursuit of additional military housing privatization projects.

        Administrative expenses increased to $5.2 million in 2003 as compared to $1.1 million in 2002, primarily due to staffing increases relating to expansion of the planning, execution and management teams to address the needs of the segment.

Corporate

        Rental revenue recognized with respect to the portions of our corporate headquarters leased to related parties decreased to $0.6 million in 2003 from $0.7 million in 2002 as these parties utilized less of the property in 2003. We expect rental revenue from related parties to decline as the rents under their leases are reduced to market rates from their historical above-market rates. Operating expense reimbursements of $0.1 million in 2003 were comparable to 2002. These reimbursements relate to the portion of the corporate headquarters operating expenses attributable to the related party tenants. Other income, which consists primarily of fees earned from related parties for use of our corporate aircraft, of $0.4 million in 2003 was comparable to 2002. Operating expenses, which also relate to our corporate headquarters, were $0.4 million in 2003 and were comparable to 2002. Administrative expenses, which relate primarily to our corporate aircraft, increased to $1.2 million in 2003 from $0.9 million in 2002, primarily due to increased maintenance costs. In addition, depreciation, relating primarily to our corporate aircraft, of $0.8 million in 2003 was comparable to 2002. Interest expense of $0.4 million in 2003 was comparable to 2002.

Comparison of the Year Ended December 31, 2002
to the Year Ended December 31, 2001

	2002				2001
	For the Year Ended December 31,
	Student Housing	Military Housing	Corporate	Total	Student Housing	Military Housing	Corporate	Total
	(in thousands)
Revenue:
Fee income:
Related parties	$6,578	$—	$—	$6,578	$7,426	$—	$—	$7,426
Third parties	1,983	—	—	1,983	1,291	—	—	1,291
Operating expense reimbursements	3,569	—	142	3,711	2,545	360	87	2,992
Rental revenue	—	—	736	736	—	—	725	725
Other income	263	—	404	667	179	—	455	634

Total revenue	12,393	—	1,282	13,675	11,441	360	1,267	13,068
Expenses:
Operating expenses	3,177	1,032	389	4,598	2,241	—	373	2,614
Depreciation	23	—	798	821	19	—	795	814
Interest	—	—	542	542	—	—	814	814
Administrative expenses	5,223	1,131	933	7,287	4,767	626	875	6,268

Total expenses	8,423	2,163	2,662	13,248	7,027	626	2,857	10,510

Net income (loss)	$3,970	$(2,163)	$(1,380)	$427	$4,414	$(266)	$(1,590)	$2,558

Student Housing

        Revenue. For 2002, fee income from related parties was $6.6 million, consisting of $4.2 million of standard management fees and $2.4 million of asset management fees. For 2001, fee income from related parties was $7.4 million, consisting of $4.7 million of standard management fees and $2.7 million of asset management fees. The $0.8 million decrease in fee income from related parties from 2001 to 2002 consisted of a $0.6 million decrease in standard management fees and a $0.2 million decrease in asset management fees. These decreases resulted primarily from the disposition by related parties of 21 properties at various times in 2002 and three properties in 2001. Fee income from third parties increased to $2.0 million in 2002 from $1.3 million in 2001. The $0.7 million increase in fee income from third parties partially offset reductions in fee income from related parties and resulted primarily from the shift from related party fee income as we continued to manage 18 of the 24 properties disposed of by related parties in 2001 and 2002. Fee income from incentive management fees remained relatively constant during the periods.

        Operating expense reimbursements increased to $3.6 million in 2002 from $2.5 million in 2001. The $1.1 million increase related to the increase in payroll reimbursements attributable to the greater number of properties we managed for third parties in 2002 as compared to 2001.

        Expenses. Operating expenses increased to $3.2 million in 2002 from $2.2 million in 2002. This $1.0 million increase, the majority of which we received operating expense reimbursement, primarily reflects payroll costs associated with increased third party property management in 2002.

        Administrative expenses increased to $5.2 million in 2002 from $4.8 million in 2001. This $0.4 million increase related primarily to staffing costs incurred in anticipation of expanded student housing property activity.

Military Housing

        Revenue. In 2001, we pursued selected military housing privatization projects with the goal of gaining knowledge and experience in a niche market that requires a significant investment in time and research. Although we had no projects in operation during 2001, a prospective partner of one of our predecessor entities reimbursed us for $0.4 million of costs we incurred in connection with the pursuit of these military housing privatization prospects. We did not receive any reimbursement of costs in 2002.

        Expenses. Operating expenses totaled $1.0 million in 2002. These costs were incurred in the pursuit of military housing privatization projects. No such costs were incurred in 2001.

        Administrative expenses increased to $1.1 million in 2002 from $0.6 million in 2001. This $0.5 million increase related primarily to staffing costs incurred in anticipation of the launch of our military housing business.

Corporate

        Rental revenue recognized with respect to the portions of our corporate headquarters leased to related parties of $0.7 million in 2002 were comparable to 2001. Other income, which consists primarily of fees earned from related parties for use of our corporate aircraft, decreased slightly to $0.4 million in 2002 from $0.5 million in 2001. Operating expense reimbursements of $0.1 million in 2002 were comparable to 2001. Operating expenses of $0.4 million in 2002 were comparable to 2001. Administrative expenses, which relate primarily to our corporate aircraft, of $0.9 million in 2002 were comparable to 2001. Depreciation, relating primarily to our corporate aircraft, of $0.8 million in 2002 was comparable to 2001. Interest expense decreased to $0.5 million in 2002 from $0.8 million in 2001, primarily due to a decrease in interest rates.

Liquidity and Capital Resources

        Historically, our predecessor entities had their liquidity needs funded through capital contributions from Gary M. Holloway using proceeds of his personal line of credit. In connection with our formation transactions, outstanding indebtedness under this line of credit related to our predecessor entities was repaid using funds invested in our operating partnership by Vornado Realty Trust, and we will not have access to this source of funding for our future operations. Our primary sources of liquidity will be the proceeds from this offering, proceeds from a revolving credit facility for which we have obtained a commitment and cash provided by our operations.

        Once we elect to be treated as a REIT for federal income tax purposes, we will be required to distribute at least 90% of our REIT taxable income to our shareholders on an annual basis. Therefore, as a general matter, a substantial portion of cash generated by our operations will be used to fund distributions to shareholders and holders of limited partnership interests in our operating partnership, and will not be available to satisfy our liquidity needs.

        Future distributions will be declared at the discretion of our board of trustees and will depend on our actual cash flow, our financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code and other such factors as our board of trustees deems relevant. We anticipate paying quarterly distributions to our shareholders commencing with the quarter ending December 31, 2004. We expect that our quarterly distribution, which will be prorated for the initial partial quarter, will be $      . On an annualized basis, this would be $      per share, or an annual distribution rate of approximately      % based on an assumed initial public offering price of $      , which is the mid-point of the range set forth on the cover page of this prospectus. We expect that for some period following completion of this offering, our cash flow from operations will be insufficient to fund this distribution and distributions in the future. Therefore, we expect to rely on working capital and third party debt financing in order to fund these distributions and other capital needs or our board of trustees may choose to pay a lower distribution. Any indebtedness we incur will increase our leverage and decrease our ability to borrow money for other needs, such as acquisition or development of properties.

        Of the 31 student housing properties that we own as of the date of this prospectus or that we will acquire upon completion of our pending acquisitions, but excluding properties under contract or letter of intent with respect to which we have not yet made a determination that they are probable of completion, 22 of our properties, our corporate headquarters, our corporate aircraft, and our corporate furniture, will be encumbered by mortgages aggregating $327.4 million in outstanding principal amount as of June 30, 2004, all of which are secured by first liens on the individual assets with an aggregate cost basis of approximately $430.2 million before accumulated depreciation. After adjustment to their fair values for financial reporting purposes, these mortgage notes payable would have been recorded on our pro forma balance sheet dated June 30, 2004 at $327.4 million, assuming the completion of our formation transactions and our pending acquisitions on that date. Our mortgage notes payable mature at various dates between July 2007 and September 2025 and require monthly payments of principal and interest or monthly payments of interest only. The table below sets forth for the remainder of this year, the five succeeding years and thereafter the aggregate annual principal payments due and the weighted-average interest rate of our mortgage notes payable due in each period.

	Annual Principal Payments	Weighted Average Interest Rate
	(in thousands)
2004	$1,898	5.19%
2005	4,133	5.18
2006	4,835	5.17
2007	115,480	5.22
2008	4,773	5.21
2009	68,190	5.19
Thereafter	128,066	5.13

	$327,375	5.18%

        Short-term liquidity requirements consist primarily of funds necessary to pay operating expenses and other costs. These expenses and costs may include (i) recurring maintenance and capital expenditures to maintain and lease our properties, (ii) interest expense and scheduled principal payments on outstanding indebtedness, (iii) real property taxes and insurance, (iv) corporate salaries, employee benefits and other corporate overhead and administrative expenses and (v) future distributions to shareholders and partners of our operating partnership. With regard to our military housing privatization projects, we have contractually committed to spend $10.6 million in equity contribution commitments in 2004 at our Navy Northeast project and an additional $6.5 million in 2005 and 2006 at our Walter Reed Army Medical Center/Fort Detrick project. These equity contributions will go towards the development, construction and renovation of housing units at these bases during their respective initial development periods. With regard to our currently owned student housing properties, we do not have any short term capital expenditure plans or commitments.

        Typically, we are reimbursed for certain payroll expenses relating to the student housing properties we manage for third parties, for certain costs we incur after we are awarded a military housing privatization project until we enter into agreements for the project, and for transition costs we incur shortly before initiation of our management of a military housing privatization project. However, we are required to fund these costs prior to the time we receive the reimbursements. Typically, Army and Navy projects require approximately $1 million to $7 million in costs associated with transition and exclusive negotiations. The range in costs of service is a result of the size of the project. The expenditures typically begin 12 months prior to closing the joint venture project. Accordingly, these timing differences add to our short-term liquidity needs.

        Historically, short-term liquidity requirements have been satisfied through existing working capital, cash provided by operations and contributions from Gary M. Holloway. We expect our existing working capital and cash provided by operations, together with amounts available to us under a revolving line of credit for which we have obtained a commitment for a three-year $150 million revolving line of credit, to be sufficient to meet short-term liquidity requirements. We are in the process of negotiating the final documentation for this revolving line of credit, and expect to obtain the line of credit after completion of this offering. Advances under the credit facility are expected to bear interest at variable rates based upon LIBOR at various interest periods plus a spread based upon our operating partnership's credit rating, or based upon bids received from the lending group. In connection with the acquisition of this revolving line of credit, we expect that we will have certain limited corporate level financial covenants.

        Long-term liquidity requirements consist primarily of funds necessary to pay scheduled debt maturities, renovations and other non-recurring capital expenditures that need to be made periodically at our properties, and the costs associated with acquisitions of student housing properties and awards or acquisitions of military housing privatization projects that we pursue. Historically, we have satisfied our long-term liquidity requirements through various sources of capital, including existing working capital, cash provided by operations, long-term mortgage indebtedness, owner contributions and equity investments by joint venture partners, sales of properties and proceeds from a revolving line of credit. Following the completion of this offering, we expect our long-term liquidity requirements to be satisfied through cash generated by operations that is not used to fund distributions and external sources of debt and equity capital, including public capital markets as well as private sources of capital.

        Our fee income, primarily management fees, related to student housing projects is generally recognized as the fees are earned. We also earn management, construction/renovation and development fees related to military housing projects. The standard management, construction/renovation and development fees related to military housing projects are generally recognized as the fees are earned. We also earn incentive management fees, which are subordinate to debt service and are expected to be paid as earned, subject to achieving required debt service coverage ratios, certain incentive benchmarks and the receipt of cash flows from the projects. The initial development period incentive construction/renovation and development fees are expected to be paid as earned, subject to achieving the incentive benchmarks. Subsequent to the initial development period, standard and incentive construction/renovation and development fees generally are expected to be paid as earned and are dependent upon the deposit of funds into the reinvestment account which will be the source of funding for future renovations and project improvements. If the cash flows from any project are insufficient to meet the coverage ratios or benchmarks entitling us to receive fee payments, any unpaid fees will cumulate and be subsequently paid from operations or upon dissolution of the projects to the extent that funds are available and the applicable thresholds are met. If these thresholds are not met, we will not have access to certain of the fees we have earned. The unavailability of these funds would increase our short-term and long-term liquidity needs.

        We will be required to make equity contributions at the beginning of the initial development period for typical Navy transactions and at the end of the initial development period for typical Army transactions. If cash flow is insufficient, any unpaid equity returns will cumulate per the modified internal rate of return calculation and subsequently be paid from operations or upon dissolution of the projects to the extent the funds are available. Based on our current expectations regarding the terms of the debt funding for our military projects, we expect that the projects will generate sufficient cash flows to fund the reinvestment account and pay anticipated equity returns.

Contractual Obligations

        The following table summarizes our contractual obligations as of the date of this prospectus for each of the periods presented, thereafter and in the aggregate.

	For the Year Ended December 31,
Contractual Obligations(1)	2004	2005 and 2006	2007 and 2008	Thereafter	Total
	(in thousands)
Notes payable(2)	$1,898	$8,968	$120,253	$196,256	$327,375
Acquisitions of properties(3)	319,750	27,087	—	—	346,837
Equity contribution commitments(4)	10,600	6,500	2,200	20,500	39,800

	$332,248	$42,555	$122,453	$216,756	$714,012

(1)
Excludes individual contractual obligations with a value of less than $25,000, contractual obligations relating to our operations that may be terminated with notice of one month or less and contractual obligations for which we expect to be reimbursed.

(2)
Represents scheduled payments of principal.

(3)
Represents the contractual obligation to purchase 13 student housing properties, two undeveloped parcels of land under agreement for $329.2 million and the remaining 90% interests in three student housing properties from Fidelity Real Estate Growth Fund for a net purchase price of $17.6 million.

(4)
Represents contractual commitments to fund equity contributions to military housing privatization projects, including those projects that are currently under exclusive negotiation.

Cash Distribution Policy

        We expect to qualify as a REIT under the Code commencing with the taxable year ending on December 31, 2004. As a REIT, we generally will not be subject to federal income tax to the extent that we distribute our REIT taxable income to our shareholders, but the taxable income generated by our taxable REIT subsidiaries will be subject to regular corporate income tax. We intend to make at least the minimum distributions required to maintain our REIT qualifications under the Code. Holders of units of our limited partnership will also be entitled to distributions of cash equivalent to dividends per share paid to our common shareholders. For additional information regarding our distribution policy to shareholders, see "Distribution Policy."

Inflation

        Typical student housing leases are for 12 month periods or less. Accordingly, we have the ability to seek to enter into new leases with terms designed to recover expense increases annually and thus expect to be able to mitigate our exposure to inflation with regard to our student housing properties.

        With respect to our military housing privatization projects, the amount of rental revenue received in connection with the leasing of military housing properties is based on the amount of BAH paid to members of the U.S. military. Under current law, Congress must appropriate an aggregate budget for BAH for all of the military branches, and the DoD must annually adjust the BAH stipend to be received by each individual member of the U.S. military to reflect changes in the profile of particular service members. A U.S. military branch considers the cost of comparable housing in the particular geographic area surrounding a military base in determining the appropriate amount of the BAH stipend; however, we cannot guarantee that annual BAH amounts to be received by members of the U.S. military will appropriately reflect the levels of inflation experienced in these particular geographic areas and that, correspondingly, we will not have any exposure to inflation with respect to rental revenues received for military housing properties.

Qualitative and Quantitative Disclosures about Market Risk

        Given current market conditions, our strategy favors fixed-rate, secured debt over variable-rate debt to minimize our exposure to increases in short-term interest rates. Upon completion of our pending acquisitions and, excluding properties under contract or letter of intent with respect to which we have not yet made a determination that they are probable of completion, 61.1% of the outstanding principal amount of our notes payable on properties we own or will own will have fixed interest rates with a weighted average rate of 5.34%. The remaining 38.9% of outstanding principal amount of our notes payable will have variable interest rates primarily equal to LIBOR plus 2.05%. Based on our variable-rate debt balance after completion of the formation transactions, if interest rates were to increase by 1.0%, our interest expense would increase by approximately $1.3 million on an annual basis.

OUR BUSINESS AND PROPERTIES

Our Company

        We are a self-advised, self-managed, specialty housing company that will focus on providing housing to college and university students residing off-campus and to members of the U.S. military and their families. Through our operating partnership, we will own and operate our student housing properties, provide property management services to certain other owners of student housing properties, including colleges, universities and other private owners, and own minority interests in joint ventures that own our military housing privatization projects. Additionally, through our taxable REIT subsidiaries, we will provide development, construction, renovation and management services for our military housing privatization projects and property management services to certain other owners of student housing properties, including colleges, universities and other private owners, as well as certain noncustomary services for our student housing properties. We intend to be a leading provider of housing, lifestyle and community solutions for students and members of the U.S. military and their families.

        We were formed in May 2004 to continue and expand upon the student and military housing businesses of our predecessor entities and other affiliated entities, collectively referred to as GMH Associates. GMH Associates was founded in 1985 principally to acquire, develop and manage commercial and residential real estate, while focusing on student housing. Since 1999, GMH Associates also has competed for the award of military housing privatization projects to develop, construct, renovate and manage housing units for members of the U.S. military and their families, referred to as military housing privitization projects.

        On July 27, 2004, in connection with our formation transactions our operating partnership acquired our initial interests in student housing properties and military housing privatization projects, and assumed agreements to manage student housing properties owned by others, through a contribution of assets by Gary M. Holloway, our chairman, president and chief executive officer, and entities owned by Mr. Holloway, a cash investment by Vornado Realty Trust of $96.8 million as of the date of this prospectus, and a commitment by Vornado to contribute up to an additional $62.2 million to be used to fund the purchase of additional student housing properties, the costs relating to our military housing projects and our working capital needs prior to completion of the offering. As a result of these formation transactions, as of the date of this prospectus, we:

  •
  own 17 student housing properties containing a total of 10,253 beds and one undeveloped parcel of land for a student housing property that we estimate will contain, when developed, 534 beds;

  •
  own a 10% interest in four student housing properties containing 2,892 beds and have agreements to acquire the remaining 90% interest in these properties;

  •
  have agreements under which we will earn fees for providing development, construction, renovation and management services for four military housing privatization projects currently in operation, encompassing six military bases totaling in the aggregate 7,192 military housing units;

  •
  own, through a subsidiary of our operating partnership, equity interests in the joint ventures that own the four military housing projects currently in operation;

  •
  have the exclusive right to negotiate agreements under which we would earn fees for providing development, construction, renovation and management services for, and invest through a subsidiary of our operating partnership in, an additional three military housing privatization projects, encompassing 12 military bases totaling in the aggregate 8,086 military housing units;

  •
  have agreements to manage 19 student housing properties owned by others containing a total of 13,807 beds;

  •
  have agreements to acquire 13 student housing properties owned by others containing a total of 8,571 beds;

  •
  have a non-binding letter of intent to acquire one additional student housing property containing a total of 792 beds; and

  •
  have agreements to acquire two undeveloped parcels of land for student housing properties that we estimate, when developed, will contain a total of 1,128 beds.

        With respect to our ownership of a 10% interest in three student housing properties held through a joint venture with Fidelity Real Estate Growth Fund and equity interests in a joint venture with FW Military Housing LLC that owns one of our four military housing projects currently in operation, as referenced above, our ownership is subject to receipt of a consent from the holders of the remaining 90% interest, which consent to the original transfer of the assets will become effective upon completion of this offering.

        We intend to make an election to be taxed as a REIT under the Code commencing with our taxable year ending on December 31, 2004. We expect to perform certain management and other services relating to student and military housing that would not be permitted to be performed by a REIT through our taxable REIT subsidiaries, GMH Military Housing, LLC and College Park Management TRS, Inc.

        GMH Associates has sought to capitalize on the highly fragmented student housing market at colleges and universities in the U.S. and the related need for quality and affordable off-campus, privately owned student housing. Focusing on this opportunity, GMH Associates has acquired or entered into joint ventures that have acquired properties strategically located within close proximity to college or university campuses. Since its inception, GMH Associates has owned 55 student housing properties in conjunction with private equity and institutional partners. GMH Associates and its management team have been involved in real estate transactions valued at over $5.0 billion.

        When Congress approved the 1996 National Defense Authorization Act, under which the DoD began awarding privatization projects to private owners for the development, construction, renovation and management of housing for military personnel and their families for certain of its bases located in the U.S., GMH Associates recognized the opportunity to leverage the core competencies that it had developed in its student housing and conventional multi-family housing businesses and expanded into the military housing market. Since 1996, the DoD has awarded to private owners long-term privatization projects or rights to exclusively negotiate projects for 48 domestic projects, and has identified another 41 domestic projects for which it will seek to award privatization projects. GMH Associates has won more than 40% of the privatization projects on which it has bid (including those projects for which exclusive negotiations have been awarded) and is currently the top winner of military privatization projects ranked by number of bases awarded to date.

Our Pending Acquisitions

        As of the date of this prospectus, through our operating partnership, we have entered into agreements to acquire:

  •
  13 student housing properties and two undeveloped parcels of land owned by others in exchange for the payment of an aggregate cash purchase price of $329.2 million and the assumption by us of $32.5 million of indebtedness secured by certain of the acquired properties;

  •
  the remaining 90% interest in the four student housing properties in which we have acquired, in certain cases subject to receipt of a consent to the original transfer to become effective upon completion of this offering, a 10% interest from entities affiliated with Vornado and Fidelity Real Estate Growth Fund, in exchange for the issuance to Vornado of                units of limited partnership interest in our operating partnership having a value of $8.1 million, and the payment of a cash purchase price of $18.8 million to Fidelity, less approximately $1.2 million of distributions of operating cash flow paid to the Fidelity entity from February 2, 2004, through the closing of this transaction; and

  •
  the remaining 90% interest in GMH Military Housing—Fort Carson LLC, through GMH Military Housing Investments, LLC, in exchange for the issuance to FW Military Housing LLC of                 units of limited partnership interest in our operating partnership having a value of $31.0 million. Our operating partnership acquired the 10% interest in GMH Military Housing—Fort Carson LLC in connection with our formation transactions, subject to receipt of consent from the holder of the remaining 90% interest, which consent will become effective upon completion of this offering.

        In addition, our operating partnership has entered into an agreement pursuant to which, upon completion of this offering, Gary M. Holloway and entities wholly owned by him will contribute to us one student housing property, which is included in the 13 student housing properties mentioned in the first bullet point above, the exclusive right to provide consulting services in connection with the management contracts for six student housing properties, our corporate headquarters and our corporate aircraft. See "Certain Relationships and Related Party Transactions—Benefits Received by Our Executive Officers and Trustees in Our Formation Transactions."

        In connection with the contribution of assets to our operating partnership by Mr. Holloway pursuant to our pending acquisitions and upon completion of this offering:

  •
  we will assume Mr. Holloway's indebtedness in the amount of $10.7 million as of June 30, 2004, which indebtedness is secured by our corporate headquarters and aircraft; and

  •
  with respect to the contribution of the student housing property by Mr. Holloway, we will use a portion of the net proceeds from this offering to repay $32.5 million of indebtedness incurred by Mr. Holloway in connection with his purchase of this property.

        In addition, we currently have a non-binding letter of intent to acquire one student housing property, which property we expect to purchase in exchange for the payment of an aggregate cash purchase price of $52.8 million.

        In connection with our pending transactions, we will acquire the exclusive right to provide consulting services relating to property management services that an affiliate of Mr. Holloway will provide for six student housing properties containing a total of 2,833 beds. The consulting fees we receive will equal 80% of the amount of management fees the affiliate receives from the property owners. We believe that the consulting fees we receive will reflect the fair value of the services we provide, but we cannot assure you that this will be the case.

        We refer to these transactions throughout this prospectus as our pending acquisitions. Completion of our pending acquisitions is subject to customary conditions, including satisfactory completion by us of our due diligence investigation, acceptable environmental status and receipt of clear title to the properties subject to these agreements. We expect to acquire these assets, in some cases, subject to existing debt. For assets that are not encumbered by senior secured debt, we expect to close the transactions using proceeds from this offering and subsequently incur debt secured by the unencumbered assets or include these unencumbered assets as part of the borrowing base for a revolving credit facility for which we have obtained a commitment, and expect to obtain the facility after the completion of this offering. The new debt secured by these assets will generate cash proceeds available for future acquisitions and the growth of our business. We cannot assure you that we will be able to complete any of our pending acquisitions or that the terms we have negotiated will not change.

Management Team

        We are led by a senior management team with experience in both the student housing and military housing industries and will be supported by a highly experienced board of trustees. Mr. Holloway, together with Joseph M. Coyle, president of our student housing division, and Bruce F. Robinson, president of our military housing division, have an average of over 25 years of individual experience in various aspects of the real estate business. Our senior management team, through our predecessor entities, has been involved in the student housing industry since 1985 and has been acquiring, renovating, developing and managing student housing since December 1995. Similarly, this team has been renovating, developing, constructing and managing military housing properties for five years, since 1999. While at GMH Associates, our senior management team has been actively involved in more than 55 projects and investments with an aggregate value of more than $5.0 billion, including both principal-related investments and fee-based activities. The principal-related investments have included student housing, military housing and commercial real estate properties.

        Our senior management team understands that the student housing and military housing businesses each requires a unique set of management skills, and believes that it has the experience and knowledge base to effectively lead in both segments. To profitably own and manage student housing properties, our management recognizes the importance of, and believes that it has the skills to, identify select properties and markets, deliver a high quality product to the student residents and manage a process of superior execution on operations. To achieve success in the military housing business, our management continues to build and maintain strong relationships with federal, state and local governments and companies with which we have strategic relationships, and to assemble and motivate dedicated project teams to win project awards. After a project has been awarded, this management team understands the importance of leading through and after the initial development phase, continually focusing on timely project execution and cost-effectiveness, and producing a high quality product.

Our Agreements with Vornado Realty Trust and its Affiliates Restrict our Activities

        In connection with Vornado's investment in our operating partnership, we agreed with Vornado to restrict our activities and investments and those of our operating partnership in a manner intended to facilitate our qualification as a REIT and to prevent our direct and indirect activities and assets, and those of our operating partnership, from having adverse tax consequences to Vornado and its affiliates and transferees. Among other things, these restrictions require that neither we nor our operating partnership, without Vornado's consent, hold, directly or indirectly:

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securities other than

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equity interests in entities that are treated as partnerships or disregarded entities for federal income tax purposes;

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stock of corporations for which an election to be a taxable REIT subsidiary will be made, or of entities qualifying as real estate investment trusts for federal income tax purposes; and

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securities that are treated as qualifying assets for purposes of the REIT 75% asset test;

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assets that are treated as inventory for federal income tax purposes; or

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REMIC residual interests.

        In addition, these restrictions require that neither we nor our operating partnership, without Vornado's consent, directly or indirectly:

  •
  provide services other than specified services to tenants of our properties other than through an independent contractor or through a taxable REIT subsidiary; or

  •
  operate or manage a health care facility or a hotel or similar facility.

        If we breach these restrictions and, as a result, Vornado or certain of its affiliates or transferees fails to qualify as a REIT or otherwise incurs liability for taxes, penalties or similar charges, we and the operating partnership will be required to indemnify such person for all losses, liabilities, costs and expenses attributable to the breach, which may be substantial.

        We expect to modify these restrictions in connection with the redemption of Vornado's investment in our operating partnership to permit us to provide consulting services to an affiliate of Gary M. Holloway in connection with property management services the affiliate will provide for six student housing properties.

Student Housing Business

Overview

        Through its development, redevelopment and strategic acquisitions of student housing properties, directly and indirectly through joint ventures, our management team previously led GMH Associates to become, based upon our internal competitive analysis estimates, one of the largest private operators of off-campus housing for college and university students in the United States. As of the date of this prospectus, we own 17 student housing properties, which include a total of 3,021 units with 10,253 beds. These 17 properties collectively were approximately 93% occupied as of December 31, 2003, and, during the year ended December 31, 2003, generated $49.4 million in revenue. Through our operating partnership, we own, in certain cases subject to receipt of a consent to the original transfer to become effective upon completion of this offering, a 10% interest in four student housing properties which include a total of 744 units with 2,892 beds. In addition, we have agreements to acquire an additional 13 student housing properties, which include a total of 2,839 units with 8,571 beds, a non-binding letter of intent to acquire one student housing property, which includes a total of 288 units with 792 beds and the remaining 90% equity portion of our 10% interest in four student housing properties acquired from GMH Associates' joint ventures with Vornado Realty Trust and Fidelity Real Estate Growth Fund. As of December 31, 2003, in aggregate, these properties that we expect to acquire in connection with our pending acquisitions, including the one property under non-binding letter of intent, were approximately 93% occupied, collectively, and, during the year ended December 31, 2003, generated $20.3 million in revenue. Of these, five acquisition properties under agreement were completed in Fall 2004. We did not own any of these properties during these periods and, therefore, the historical revenues and occupancy rates reported for these properties are not necessarily indicative of their future performance after we acquire them. We also will have agreements to acquire two undeveloped parcels of land for student housing properties. The two development sites include, in the aggregate, approximately 85 acres of land near or in close proximity to two separate universities, which when developed, are estimated to include a total of 312 units with 1,128 beds. We expect to acquire these assets, in some cases, subject to existing debt. For assets that are not encumbered by senior secured debt, we will close the transactions using proceeds from this offering and subsequently incur debt secured by the unencumbered assets. The new debt secured by these assets will generate cash proceeds available for future acquisitions and the growth of our business.

        The acquisition of each of the properties under agreement or letter of intent is subject to certain conditions, including our completion of satisfactory due diligence with respect to each property, and in the case of acquisitions where we assume existing debt, consent of lenders to our assumption of such debt. Also, our proposed acquisitions of properties subject to letter of intent are non-binding arrangements, which are subject to completion of binding purchase agreements and the parties may decide not to pursue these proposed acquisitions for any reason.

        We manage 19 student housing properties and expect to provide consulting services to an affiliate of Gary M. Holloway in connection with its management of six other student housing properties owned by others. The consulting fees we receive will equal 80% of the amount of management fees the affiliate receives from the property owners. We expect to manage certain of the 19 student housing properties through our taxable REIT subsidiary. During the year ended December 31, 2003, management fee income from these properties amounted to approximately $1.9 million. Additionally, we expect to manage each of the student properties we have acquired and expect to manage each of the student housing properties which we have under agreements or a letter of intent to acquire.

        We seek to acquire and manage high quality student housing strategically located near college or university campuses or other points of interest, such as restaurants or other nightlife destinations that cater to students, in close proximity to these campuses. The properties we seek to acquire and manage include high-rise, mid-rise and garden-style apartment complexes. The amenities we offer residents at our properties vary by property, but include many of those commonly sought by students, such as private bedrooms, high quality student furnishings, cable television, wired and wireless high speed Internet access, a washer and dryer in each unit, fitness centers, swimming pools, computer centers, study rooms and game rooms. Additionally, we strive to create safe environments for our residents by providing, among other things, well-lit parking lots, student housing employees living on-site as well as 24-hour maintenance and emergency services. Although we target student residents, a small percentage of our residents are non-students.

        We believe there are substantial opportunities to acquire and manage off-campus student housing. According to the Rosen Consulting Group, the off-campus student housing market contains approximately 5.3 million beds of an estimated 7.5 million total student housing beds. Based on our experience acquiring and operating student housing properties, we estimate that the aggregate value of all student housing properties is approximately $159 billion, based on an assumed average asset value of $30,000 per bed. We also estimate annual aggregate student housing rental revenues of approximately $23 billion assuming an average monthly rental rate of $360 per bed. We base these asset value and rental rate assumptions on our own experience acquiring and operating student housing properties. Currently, the student housing market is highly fragmented and primarily served by local property owners. In addition, a significant number of existing student housing properties are obsolete, creating demand by students for high quality housing and premium services. Further, the U.S. Department of Education's National Center for Educational Statistics, or NCES, has projected that enrollment at four-year institutions of higher education in the U.S. will increase from the 15.3 million students that were enrolled in 2000 to 17.5 million students in 2010. This growth in students is projected to impact particular geographic regions of the country disproportionately, highlighting the importance of our acquisition of targeted investment properties in select markets. We further believe that due to budgetary constraints, colleges and universities have not sufficiently expanded, renovated or modernized existing on-campus student housing to meet this increasing demand for student housing. According to the Center for the Study of Education Policy, colleges and universities may be faced with tighter budgets and increasing competition for students, and have less funding available to develop and manage student housing properties themselves.

        According to the Rosen Consulting Group, the combination of higher enrollments of full-time students attending four-year programs and the lack of attractive on-campus housing properties available for students will cause a significant increase in demand for high quality off-campus student housing in those regions experiencing high levels of student growth. The NCES data indicates an increase in the number of students desiring to live off-campus. Currently, 5.3 million of the estimated 7.5 million beds in the student housing market are located in off-campus student housing, compared to 2.2 million beds located on-campus. According to the publication College Planning and Management, in 2003, of 118 colleges and universities surveyed, on-campus student housing capacity was, on average, 23.7% of the total student population. We believe that this demand for high quality, off-campus student housing will afford private owners opportunities to capitalize on the off-campus student housing market.

        Furthermore, according to information provided by the Association of College and University Housing Officers—International, or ACUHO, many college and university students favor a distinctive student housing product, unlike that which is typically offered by colleges and universities today, that provides functional housing units with amenities and services designed specifically to meet their particular lifestyles and needs. We also believe that, because of the structural and functional obsolescence of many existing on-campus and off-campus student housing properties, future opportunities may exist to establish joint ventures with colleges and universities to manage, lease, renovate or develop on- and off-campus student housing, although we have not yet entered into any such arrangement. Opportunities may exist for us to participate in these arrangements through the ownership or leasing of properties or otherwise.

        Based upon NCES data and our internal analysis of the current housing marketplace, we believe that the student housing industry has been undermanaged to date, and that the key factors to the successful execution of our business plan include, among other things, the provision of high quality student housing with a high degree of customer interaction, the implementation of well-managed marketing, leasing, maintenance, retention and collection programs for our properties and the ability to incentivize our management by empowering them to achieve specific objectives and through compensation programs designed to take advantage of liquidity in our equity securities.

        We will only consider opportunities for those types of arrangements in the student housing business that are consistent with our ability to maintain our status as a REIT for federal income tax purposes. We expect to qualify as a REIT for federal income tax purposes commencing with our tax year ending December 31, 2004. In order to qualify as a REIT, a specified percentage of our gross income must be derived from certain sources, including rents from real property (and generally excluding income from the operation of non-rental related assets).

Strategy

        From a growth perspective, our strategy in the student housing business is to acquire, own and effectively manage a diverse portfolio of attractive and high quality off-campus student housing properties located in close proximity to college and university campuses throughout the United States. We focus on owning and operating high-rise, mid-rise and garden-style apartment complexes. Our operational strategy is to manage our student housing properties, as well as those we manage for colleges, universities and private owners, with a focus on catering to the college and university student, whose needs and lifestyle differ greatly from the needs and lifestyle of a typical apartment resident. We intend to implement these strategies as follows:

        Target select properties/markets. We seek to acquire and manage high quality student housing strategically located near college or university campuses or other points of interest, such as restaurants or other nightlife destinations, that cater to students in close proximity to these campuses. We specifically target those acquisition sites that are located near colleges or universities with a student enrollment of at least 5,000, where the college or university is the primary driver of the local economy and where there is a shortage of existing modern student housing. We typically target sites within approximately two miles of the college or university campus. We believe that many of the local satellite campuses of large, state-funded colleges and universities have significant growth potential as the main campuses of these institutions, according to NCES data, have begun to cap the number of students accepted. These caps on student enrollment at large, state-funded institutions have also had a positive effect on campus enrollment at competing colleges and universities located near these institutions. For example, the main campus of the University of Georgia in Athens, Georgia, has experienced and is projected to continue to experience minimal enrollment growth because its current enrollment is at or near its capacity. This has produced opportunities at traditionally smaller campuses such as Georgia Southern University, in Statesboro, Georgia, where enrollment has grown on average at an annual rate of 3% to 4% to its enrollment as of Fall 2004 of 15,704 students. We believe that our size and financial strength gives us a competitive advantage over smaller, less established competitors in our target areas.

        Our management team has found that most students prefer to live within a narrowly-defined geographic radius around a particular college or university campus. This close proximity to campus provides students with the feeling of being a part of the campus community and also eases students' commutes to and from classes. We also believe that we have identified a recent trend that students, particularly upperclassmen, want to live near entertainment venues in close proximity to campus, such as restaurants or nightlife destinations. In order to capitalize on this growing trend in the market, we intend not only to seek to acquire and manage premium student housing strategically located near college or university campuses but also, more specifically, those properties close to other points of interest close to campus.

        Given our management team's experience in and knowledge of the student housing market, we believe that we have developed a solid foundation upon which to identify, evaluate and acquire high quality properties in the future. By way of example, over the past 12 months, we and our predecessor entities have evaluated in excess of 136 off-campus student housing opportunities in over 64 markets throughout the United States. Our management team's identification efforts of prospective properties is enhanced by its affiliations with and active membership in leading university-related organizations such as the National Association of College and University Business Officers, ACUHO and the National Association of College Personnel Administration. We believe that upon completion of this offering, we will have the opportunity to acquire other student housing properties, typically with a combination of cash, common shares and/or units of limited partnership interest in our operating partnership, thereby creating the opportunity for tax-deferred transactions for a seller.

        Deliver full range of high quality product. We seek to acquire and manage modern, state-of-the-art high-rise, mid-rise and garden-style apartments that are tailored to the "student lifestyle." The typical design layout of a housing unit consists of one to four bedrooms, with a complementary number of bathrooms, centered around a common area consisting of a living room, a dining area and a kitchen. In addition to functionality and appearance, we have found that students want to be offered a variety of amenities, similar to those found at typical luxury apartment communities. Amenities such as private bedrooms and high quality student furnishings, cable television, wired and wireless high-speed Internet access, a washer and dryer in each unit, fitness centers, swimming pools, computer centers, study rooms and game rooms are found in some combination at all of our properties. We also strive to create a safe environment for our residents by providing well-lit parking lots, student housing employees living on-site and 24-hour maintenance and emergency services.

        Our message to prospective student residents is that our properties provide a home-like environment with state-of-the-art technological capabilities and amenities and services designed to maximize their college or university experience. In our marketing efforts, we plan to convey the message that living at one of our properties, unlike a typical apartment property, is like becoming a part of a small community within the larger college or university. To this end, we plan to offer regular "events" at our properties, such as athletic competitions, including volleyball and basketball tournaments, "battle of the bands" nights and non-alcoholic social events. We also offer prospective residents with a roommate matching program, where students wishing to find roommates provide us with their background information, including their likes and dislikes, so that our property staff may attempt to match these individuals with compatible roommates.

        Each of our properties is managed, leased and maintained by an experienced staff of on-site employees. These employees are available to our student residents around the clock to provide routine maintenance service or to assist in emergencies. We also employ four regional area managers who are responsible for coordinating our policies at our properties within each of their respective regions. Our management team intends to work closely with the neighboring college and university housing and development staffs near our properties to ensure that the needs of students, parents and the institutions are being met throughout the year. For example, our management coordinates with colleges and universities to provide students with access, where available, to the college or university computer network from each property's computer room or from student apartment units, and to become an approved provider of student housing for the local college or university.

        We have developed specific management systems that are designed to optimize student housing operations and maintain the value of our properties. These systems include the implementation of standard lease terms that generally require parents to guarantee student leases, making frequent and regular apartment inspections conducted during the course of the lease term, and maintaining and distributing a "price list" to our residents for any property damages incurred during the lease term and thereby incentivizing students to maintain their units. During 2003, GMH Associates received parental guarantees on more than 90% of the student leases in its portfolio, and we intend to match or exceed this rate of parental guarantees. Two exceptions for which we generally do not seek parental guarantees include leases with international students due to the high burden of obtaining or collecting on guarantees from parents who are not located in the U.S. and leases with residents who provide evidence of satisfactory personal income.

        Superior execution of operations. We utilize dynamic, professional marketing services primarily to create web- and Internet-based applications to market and make information about us and our properties easily accessible to students, and initiate word of mouth campaigns to attract student residents. Recognizing the importance of the Internet, we have an individualized web site dedicated for each of our student housing properties containing information about each property, amenities and services available at each property and pricing and leasing information. To a lesser degree, we also advertise through more traditional media, such as radio, print and television, particularly focusing on media such as student-run newspapers that target the student market. We also maintain informal "high school feeder programs," through which our local leasing and marketing representatives visit the high schools that send a majority of students to the colleges and universities in our target markets and meet with students and their guidance counselors to inform them of the housing options that we offer.

        The support of colleges and universities is beneficial to the continued success of our off-campus properties and, to this end, we actively seek to have these institutions recommend our properties to their students. Specifically, we attempt to enter into informal arrangements with colleges and universities to have them include information about certain off-campus properties that we manage on their home pages and to have them provide direct hyperlinks to these properties' websites, in addition to distributing brochures relating to these properties. We currently have arrangements with seven educational institutions for them to provide their students with informational materials directing them to our properties. These properties include: Pegasus Landing and Pegasus Point in Orlando, Florida; College Park—Athens in Athens, Georgia; University Towers in San Diego, California; Scott Hall and Scott Village in Omaha, Nebraska; The Artists' Residence in Boston, Massachusetts; Santa Fe Pointe in Gainesville, Florida; University Hall and The Village at West Chester University in West Chester, Pennsylvania. In cases where colleges and universities do not offer active recommendations for our off-campus housing, most nonetheless provide lists of suitable off-campus properties to their students. We continually work to ensure that our properties are on these lists in each of the markets that we serve.

        We simplify the bill-paying process by including all costs associated with living at our properties, including water, electricity, gas, cable services and Internet services, in one monthly rental check to be paid to us by students or their parents. Most of the properties that we operate implement this billing feature. Notably, we limit our exposure to excessive utility bills from residents by setting a reasonable limit on how much we will pay per resident per month for a particular utility, such as water or electricity. If a resident's monthly bill for a utility exceeds the set limit, the excess cost is charged to the resident on the subsequent month's bill.

        In addition to our streamlined bill-payment system, we believe that our method of leasing also is attractive to student residents and their parents. Under a traditional apartment lease, housing units are leased by the unit and, therefore, all residents living in a particular unit are responsible for any liabilities of their roommates. We circumvent this situation by typically leasing our housing units by the bed, not the unit. As a result, students in our properties are contractually responsible for making only payments associated with their individual or pro-rata use of the properties. In an unexpected vacancy scenario, we believe that, due to our size, management experience and extensive marketing network, we are in the position to fill the vacancy in a timely and cost effective manner.

        We seek to maximize income by operating at a high level of efficiency through intensive management and prudent capital expenditures. In addition, property acquisitions in our target markets should permit us to increase student awareness of our properties through our cross-marketing programs, gain economies of scale by enabling us to consolidate management and leasing services and reduce costs of capital goods, supplies, furniture and other goods and services bought in bulk.

Student Leases

        Our property leases typically contain the following terms:

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  a 12-month lease term (rent payable in 12 equal monthly installments);

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  rent payable monthly, and typically includes charges for all amenities provided at the property, such as basic cable, a fitness center, a swimming pool and usually parking;

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  require a guarantee by parents or legal guardians, relating to, among other things, the amounts payable under the lease, unless a student resident can provide evidence of satisfactory personal income under fair housing laws, or international residence status;

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  require that student residents pay a security deposit or a redecorating fee. The deposit is applied against any damages to the unit caused by the student (including furnishings and household items in the unit). Students and their lease guarantors also are required to assume personal responsibility for any damages caused to a unit's or property's common areas;

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  restrictions on the subletting of units without our prior written consent; and

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  lease default provisions in the event of failure to pay rent when due, breach of any covenant contained in the lease or abandonment of the unit.

Lease Administration and Marketing Systems

        We believe we are an industry leader in identifying and implementing e-business solutions to improve the on-site decision-making processes of local management at each of the college and university communities where we either own or manage properties. GMH Associates has focused, and we continue to focus, on student housing information technology innovations, including customizing web-based applications designed to reduce operating costs, reacting quickly to frequent leasing and market changes and improving real-time operating information and services to student residents.

        We implement state-of-the-art, real time systems that provide for on-line resident applications and on-line rent payments, on-line work orders and facilities management and occupancy reporting. These exclusive systems have dramatically improved the efficiency of our operations and have improved services to an increasingly tech-savvy student market.

        Additionally, we have created a web-based infrastructure designed to standardize systems and procedures to improve data tracking at all levels within our student housing business. These systems provide us with real-time access to customized data management tools that track leasing, occupancy, cash flows, expenditures and purchases through national accounts, and with other e-business solutions designed to improve the speed and accuracy of our property management services.

Market Opportunity

  The Student Housing Market

        Demographic patterns and trends in education over the past several years suggest that there is an increasing number of college-aged individuals and an increasing number of students enrolling in colleges and universities in the United States. According to a report dated October 2003 by the NCES, enrollment at four-year institutions of higher education in the U.S. is expected to increase from the 15.3 million students that were enrolled in 2000 to 17.5 million in 2010 as shown in the following chart.

College and University Enrollment 2000 - 2010
(in thousands)

        The major catalyst for projected enrollment increases, and subsequent student housing demand in the near future, will be the growth in the college-aged population represented by the "Echo Boom" generation, which is made up of the sons and daughters of the "Baby Boomer" generation, and is equal in size to the Baby Boomer generation. While the Baby Boomers are nearing retirement, much of the Echo Boom generation, which was born between 1977 and 1997 is entering, or has yet to enter, adulthood. According to the Census Bureau, in 2003, 4.0 million Americans turned 18; by 2010, that number will peak at 4.4 million and remain above 4.0 million annually for some time.

        The bulk of the undergraduate population on university campuses today is classified by the NCES as "traditional" (18 to 24 year-old) students. The following table indicates the college-age population of traditional students based on U.S. Census projections for the periods indicated.

18 to 24 Year-Old Population 2000 - 2010
(in thousands)

        The impact of demographic changes on college enrollment levels will not be felt equally across all states. During the past decade, the fastest growth of post-secondary enrollment has been concentrated primarily in the Rocky Mountain States and the Sunbelt, which consists of the Southeast and Southwest portions of the United States. As shown on the map below, the Sunbelt, Pacific and Northeast regions of the U.S. are projected to be the fastest growing regions in college enrollment between 2000 and 2010, fueled by above average growth projections, in the young adult population in these regions.

College Enrollment Growth 2000 - 2010

(as compounded annual percentage)

Source: Rosen Consulting Group, LLC

        The map below shows the anticipated absolute change in enrollment at four-year institutions of higher education in the U.S. between 2000 and 2010.

Absolute Change in College and University Enrollment 2000 - 2010

        Source: Rosen Consulting Group, LLC

        The following tables, based on information published by the U.S. Census Bureau, provide information with respect to the states projected to experience the most significant changes in higher education enrollment growth and population growth between 2000 and 2010.

Enrollment Growth Projections

Rank	State	Absolute Change 2000-2010	Percentage Change
1	California	783,020	34.0%
2	New York	174,633	16.6
3	Texas	161,494	15.3
4	Florida	131,348	18.2
5	Massachusetts	93,166	21.6
6	North Carolina	62,817	15.3
7	Virginia	61,833	16.0
8	Arizona	57,206	16.2
9	Illinois	50,144	6.7
10	Georgia	48,951	13.9
11	Maryland	47,497	17.1
12	New Jersey	46,459	13.8
13	Pennsylvania	39,318	6.4
14	Washington	34,192	10.5
15	Connecticut	27,816	17.1
16	District of Columbia	27,301	35.9
17	South Carolina	22,713	12.2

18	Colorado	22,707	8.4%
19	Tennessee	21,319	8.0
20	Michigan	17,749	3.1
	National Average	40,334	13.3%

Population Growth Projections
18 - 24 Age Population

Rank	State	Absolute Change 2000-2010	Percentage Change
1	California	1,196,012	38.2%
2	Texas	395,320	18.6
3	New York	302,794	18.6
4	Florida	274,826	21.9
5	Massachusetts	142,520	26.0
6	Georgia	134,177	16.9
7	North Carolina	131,863	18.2
8	Virginia	122,361	18.5
9	New Jersey	105,659	15.1
10	Illinois	97,118	8.3
11	Arizona	96,911	20.8
12	Maryland	94,938	20.3
13	Pennsylvania	85,846	8.1
14	Washington	73,766	13.2
15	Tennessee	55,653	10.2
16	Connecticut	53,506	19.4
17	South Carolina	49,999	13.6
18	Colorado	49,826	12.0
19	Michigan	38,027	4.1
20	Alabama	35,155	8.1
	National Average	77,588	14.8%

        Among individual states, California, Texas, New York and Florida are projected to have the four largest populations of 18 to 24 year-olds during the next decade, according to the U.S. Census Bureau. We expect these states will continue to serve as major immigration gateways, which also should bolster future demographic and accompanying college enrollment growth well into the future. These four states are forecasted to experience the greatest absolute increase in college enrollment. Rounding out the top 10 states with the highest absolute enrollment growth projections are Massachusetts, North Carolina, Virginia, Arizona, Illinois and Georgia. Upon completion of this offering and our pending acquisitions, 17 of our student housing properties will be located in these "top 10" states.

        The states in which we own or will own properties upon completion of this offering and our pending acquisitions are projected to experience an average growth of 11.4% in the 18-24 year-old population, which is an average of 71,316 persons, and a 9.0% growth in enrollment, which is an average of 30,953 persons between 2000 and 2010.

        We believe that these projected increases in the 18-24 year-old population and in college student enrollment will place a greater demand on off-campus student housing. While both on-and off-campus student housing markets will compete for these additional students, we believe that existing on-campus properties will be at a disadvantage because, according to NCES data, those properties tend to be older units that have not been sufficiently expanded, renovated or modernized to meet students' increasing needs and expectations.

  Highly Fragmented Ownership of Student Housing Properties

        The student housing market is highly fragmented, and consolidation in the industry has been limited. Based upon our internal competitive analysis estimates, we believe that there are fewer than 12 firms that own a multi-regional network of off-campus student housing properties and have the ability to offer an integrated range of specialized student housing services, including design, construction and financing.

        Our management experience suggests that none of the specialized student housing firms dominates a particular region. Instead, they each seek to maintain a presence in multiple markets with large student populations. Therefore, most are active in the same markets, particularly Texas, California, Florida, Georgia, North Carolina and Pennsylvania, due primarily to the presence of large state university systems that allow developers and operators to take advantage of economies of scale. In contrast, the Northeast, Southwest and Pacific Northwest are three regions in which small, local owner-operators have significant market share.

  Status of the On-Campus Student Housing Market

        As student enrollment increases, we believe that one of the biggest challenges facing many colleges and universities is an antiquated student housing infrastructure. According to Rosen Consulting Group, LLC, at 20 of the largest universities in the U.S. the average age of student housing dormitories found on campus is over 36 years old. In addition to the need for additional housing to accommodate an expanding student population, universities must also deal with the problems of maintaining, refurbishing and marketing their aging existing inventory. Many schools have undertaken large-scale renovations and others are under pressure to follow suit to stay competitive. In addition to significant cosmetic upgrades, outdated heating and plumbing systems and roofs and windows are being replaced in many on-campus housing facilities. In some cases, institutions are finding that the costs of renovations are often prohibitive and are opting to take existing facilities out of service, thereby creating a greater demand for off-campus student housing.

        In addition, various amenities that used to be considered rare luxuries in the student housing industry, such as kitchens, private bedrooms and bathrooms, Internet connectivity and cable television systems, and a washer and dryer in each unit, are now more common and increasingly becoming a factor in a student's housing and university selection. According to Rosen Consulting Group, LLC, in 20 of the largest universities in the country, private bedrooms accounted for only 23% of total on-campus capacity; only 33% of students living in on-campus facilities had a bathroom shared with less than four people; and only 17% had a kitchen in their housing units. Student housing that includes these amenities is more expensive to build. According to a survey by the magazine American School and University, the cost per square foot to construct a new residence hall has nearly doubled over the past 10 years, from $82 in 1993 to $150 in 2002.

        The following table indicates the total enrollment, the on-campus housing capacity and the housing ratio, which is the total on-campus beds owned by colleges and universities divided by the total enrollment, at colleges and universities where the properties that we own or have agreements or a letter of intent to acquire are located.

University On-Campus Capacity

Property Name	Location	Primary University Served	Fall 2003 Enrollment		University Owned Beds		Housing Ratio
Owned Properties:
Campus Club Apartments	Gainesville, FL	University of Florida	48,673		9,055		18.6%
Campus Club—Statesboro	Statesboro, GA	Georgia Southern University	15,704		4,278		27.2
Campus Walk	Oxford, MS	University of Mississippi	12,998		3,787		29.1
Chapel Ridge	Chapel Hill, NC	University of North Carolina—Chapel Hill	26,359		8,305		31.5
Collegiate Hall	Birmingham, AL	University of Alabama—Birmingham	27,173		4,800		17.7
Melrose Apartments—Phase I	Urbana, IL	University of Illinois—Urbana/Champaign	38,872		10,040		25.8
Pirate's Cove	Greenville, NC	East Carolina University	18,955		5,309		28.0
University Court	East Lansing, MI	Michigan State University	44,542		19,506		43.8
University Crescent	Baton Rouge, LA	Louisiana State University	31,234		6,743		21.6
University Estates	Muncie, IN	Ball State University	18,310		6,800		37.1
University Gables	Murfreesboro, TN	Middle Tennessee State University	21,744		3,204		14.7
University Glades	Gainesville, FL	University of Florida	—	(1)	—	(1)	—	(1)
University Greens	Norman, OK	University of Oklahoma	23,842		5,500		23.1
University Heights	Knoxville, TN	University of Tennessee	25,215		9,046		35.9
University Lodge	Laramie, WY	University of Wyoming	9,938		3,207		32.3
University Manor	Greenville, NC	East Carolina University	—	(2)	—	(2)	—	(2)
University Mills	Cedar Falls, IA	University of Northern Iowa	13,441		3,818		28.4
University Pines	Statesboro, GA	Georgia Southern University	—	(3)	—	(3)	—	(3)
University Place	Charlottesville, VA	University of Virginia	19,643		6,401		32.6
University Trails	Lubbock, TX	Texas Tech University	28,549		6,613		23.2
University Walk	Charlotte, NC	University of North Carolina—Charlotte	19,275		4,470		23.2
Properties Under Agreement:
Ambling—University Courtyard	Lafayette, LA	University of Lousiana—Lafayette	13,062		1,611		12.3
Ambling—University Courtyard	Mankato, MN	Minnesota State University—Mankato	11,913		3,100		26.0
Campus Edge Apartments	Hattiesburg, MS	University of Southern Mississippi	13,696		3,500		25.6
Grand Marc at University Village	Riverside, CA	University of California—Riverside	17,296		4,251		24.6
Meadow Run Apartments	Dayton, OH	Wright State University	13,371		2,300		17.0
University Centre	Kalamazoo, MI	Western Michigan University	29,732		6,200		20.9

University Fields	Savoy, IL	University of Illinois—Urbana/Champaign	—	(5)	—	(5)	—	%(5)
University Oaks	Columbia, SC	University of South Carolina	25,288		6,969		27.6
University Pointe	Lubbock, TX	Texas Tech University	—	(6)	—	(6)	—	(6)
University Reno(11)	Reno, NV	University of Nevada—Reno	15,534		1,683		10.8
University Uptown	Denton, TX	North Texas University	31,065		5,612		18.1
Willow Tree Apartments	Ann Arbor, MI	University of Michigan	39,031		9,700		24.8
Wolf Creek—Phase I(7)	Raleigh, NC	North Carolina State University	28,166		7,759		27.5
Owned Undeveloped Property:
Melrose Apartments—Phase II(4)	Urbana, IL	University of Illinois—Urbana/Champaign	—	(5)	—	(5)	—	(5)
Undeveloped Properties Under Agreement:
Orono—College Park(8)	Orono, ME	University of Maine	11,222		3,653		32.6
Wolf Creek—Phase II(7)	Raleigh, NC	North Carolina State University	—	(9)	—	(9)	—	(9)
Property Under Non-Binding Letter of Intent:
Jefferson Commons(10)	Sacramento, CA	California State University—Sacramento	28,375		1,080		3.8

Totals Owned, Under Agreement, Undeveloped and Under Letter of Intent			644,714		165,269		25.6%

(1)
Fall 2003 enrollment and university owned beds information for the University of Florida listed above for Campus Club Apartments property.

(2)
Fall 2003 enrollment and university owned beds information for East Carolina University listed above for the Pirate's Cove property.

(3)
Fall 2003 enrollment and university owned beds information for Georgia Southern University listed above for Campus Club—Statesboro property.

(4)
Melrose Apartments—Phase I consists of a land parcel containing an existing student housing building that is contiguous to a 13.1 acre undeveloped parcel of land. The undeveloped parcel of land is referred to as Melrose Apartments—Phase II.

(5)
Fall 2003 enrollment and university owned beds information for University of Illinois—Urbana/Champaign listed above for the Melrose Apartments—Phase I property.

(6)
Fall 2003 enrollment and university owned beds information for Texas Tech University listed above for the University Trails property.

(7)
Wolf Creek—Phase I consists of a land parcel containing an existing student housing building that is contiguous to an undeveloped parcel of land. The undeveloped parcel of land is referred to as Wolf Creek—Phase II.

(8)
Undeveloped parcel of land.

(9)
Fall 2003 enrollment and university owned beds information for North Carolina State University listed above for Wolf Creek—Phase I property.

(10)
Construction recently completed for Fall 2004 delivery.

(11)
Gary M. Holloway and an entity wholly owned by Gary M. Holloway will contribute this property to our operating partnership upon completion of this offering. See "Certain Relationships and Related Party Transactions—Benefits Received by Our Executive Officers and Trustees in Our Formation Transactions."

        In addition to increasing costs associated with the renovation of existing on-campus student housing by colleges and universities, budget deficits or budget restrictions are affecting the amount of funds available to colleges and universities for education, thereby limiting states' abilities to increase funding for student housing projects. According to the Center for the Study of Education Policy, state appropriations for higher education have decreased for a second consecutive year. In the 20 states in which we intend to be operating assuming acquisition of our properties under agreement and letter of intent, these states have collectively experienced a 5% decline in state appropriations for higher education during the past two years. Each state's ability to boost post secondary education spending, while simultaneously handling the strain on health care budgets from a rapidly aging population and increasing funding to primary and secondary education, remains to be seen. Traditionally, both health care and primary education have taken precedence over higher education for political reasons. Based on information provided by the Association of Governing Boards of Colleges and Universities, we believe it is unlikely that states will have enough money to fund all programs completely.

        As a result of these trends in state budget deficits, we believe public universities' finances are worsening or threatening their capacity to fund significant capital projects such as student housing. A recent survey by the Common Fund for Nonprofit Organizations found that approximately 1,260 colleges and universities in the U.S. plan to make across-the-board cuts in all academic programs. The same number of colleges and universities plan to trim building and maintenance expenditures, including new construction projects. The majority of facilities-related budget cuts have been for maintenance spending, though many new construction projects also have been postponed.

  Supply of Student Housing

        According to the publication College Planning and Management, of 118 colleges and universities surveyed, on-campus student housing capacity was, on average, 23.7% of the total student population. The remaining percentage of students must look for housing elsewhere. Based upon current projections of enrollment growth, we believe that colleges and universities will be unable to meet the increase in student housing demand with traditional on-campus housing, thereby creating incremental demand for off-campus student housing. Furthermore, our management experience suggests that college and university students increasingly prefer to live in modern, off-campus housing that provides greater privacy and modern amenities, rather than live in on-campus dormitories. Consequently, we believe colleges and universities are turning to private sector developers to bridge the gap between demand for on- and off-campus housing and their ability to provide additional on-campus housing from their own capital resources.

        We expect new construction and development by colleges and universities, various commercial developers, real estate companies and other owners of real estate that are engaged in the construction and development of student housing to compete with us in meeting the anticipated increased demand in student housing over the next 10 years. The development and construction of new student housing properties is extremely capital intensive. Since leases are typically executed for an August or September delivery, construction delays can cause late completion and jeopardize rents for an entire year. As a result, we intend to focus our efforts on acquiring existing properties or acquiring newly constructed properties from third party developers in our target markets.

        We believe that we are well-positioned to capitalize on the projected shortage of student housing in the U.S. due to our management's experience in the student housing industry, the economies of scale afforded by our size, our access to capital for the acquisition of additional student housing, our high quality student housing product and our systems designed to optimize student housing operations.

Our Student Housing Properties and Agreements

        Properties we own. The 17 student housing properties that we own consist of 3,021 units containing 10,253 beds that are located within close proximity to 14 colleges and universities in 13 states. For additional information regarding these transactions, including the consideration paid, see "—Our Formation Transactions."

        The following table presents information regarding the 17 student housing properties and one undeveloped parcel of land that we own, as well as an additional four student housing properties in which we own a 10% equity interest, as of the date of this prospectus:

Property Name	Year Built	Primary University Served	Occupancy Rate(1)	Number of Units(1)	Number of Beds(1)	Revenues(2)
						(in thousands)
Campus Club Apartments(3)	1997	University of Florida	96.7%	252	924	$4,725
Campus Club—Statesboro	2003	Georgia Southern University	95.0	276	984	4,352
Campus Walk(3)	2001	University of Mississippi	94.0	108	432	1,759
Chapel Ridge(3)	2003	University of North Carolina—Chapel Hill	97.8	180	544	948
Collegiate Hall	2001	University of Alabama—Birmingham	92.0	176	528	2,130
Melrose Apartments— Phase I(4)	1998	University of Illinois—Urbana/Champaign	91.7	270	864	4,167
Melrose Apartments—Phase II(4)	N/A	University of Illinois—Urbana/Champaign	N/A	N/A	N/A	N/A
Pirate's Cove(3)	2000	East Carolina University	95.0	264	1,056	3,742
University Court	2001	Michigan State University	92.5	138	516	2,285
University Crescent	1999	Louisiana State University	95.0	216	660	2,573
University Estates	2001	Ball State University	88.7	144	552	1,623
University Gables	2001	Middle Tennessee State University	92.3	180	648	2,619
University Glades	2000	University of Florida	88.8	120	432	1,962
University Greens	1999	University of Oklahoma	95.0	156	516	1,841
University Heights	1999	University of Tennessee	95.0	228	684	2,365
University Lodge	2002	University of Wyoming	95.0	121	481	1,895
University Manor	2002	East Carolina University	93.1	168	600	2,142
University Mills	2002	University of Northern Iowa	93.1	120	480	1,881
University Pines	2001	Georgia Southern University	91.3	144	552	1,846
University Place	2003	University of Virginia	91.8	144	528	954
University Trails	2003	Texas Tech University	94.3	240	684	1,527
University Walk(3)	2002	University of North Carolina—Charlotte	94.5	120	480	2,062

Total				3,765	13,145	$49,398

(1)
As of December 31, 2003.

(2)
For the year ended December 31, 2003.

(3)
We currently own a 10% interest in this property. With respect to our ownership of Campus Walk, Pirate's Cove and University Walk, our ownership of the 10% interest in these properties is subject to receipt of a consent from the holder of the remaining 90% interest, which consent to the original transfer of the interest will become effective upon completion of this offering.

(4)
Melrose Apartments—Phase I consists of a land parcel containing an existing student housing building that is contiguous to a 13.1 acre undeveloped parcel of land. The undevelopment parcel of land is referred to as Melrose Apartments—Phase II. When developed, Melrose Apartments—Phase II is expected to contain 168 units and 534 beds.

        Properties we have under contract and a non-binding letter of intent. We have entered into agreements to purchase 13 additional student housing properties containing a total of 2,839 units and 8,571 beds, and two undeveloped parcels of land for future student housing, estimated to contain a total of an additional 312 units and 1,128 beds when developed. We also have entered into a non-binding letter of intent to acquire one student housing property consisting of a total of 288 units and 792 beds. In aggregate, these properties are located in close proximity to 17 colleges and universities in 13 states. These acquisitions are subject to certain conditions, and we cannot assure you that we will be successful in acquiring these properties or rights. Except as noted below, we hold title to all of our existing properties in fee simple. For additional information regarding these transactions, including the consideration paid, see "—Our Formation Transactions."

        The following table presents information as of the date of this prospectus regarding the student housing properties included in our pending acquisitions. We expect to acquire these properties upon or following completion of this offering.

Property Name	Year Built/ Renovated	Primary University Served	Occupancy Rate(1)	Number of Units(1)	Number of Beds(1)	Revenues(2)
						(in thousands)
Ambling—University Courtyard	1999	University of Louisiana—Lafayette	86.8%	144	528	$1,945
Ambling—University Courtyard	2003	Minnesota State University—Mankato	93.5	192	672	1,178
Campus Edge Apartments	2003	University of Southern Mississippi	93.0	156	552	700
Grand Marc at University Village(3)	2001	University of California—Riverside	92.0	212	824	5,526
Meadow Run Apartments(3)	1973	Wright State University	94.0	240	480	1,561
Orono—College Park(4)	N/A	University of Maine	N/A	N/A	N/A	N/A
University Centre(5)	2004	Western Michigan University	N/A	232	700	N/A
University Fields	1999	University of Illinois—Urbana/Champaign	90.6	192	588	2,552
University Oaks(5)	2004	University of South Carolina	N/A	180	660	N/A
University Pointe(5)	2004	Texas Tech University	N/A	204	684	N/A
University Reno(5)(6)	2004	University of Nevada—Reno	N/A	216	732	N/A
University Uptown(5)	2004	North Texas University	N/A	180	528	N/A
Willow Tree Apartments(3)	1971	University of Michigan	93.0	475	855	4,812
Wolf Creek—Phase I(7)	2003	North Carolina State University	59.0	216	768	1,991
Wolf Creek—Phase II(7)	N/A	North Carolina State University	N/A	N/A	N/A	N/A

Total				2,839	8,571	$20,265

(1)
As of December 31, 2003.

(2)
For the year ended December 31, 2003.

(3)
Pending acquisitions under contract, with respect to which we have not yet completed our due diligence investigation and, thus, have not determined are probable of completion.

(4)
Undeveloped 60.8-acre parcel of land. When developed, Orono—College Park is expected to contain 144 units and 576 beds.

(5)
Construction expected to be completed for delivery in the fourth quarter of 2004.

(6)
Gary M. Holloway and an entity wholly owned by him will contribute this property to our operating partnership upon completion of this offering. See See "Certain Relationships and Related Party Transactions—Benefits Received by Our Executive Officers and Trustees in Our Formation Transactions."

(7)
Wolf Creek—Phase I consists of a land parcel containing an existing student housing building that is contiguous to an undeveloped parcel of land. The undeveloped parcel of land is referred to as Wolf Creek—Phase II, and consists of 10.8 acres. When developed, Wolf Creek—Phase II is expected to contain 168 units and 552 beds. We expect to acquire these properties in July 2005.

        The following table presents information as of the date of this prospectus regarding the student housing property for which we have entered into a non-binding letter of intent.

Property Name	Year Built	Primary University Served	Occupancy Rate	Number of Units	Number of Beds	Revenues
Jefferson Commons(1)	2004	California State University—Sacramento	N/A	288	792	N/A

(1)
Construction expected to be completed for delivery in the fourth quarter of 2004.

Management Services

        Upon the completion of our formation transactions, we assumed GMH Associates' existing management contracts to provide management and leasing services for 19 student housing properties owned by educational institutions, charitable foundations and other private owners, representing 13,807 beds in 4,697 units. Our management and leasing services are provided pursuant to management contracts that typically have an initial term between one and five years.

        The following table presents certain summary information regarding the 19 student housing properties owned by others for which we currently provide management services. These services typically include full responsibility for all aspects of operations, including marketing, leasing administration, facilities maintenance, business administration, accounts payable, accounts receivable, financial reporting, capital projects, and residence life student development. Unless it is noted in the table below, an owner of a property may only terminate the management contract "for cause," or upon a breach and a failure to cure such breach by us of a term or terms of that contract.

Currently Managed Properties

Property Name	Year Built	University Served	Occupancy Rate(1)	Number of Units(1)	Number of Beds(1)	Management Fee Income(2)	Management Contract Expiration Date
						(in thousands)
2 East Eighth Street(5)	1985	DePaul University	88.8%	330	716	$72	8/26/2006
Aspen Ridge(3)	1999	University of Florida	95.8	72	120	N/A	12/9/2004
Bay Crest Apartments(5)	1963	California State University—Long Beach	94.1	237	439	61	8/26/2006
Campus Walk Apartment Homes(4)	1976	University of South Florida	91.2	296	592	70	Month-to-Month
College Park—Athens	1989	University of Georgia	98.2	156	495	96	8/28/2006
College Park—Nittany Pointe(4)(6)	2000	Pennsylvania State University—Altoona	96.0	156	624	102	3/30/2005
Jefferson Commons	1999	University of Central Florida	92.7	312	932	59	4/24/2018
Nittany Crossings(4)(5)(6)	1996	Pennsylvania State University	77.2	204	684	117	Month-to-Month
Pegasus Landing(7)(8)	1999	University of Central Florida	97.3	744	2,532	610	2/14/2016
Pegasus Point(7)(8)	1999	University of Central Florida	93.0	432	1,224	295	2/14/2016
Reflections(4)	1999	University of South Florida	84.5	168	588	N/A	12/9/2004
Santa Fe Pointe(4)	1999	University of Florida	74.9	168	672	N/A	12/9/2004
Scott Village	2003	University of Nebraska— Omaha	97.1	120	480	42	7/31/2005
Springwood Apartments(4)	1984	University of South Florida	86.0	57	171	4	7/31/2005
State College Park(4)(5)(6)	1991	Pennsylvania State University	66.2	196	752	119	Month-to-Month
Summer Walk Apartments(9)	1978	University of Central Florida	81.6	306	499	N/A	1/13/2005
The Landings(4)(5)(6)	1997	University of Texas	67.5	522	1,494	229	Month-to-Month
The Village at West Chester(4)(10)	2004	West Chester University	N/A	132	526	N/A	8/16/2005
University Hall(4)(10)	2004	West Chester University	N/A	89	267	N/A	8/16/2005

Total				4,697	13,807	$1,876

(1)
As of December 31, 2003.

(2)
For the year ended December 31, 2003. We will receive standard management fees for these properties primarily based on a percentage of monthly gross rental revenues ranging from 3% to 5%. We also will have an opportunity to earn incentive-based management fees by achieving property-level performance criteria for certain properties. "N/A" represents these properties that our predecessor entities did not manage during 2003.
(3)
Management contract contains automatic one-year renewal provision.
(4)
Management contract is terminable by owner of property at the will of the owner (without cause).
(5)
Property not owned by college/university or its affiliated foundations or other non-profit organizations.
(6)
Gary M. Holloway, our president, chief executive officer and chairman of our board of trustees, will retain a 10% equity ownership interest in these properties and our executive officers and certain of their affiliates collectively hold profits interests totaling 14.1% of the gain, if any, realized by Mr. Holloway upon sale of each of these properties.
(7)
Management contract contains a one-year renewal option.
(8)
Pegasus Landing and Pegasus Point collectively represent 25% of our management fee revenues under contract and have management agreement terms in excess of 12 years left under current contract terms.
(9)
Management contract did not commence until January 2004.
(10)
Construction expected to be completed for delivery in the fourth quarter of 2004.

        We expect to provide consulting services to GMH Capital Partners Asset Services, L.P., an affiliate of Gary M. Holloway, with respect to the following student housing properties upon completion of our pending acquisitions and this offering. The consulting fees we receive will equal 80% of the amount of management fees the affiliate receives from the property owners. We believe that the consulting fees we receive will reflect the fair value of the services we provide, but we cannot assure you that this will be the case.

Properties Subject to Consulting Agreement

Property Name	Year Built/ Renovated	Primary University Served	Occupancy Rate(1)	Number of Units(1)	Number of Beds(1)	Management Fee Income(2)
						(in thousands)
The Artists' Residence	2001	Massachusetts College of Art	98.5%	85	310	$133
The Commons(3)	1990	Auburn University	75.0	155	305	99
College Park—Fontana Hall	1968	University of South Florida	76.8	414	816	105
College Park— Osceola Hall	1966/1983	Florida State University	70.7	328	656	150
Scott Residence Hall and Conference Center	2000	University of Nebraska—Omaha	100.0	50	176	265
University Towers	1966	San Diego State University	97.4	288	570	N/A

Total				1,320	2,833	$752

(1)
As of December 31, 2003.

(2)
For the year ended December 31, 2003. The affiliate will receive standard management fees for these properties primarily based on a percentage of monthly gross rental revenues ranging from 3% to 5%. The affiliate also will have an opportunity to earn incentive-based management fees by achieving specified property-level performance criteria for certain properties. "N/A" represents those properties that our predecessor entities did not manage during 2003.

(3)
Mr. Holloway currently owns a 20% interest in the entity that owns this property and our executive officers and certain of their affiliates collectively hold profits interests totaling 37.4% of the gain, if any, realized by Mr. Holloway upon sale of the property. See "Certain Relationships and Related Party Transactions."

Additional Student Housing Properties Under Review

        In addition to the properties under agreement and non-binding letter of intent described above, as of the date of this prospectus, our management team has identified for review more than 42 additional student housing properties, valued at approximately $735 million in the aggregate, with individual transactions ranging from approximately $11 million to $50 million. These potential transactions include properties containing an aggregate of approximately 9,000 units and approximately 26,600 beds. We consider an investment as "under review" when we have signed a confidentiality agreement, exchanged financial information or when we or our advisors are in current and active negotiations. After further due diligence, we may decide not to pursue any of these transactions. We intend to leverage our unencumbered assets to fund these investments under review if we decide to pursue and complete those investments.

Investment Criteria

        In analyzing proposed student housing acquisitions, we consider various factors including, among others, the following:

  •
  the ability to increase rent and maximize cash flow from the student housing properties under consideration;

  •
  whether the student housing properties are accretive to our per share financial performance measures;

  •
  the terms of existing or proposed leases, including a comparison of current or proposed rents and market rents;

  •
  the creditworthiness of our student residents and/or parent guarantors;

  •
  local demographics and college and university enrollment trends, and the occupancy of and demand for similar properties in the market area, specifically population and rental trends;

  •
  the ability to efficiently lease or sublease any unoccupied space;

  •
  the ability of the student housing property to achieve long-term capital appreciation;

  •
  the ability of the student housing property to produce free cash flow for distribution to our shareholders;

  •
  the projected residual value of the student housing property; and

  •
  the opportunity to expand our network of relationships with colleges and universities as well as other strategic firms.

Underwriting Process

        We have designed our underwriting strategy to enable us to deliver attractive risk-adjusted returns to our shareholders. Our acquisition selection process includes several factors, including a comprehensive analysis of the proposed property's profitability, financial trends in a property's revenues and expenses, barriers to competition, the need in the property's market for the type of student housing services provided by a particular property, the strength of the location of a property and the underlying value of the property. We also analyze the operating history of a specific property, including the property's earnings, cash flow, occupancy and student mix, to evaluate its financial and operating strength.

        In addition, as part of our due diligence process, we obtain and evaluate title, environmental and other customary third-party reports. Our acquisition policy requires the approval of our board of trustees for acquisitions with a total purchase price of $25 million or greater.

        During the past 12 months, we and our predecessor entities have reviewed in excess of 136 off-campus student housing opportunities in over 64 markets throughout the United States. According to the Universities of Statistical Research, the colleges and universities in these markets had a total student enrollment of 1.3 million students in the Fall 2003 and approximately 303,000 beds on their campuses, resulting in these colleges and universities being able to house only 23.4% of their students.

Competition

        We compete with other regional or national owners and operators of off-campus student housing in a number of markets as well as with smaller local or regional owner-operators of student housing. Currently, the student housing industry is highly fragmented with no participant holding a significant market share. There are, however, various on- and off-campus student housing complexes that compete directly with us located near or in the same general vicinity of many of our targeted properties. We are subject to competition for students from on-campus housing operated by colleges and universities, other public authorities and privately-held firms. We believe that a number of other large national companies with substantial financial resources may be potential entrants in the student housing business and the entry of one or more of these companies could increase competition for students and for the acquisition or development of other student housing properties. We also are subject to competition for the acquisition of off-campus student housing with other existing local and national owners and operators of student housing. Further, we generally believe that the pace and size of acquisitions in the real estate industry have increased significantly since 1995. Consequently, prices have generally increased while return on invested capital has fallen.

Military Housing Business

Overview

        In order to address poor housing quality, a significant backlog of repairs and rehabilitations to its military housing units on and near bases, and a shortage of affordable, quality private housing available to members of the U.S. military and their families, Congress included MHPI in the 1996 National Defense Authorization Act. Under the MHPI, the DoD was granted the authority to award projects to private owners to develop, construct, renovate and manage military housing. According to statistics released by the DoD, since 1996, the U.S. military has awarded to private owners long-term agreements and rights to exclusively negotiate agreements with the U.S. military for 52 domestic projects containing, in the aggregate, a total of 101,216 housing units. The DoD has targeted another 41 domestic projects containing an additional 67,760 housing units that have yet to be awarded by Congress, and agreements for the related development, construction, renovation and management services for these additional bases. According to the DoD, the previously awarded privatization projects and projects under exclusive negotiations, together with these additional targeted projects, reflect the opportunity to develop, construct, renovate and manage a total of 168,976 housing units.

        In 1999, GMH Associates recognized the opportunity to leverage the core competencies that it had developed in its student housing and conventional multi-family housing businesses and assembled a highly coordinated, full service, professional team to focus on the procurement of military housing privatization projects. GHM Associates has won more than 40% of the privatization projects on which it has bid (including those projects for which exclusive negotiations have been awarded) and is currently the top winner of military privatization projects that have been awarded ranked by number of bases awarded to date. Pursuant to our formation transactions, our operating partnership currently has an ownership interest in, and operates, through various wholly owned subsidiaries, the privatized military housing projects at the Department of the Army's Fort Carson, Fort Stewart and Hunter Army Airfield, Fort Hamilton and the Walter Reed Army Medical Center/Fort Detrick bases. We refer to these four projects as the Fort Carson project, the Stewart Hunter project, the Fort Hamilton project and the Walter Reed/Fort Detrick project, respectively. In addition to the Fort Carson, Stewart Hunter, Fort Hamilton and Walter Reed/Fort Detrick projects, as of the date of this prospectus, we have been selected for an additional two privatization projects from the Army and one privatization project from the Department of the Navy. As a result, we are in various stages of exclusive negotiations for the three additional privatization projects. The exclusive negotiations typically last six to 12 months and culminate in final approval from Congress and the applicable U.S. military branch and the execution of a definitive agreement relating to the terms of the project. Collectively, the Fort Carson project, the Stewart Hunter project, the Fort Hamilton project and the Walter Reed/Fort Detrick project cover six domestic bases and, once full development, construction and renovation have been completed for these projects, the DoD has estimated that they will contain approximately 7,192 housing units. The three privatization projects that we are currently negotiating cover 12 domestic bases and, once full development, construction and renovation have been completed for these projects, the DoD has estimated that they will contain an aggregate of 8,086 housing units.

        Each of these military housing projects includes the renovation and management of existing housing units, as well as the development, construction, renovation and management of new units over a 50-year period, which, in the case of the Army, potentially could extend for up to an additional 25 years. The 50-year duration of each project calls for continuing renovation, rehabilitation, demolition and reconstruction of housing units through various predetermined project phases. Including the final approval of the three projects that are currently under exclusive negotiations, we expect that our management agreements for all seven privatization projects will provide us with the opportunity to manage 15,278 housing units on bases in 11 states and Washington, D.C., including 7,994 units we plan to construct and 5,055 units we plan to renovate.

        We believe that we will be one of the largest private-sector managers of military housing units in the U.S., based on the number of military housing units and the number of projects awarded to date. At each of the projects we managed as of September 1, 2004, the following numbers of units were in operation: Fort Carson—2,663 units, Fort Stewart and Hunter Army Airfield—2,835 units, Fort Hamilton—293 units and Walter Reed/Fort Detrick—284 units.

        We intend to operate our military development, construction/renovation and management services through a taxable REIT subsidiary. As a REIT, we generally will not be subject to federal income tax to the extent that we distribute our REIT taxable income to our shareholders, but the taxable income generated by a taxable REIT subsidiary will be subject to regular corporate income tax. We intend to provide development, construction/renovation and management services for our military housing privatization projects through a taxable REIT subsidiary that will be wholly owned by our operating partnership.

Military Housing Privatization Initiative

        The MHPI is a program authorized under the 1996 National Defense Authorization Act that allows the DoD to award military housing privatization projects to private owners. Under the MHPI, private-sector developers may own, operate, maintain, improve and assume responsibility for housing on U.S. military bases. According to the authority granted to it by the MHPI, the DoD can work with the private-sector to revitalize military housing over a 50-year ground lease period by employing a variety of financial tools to:

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  obtain private capital to leverage government dollars;

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  make efficient use of limited resources; and

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  use a variety of private-sector approaches to build and renovate military housing faster and at a lower cost to U.S. taxpayers.

        The MHPI is designed to remedy both the poor condition and shortage of current military housing. According to the DoD, it currently owns approximately 257,000 family housing units, on and off U.S. military bases, and estimates that more than 50% of these units require renovation or replacement as a result of insufficient maintenance or modernization over the past 30 years. The DoD believes that improving the poor housing condition as well as the shortage of quality, affordable private housing on military bases is expected to significantly improve the morale and quality of life for members of the U.S. military and their families, thereby boosting retention and enrollment in today's voluntary military forces. The majority of members of the U.S. military and their families live in local communities near U.S. military bases. Most of these members of the U.S. military are enlisted personnel whose salaries are at the lower end of the military pay scale. Their salaries make it difficult for them to find quality, affordable housing within a reasonable commuting distance. Furthermore, many of these communities do not have enough affordable, quality rental housing to accommodate members of the U.S. military and their families. The MHPI provides a creative and effective solution to address the quality housing shortage, and will result in the construction of more housing built to market standards for less money than through the military's own construction process. Furthermore, traditional military construction requires contractors to adhere to stringent military specifications, which make projects significantly more costly than building to market standard. Commercial construction is both faster and less costly than military construction, but private-sector funds significantly stretch and leverage the DoD's limited housing funds and, at the same time, open the military construction market to a greater number of development firms and stimulate the economy through increased building activity.

Competitive Bidding Process for Military Housing Privatization Projects

        In order to implement the MHPI and foster a coordinated approach by the military branches, the DoD created the Housing and Competitive Sourcing Office to develop the legal, financial and operational aspects of the MHPI. Each military branch assesses its own current and future housing requirements, and determines the best course of action necessary for revitalizing inadequate housing units and keeping its housing inventory in good condition. Each military branch also individually assesses the viability of a privatization project and makes the final decision whether to privatize housing on a particular installation, taking into consideration housing needs and available resources of that branch. Once the military branch and the Office of the Secretary of Defense approve site development, they will conduct an industry forum to obtain private-sector input. Though each military branch must follow certain general DoD policy guidelines, each branch has its own privatization project award program. The solicitation process differs slightly among the various military branches; however, in all cases, a competitive bidding process is the method by which projects are awarded to private owners. Projects are introduced to the private-sector through the use of a request for proposal or a request for qualifications. Contractors that satisfy the respective military branch's requirements respond with detailed project proposals, and a selection is made from among them. The project winner is awarded the exclusive right to negotiate the final plan, and assuming approval of such final plan, to develop, construct, renovate and manage family housing at a military base, which, based on our experience, is typically for a 50-year period and, in the case of the Army, contains certain extension rights.

        Based on our experience, during the exclusivity period for an Army project, which typically lasts between six and 12 months, the project winner initially enters into a contract with the Army pursuant to which it will create a community development and management plan, or CDMP, relating to the planned development of the awarded project. Upon completion of the CDMP, the project award winner's CDMP is submitted to the Army for approval. If the CDMP is approved by Congress, the project winner enters a transition period, ranging from 30 to 90 days, during which it prepares to implement its CDMP, finalizes documentation relating to the implementation of the CDMP, including arranging and negotiating necessary financing and negotiating final documents and agreements with the Army, and prepares to take over the base housing operations on the date of closing. Closing occurs after the transition period when all the documentation and negotiations with the Army have been finalized, at which point the project winner may commence its operation of the project.

        Based on our experience, during the period of exclusive negotiations with the Navy, the project winner will: (i) work towards finalization of required project and environmental documentation; (ii) pursue local approvals; (iii) develop design plans and working drawings; (iv) reach an agreement with the Navy officials regarding all aspects of the project; and (v) arrange and negotiate necessary financing. The result of these exclusive negotiations will be a business agreement that describes all relevant characteristics of the development, and defines all business terms and conditions, schedules and financial arrangements between the parties. This process generally takes approximately nine to 12 months to complete from the time of the award to the execution of the business agreement.

Organizational Structure of Our Military Housing Projects

        Our operation of military housing privatization projects will implement an organizational structure that involves a wholly owned subsidiary of our operating partnership, GMH Military Housing Investments, LLC, and our taxable REIT subsidiary, GMH Military Housing, LLC, which develops, manages and sometimes constructs/renovates the military housing in the projects through two of its subsidiaries: GMH Military Housing Development LLC and GMH Military Housing Management LLC, or GMH Development and GMH Management, respectively. This organizational structure is described as follows:

        The Project Entity. We typically create a project-specific limited liability company, the Project LLC, to serve as the manager for a project. The Project LLC is a joint venture between GMH Military Housing Investments LLC and a joint venture partner. The joint venture partner typically is or will be a third-party architectural and design company or construction company with whom we have an existing relationship. GMH Military Housing Investments, LLC is the managing member of the Project LLC, which, in the case of Navy projects, typically contracts with GMH Development for project development services, GMH Management for project management and construction/renovation services, and a third-party joint venture partner for project architectural and design or construction services. At the closing on a Navy project, the Project LLC assigns all of its contractual rights and obligations to the Project Owner, the members of which consist of the Project LLC and the Navy. In the case of Army projects, the Project Owner, the members of which consist of the Project LLC and the Army, directly contracts with GMH Development, GMH Management and a third-party joint venture partner for development, management and renovation, and architectural and design and construction services, respectively. The Project Owner is created for the purpose of owning the project. The Project Owner also is the ground lessee of the land upon which the project is situated. The Project LLC is the managing member of the Project Owner. A project is financed through a combination of equity, provided by the Project LLC and the U.S. military branch (which typically approximates up to 10% of the total project value), and debt, provided through the issuance of taxable bonds initially for the benefit of the Project LLC (which typically approximates 90% of the total project value).

        Debt Financing for the Project. Debt financing for each project is provided by a third party, which could include a government agency, through the issuance of taxable bonds for the benefit of the project. Debt financing is typically obtained at the project closing, which occurs on the date that the relevant branch of the U.S. military transfers operation and management of those housing units at the project to the Project LLC. Based on our management's experience, we believe the terms of the debt is consistent with the terms typically used for conventional multifamily housing projects. In each instance, the debt generally is non-recourse to us and is secured by a first priority lien on the project and requires the assignment of all of the Project Owner's rights for the benefit of the bondholders or the lender, as applicable. The security therefore includes the Project Owner's interest in the ground lease. Based on our experience, the repayment terms require payments of interest only during the first three to seven years of the loan and, thereafter, payments of interest and principal, amortized over a 35- to 45-year period, for the remaining term of the loan. While the Project LLC is able to obtain debt financing for up to 90% of the total value of each project, based on our management's experience, lenders typically will not lend in excess of a specified debt service coverage ratio projected for the first stabilized year following the end of the initial development period (typically ranging from three to eight years, out of the 50-year project term). Accordingly, if interest rates increase, the Project LLC may be required to finance a greater portion of the project cost with equity, which would reduce our returns on our investment in the project. In addition, if the minimum debt service coverage is not met, we may not have access to cash flows from the project, other than for project operating expenses, until the coverage is restored.

        The following diagram shows our typical Project LLC structure:

        As its contribution to the project, the U.S. military branch contributes the existing houses and related improvements and may also contribute cash. The Project LLC also contributes cash, typically at the end of the initial development period, but in certain instances at the outset of the initial development period, for the project. Neither the Project LLC nor the U.S. military branch is required to make additional capital contributions to the project, and neither is permitted to make any additional contribution to the project without the approval of the other. The Project LLC's return on investment is dependent on both the structure of the transaction and the U.S. military branch involved.

        The Development Company. GMH Development provides development services for a privatization project. These services are provided through development agreements typically having 50-year terms, which extend automatically upon any renewal of the ground lease. GMH Development generally assists the Project Owner by coordinating and monitoring the planning, design, demolition, renovation and construction activities on the Project Owner's behalf, including the evaluation of project sites and requirements for each project, assisting the Project Owner with the development of the project schedule and budget, establishing coordination between the government and primary contractors, reviewing completed construction and renovation work, and certifying payments or primary contractors for such work. GMH Development also establishes and implements administrative and financial controls for the design and construction of the project and assists the Project Owner in obtaining and maintaining general liability insurance and other types of insurance.

        The Project Owner pays GMH Development a base fee of approximately 2.5% of the total development costs for the project, from the beginning of the initial development period throughout the life of the project. Additionally, GMH Development typically is entitled to receive development incentive fees from the Project Owner upon the satisfaction of designated milestones. During the initial development period, GMH Development's incentive fee generally does not exceed 1.5% of the total development costs during the period. After the initial development period of a project, the development incentive fees typically are a percentage of total development costs for the remainder of the project term ranging from 0.5% to 1.5%. Milestones for payment of development incentive fees include completing a specified number of homes according to schedule, performing within an approved development budget and delivering homes with a limited number of correctable errors, based upon property management inspections.

        The Construction/Renovation Company and Property Manager. GMH Management provides construction/renovation and management services for a privatization project. With regard to project construction/renovation, the Project Owner pays GMH Management a base fee of approximately 3.0% of the total construction/renovation costs for the project, from the beginning of the initial development period throughout the life of the project. Additionally, GMH Management typically is entitled to receive construction/renovation incentive fees from the Project Owner upon the satisfaction of designated milestones. During the initial development period, GMH Management's incentive fee generally does not exceed 1.0% of the total construction/renovation costs during the period. After the initial development period of a project, the construction/renovation incentive fees are a percentage of total construction/renovation costs for the remainder of the project term, ranging from 0.5% to 1.0%. Milestones for payment of construction/renovation incentive fees typically include achieving specific safety records, maintaining financial control of project construction/renovation costs and implementing small business or minority subcontracting plans.

        With regard to project management, the Project Owner contracts with GMH Management for GMH Management to provide management services for the project. These services are provided through management agreements, typically having 50-year terms, which extend automatically upon any renewal of the ground lease. GMH Management oversees the leasing of housing units in accordance with the requirements of the ground lease, day-to-day operations of the project, collection of revenues and depositing the revenues into appropriate accounts, day-to-day maintenance of the project, ordinary repairs, decorations, alterations and improvements, completion of backlogged maintenance and repairs, payment of taxes imposed on the project, and compliance with applicable laws and regulations.

        GMH Management typically is required to prepare and submit an operating budget for the project to the Project Owner on an annual basis. The management agreement typically grants GMH Management the authority to make expenditures and incur obligations provided for in the operating budget. GMH Management also has the authority to make certain emergency expenditures.

        As standard compensation for the services it provides, GMH Management is paid a base fee, typically 2% to 3% of effective gross revenue for the project. In addition, GMH Management is entitled to receive an additional incentive fee from the Project Owner, typically 2% to 3%, upon the satisfaction of designated benchmarks relating to emergency work order response, routine work order completion, occupancy rates, home turnover, resident satisfaction surveys, execution of community service programs and timely delivery of required reports and budgets.

        The Project Owner generally may terminate the management agreement upon written notice to GMH Management if it breaches any of its material obligations under the management agreement and fails to cure such breach within 30 days.

        The Ground Lease. Based on our experience, the Project Owner and the Army enter into a ground lease pursuant to which the Army leases to the Project Owner the real property upon which a privatization project is located. We expect future-awarded Army privatization projects as well as Navy projects to operate in a similar fashion. Typically, the initial term of an Army ground lease is fifty years, which is renewable for an additional period of up to twenty-five years upon request by the Army and acceptance by the Project Owner. As partial consideration for the Army's execution of a ground lease and performance of its obligations thereunder, the Project Owner agrees to design, develop, manage, rehabilitate, renovate and maintain the privatization project. At all times during the term of a ground lease, the Army provides the Project Owner access to the privatization project. The use and occupancy of the privatization project is subject to the general supervision and approval of the Army and to such rules and regulations as the Army prescribes. The Project Owner has the right to lease housing units to non-military or non-DoD tenants if vacancy rates hit certain levels.

        The Army ground leases typically provide that in the event an applicable base or any portion is subject to base closure under BRAC procedures, the Project LLC has, subject to then-existing applicable law, the option to acquire fee simple title to the real property pursuant to a purchase option agreement by and between the Army and the applicable Project LLC. In the event of a base closure as to all or portion of the property, the Project Owner may terminate the ground lease. There is no guarantee that a purchase option agreement will be enforceable or that the corresponding purchase option will be exercisable in the event of BRAC. We understand that the Navy's ground leases, unlike the Army's, typically do not provide the Project LLC with a purchase option upon a BRAC.

Basic Allowance for Housing

        The U.S. military's Basic Allowance for Housing, or BAH, is the primary source of our operating revenues under our military housing projects. BAH is a cost of living stipend distributed monthly by the DoD to members of the U.S. military to cover their and their families' costs of living (i.e., rent and utility expenses) in privately-owned housing, on or near bases. The intent of BAH is to provide members of the U.S. military equivalent and equitable housing compensation based upon the market prices of rental housing in the local housing markets surrounding the U.S. military bases. Each year, Congress must appropriate an aggregate budget for BAH for all of the military branches.

        The DoD adjusts, on an annual basis, the BAH stipend to be received by each individual member of the U.S. military to reflect changes in the profile of that particular individual member of the U.S. military. Specifically, a BAH stipend is currently computed by estimating the market price of housing that the member of the U.S. military would be expected to rent, based upon his or her geographic area, pay grade and number of dependents, adding in average utilities and insurance, and then subtracting out his or her median out-of-pocket cost. The particular geographic area surrounding a military base is called a Military Housing Area, or MHA. In computing a BAH, MHA price data for rentals, average utilities and insurance is collected annually in the spring and summer months when housing markets are most active. Pricing information is surveyed from local apartments, townhouses and duplexes, as well as from single-family rental units of various bedroom sizes. Although BAH rates can decrease for a geographic duty location, members of the U.S. military that collect BAH cannot have the amount of their BAH decreased unless a change in status occurs (except that promotions are specifically excluded in the definition of a change in status), such as a base transfer, a decrease in pay grade or a change in the number of dependents.

Revenue Stream

        Typically, a member of the U.S. military who is leasing a housing unit on one of our project bases will elect for his or her monthly BAH to be directly deposited by the government, via wire transfer, into an operating revenue fund controlled by the Project Owner, subject to certain restrictive covenants required by any outstanding construction finance bonds. Rental revenues derived from BAH are subsequently paid out of the operating revenue fund by the Project Owner according to a distributive "waterfall" plan set forth in the Project Owner operating agreement. Based on our experience, the BAH revenues associated with each privatization project typically "flow out" of the operating revenue fund on a monthly basis as follows:

Funds Flow During Initial Development Period

Rental Revenue from BAH
Operating Expenses (Management fee ~ 2 - 3%)
GMH Management
Debt Service and Capital Reserves
Proceeds from Equity Contributions and Debt Offerings
Subordinated Incentive-Based Management Fee (~2 - 3%)
GMH Management
Construction Account
Equity Sub-Account
Construction Company
Construction Costs
Construction, Development and Renovation Costs
Construction/ Renovation Fees (~ 4%)
GMH Management
Architectural and Design Company
Architectural and Design Costs
Development Fees (~ 4%)
GMH Development

Funds Flow Post-Initial Development Period

Rental Revenue from BAH
GMH Management
Operating Expenses (Management fee ~ 2 - 3%)
Debt Service and Capital Reserves
GMH Management
Subordinated Incentive-Based Management Fee (~2 - 3%)
Distribution of Equity Sub-Account Post-Initial Development Period
Minimum Preferred Return (~ 10-12% of initial equity contribution)
Project LLC
Project LLC (subject to annual capital return of up to 17%)
Reinvestment Account (owned by Project Owner)
Remaining Funds from Construction Account
Construction Company
Construction Costs
Construction, Development and Renovation Costs
Construction/ Renovation Fees (~ 4%)
GMH Management
Architectural and Design Company
Architectural and Design Costs
Development Fees (~ 4%)
GMH Development

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  Operating and other expenses. Operating activities include normal administrative, leasing, marketing and maintenance functions consistent with a typical conventional multi-family project. Expenses relating to these operating activities are financed through equity contributions from the DoD and GMH, debt financing and other operating cash flow derived from BAH. Revenues first are applied to pay operating expenses, including GMH Management's standard management fee, typically 2% to 3% of project revenues derived from BAH, ground lease payments, monthly utilities, insurance premiums, real estate taxes, if any, and other routine maintenance expenses, such as landscaping and preventative maintenance, associated with the housing units.

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  Debt Service (including amortization) and Capital Reserves and Replacements. The Project Owner then uses remaining revenues to pay down principal and interest on any outstanding indebtedness that was issued to finance a portion of the costs of design, demolition, construction, replacement and renovation of housing on a particular military base. Taxable bonds typically cover up to 90% of total project costs. The indebtedness is fully funded at the time we enter into definitive agreements for the project. This indebtedness typically requires payments of interest only during the first three to seven years and is amortized over the remainder of its 35 to 45 year term. The Project LLC allocates revenues to make capital repairs or replacements on any of the existing housing units, such as roofing or siding repairs.

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  Incentive-based Subordinated Management Fee. GMH Management next receives its incentive management fee, typically 2% to 3% of project revenues, derived from any excess rental revenues from BAH, upon satisfying debt service and certain benchmarks.

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  Construction/Renovation Fees and Development Fees. At the start of a project's initial development period, which typically ranges from three to eight years and continues throughout the term of the project as we renovate existing housing and develop and construct additional housing on a particular military base, GMH Management and GMH Development are entitled to receive standard and incentive construction/renovation and development fees, respectively. Construction/renovation fees are typically up to 4% of the total construction/renovation costs, and development fees are typically up to 4% of the total development costs. During the initial development period these costs are paid out of a construction account, which is funded by excess cash flow from rental revenues and proceeds from equity contributions and debt offerings. Excess cash flow, for purposes of funding of the construction account, includes cash flow available from BAH rental revenues after payment of operating expenses, debt service, subordinated management fees and preferred returns. The construction account may have an equity sub-account to the extent of equity contributed to the Project LLC. Subsequent to the initial development period, all remaining funds are transferred to a reinvestment account and the construction account is closed. Construction, development and renovation costs will be paid out of the reinvestment account to continuously construct, renovate and rebuild a project. The payment of construction/renovation fees and development fees to us during the life of a project is not subordinate to the payment of any other fees.

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  Preferred Return. During the initial development period, funds may not be distributed to pay minimum preferred rate of returns, and these unpaid amounts will accrue and accumulate in the equity sub-account of the construction account, and can be used to fund renovation and construction cost overruns if necessary. If the funds in the sub-account are not needed to fund renovation and construction cost overruns, they would be distributed to pay accrued preferred returns at the end of the initial development period. Subsequent to the initial development period, the Project LLC would then receive an annual minimum preferred rate of return, typically ranging from 10% to 12% on its initial equity contribution to the military housing project, if adequate funds are available.

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  Split of Remaining Revenues. Subsequent to the initial development period, any remaining revenues after the minimum preferred rate of return is paid, as described above, are split between the Project LLC and the reinvestment account owned by the Project Owner, and in the case of the Project LLC, subject to a total capital return, including the minimum preferred return discussed above, capped at an annual modified internal rate of return, up to 17%, on its initial equity contribution to the military housing project. The reinvestment account is an account owned by the Project Owner, but funds may be withdrawn for ongoing construction, development and renovation costs during the remaining life of a privatization project only upon approval of the Army or Navy, as applicable. The only exception is that annual capital returns paid to the Project LLC are not subject to the approval of the relevant U.S. military branch.

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  Return of Equity. At the end of a project term, any monies remaining in the reinvestment account are distributed to the Project LLC and the Army or Navy, as applicable, in accordance with their membership interests in the Project Owner, subject to the Project LLC's receipt of its initial equity investment in the Project Owner.

        In addition to BAH revenues, we occasionally receive fees from the joint venture partners that provide architectural and design or construction services for our military housing privatization projects. These fees go to reimburse us for our efforts and expenses incurred while competing for a privatization project award from one of the U.S. military branches, with such a project award not just benefiting us, but our joint venture partners as well. Some examples of the business development services provided by us for the benefit of our joint venture partners include acting as the point of contact for, coordinating discussions with, and preparing and making presentations to, the DoD. Additionally, we take the lead in preparing and drafting the transaction documents for a potential privatization project, evaluating and communicating potential privatization project requirements, coordinating political lobbying and marketing, providing information technology and temporary on-site offices, and facilitating potential pilot programs and other development activities. Typically, our joint venture partners pay these fees for our business development services to GMH Management, GMH Development and GMH Military Housing Construction LLC, or GMH Construction, another wholly owned subsidiary of our taxable REIT subsidiary, GMH Military Housing, LLC.

Strategy

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  Selective Growth. By leveraging the substantial industry experience of our management team, we intend to focus on winning military housing privatization projects on which we selectively choose to bid, based on the strategic importance of the base, and the prime location and profit potential for these projects.

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  Acquire Existing Military Housing Privatization Projects. We plan to use our financial strength and management's experience to acquire competitors or the military housing privatization projects that have been awarded to them. For example, in November 2003, GMH Associates acquired the military housing privatization project for Fort Carson in Colorado Springs, Colorado out of unrelated bankruptcy proceedings instituted by an entity affiliated with the J.A. Jones Corporation. As the number of new privatization projects are awarded, we believe our potential to acquire these projects for additional bases will increase correspondingly. The military housing privatization projects are typically very large and complex. As a result, they require experienced and committed larger scale operators who have the financial strength to develop, construct, renovate and manage housing units during the initial development period of a project, which typically ranges from three to eight years, and then administer the continuing development, construction, renovation and management of housing for the remainder of the 50-year project term. The obligations to be performed under these projects are extremely difficult for smaller, regionalized companies to meet, and we believe our experience in the military housing market provides us with a material competitive advantage in this regard. As the number of new privatization projects grows, we believe our potential to acquire such projects for additional bases will grow correspondingly.

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  Committed to Superior Management. In the performance of GMH Associates' obligations under existing military housing privatization projects, our management team has been, and will be fully committed to ensuring that members of the U.S. military and their families have high quality, safe, attractive and affordable housing.

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  Capitalize on Industry Relations. Our management team has developed relationships with nationally recognized firms, notably The Benham Companies and Centex Construction Company, Inc., that specialize in residential and military residence community formation and construction. On October 22, 2003, our subsidiary, GMH Military Housing Investments, LLC, entered into a joint venture agreement with a subsidiary of The Benham Companies, Benham Military Communities, LLC, which sets forth the terms by which Benham will participate in the equity structure on certain of our privatization projects and provide architectural, engineering and design services on those military privatization projects awarded to us. We team with Benham because it has a long history of providing architectural, engineering and design services to the U.S. military on projects throughout the country, and because our company does not perform these functions. In our relationship with Centex, which is not based upon a written agreement, Centex provides construction services on our awarded military projects. We team with Centex because it, as the nation's second largest home builder, has the size and strength to undertake and to bond construction work on the large, complex military housing projects. Additionally, both Benham and Centex agree to pay fees to GMH Management, GMH Development or GMH Construction, intending to reimburse us for a portion of the business pursuit costs associated with attracting and winning military privatization projects. We believe that the retention of highly experienced and nationally recognized companies will provide us with significant competitive advantages in pursuing and winning new privatization projects.

Market Opportunity

        According to information made available by the DoD, the remaining military family housing privatization market contains 67,760 housing units to be privatized through 41 additional projects as of the date of this prospectus. These remaining 67,760 units are expected to generate approximately $840 million in total annual rental revenue based on the current average BAH for military family housing of approximately $12,400 per year. To date, awarded projects and exclusive negotiations represent 101,216 units through 52 projects as of the date of this prospectus.

        Although the DoD's program has focused its efforts almost exclusively on the privatization of family housing, we believe, based on discussions between our senior management team and representatives of the DoD, the next stage of development will include the privatization of unaccompanied housing. We believe the potential market for unaccompanied personnel housing is significantly larger than that of family housing. According to an audit report of the DoD Inspector General, the approximately 556,000 military housing units constitute unaccompanied housing units. We estimate that these unaccompanied housing units will, upon completion, generate approximately $4 billion in total annual rental revenue, based on the current average BAH for unaccompanied personnel of approximately $7,800 per year. Given our management's experience in bidding on military housing privatization projects, coupled with their extensive student housing experience, we believe that we will have significant competitive advantages in bidding for privatization projects in the unaccompanied housing market, which should translate into our ability to be awarded a higher percentage of future privatization projects; however, we cannot assure you that the DoD will privatize unaccompanied military personnel housing.

        Our military housing strategy will include the pursuit of already privatized bases from competitors who have been awarded targeted projects. As the number of new privatization projects grows, the potential for our targeted acquisition of already privatized bases will grow correspondingly.

Military Housing Privatization Projects

        We currently have an ownership interest in and operates four privatized military housing projects, the Fort Carson project, the Stewart Hunter project, the Fort Hamilton project and the Walter Reed/Fort Detrick Project. In addition to these projects, we have been selected for three additional military housing privatization projects, which are in various stages of exclusive negotiations with the applicable U.S. military branch, but none of which are operational. Each project, including Fort Carson, Stewart Hunter, Fort Hamilton and Walter Reed/Fort Detrick, includes the renovation of existing housing units and the construction of new units. The 50-year duration of each calls for continued renovation, rehabilitation, demolition and reconstruction of the project.

        The following table provides a summary of the terms of each of our military housing privatization projects:

Military Housing Privatization Projects

Project Name	Location	Initial Development Period(1)	Initial Development Period Completion Date	Initial Development Period Project Costs(2)	Initial Development Period Project Costs Expended(3)	Expected Housing Units at Initial Development Period Completion Date
In Operation:
Fort Stewart and Hunter Army Airfield	Hinesville, GA Savannah, GA	8 years	October 2011	$353.4 million	$46.0 million	1,868 new units 1,597 renovated units 237 existing units(4)

3,702
Fort Carson(5)	Colorado Springs, CO	5 years	December 2004	239.6 million	223.0 million	840 new units 1,823 renovated units

2,663
Fort Hamilton	Brooklyn, NY	3 years	May 2007	59.8 million	0.8 million	185 new units 43 renovated units

228
Walter Reed Army Medical Center/Fort Detrick(6)	Washington, DC Frederick, MD	4 years	June 2008	96.0 million	N/A	407 new units 156 renovated units 36 existing units(4)

599
Under Exclusive Negotiation:
Fort Eustis/Fort Story	Newport News, VA Virginia Beach, VA	6 years	October 2010	134.5 million	N/A	795 new units 329 renovated units

1,124
Fort Bliss/White Sands Missile Range	El Paso, TX White Sands, NM	6 years	June 2011	324.4 million	N/A	1,739 new units 1,013 renovated units

2,752(7)
Navy Northeast Region	ME, NY, RI, CT, NJ	6 years	October 2010	571.0 million	N/A	2,160 new units 94 renovated units 1,956 existing units(4)

4,210

Total				$1,778.7 million	$269.8 million	15,278 housing units

(1)
The first phase of the project, known as the initial development period, covers the period of initial construction or renovation of military housing on a base, typically lasting three to eight years.

(2)
Represents estimated total project costs for the initial development period, including closing, development, construction, financing and related costs.

(3)
As of June 30, 2004.

(4)
These units will not be renovated during the initial development period.

(5)
The Fort Carson project was purchased out of unrelated bankruptcy proceedings instituted by an affiliate of the J.A. Jones Corporation. As of the date of this prospectus, we own a 10% interest in the joint venture that owns this project, and we have an agreement to acquire the remaining 90% interest in the joint venture upon completion of this offering. Our current ownership of the 10% interest is subject to receipt of a consent from the 90% interest holder, which consent to the original transfer of the 10% interest will become effective upon completion of this offering.

(6)
These two bases were awarded separately and subsequently combined into one privatization project.

(7)
Excludes an estimated 300 units for White Sands Missile Range, which are still under negotiation with the Army.

Projects in Operation

  Fort Stewart and Hunter Army Airfield, Hinesville/Savannah, Georgia—3,702 Housing Units

        Fort Stewart and Hunter Army Airfield are two Army bases located in Hinesville and Savannah, Georgia, respectively, and presently contain 2,835 housing units collectively. These strategically located East Coast bases have access to both rail and water transportation. Hunter Army Airfield has the second longest runway in the U.S. east of the Mississippi River. Fort Stewart is the home to the Army's Third Infantry Division, which was the first Army unit deployed into Baghdad during the war in Iraq in 2003. The military population on both bases is expected to continue to grow due to base closures at other overseas military bases.

        We and our predecessor entities have been operating this project since November 2003. Over the course of an eight-year initial development period for this privatization project, we plan to demolish 1,092 units and construct a total of 1,868 units consisting of new and replacement units. The first phase of construction totaling 676 units at Fort Stewart, known as Liberty Woods, is underway and is in the site-development stage. The amenities we offer at this base include a business center, state of the art computers and copiers, new appliances, sports courts, playgrounds, multipurpose community centers, swimming pools with water spray grounds and a walking trail system.

        Other notable information regarding this project includes:

  •
  An eight-year initial development period, which commenced November 2003 and ends October 2011.

  •
  An occupancy rate of 97% as of April 2004.

  •
  Construction services provided by Centex Construction Company, Inc. Architectural, engineering and design services provided by Benham Military Communities, LLC.

  •
  $8.9 million in equity financing to be provided by the Project LLC, anticipated to be contributed at the end of the initial development period, and $246.5 million in senior, taxable, credit enhanced bonds underwritten by GMAC.

  Fort Carson, Colorado Springs, Colorado—2,663 Housing Units

        Fort Carson is an Army base located in Colorado Springs, Colorado, and presently consists of 2,663 housing units. Fort Carson is the primary location for the deployment of military personnel to the Far East and to Europe. It is located next to North American Aerospace Defense Command, or NORAD, and Peterson Air Force Base, which provides air deployment, as well as joint training. It is also home to the Army's only Armored Cavalry Regiment, and the Army's Fourth Infantry Division.

        On November 29, 1999, affiliates of the J.A. Jones Corporation, or J.A. Jones, signed the original privatization contract with the Army for the development, construction, renovation and management of this base. The scope of the awarded project included the complete renovation and modernization of 1,823 existing units and the concurrent construction of 840 new units during the initial development period of five years. Unlike the other Army privatization projects that we own, the Fort Carson project is structured similar to a traditional government contract. We are not in a joint venture with the Army. Rather, the Army is the sole beneficiary of a trust that in turn beneficially owns a majority interest in the Fort Carson Project owner.

        In 2003, an affiliate of the J.A. Jones filed for bankruptcy protection. As a result, J.A. Jones began the process of selling components of its company, including its interest in the Fort Carson military privatization project. GMH Associates purchased J.A. Jones' interest in the project and assumed ownership and operation of the Fort Carson project on December 28, 2003. Over the course of the five-year initial development period, which will end in December 2004, 840 and 1,823 homes will have been constructed and renovated, respectively. The amenities offered at this base include a business center, state of the art computers and copiers, new appliances, sports courts, playgrounds, a multipurpose community center and a walking trail system.

        Other notable information regarding this project includes:

  •
  A five-year initial development period, which commenced November 1999 and ends December 2004.

  •
  An occupancy rate of 98.2% as of April 2004.

  •
  $2.3 million in equity financing (including initial equity, bond insurance fee and closing costs) provided by us and $21.1 million by FW Military Housing LLC, a $5.0 million letter of credit provided by FW Military Housing LLC and $147.0 million in senior, taxable, credit enhanced bonds underwritten by Societe Generale.

  Fort Hamilton, Brooklyn, New York—228 Housing Units

        Fort Hamilton is an Army base located on the waterfront in Brooklyn, New York, and presently contains 293 housing units. New York City is the largest Army recruitment center in the U.S., and Fort Hamilton is home to those military recruiters. Over the course of a three-year initial development period, we plan to construct a total of 185 new units and renovate 43 existing townhouses and single family homes. We and our predecessor entities have been operating this project since June 1, 2004. In addition to the housing units, the project includes family-oriented community amenities, including a new resident center that will be constructed during a secondary development period following the initial development period, tot lots and a walking/fitness trail. It is anticipated that the residents center will feature a spacious facility with rooms for social gatherings, a big screen television, an internet cafe, picnic areas, a covered patio with tables and chairs.

        Other notable information regarding this project includes:

  •
  A three-year initial development period, which commenced in June 2004 and ends May 2007.

  •
  Construction services partner is Jeffrey Brown Associates Inc.

  •
  $2.2 million in equity financing to be provided by the Project LLC, anticipated to be contributed at the end of the initial development period, and approximately $52.4 million in senior and subordinate taxable bonds underwritten by Lehman Brothers and issued by the New York City Housing Development Corporation.

  Walter Reed Army Medical Center, Washington, D.C. and Fort Detrick, Frederick, Maryland—599 Housing Units

        Walter Reed Army Medical Center, or WRAMC, is a major medical care, research and teaching center of international importance. This facility, which is under the command jurisdiction of the U.S. Army Medical Command, or MEDCOM, provides the nation's most effective population-based primary and specialty military health care for soldiers, other members of the U.S. military, families and retirees in the Washington, DC area. WRAMC also is the pre-eminent federal medical center for worldwide referral care, clinical education and clinical research. Fort Detrick, also operated under MEDCOM, provides operational support services to the WRAMC base residents.

        During the four-year initial development period for this privatization project, we will create a new community, New Glen Haven, consisting of 240 junior enlisted apartments and junior officer townhouses, as well as renovate three historical units. Additionally, during this initial development period, we expect to create and renovate communities at Fort Detrick containing, in the aggregate, a junior enlisted housing area, a senior enlisted community, a junior officer community for company grade officers, field grade officers and above, consisting of 167 new units, 156 renovated units and 36 existing units, respectively. The amenities we will offer at this base will include sports courts, playgrounds, multipurpose community centers, large interior storage areas and garages or off-street parking.

        Other notable information regarding this project includes:

  •
  A four-year initial development period commencing July 2004 and ending June 2008.

  •
  Construction services provided by Centex Construction Company, Inc. Architectural, engineering and design services provided by Benham Military Communities, LLC.

  •
  $6.5 million in equity financing to be provided by the Project LLC, to be contributed at the end of the initial development period, and approximately $83.2 million in senior, taxable, credit enhanced bonds underwritten by GMAC.

Projects in Exclusive Negotiation

  Fort Eustis and Fort Story, Newport News and Virginia Beach, Virginia—1,124 Housing Units

        Fort Eustis and Fort Story are Army bases located in Newport News and Virginia Beach, Virginia, respectively, and presently consist of 1,114 housing units. These strategically located bases on the Atlantic Ocean are home to the Army's transportation command. Fort Story is the only Army training area that can do joint training on watercraft landings. We believe that the military populations on both of these bases will continue to grow due to overseas base closures. Over the course of a six-year initial development period for this privatization project, we plan to demolish 752 units, construct a total of 795 new and replacement units and renovate 329 existing units. We anticipate that this project will close in November 2004. The amenities we expect to offer at these bases will include playgrounds, new appliances, sports courts and multipurpose community centers.

        Other notable information regarding this project includes:

  •
  A six-year initial development period expected to commence November 2004 and end October 2010.

  •
  Construction services expected to be provided by Centex Construction Company, Inc. Architectural, engineering and design services to be provided by The Lessard Architectural Group and Huitt-Zollars.

  •
  $3.6 million in equity financing expected to be provided by the Project LLC, anticipated to be contributed at the end of the initial development period, and approximately $108.3 million in senior, taxable, bonds expected to be underwritten by Raymond James & Associates, Inc.

  Fort Bliss and White Sands Missile Range, El Paso, Texas and White Sands, New Mexico—Approximately 3,000 Housing Units

        Fort Bliss is an Army base located in El Paso, Texas and presently contains 2,752 family housing units. Fort Bliss' mission is to train Army soldiers in air defense. One of the oldest Army posts, Fort Bliss is the home of the 32nd Army Air & Missile Defense Command. White Sands Missile Range located in White Sands, New Mexico provides quality test, evaluation and research services to the Army. It is designated as a DoD major range and test facility where we plan to construct approximately 300 units in a new community. White Sands is the largest overland test range in the United States.

        GMH was awarded the project by DoD in May 2004 with an expected close in the second quarter of 2005. During the six-year initial development period, we expect to deliver 1,739 new homes at Fort Bliss with 778 homes residing in a new community, Mountain View. This community will be created for junior enlisted families. The balance of the new homes at Fort Bliss will be built in existing communities, Logan Heights, Aero Vista, North Main Post, West Officers and South Officers. These communities will be created for junior and senior enlisted families as well as junior officers. Of the remaining 1,013 homes, 873 homes will be renovated and then replaced subsequent to the initial development period. There are 206 historic renovations that are part of the 873 renovated homes.

        The project at Fort Bliss includes five community centers, five swimming pools/spraygrounds, five sports courts and 55 playgrounds. There will also be a walking and fitness trail throughout the communities.

        Other notable information regarding this project includes:

  •
  A six-year initial development period expected to commence June 2005 and ending in June 2011.

  •
  Construction services expected to be provided by Centex Construction Company, Inc. Architectural, engineering and design services to be provided by Benham Military Communities, LLC.

  •
  $8.0 million in equity to be provided by the Project LLC, anticipated to be contributed at the end of the initial development period, and approximately $238.2 million in loan proceeds, excluding the equity and loan proceed amounts that will be used to fund the portion of the project relating to White Sands Missile Range.

        Navy Northeast Region Project—Brunswick, Maine; Kittery, Maine; Newport, Rhode Island; Groton, Connecticut; Saratoga Springs, New York; Long Island, New York; Colts Neck, New Jersey; Lakehurst, New Jersey—4,210 Housing Units

        On February 26, 2004, the Navy selected GMH Associates to participate in a period of exclusive negotiations for the privatization of all Navy-owned housing in the Northeast region of the U.S. with a total of 4,210 units (the number of houses at Mitchel Complex on Long Island, New York, has not been determined as of the date of this prospectus). This proposed privatization project will involve the construction of high-quality homes, targeted renovation of other homes, the addition of community enhancing facilities and services and community management of these properties. The amenities we expect to offer at these bases will include community centers, swimming pools/spraygrounds, sports courts, cross country ski trails, a skating rink, RV/boat storage, pavilions and multi-purpose ball fields. The targeted bases, their geographic locations, and the number of units involved per base in this project are as follows:

Base	Housing Units
NAS Brunswick (Brunswick, Maine)	723
NSY Portsmouth (Kittery, Maine)	202
NAVSTA Newport (Newport, Rhode Island)	795
NSB New London (Groton, Connecticut)	2,039
NSU Sarasota Springs (Sarasota Springs, New York)	227
Mitchel Complex (Long Island, New York)	TBD
NWS Earle (Colts Neck, New Jersey)	85
NAES Lakehurst (Lakehurst, New Jersey)	139

Total	4,210

        Closing on this project is expected to occur in November 2004. Other notable information regarding this project includes:

  •
  A six-year initial development period expected to commence November 2004 and end October 2010.

  •
  Construction services expected to be provided by Centex Construction Company, Inc. Architectural, engineering and design services to be provided by Benham Military Communities, LLC.

  •
  $10.6 million in equity financing to be provided by the Project LLC, anticipated to be contributed at closing, and approximately $504.0 million in senior, taxable bonds expected to be underwritten by Raymond James & Associates, Inc.

Additional Military Housing Privatization Projects and Development Opportunities under Review

        In addition to the military housing privatization projects for which we have been selected, as of the date of this prospectus, our management team has under review 14 additional potential privatization project opportunities. These projects span multiple bases and total, in the aggregate, approximately 28,000 housing units. Individual projects identified as opportunities range from approximately 1,100 units to 6,100 units per project. We consider a project as "under review" once a base has been identified by the U.S. military for privatization and our management begins initial due diligence and evaluation of the economic and strategic value of a project. After further due diligence, we may decide not to pursue any of these potential privatization projects. We intend to use a portion of the proceeds of this offering to fund these projects under review to the extent we decide to pursue and complete those projects.

Competition

        The number and size of the companies pursuing military housing privatization business initially expanded considerably and has recently tapered off. Competition pursuing this business has evolved from a select number of local and regional development firms in 1996, to a distinguished group of national and international developers, owners and operators of commercial and residential real estate.

Profile of Competitors

Company Name	Awarded Projects(1)	Number of Units
Actus Lend Lease	6	22,877
Clark Realty	7	22,139
Picerne Military Housing	3	12,571
American Eagle Communities, LLC	8	10,183
Hunt Building Corporation	11	11,951
Equity Residential Properties Trust	1	3,982
Forest City Enterprises	1	1,948

Source: Information reported by the DoD as of the date of this prospectus. Information with respect to American Eagle Communities, LLC has been provided directly from this entity.

(1)
Includes projects for which exclusive rights of negotiation have been awarded.

Competitive Advantages

        We believe that our business strategy and operating model distinguish us from other owners, operators and acquirors of real estate in a number of ways, including:

  •
  Niche focus with large markets. The student housing and military housing businesses provide opportunities for us to capitalize on large, stable markets. Our management estimates that the 5.3 million-bed off-campus student housing market is valued at approximately $159 billion based on an assumed average asset value of $30,000 per bed and annual rental revenue of approximately $23 billion based on an assumed average asset monthly rental rate of $360 per bed. We believe that small, local operators control 97% of this fragmented market. According to NCES, college and university student enrollment is expected to increase from the 15.3 million students that were enrolled in 2000 to 17.5 million students in 2010. We believe that our management team has identified trends in the student housing market indicating that students are increasingly living off-campus. The U.S. military housing market for family housing is estimated by our management to generate, in the aggregate, approximately $2 billion in total annual rental revenue (including $1.2 billion to be generated by projects that have already been awarded), based on the current average BAH for military family housing of approximately $12,400 per year. Over the next six years, we expect the DoD to award 41 military family housing privatization projects, which, upon completion, will contain approximately 67,760 units and generate total annual revenue of approximately $840 million. In addition, the potential market for unaccompanied military housing is estimated by our management to generate approximately $4 billion in total annual rental revenue, based on the current average BAH for unaccompanied housing of approximately $7,800 per year. We believe our management team is uniquely positioned to capitalize on the highly fragmented off-campus student housing market and is the only team to leverage its complementary student housing skill set to compete for military housing privatization projects.

  •
  High quality assets / management services.

    Student housing. We believe our student housing properties are modern, state-of-the-art and tailored to the "student lifestyle." Additionally, we continue to seek to acquire high-rise, mid-rise and garden-style apartment complexes that meet our expectations of high quality properties and are located in close proximity to colleges and universities. The typical design layout of a housing unit consists of one to four bedrooms, with a complementary number of bathrooms, centered around a common area consisting of a living room, a dining area and a kitchen. Amenities provided in our student housing properties generally include private bedrooms, high quality student furnishings, cable television, wired and wireless high-speed Internet access, fitness centers, swimming pools, computer centers, study rooms and game rooms. Typically, we lease our units by the bed as a way of attracting student residents and maximizing our revenue per unit. We strive to create a safe and convenient environment for our residents by providing well-lit parking lots, student housing employees living on-site and 24-hour maintenance and emergency services. Our management services also incorporate a streamlined bill-payment system, an experienced staff capable of personalizing service and tailored marketing programs.

    Military housing. Our management team has established relationships with nationally recognized firms specializing in residential and military residence design and construction to provide high quality housing and construction services when bidding on projects. We also strive to create not just a home, but an efficient community centered around the military lifestyle. In the performance of obligations under existing projects, our management team has been and, upon completion of our formation transactions, will be fully committed to ensuring that members of the U.S. military and their families have high quality, safe, attractive and affordable housing. Amenities generally include community centers designed with multi-use fitness and meeting rooms, sports courts, swimming pools, water spraygrounds, playgrounds, walking and fitness trails and sports fields all within close proximity and designed to minimize travel time and traffic zones. Our management's expertise in community management provides military personnel with an efficient and timely platform to report and service maintenance requests as well as a convenient turnover process that guarantees the availability of homes within a short period.

  •
  Consistent and high quality revenues. More than 90% of the student housing leases that we have acquired upon completion of our pending transactions have multiple signatories (students and their guarantor-parents) and are leased on a standard 12-month basis. Additionally, occupancy rates in our student housing properties currently owned or to be acquired in connection with our pending transactions, are approximately 93%, which is higher than the average occupancy rates for general apartments. In the military housing industry, the collection of rental payments is seamless. Typically, a member of the U.S. military who is leasing a housing unit on one of our project bases will elect for his or her monthly BAH to be directly deposited by the government, via wire transfer, into an operating account controlled by our joint venture that owns the project.

  •
  Growth oriented capital structure. On June 30, 2004, assuming completion of this offering and the pending acquisitions, but excluding those properties for which our earnest money deposits are not yet at risk and which are not otherwise probable of acquisition and properties under letter of intent as of that date which we also do not consider to be probable of acquisition, our pro forma debt-to-assets ratio would have been approximately 45.6%. We are currently negotiating a revolving credit facility and, based on a target debt-to-assets ratio in the range of 45% to 60%, we believe we will have significant capacity for future acquisitions.

  •
  Experienced management team / strong relationships. The top three members of our management team, Mr. Holloway, Mr. Coyle and Mr. Robinson, have an average of 25 years of individual experience in the student and military housing businesses and the commercial real estate industry and, during that time, have been involved in more than 55 real estate projects and investments valued at over $5.0 billion. Our management team has built extensive and strong relationships in both the student housing and military housing industries. We will seek to utilize these relationships and the experience of our management team to pursue selected properties in the student housing market and to win the more attractive military housing privatization projects.

Financing Strategy

        Our targeted leverage ratio is in the range of 45% to 60%. Neither our declaration of trust nor our bylaws requires us to maintain a specific leverage ratio and we may determine to exceed the maximum range of our target ratio depending on the circumstances. If we determine to exceed the maximum range of our target ratio, we may do so without shareholder approval. We will generally decide whether to use debt or equity financing to acquire a property by considering the most attractive interest rates, repayment terms and maturity dates available in the marketplace at the time, and customize our financing strategy for each individual transaction. We intend to obtain unsecured and/or secured financing through public and private markets. We will access various sources of capital including banks, financial institutions and institutional investors through lines of credit, bridge loans and other arrangements. We may also finance the acquisition of properties through additional equity securities offerings, including offerings of preferred or common stock or units of our operating partnership. We currently have a commitment to obtain a three-year $150 million revolving line of credit, and expect to obtain the line of credit shortly after completion of the offering.

        Indebtedness may be recourse, non-recourse, unsecured, secured or cross-collateralized. If the indebtedness is recourse, general assets of the debtor may be included in the collateral. If the indebtedness is non-recourse, the collateral will be limited to the particular property to which the indebtedness relates. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on the properties or refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings to refinance existing indebtedness, to finance acquisitions or the redevelopment of existing properties, for general working capital or to purchase interests in partnerships or joint ventures.

Our Formation Transactions

        We were organized as a Maryland real estate investment trust on May 28, 2004 to succeed to the student and military housing businesses of GMH Associates. Gary M. Holloway owns directly or indirectly 100% of the equity interests in GMH Associates, other than profits interests that Mr. Holloway has previously awarded to certain officers and key employees. See "—Award of Profits Interests to Executive Officers and Other Employees of GMH Associates." Mr. Holloway will serve as the chairman of our board of trustees and as our president and chief executive officer upon completion of this offering. On June 1, 2004, Mr. Holloway purchased 1,000 of our common shares in exchange for a nominal amount of cash consideration. Upon completion of this offering, we will become, through a wholly owned subsidiary, the sole general partner of GMH Communities, LP, our operating partnership, will contribute the net proceeds of this offering to GMH Communities, LP in exchange for limited partnership interests and all of the general partnership interests in our operating partnership, and the common shares currently owned by Mr. Holloway will be cancelled.

        Our operating partnership was formed on May 21, 2004, commenced operations on July 27, 2004 and currently operates as a joint venture between entities directly and indirectly owned by Mr. Holloway and entities indirectly owned by Vornado Realty L.P., the operating partnership of Vornado Realty Trust. In connection with our acquisition of limited partnership interests and all of the general partnership interests in our operating partnership upon completion of this offering, we will use a portion of the net proceeds from this offering to redeem all of Vornado's general and limited partnership interests in our operating partnership (which together constitute the Class B partnership interests). As part of the joint venture between our operating partnership and Vornado, our operating partnership (i) entered into a contribution agreement pursuant to which it acquired from entities owned by Mr. Holloway equity interests in various entities that operate the student and military housing businesses of GMH Associates, and various contracts and other tangible and intangible assets related to the student and military housing businesses of GMH Associates, and (ii) received from Vornado an initial cash investment, and commitment to contribute additional cash to our operating partnership prior to this offering, to be used in connection with the acquisition of additional student housing properties, costs in connection with our student and military housing projects and working capital. The contribution of these assets to our operating partnership by Mr. Holloway, and the cash investment from Vornado, are referred to throughout this prospectus as our formation transactions and are described in more detail below.

  Structure of our Operating Partnership

        We will acquire, through a wholly owned subsidiary, the general partnership interests in our operating partnership upon completion of this offering; however, our operating partnership is currently structured as follows:

  •
  GMH Communities GP, LLC was formed on May 21, 2004, is wholly owned by Mr. Holloway, and holds a general partnership interest in, and is the managing general partner of, our operating partnership. GMH LP LLC was formed on May 21, 2004, is wholly owned by Mr. Holloway and holds limited partnership interests in our operating partnership. Our operating partnership currently has outstanding 100,000 common units of limited partnership interest, of which 66,000 Class A common units are owned indirectly by Mr. Holloway;

  •
  Vornado Realty L.P. indirectly owns 34,000 Class B common units of partnership interest in our operating partnership, and controls the non-managing general partner of our operating partnership. The Class B common units, which represent the Class B partnership interests in our operating partnership, were purchased by Vornado pursuant to its commitment to fund its investment in our operating partnership of up to $159.0 million prior to this offering, of which $96.8 million has been funded as of the date of this prospectus. Through Vornado's ownership of the Class B partnership interests, our operating partnership is required to pay to Vornado out of available cash an 8% preferential return, compounded monthly, on the amount of the $159.0 million commitment actually funded by Vornado. In addition, in order to redeem Vornado's partnership interests, our operating partnership must pay Vornado a 16.27% preferential return on the entire $159.0 million commitment for the agreed upon initial period of approximately six months, irrespective of the amount actually funded by Vornado, net of the 8% preferential return paid monthly to Vornado to the extent the operating partnership has available funds. Upon completion of this offering, our operating partnership will use a portion of the net proceeds from this offering to redeem these Class B partnership interests, including Vornado's non-managing general partnership interest and limited partnership interests, and, we will become the sole general partner of our operating partnership through our wholly owned subsidiary, GMH Communities GP Trust; and

  •
  Our operating partnership has formed the following wholly owned subsidiaries to conduct the various aspects of our student housing business:

  •
  College Park Investments LLC was formed effective as of May 21, 2004 to own, through its subsidiaries, the equity interests in our student housing properties; and

  •
  College Park Management TRS, Inc. was formed on September 15, 2004 as a wholly owned subsidiary of College Park Management LLC. College Park Management TRS, Inc. will be a taxable REIT subsidiary and will engage in management services for certain student housing properties owned by third parties, and will perform certain noncustomary services for our student housing properties that applicable REIT tax rules prohibit us from providing directly. Upon completion of this offering, College Park Management TRS, Inc. will become a wholly owned subsidiary of College Park Investment LLC.

  Initial Contribution of Assets to our Operating Partnership by Gary M. Holloway

        In connection with the contribution agreement between our operating partnership and Mr. Holloway entered into on July 27, 2004, our operating partnership or its subsidiaries acquired its initial assets as follows:

    •
    College Park Investments LLC, a subsidiary of our operating partnership acquired from entities owned by Mr. Holloway 10% of the outstanding membership interests in New Towmed, LLC. As part of our pending acquisitions, and upon completion of this offering, we will acquire, through College Park Investments LLC, the remaining 90% interest in New Towmed from an entity indirectly owned by Vornado Realty Trust in exchange for the issuance by our operating partnership of            units of limited partnership interest having a value of $8.1 million, based on the offering price of our common shares in this offering. New Towmed, LLC owns and operates, through its subsidiaries, the student housing property known as the Campus Club Apartments in Gainesville, Florida;

    •
    College Park Investments LLC acquired 10% of the outstanding membership interests in GMH/GF Student Housing Associates, LLC from Mr. Holloway. As part of our pending acquisitions, and upon completion of this offering, we will acquire, through College Park Investments LLC, the remaining 90% interest in GMH/GF Student Housing Associates from an entity that is indirectly owned by Fidelity Real Estate Growth Fund II in exchange for $18.8 million less approximately $1.2 million of distributions of operating cash flow paid to Fidelity from February 2, 2004 through the closing of this transaction. GMH/GF Student Housing Associates owns and operates, through its subsidiaries, the student housing properties known as the Campus Walk Apartments in Oxford, Mississippi, the Pirate's Cove in Greenville, North Carolina and the University Walk in Charlotte, North Carolina. The original transfer of the 10% interest in these properties to our operating partnership by Mr. Holloway is subject to receipt of a consent from the holder of the remaining 90% interest in these properties, which consent to the original transfer will be effective upon completion of this offering;

    •
    College Park Investments LLC assumed the rights and obligations of GMH Associates under agreements to acquire 27 student housing properties, and three undeveloped parcels of land for student housing properties, and rights and obligations under a non-binding letter of intent to acquire one student housing property;

    •
    Our operating partnership directly acquired 100% of the outstanding membership interests in GMH Military Housing, LLC from Mr. Holloway. By acquiring GMH Military Housing, LLC, our operating partnership acquired GMH Military Housing Investments, LLC, a wholly owned subsidiary of GMH Military Housing, LLC, which owns the following:

    •
    10% of the outstanding membership interests in GMH Military Housing—Fort Carson LLC from entities owned by Mr. Holloway. As part of our pending acquisitions, and upon completion of this offering, we will acquire, through GMH Military Housing Investments, LLC, the remaining 90% interest in GMH Military Housing—Fort Carson LLC, through GMH Military Housing Investments, LLC, in exchange for the issuance to FW Military Housing LLC of         units of limited partnership interest in our operating partnership having a value of $31.0 million. GMH Military Housing—Fort Carson LLC, through its subsidiaries, is a 10% owner in a joint venture with the U.S. Army that holds a ground lease in, and operates the military housing properties at, our Fort Carson military housing project in Colorado Springs, Colorado. The original transfer of the 10% interest in this joint venture to our operating partnership by Mr. Holloway is subject to receipt of a consent from the holder of the remaining 90% interest in the joint venture, which consent to the original transfer will be effective upon completion of this offering; and

    •
    90% of the outstanding membership interests in GMH/Benham Military Communities LLC. GMH/Benham Military Communities LLC is a joint venture with an affiliate of The Benham Companies that acquires, develops, manages and renovates military housing properties. This joint venture, through its subsidiaries, is a 15% owner in a joint venture with the U.S. Army that holds ground leases in, and operates the military housing properties at, our Fort Stewart and Hunter Army Airfield project in Hinesville and Savannah, Georgia, respectively, our Fort Hamilton project in Brooklyn, New York, and our Walter Reed Army Medical Center/Fort Detrick project in Washington, DC and Frederick, Maryland.

        Upon completion of this offering, GMH Military Housing, LLC will transfer 100% of the outstanding membership interests in GMH Military Housing Investments, LLC to our operating partnership, and will then make elections to be treated as a corporation for federal income tax purposes and as a taxable REIT subsidiary.

    By acquiring GMH Military Housing, LLC, our operating partnership also acquired the following:

      •
      three other wholly owned subsidiaries of GMH Military Housing, LLC: GMH Military Housing Development LLC, GMH Military Housing Construction LLC and GMH Military Housing Management LLC, which will operate our military housing development, construction, renovation and management businesses, and will be continued to be wholly owned by GMH Military Housing, LLC, one of our taxable REIT subsidiaries.

      •
      the rights and obligations of GMH Military Housing, LLC under awards of the exclusive right to negotiate agreements for an additional three military housing privatization projects.

        Our operating partnership acquired 100% of the outstanding membership interests in College Park Management LLC from an entity wholly owned by Mr. Holloway. College Park Management LLC is currently party to the management agreements through which we provide property management services with respect to 19 student housing properties owned by third parties. College Park Management LLC also provides property management services for our 19 student housing properties acquired to date, including the four student housing properties in which we own a 10% interest. College Park Management TRS, Inc., which is one of our taxable REIT Subsidiaries, will acquire certain of these third party management agreements and provide management services with respect to the related properties. Upon completion of this offering College Park Management TRS, Inc. will become a wholly owned subsidiary of College Park Management LLC, and will acquire certain of these management agreements from College Park Management LLC.

        Our operating partnership acquired certain other tangible and intangible assets used in connection with the student and military housing businesses, including furniture, fixtures and equipment. In exchange for Mr. Holloway's contribution of initial assets on July 27, 2004 in connection with our formation transactions and his contribution of additional assets in connection with our pending acquisitions, Mr. Holloway received 66,000 Class A partnership units in our operating partnership. These 66,000 Class A limited partnership units will be reclassified upon the closing of this offering in connection with the reorganization of our operating partnership, such that each limited partnership unit Mr. Holloway and the other limited partners of our operating partnership hold upon completion of the offering will have a value equal to the price per share of our common shares. See "Our Operating Partnership" below.

  Initial Cash Contribution to our Operating Partnership by Vornado Realty Trust and Purchase of Student Housing Properties

        As of the date of this prospectus, Vornado has contributed $96.8 million in cash to our operating partnership in exchange for Class B partnership units and control of the non-managing general partner of our operating partnership. Vornado also has agreed to contribute up to an additional $62.2 million to our operating partnership in connection with our acquisition of additional student housing properties that we have under contract and military housing projects with respect to which we are engaged in exclusive negotiations, and for working capital prior to completion of this offering. Our operating partnership has used Vornado's initial contribution of $96.8 million to fund the cash portion of the purchase price of 17 student housing properties, one undeveloped parcel of land and to repay $20.0 million of indebtedness outstanding under Mr. Holloway's line of credit which was drawn to fund, among other things, the operations and acquisition activities of our predecessor entities. We intend to use a portion of the net proceeds from this offering to redeem all of Vornado's Class B partnership interests. See "Use of Proceeds."

  Issuance of Warrant to Vornado

        In connection with its investment in the Class B partnership interests in our operating partnership, Vornado also purchased for $1,000,000 a warrant to acquire, at its option:

  •
  a number of units of limited partnership interest representing a 34% economic interest in our operating partnership immediately prior to this offering;

  •
  a number of our common shares representing a 34% economic interest in GMH Communities Trust immediately prior to this offering; or

  •
  a combination of such units of limited partnership and common shares.

        Upon closing of this offering, Vornado is required to exercise the warrant to purchase:

  •
  a number of units of limited partnership interest representing a 19% economic interest in our operating partnership immediately prior to this offering; or

  •
  a number of our common shares representing a 19% economic interest in GMH Communities Trust immediately prior to this offering,

if the sale of common shares or operating partnership units representing such interest would have a value of at least $80 million based on the offering price of our common shares in this offering. The remaining portion of the warrant is exercisable at any time during the 18 months following the closing of this offering. The warrant is transferable, and we have agreed to register for resale the common shares issuable upon exercise of the warrant.

        During the period in which it may be exercised, Vornado is entitled to broad anti-dilution rights under the terms of the warrant, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. Among other things, these rights entitle Vornado, or any other permitted transferees of the warrant, to anti-dilution protection in the case of issuances by GMH Communities Trust or our operating partnership of equity securities at a price below the greater of (i) the fair market value of such securities, and (ii) the then applicable exercise price of the warrant, as well as in the case of payments by GMH Communities Trust or our operating partnership of distributions on equity securities, in cash or otherwise, including our regular quarterly distributions; however, issuances of equity securities under our equity incentive plan will be excluded from this anti-dilution protection. In the event that the anti-dilution provisions of the warrant are triggered, the then effective exercise price of the warrant, and in certain circumstances the number of common shares or units of limited partnership interest in our operating partnership for which it may be exercised, will be adjusted in accordance with the terms of the warrant.

        With regard to the first            common shares or operating partnership units that may be purchased upon exercise of the warrant, the exercise price of the warrant is $        per common share or unit, and with regard to the balance of the common shares or operating partnership units that may be purchased upon exercise of the warrant the exercise price of the warrant is $        per common share or unit.

  Transactions with Gary M. Holloway and Award of Profits Interests to Executive Officers and Other Employees of GMH Associates

        In connection with the reorganization of our operating partnership, and as consideration for the contribution by Mr. Holloway of the additional assets he will contribute to our operating partnership at the closing of this offering as described under "—Our Pending Acquisitions," our operating partnership will:

  •
  issue to Mr. Holloway an aggregate of            units of limited partnership which, based on an assumed value of $            per unit, which is equal to the mid-point of the offering price range for our common shares set forth on the cover page of this prospectus, will have an aggregate value of $            million, of which units having an aggregate value of $33.2 million will be transferred to the holders of the profits interests described above;

  •
  pay Mr. Holloway approximately $4.0 million in cash, all of which Mr. Holloway has agreed to pay to certain of our employees, one of our trustee nominees and certain employees of entities affiliated with Mr. Holloway as bonus payments for services performed;

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  assume from Mr. Holloway approximately $10.7 million of indebtedness secured by certain of the additional assets Mr. Holloway will contribute at closing; and

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  repay approximately $32.5 million of indebtedness of Mr. Holloway in connection with his contribution of a student housing property.

        In recognition of prior services, Mr. Holloway previously awarded, beginning in 2001, to specified employees of GMH Associates, certain of whom are our executive officers and other employees, profits interests attributable to Mr. Holloway's ownership interests in New Towmed, LLC, GMH/GF Student Housing Associates, LLC, GMH Military Housing Investments, LLC, GMH Military Housing Development LLC, GMH Military Housing Construction LLC and GMH Military Housing Management LLC. Each employee consented to Mr. Holloway's contribution of these assets to our operating partnership in connection with our formation transactions in exchange for the right to receive from Mr. Holloway a fixed dollar amount of consideration. Mr. Holloway will satisfy that obligation through the transfer to each employee of a number of limited partnership interests that Mr. Holloway will receive upon completion of this offering with a value equal to the dollar value of the profits interests that was previously agreed upon between Mr. Holloway and the employee. As a result, Mr. Holloway will transfer            units of limited partnership interest in our operating partnership having a value of $33.2 million, assuming a per share offering price of our common shares in this offering at the mid-point of the range set forth on the cover of this prospectus, to these employees in satisfaction of Mr. Holloway's obligations to them. Our predecessor entity, in satisfaction of the profits interests, must recognize approximately $33.2 million of compensation expense during the third quarter of 2004. In addition, certain employees of GMH Associates, including our executives and certain of their affiliates, have profits interests in the gains, if any, realized upon the sale of four student housing properties we manage or provide consulting services, or expect to manage or provide consulting services for others, specifically 37.4% for The Commons and 14.1% for each of Nittany Crossings, State College Park and The Landings.

Our Operating Partnership

        We will own our properties and conduct substantially all of our business through our operating partnership, GMH Communities, LP, and its subsidiaries. GMH Communities, LP is a Delaware limited partnership organized by us on May 21, 2004. Our operating partnership is currently owned by Gary M. Holloway, who holds, through a wholly owned subsidiary, the managing general partnership interest and, through another wholly owned subsidiary, all of the outstanding Class A limited partnership interests in the partnership, and affiliates of Vornado Realty Trust, which hold the non-managing general partnership interest and all of the Class B limited partnership interests in the partnership. As a result of our formation transactions completed in July 2004, the partnership holds through various limited partnerships, limited liability companies and other subsidiaries, the property interests, contract rights and other tangible and intangible assets that previously comprised the student and military housing businesses of GMH Associates. Simultaneously with the closing of this offering, the partnership will become our operating partnership as a result of the following transactions and structural changes:

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  our operating partnership will redeem all of Vornado's Class B limited partnership interest and non-managing general partnership interest, including a preferential return payable with respect to the Class B limited partnership interest and the unfunded portion of Vornado's $159.0 million equity commitment, using proceeds from this offering. See "Use of Proceeds."

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  our operating partnership will exchange the Class A limited partnership interest and managing general partnership interest held by Mr. Holloway for                 limited partnership units, representing a      % limited partnership interest, to Mr. Holloway;

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  our operating partnership will issue      limited partnership interests, representing a      % limited partnership interest, to us in exchange for our contribution to the partnership of the net proceeds of this offering;

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  our operating partnership will issue to GMH Communities GP Trust, our qualified REIT subsidiary a 1.0% general partnership interest, which will be the sole general partnership interest in our operating partnership;

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  our operating partnership will issue      limited partnership interests, representing a      % limited partnership interest, to FW Military Housing LLC in exchange for the contribution by this entity of its membership interest;

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  our operating partnership will issue      limited partnership interests, representing a      % limited partnership interest, to an affiliate of Vornado in exchange for the contribution by Vornado of its 90% in New Towmed, LLC; and

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  Mr. Holloway will transfer an aggregate of      of the limited partnership interests he receives to specified employees of GMH Associates, certain of whom are our executive officers and other employees, in satisfaction of a commitment regarding profits interests previously awarded by Mr. Holloway to these employees with respect to the four student housing properties in which we own a 10% interest and the military housing business. Our ownership of the 10% interest in three of these student housing properties is subject to receipt of a consent from the holders of the remaining 90% interest in these properties, which consent will become effective upon completion of this offering.

        Following completion of our pending acquisitions, the reorganization of our operating partnership as described above, completion of this offering and the transfer by Mr. Holloway of the units he has committed to transfer to the holders of the profits interests, Mr. Holloway will beneficially own an aggregate of            units of limited partnership interest in our operating partnership, having a value of $            million assuming a per share offering price of our common shares in this offering at the mid-point of the range set forth on the cover of this prospectus, and other of our executive officers and certain of their affiliates will beneficially own an aggregate of            units of limited partnership interest in our operating partnership having a value of $            million, based on that offering price. Following completion of this offering, Mr. Holloway and other executive officers and employees will together own an aggregate    % limited partnership interest in our operating partnership, which will represent      % of the limited partnership interests in our operating partnership not owned beneficially by GMH Communities Trust, based on that offering price.

        Holders of limited partnership units of our operating partnership, other than us, will, after a one-year holding period, subject to earlier redemption in certain circumstances, be able to redeem their limited partnership units for our common shares on a one-for-one basis, subject to adjustments for share splits, dividends, recapitalizations and similar events. At our option, in lieu of issuing common shares upon redemption of limited partnership units, we will be able to pay holders of units a cash amount equal to the then-current value of our common shares, except that Gary M. Holloway will have the right to direct us to issue common shares upon redemption of limited partnership units that he or his affiliates own. These redemption rights generally may be exercised by the limited partners at any time after one year. We have agreed, however, that any limited partnership units that Vornado receives as a result of exercise of its warrant and in consideration for its 90% interest in one student housing property that will be contributed upon completion of this offering, may be redeemed by our operating partnership for common shares after a six-month holding period. Holders of limited partnership units will receive distributions equivalent to the dividends we pay to holders of our common shares, but holders of limited partnership units will have no voting rights, except in certain limited circumstances. As the sole owner of the general partner of our operating partnership, we will have the exclusive power to manage and conduct our operating partnership's business, subject to the limitations described in the partnership agreement of our limited partnership. See "Partnership Agreement." In connection with the investment by affiliates of Vornado Realty L.P. in our operating partnership and the issuance of the warrant, we and our operating partnership have, however, agreed to certain restrictions regarding our activities and assets and the activities and assets of our operating partnership, a violation of which could expose us and our operating partnership to substantial liability for damages. See "Our Business and Properties—Our Agreements with Vornado Realty L.P. and its Affiliates Restrict our Activities."

        Our operating partnership was formed in contemplation of this offering and has no prior operating history.

Taxable REIT Subsidiaries

        In connection with our formation transactions, the outstanding interests of GMH Military Housing, LLC were transferred to our operating partnership and, upon completion of this offering, we will make elections to treat such entity as a corporation and as a taxable REIT subsidiary. We formed College Park Management TRS, Inc. on September 15, 2004, as a taxable REIT subsidiary. GMH Military Housing, LLC will manage the development, construction and operation of the properties in our military housing business, among other services that neither we nor our operating partnership can undertake directly under applicable REIT tax rules. College Park Management TRS, Inc. will provide property management services to certain third party owners of student housing properties, including colleges, universities and other private owners, as well as certain noncustomary services for our student housing properties. These taxable REIT subsidiaries will pay income taxes at regular corporate rates on their taxable income. Neither of these entities has any prior operating history.

Depreciation

        Generally, the federal tax basis for our properties used to determine depreciation for federal income tax purposes will be our acquisition costs for such properties. To the extent properties are acquired with units of our operating partnership or its subsidiaries, we will acquire a carryover basis in the properties. For federal income tax purposes, depreciation with respect to the real property components of our properties, other than land, generally will be computed using the straight-line method over a useful life of 27.5 years, for a depreciation rate of 3.63% per year.

Regulatory Matters

        Many laws and governmental regulations are applicable to the properties we own or will own, and changes in the laws and regulations, or their interpretation by agencies and the courts, occur frequently. Our current properties and any additional acquired properties must comply with the Americans with Disabilities Act of 1990, or the ADA, and the Fair Housing Amendments Act of 1988, or the FHAA.

Under the ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. The ADA generally requires that public facilities, such as clubhouses, swimming pools and recreation areas be made accessible to people with disabilities. Many of our properties have and will have public facilities. In order to comply with the ADA requirements, we may be required to make improvements at our properties in order to remove barriers to access.

        The FHAA, its state law counterparts and the regulations promulgated by the U.S. Department of Housing and Urban Development, prohibit discrimination in the sale, rental and financing of dwellings, and in other housing-related transactions based on race, color, national origin, religion, sex, familial status (including children under the age of 18 living with parents or legal custodians, pregnant women and people securing custody of children under the age of 18) and handicap or disability, and in some states, on financial capability. Violation of these laws can result in significant damage awards to victims. We have a strong policy against any kind of discriminatory behavior and train our employees to avoid discrimination or the appearance of discrimination. In addition, the FHAA requires apartment properties first occupied after March 13, 1990, to be accessible to the handicapped. The FHAA further requires that we allow residents, at their own expense and subject to our review, to make private facilities within our properties accessible to people with disabilities. When requested by residents, we will attempt to make the appropriate and required accommodations to enable them to make the improvements.

        Non-compliance with either the ADA or the FHAA could result in the imposition of fines or an award of damages to private litigants. We believe that our current properties are, and properties to be acquired will be, in compliance in all material respects with present ADA and FHAA requirements.

Insurance

        We maintain general liability insurance that provides coverage for bodily injury and property damage to third parties resulting from our ownership of the properties that are leased and occupied. We believe that, upon acquisition, our properties will be covered adequately by insurance.

Employees

        Immediately following the completion of this offering, the student housing business will employ 261 full-time employees and 452 part-time employees, the military housing business will employ 220 full-time employees and we will employ in our corporate staff 27 full-time employees and no part-time employees. In addition, we anticipate hiring approximately 110 to 130 additional full-time employees in our student housing business, and approximately 100 to 110 additional full-time employees in our military housing business, following the completion of this offering through December 31, 2004. Employees include those at the property level providing services as well as regional and corporate staff directly providing services to both the student housing and military housing properties. Part-time employees are primarily located at the property level in various student housing resident assistance programs. We believe that our relations with our employees are good. Six of our student housing employees are members of an organized labor union.

Environmental Matters

        Under various federal, state and local environmental laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases or threats of releases at such property and may be held liable to a government entity or to third parties for property damage and for investigation, clean-up and monitoring costs incurred by such parties in connection with the actual or threatened contamination. These laws typically impose clean-up responsibility and liability without regard to fault, or whether or not the owner, operator or tenant knew of or caused the presence of the contamination. The liability under these laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may obtain contributions from other identified, solvent, responsible parties of their fair share toward these costs. These costs may be substantial and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination, on a property may adversely affect the ability of the owner, operator or tenant to sell or rent that property or to borrow funds using such property as collateral and may adversely impact the value of our investment in that property.

        Federal regulations require building owners and those exercising control over a building's management to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed asbestos-containing materials and potentially asbestos-containing materials in their building. The regulations also set forth employee training, record keeping and due diligence requirements pertaining to asbestos-containing materials and potentially asbestos-containing materials. Significant fines can be assessed for violation of these regulations. Building owners and those exercising control over a building's management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to asbestos-containing materials and potentially asbestos-containing materials as a result of these regulations. The regulations may affect the value of a building containing asbestos-containing materials and potentially asbestos-containing materials in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and disposal of asbestos-containing materials and potentially asbestos-containing materials when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for improper handling or a release to the environment of asbestos-containing materials and potentially asbestos-containing materials and may provide for fines to, and for third parties to seek recovery from, owners or operators of real property for personal injury or improper work exposure associated with asbestos-containing materials and potentially asbestos-containing materials.

        Prior to closing any property acquisition, we obtain Phase I environmental assessments in order to attempt to identify potential environmental concerns at the properties. These assessments are carried out in accordance with an appropriate level of due diligence and generally include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property's chain of title and review of historic aerial photographs and other information on past uses of the property. We may also conduct limited subsurface investigations and test for substances of concern where the results of the Phase I environmental assessments or other information indicates possible contamination or where our consultants recommend such procedures. We have obtained Phase I environmental assessments on all of the properties we own or are subject to binding contract, none of which disclosed any material issues.

        While we may purchase many of our properties on an "as is" basis, all of our purchase contracts contain a due diligence contingency clause, which permits us to reject a property because of any due diligence issues discovered at the property.

Legal Proceedings

        We are not involved in any material litigation nor, to our knowledge, is any material litigation pending or threatened against us.

MANAGEMENT

Our Trustees and Executive Officers

        Our business and affairs are managed under the direction of our board of trustees. Upon completion of this offering, our board of trustees will consist of eight members, including our two current trustees and the six trustee nominees named below, each of whom has been nominated for election and consented to serve. Our board will have one vacancy following completion of this offering, which we expect to fill following completion of this offering pursuant to the exercise by Vornado Realty Trust of its right to designate an individual, who may be either Michael D. Fascitelli, who is Vornado's president, or another executive officer of Vornado, to serve on our board under the terms of the warrant Vornado received in connection with our formation transactions. We anticipate that Vornado will exercise this right within several months following completion of the offering. We do not expect this individual to be independent. See "—Corporate Governance—Board of Trustees and Committees."

        We believe Messrs. Buchholz, Eastwood, Kessler, Nayden and Silfen meet the independence requirements of the New York Stock Exchange, or NYSE. Our board will be responsible for determining independence. Our trustees will serve one year terms and hold office until their successors are elected and qualified. The terms of our present trustees and those persons who will become trustees upon or shortly after completion of this offering will expire at our next annual meeting of shareholders. The following table sets forth certain information regarding our executive officers and trustees and those persons who have agreed to become trustees immediately after completion of this offering:

Name	Age	Title
Gary M. Holloway(1)	49	President, Chief Executive Officer and Chairman of our Board of Trustees
Bruce F. Robinson(1)	49	President of Military Housing Business and Trustee
Joseph M. Coyle	50	President of Student Housing Business
John DeRiggi	37	Chief Investment Officer and Senior Vice President—Acquisitions and Finance
Bradley W. Harris	45	Senior Vice President and Chief Financial Officer
Frederick F. Buchholz(2)	58	Trustee nominee
Adm. James W. Eastwood, Ret.(2)	58	Trustee nominee
Steven J. Kessler(2)	61	Trustee nominee
Denis J. Nayden(2)	50	Trustee nominee
Dennis J. O'Leary(1)(2)	57	Trustee nominee
Richard A. Silfen(2)	41	Trustee nominee

(1)
Gary M. Holloway designated each of these individuals for nomination to our board of trustees pursuant to our partnership agreement.

(2)
These individuals have agreed to become trustees upon completion of our formation transactions and we expect each of them to be independent trustees, with the exception of Mr. O'Leary.

        The following is a summary of certain biographical information regarding our trustees, trustee nominees, executive officers and certain key employees:

        Gary M. Holloway is founder, chairman and chief executive officer of GMH Associates. Founded in 1985, GMH Associates, Inc. is a fully integrated and diverse real estate company with divisions specializing in the student and military housing industries as well as the commercial real estate and investment services sectors. Under Mr. Holloway's direction, GMH Associates has been acquiring, building, managing and expanding residential and commercial properties throughout the U.S. since its inception. Prior to the formation of GMH Associates, Mr. Holloway was involved in various aspects of the real estate industry. He served as chief financial officer for the Holloway Corporation, a closely held business that specialized in residential and senior housing developments, and began his career with

Touche Ross & Co., Certified Public Accountants where he provided accounting and tax services to real estate clients.

        Joseph M. Coyle is president of College Park Communities, GMH Associates' national student housing company. Mr. Coyle has responsibility for a staff that provides management, maintenance, housekeeping, leasing, food service, telecommunications and residential life services of the student housing properties we own or manage for third party owners. He also oversees all aspects of the College Park Development and Construction Company operations. Mr. Coyle has over 20 years experience in real estate management, budgeting, development, construction, acquisitions, sales and marketing, international finance, securities and syndications. He joined GMH Associates in 1995 as vice president of operations.

        Bruce F. Robinson is president of GMH Military Housing LLC, GMH Associates' military housing company which provides development, management, and construction services for family housing located on military bases throughout the United States. In addition, he manages our military joint venture and partner relationships. Prior to joining the military division, Mr. Robinson directed GMH Capital Partners, an international corporate real estate company. During his tenure at the firm, which began in 1986, he has been a key participant in formulating all entity structures as well as financing issues, due diligence and global planning. Prior to joining GMH, he was a senior tax manager for Touche Ross & Co., Certified Public Accountants where he specialized in real estate syndication, partnerships and corporate acquisitions. He served as an adjunct professor at Drexel University at the graduate and undergraduate levels from 1983 through 1989.

        John DeRiggi is chief financial officer and senior vice president—acquisitions and finance. Mr. DeRiggi is responsible for acquisition of student housing and commercial assets for GMH Associates and its institutional partners. Previously, Mr. DeRiggi was senior vice president of GMH Capital Partners, with direct oversight of the Corporate Services Group, the Investment Services Group, and portfolio/data administration. Previously, Mr. DeRiggi was a member of GMH Associates' Investment Acquisition Group, where he was responsible for structuring the acquisition of residential and commercial properties for the Company's investment accounts. Prior to joining GMH Associates in 1997, Mr. DeRiggi was an investment property specialist with the Tampa, Florida office of the Grubb & Ellis Company. He holds a Bachelors of Science degree in Business Finance from the State University of New York and an MBA from Hofstra University.

        Bradley W. Harris is senior vice president and chief financial officer. Mr. Harris is responsible for financial reporting, accounting, information technology and human resources. From April 2004 through July 2004, Mr. Harris served as a consultant for GMH Associates, Inc. and GMH Communities Trust on accounting matters. In July 2004, Mr. Harris was appointed Senior Vice President and Chief Accounting Officer of GMH Communities Trust, and was appointed Chief Financial Officer in August 2004. From September 1999 through March 2004, Mr. Harris served as Vice President and Chief Accounting Officer of Brandywine Realty Trust, an office property REIT. Prior to that time, Mr. Harris served as the Controller of Envirosource, Inc., a service provider to the steel industry, from 1996 through 1999, and as an Audit Senior Manager for Ernst & Young LLP, specializing in real estate, from 1981 through 1996. Mr. Harris received a Bachelor of Science in Accounting in 1981 and an MBA in 1986, both from Lehigh University. Mr. Harris became a certified public accountant in 1983.

        Frederick F. Buchholz worked with Lend Lease Real Estate investments or its predecessors from 1968, until retiring in June 1998. Since his retirement, Mr. Buchholz has served as an independent real estate consultant. He was appointed senior vice president of Equitable Real Estate in December 1990 and executive vice president in 1992. At various times, Mr. Buchholz was also the officer in charge of Equitable Real Estate's New York and Washington, D.C. regional offices. Prior to his retirement, Mr. Buchholz was the officer in charge of the Lend Lease Philadelphia region, supervising new business, asset management and restructuring/workout activities on behalf of a total mortgage and equity portfolio exceeding $2.5 billion. Mr. Buchholz is a member of the board of trustees of Liberty

Property Trust, and is a member of the Appraisal Institute and the Investment Review Committee of the Delaware Valley Real Estate Investment Fund, L.P.

        Adm. James W. Eastwood, Ret. is president of Granary Associates, a project management, architectural, interior design and real estate development firm, a position he has held since 1990. Mr. Eastwood became executive vice-president of Granary Associates in 1983, and led the company through extraordinary growth and expansion in the healthcare, public and corporate sectors. He retired from the Naval Reserves in November 2001 as a Two Star Admiral having completed his final tour as Deputy, Vice-Commander, Commander-in-Chief Atlantic Fleet. Mr. Eastwood also serves on the board of directors of First Penn Bank. Mr. Eastwood is an NROTC graduate of Villanova University with a Bachelor of Engineering degree.

        Steven J. Kessler has been a senior vice president and the chief financial officer of Resource America, Inc., an asset management company that specializes in real estate, energy, financial services and equipment leasing, since 1997. In addition, Mr. Kessler has served as the chief financial officer of Atlas Pipeline Partners, L.P. from 2002 to 2004. Prior to that, Mr. Kessler was vice president-finance and acquisitions at Kravco Company from March 1994 until 1997. From 1983 through March 1994, Mr. Kessler was chief financial officer and chief operating officer at Strouse Greenberg & Co., Inc., a regional full service real estate company, and vice president-finance and chief accounting officer at its successor, The Rubin Organization. Prior thereto, Mr. Kessler was a partner at Touche Ross & Co., Certified Public Accountants. Mr. Kessler received a Bachelor of Science degree in accounting from Temple University in 1965 and became a certified public accountant in 1967.

        Denis J. Nayden is a senior vice president of General Electric Company and the former chairman and chief executive officer of GE Capital Corporation. Mr. Nayden joined GE Capital as marketing administrator for Air/Rail Financing in 1977, and in 1986 joined the Corporate Finance Group as vice president and general manager. In 1987, he was appointed senior vice president and general manager of the Structured Finance Group, and executive vice president of GE Capital in 1989. Mr. Nayden was named president and chief operating officer of GE Capital in 1994, and chairman and chief executive officer of GE Capital in June 2000. Mr. Nayden remains Senior Vice President of GE. Currently, Mr. Nayden serves as Senior Advisor to GE's Financial Services Companies. Additionally, he serves as Senior Advisor and Managing Partner of the Oak Hill Partners, L.P., a private investment group. He also is a Member of Alix Partners Holdings/Questor Partners Holdings Advisory Board. Mr. Nayden received his Bachelor of Arts in English and his MBA in Finance from the University of Connecticut in 1976 and 1977, respectively.

        Dennis J. O'Leary has been an independent consultant and a private investor since January 2004, working as a consultant to GMH Communities Trust and its predecessor entities on financial, structuring and compensation matters since March 2004. He was a partner with Ernst & Young LLP during 2002 and 2003, heading up the firm's New York Region—Insurance Tax Practice. From 1985 to 2001, Mr. O'Leary was a senior vice president with Reliance Group Holdings, Inc. where he was responsible for worldwide tax planning. Prior to that time, he was a partner with Touche Ross & Co. Mr. O'Leary received his Bachelor of Arts in Economics from LaSalle University in 1970 and an MBA in Accounting and Finance from Temple University in 1973. He became a certified public accountant in 1974.

        Richard A. Silfen has been president and chief financial officer of Cangen Biotechnologies, Inc., a biotechnology company developing diagnostic tests for the early detection of cancer and other technologies designed to enhance the selection of cancer therapeutic regimes, since August 2004. From May 2000 until August 2004, Mr. Silfen was a partner of the law firm of Morgan, Lewis & Bockius LLP. Mr. Silfen has extensive experience counseling real estate investment trusts and other publicly traded companies in connection with capital raising transactions and other securities matters, as well as mergers and acquisitions and other business and financial matters. He is also a member of the National Association of Real Estate Investment Trusts. Prior to May 2000, Mr. Silfen was a partner of the law firm of Wolf, Block, Schorr and Solis-Cohen LLP and was vice chairman of its corporate department.

From 1987 through 1990, Mr. Silfen worked in the Securities and Exchange Commission's Division of Corporation Finance. Mr. Silfen received his Bachelor of Arts in Physics from Baylor University in 1983 and his J.D. from the University of Alabama in 1987.

        Promoter.    Mr. Holloway has acted as a promoter of GMH Communities Trust, which means that he has taken initiative in funding and organizing the trust's business.

Corporate Governance—Board of Trustees and Committees

        Our business is managed through the oversight and direction of our board of trustees. Upon completion of our formation transactions, our board of trustees will consist of eight trustees, with two management trustees, one non-management trustee who is not independent and five trustees who will meet the independence requirements of the NYSE. We anticipate that Vornado's designee will join our board within several months following completion of this offering, and that upon his or her joining our board, such designee will be a non-management, non-independent trustee. Independence will be determined by our board of trustees. Gary M. Holloway, so long as he is our chief executive officer, will have the right to designate for nomination a certain number of trustees to our board based on the following percentages of outstanding common shares owned by Mr. Holloway and his affiliates on a fully diluted basis, assuming the conversion of all outstanding units of limited partnership other than units held by us:

  •
  three trustees, including himself, to the extent he owns at least 20%;

  •
  two trustees, including himself, to the extent he owns at least 10% but less than 20%; and

  •
  himself to the extent he owns less than 10%.

        None of the members of our board of trustees designated for nomination by Mr. Holloway will be considered independent.

        Vornado, or a permitted assignee under the warrant issued in connection with our formation transactions, has the right, but not the obligation, to appoint to our board of trustees Michael D. Fascitelli or such other officer of Vornado who is reasonably acceptable to us, if the holder of the warrant has exercised the warrant and holds common shares or units of limited partnership interest in our operating partnership acquired at an aggregate price of not less than $10.0 million. This nominee may serve for so long as he desires to serve and the holder owns common shares or units of limited partnership interest acquired at an aggregate price of not less than $10.0 million. We expect that Vornado's designee will join our board several months following completion of this offering.

        Our non-management trustees are not required to devote all of their time to our business and are only required to devote as much time to our affairs as their duties require. Our trustees will generally meet quarterly or more frequently if necessary. The trustees will be regularly kept informed about our business at meetings of the board of trustees and its committees and through supplemental reports and communications. We expect our independent trustees to meet regularly in executive sessions without the presence of any corporate officers. Our board seeks to maintain high corporate governance standards.

        The board will establish three committees whose principal functions are briefly described below.

Audit Committee

        Our board of trustees will establish an audit committee following completion of this offering, which will be comprised of three independent trustees, Messrs. Eastwood, Kessler and Silfen. Each of the members of the audit committee will meet the financial literacy requirements of the NYSE, and we believe the board will affirmatively determine that Mr. Kessler is an "audit committee financial expert." Mr. Kessler will serve as the chairperson of the audit committee. The audit committee will oversee, review and evaluate:

  •
  our financial statements;

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  our accounting and financial reporting processes;

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  the integrity and audits of our financial statements;

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  our disclosure controls and procedures;

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  our internal control functions;

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  our compliance with legal and regulatory requirements;

  •
  the qualifications and independence of our independent auditors; and

  •
  the performance of our internal and independent auditors.

        The audit committee also will:

  •
  have sole authority to appoint, compensate, oversee, retain or replace our independent auditors;

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  have sole authority to approve in advance all audit and permissible non-audit services, if any, by our independent auditors and the fees to be paid in connection therewith;

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  establish and maintain whistleblower procedures;

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  conduct an annual self-evaluation;

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  prepare an audit committee report for publication in our annual proxy statement;

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  monitor compliance of our employees with our standards of business conduct and conflict of interest policies; and

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  meet at least quarterly with our senior executive officers, internal audit staff and our independent auditors in separate executive sessions.

        Our board will adopt a charter for the audit committee that sets forth its specific functions and responsibilities.

Compensation Committee

        Our board of trustees will establish a compensation committee following completion of this offering, which will be comprised of three independent trustees, Messrs. Buchholz, Eastwood and Nayden. Mr. Eastwood will serve as the chairperson of the compensation committee. The principal responsibilities of the compensation committee will be to:

  •
  develop and review general policy relating to compensation and benefits;

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  evaluate the performance of our executive trustees;

  •
  review and approve the compensation and benefits for our chief executive officer and our other officers;

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  review and make recommendations to the board with respect to our incentive compensation plans, equity-based plans and employee benefit plans;

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  administer our incentive compensation plans, equity-based plans and employee benefit plans;

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  prepare an executive compensation report for publication in our annual proxy statement once we become a public reporting company; and

  •
  conduct an annual self-evaluation.

        The compensation committee will also review and approve corporate goals and objectives relevant to the chief executive officer's compensation, evaluate the chief executive officer's performance in light of those goals and objectives, and establish the chief executive officer's compensation levels based on its evaluation. The compensation committee will have the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the compensation of the chief executive officer or any other executive officer. Our board will adopt a charter for the compensation committee that sets forth its specific functions and responsibilities.

Nominating and Corporate Governance Committee

        Our board of trustees will establish a nominating and corporate governance committee following completion of this offering, which will be comprised of three independent trustees, Messrs. Buchholz, Kessler and Silfen. Mr. Silfen will serve as the chairperson of this committee. The nominating and corporate governance committee will be responsible for, among other things, identifying, recruiting, evaluating and nominating qualified individuals to become trustees, recommending the composition of committees of our board, developing our corporate governance guidelines and policies, developing processes regarding the consideration of trustee candidates recommended by shareholders and shareholder communications with our board of trustees and conducting an annual self-evaluation and assisting our board of trustees and our other board committees in the conduct of their annual self-evaluations. Our board will adopt a charter for the nominating and corporate governance committee that sets forth its specific functions and responsibilities.

Company Governance Guidelines and Code of Business Conduct and Ethics

        Our board of trustees will adopt corporate governance guidelines and a code of business conduct and ethics, including a conflicts of interest policy that comply with the requirements of the NYSE listing standards and the regulations of the SEC.

Compensation Committee Interlocks and Insider Participation

        We believe that the members of the compensation committee of our board of trustees will be independent trustees. None of these trustees, or any of our executive officers, serves as a member of a board or any compensation committee of any entity that has one or more executive officers serving as a member of our board.

Compensation of Trustees

        As compensation for serving on our board of trustees, each of our non-executive trustees will receive an annual fee of $40,000, of which $20,000 will be paid in the form of restricted shares. In addition, independent trustees will receive $1,000 for each board of trustees meeting attended and $1,000 for each committee meeting attended in person and $500 for each board and committee meeting attended telephonically. Committee chairmen will receive an additional annual fee with the lead independent director receiving an additional $5,000 per year and the audit committee chairman receiving an additional $7,500 per year, the compensation committee chairman and the nominating and corporate governance chairman each receiving an additional $5,000 per year and other committee chairmen receiving an additional $5,000 per year. Trustees who are also officers or employees of our company will receive no additional compensation as trustees. In addition, we will reimburse our trustees for their reasonable out-of-pocket expenses incurred in attending board of trustees and committee meetings. Upon joining our board of trustees, each independent trustee will receive          restricted common shares that will vest in three equal annual installments.

        Our board of trustees may change the compensation of our independent trustees in its discretion.

Executive Compensation

        We were organized in May 2004, did not conduct any prior operations and, accordingly, did not pay any compensation to our executive officers for the year ended December 31, 2003. While affiliates of our predecessor entities compensated these persons for services performed for our predecessor entities during 2003, these persons' compensation also related to services performed for affiliates of our predecessor entities that we will not acquire in our formation transactions. Accordingly, we have presented the information relating to compensation paid to these persons by our predecessor entities during each of the last three years in the section of this prospectus entitled "Certain Relationships and Related Party Transactions—Compensation by our Predecessor Entities."

        The following table sets forth the annual base salary rates and other compensation expected to be paid in 2004 to our chief executive officer and each of our other anticipated four highest paid executive officers during 2004. We will assign certain of the rights and obligations under the employment agreements with the executive officers to our operating partnership, which will also employ the executive officers and will pay their compensation.

Summary Compensation Table

	Annual Compensation
Name and Principal Position	Year	Salary(1)	Bonus	Other Annual Compensation(1)
Gary M. Holloway President, Chief Executive Officer and Chairman	2004	$350,000	$150,000	$28,000	(2)
Bruce F. Robinson President—Military Housing Division	2004	$325,000	$125,000	$22,000	(3)
Joseph M. Coyle President—Student Housing Division	2004	$300,000	$200,000	$22,000	(3)
John DeRiggi Chief Investment Officer and Senior Vice President—Acquisitions and Finance	2004	$160,000	$175,000	—
Bradley W. Harris Senior Vice President and Chief Financial Officer	2004	$100,000	$50,000	—

(1)
The amounts set forth in these columns for Messrs. Holloway, Robinson and Coyle are annualized amounts payable to the named executive officer in 2004 pursuant to an employment agreement with us.

(2)
Represents an $18,000 annual automobile allowance and $10,000 payable to Mr. Holloway to reimburse him for the cost of tax preparation and financial planning.

(3)
Represents a $12,000 annual automobile allowance and $10,000 payable to reimburse the cost of tax preparation and financial planning.

Equity Compensation Plan

        We intend to establish an equity incentive plan, or Plan, for the purpose of attracting and retaining non-employee trustees, executive officers and other key employees, including officers and employees of our operating partnership and its subsidiaries. The Plan will provide for the issuance of options to purchase common shares, share awards, share appreciation rights, performance units and other equity-based awards. Each option granted pursuant to the Plan will be designated at the time of grant as either an option intended to qualify as an incentive stock option under Section 422 of the Code, referred to as a qualified incentive option, or as an option that is not intended to so qualify, referred to as a non-qualified option.

  Administration of the Plan

        The Plan will be administered by our compensation committee and the compensation committee will determine all terms of awards under the Plan. Our compensation committee also will determine who will receive grants under the Plan and the number of common shares subject to the grant.

  Eligibility

        Eligibility to participate in the Plan will be based upon selection by the compensation committee. Employees, employees of our subsidiaries and affiliates, non-employee trustees and consultants who perform services for us and our subsidiaries and affiliates may be selected by the compensation committee to participate in the Plan.

  Awards

        The Plan will authorize the issuance of up to    % of the common shares to be sold in the initial public offering, or            common shares, plus    % of any additional shares issued in the offering due to any increase in the size of the offering and/or the exercise by the underwriters of the over-allotment option, up to a maximum of            common shares, options, share appreciation rights, performance units and other equity-based awards. The Plan will contain limits on the maximum number of common shares, options, share appreciation rights, performance units and other equity-based awards that may be awarded to an individual in any calendar year, subject to adjustment as described in the Plan. No awards under the Plan were outstanding prior to this offering. The initial awards to be made by our compensation committee to our initial trustees will be effective as of the time of our initial public offering.

        In connection with share splits, dividends, recapitalizations and certain other events, the compensation committee may make adjustments it deems appropriate in the aggregate number of common shares reserved for issuance, the maximum number of common shares that may be issued under the Plan, the number of common shares covered by outstanding awards, the limit on the number of common shares that may be granted to any individual in any given year, and the exercise prices relating to those awards.

        If any options or share appreciation rights terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or if any share awards, performance units or other equity-based awards are forfeited, the common shares subject to such awards will again be available for purposes of the Plan.

  Vesting

        Our compensation committee will determine the vesting of awards granted under the Plan.

  Options

        The Plan will authorize our compensation committee to grant qualified incentive options for common shares in an amount and at an exercise price to be determined by it, provided that the price cannot be less than 100% of the fair market value of the common shares on the date on which the option is granted. If a qualified incentive option is granted to a 10% shareholder, the exercise price will be at least 110% of the fair market value of the common shares on the date on which the option is granted and additional requirements will apply to the option. The exercise price of non-qualified options will be equal to 100% of the fair market value of common shares on the date the option is granted. The exercise price for any option will generally be payable (i) in cash, (ii) in certain circumstances as permitted by our compensation committee, by the surrender of common shares or vested stock options with an aggregate fair market value on the date on which the option is exercised, of the exercise price, (iii) by payment through a broker in accordance with procedures established by the Federal Reserve Board, or (iv) some other method approved by our compensation committee. The term of an option shall be set by the compensation committee; however, the term of an incentive option shall not exceed ten (10) years from the date of grant. If a qualified incentive option is granted to a 10% shareholder, the term cannot exceed five (5) years from the date of grant.

        Our compensation committee may grant dividend equivalents in connection with options granted under the Plan. Dividend equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash, common shares or a combination of the two. Our compensation committee will determine the terms of any dividend equivalents. Our compensation committee may also provide in connection with an option that if common shares are used to exercise the option or are withheld to pay any taxes, an additional option will be granted to the optionholder equal to the number of common shares used to exercise the option or pay the withholding taxes. Such options will have an exercise price equal to the fair market value of the common shares on the date of grant or such other exercise price determined by our compensation committee and will have a term that is not longer than the unexpired term of the exercised option.

        The Plan will limit the number of options that may be granted to any person in any calendar year to no more than                  .

  Restricted Share Awards

        The Plan also will provide for the grant of restricted share awards. A restricted share award is an award of common shares that may be subject to restrictions on transferability and other restrictions as our compensation committee determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of employment or the satisfaction of pre-established criteria, in installments or otherwise, as our compensation committee may determine. Except to the extent restricted under the award agreement relating to the share awards, a participant awarded a share award will have all of the rights of a shareholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares.

        All unvested share awards are forfeited if an executive is terminated for any reason unless the compensation committee waives, in whole or in part, the forfeiture provisions of the share awards or to the extent otherwise provided in an agreement between us and the employee.

        The Plan will limit the number of restricted share awards that may be awarded to any person in any calendar year to no more than                  shares.

  Share Appreciation Rights

        The Plan will authorize our compensation committee to grant share appreciation rights that provide the recipient with the right to receive, upon exercise of the share appreciation right, cash, common shares or a combination of the two. The amount that the recipient will receive upon exercise of the share appreciation right will depend on the base amount of the share appreciation right and the appreciation in the value of the share appreciation right at the time of exercise. Share appreciation rights will become exercisable in accordance with terms determined by our compensation committee. Share appreciation rights may be granted in tandem with an option grant or independently from an option grant.

        The Plan will limit the number of share appreciation rights that may be granted to any person in any calendar year to no more than a number that, if measured in common shares valued at fair market value, does not exceed                  .

  Performance Units

        The Plan will also authorize our compensation committee to grant performance units. Performance units represent the right of the recipient to receive an amount based on the value of the performance unit if performance goals established by the compensation committee are met. Our compensation committee will determine the applicable performance period, the performance goals and such other conditions of the performance unit. Performance goals may relate to our financial performance or our operating units, the performance of our common shares, the recipient's performance or such other criteria determined by the compensation committee. If the performance goals are met, performance units will be paid in cash, common shares, or a combination of the two.

  Other Equity-Based Awards

        Our compensation committee may grant other types of share-based awards as equity-based awards under the Plan. Equity-based awards will be payable in cash, common shares or other equity determined by the compensation committee. The terms and conditions of other equity-based awards will be determined by the compensation committee.

        In addition, other equity interests awarded under an affiliated plan or award agreement that may be converted into common shares under the Plan pursuant to the terms of such affiliated plan or award agreement will be honored by the Plan.

  Qualified Performance-Based Compensation

        The Plan will permit the compensation committee to impose and specify specific performance goals that must be met with respect to grants of share awards, performance units and equity-based awards that are intended to meet the exception for qualified performance-based compensation under Section 162(m) of the Code. Prior to or soon after the beginning of the performance period, the compensation committee will establish in writing the performance goals that must be met, the applicable performance periods, the amounts to be paid if the performance goals are met and any other conditions. Forfeiture of all or part of any grant will occur if the performance goals are not met, as determined by the compensation committee.

        The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be determined by our compensation committee and be based on one or more of the following: share price, earnings per share, net earnings, operating earnings, return on assets, shareholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

        If performance units and other equity-based awards are intended to be granted as qualified performance-based compensation and are measured with respect to the fair market value of our common shares, not more than            common shares may be granted as share awards or performance shares for a performance period. If performance units are measured with respect to other criteria, the maximum amount that may be paid pursuant to the performance units or equity-based awards for a performance period is            .

  Deferrals

        The compensation committee may permit or require grantees to defer receipt of the payment of cash or the delivery of common shares that would otherwise be due to the grantee in connection with a grant under the Plan. The compensation committee will establish the rules and procedures applicable to any such deferrals.

  Change of Control

        If we experience a change of control, unless our compensation committee determines otherwise, all outstanding options and share appreciation rights that are not exercised prior to the change of control will be assumed by, or replaced with, comparable options or rights of the surviving entity (or a parent or subsidiary of the surviving entity) and other outstanding grants will be converted to similar grants of the surviving entity (or a parent or subsidiary of the surviving entity). The compensation committee may also provide that (i) all outstanding options and share appreciation rights will be fully exercisable upon termination of employment for any reason other than a termination for cause or resignation without good reason following the change of control or such other date determined by our board of trustees, (ii) restrictions and conditions on outstanding share awards will lapse upon termination of employment for any reason other than a termination for cause or resignation without good reason following the change of control or upon such other event, (iii) grantees holding performance units or equity-based awards will receive payment of their performance units or equity-based awards in an amount determined by our compensation committee upon termination of employment for any reason other than a termination for cause or resignation without good reason following a change of control,

(iv) grantees will be required to surrender their outstanding options and share appreciation rights in exchange for a payment, in cash or common shares, equal to the difference between the exercise price and the fair market value of the underlying common shares upon a change of control, or (v) after grantees have the opportunity to exercise their options and share appreciation rights, any unexercised options and share appreciation rights will be terminated on the date determined by our compensation committee.

        A change of control under the Plan occurs:

  •
  if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then outstanding voting shares;

  •
  if we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

  •
  upon the liquidation, dissolution, sale or disposition of all or substantially all of our assets such that after that transaction the holders of our voting shares immediately prior to the transaction own less than 50% of the voting securities of the acquiror or its parent;

  •
  if our board members are elected such that a majority of the board members have been members of the board for less than two years, unless the election or nomination for the election of each new board member who was not a board member at the beginning of such two year period was approved by at least two-thirds of the board members then still in office who were board members at the beginning of such period; or

  •
  if a majority of our board votes in favor of a decision that a change of control has occurred.

  Amendment; Termination

        Our board of trustees may amend or terminate the Plan at any time; provided that our shareholders must approve any amendment if such approval is required in order to comply with the Internal Revenue Code, applicable laws, or applicable stock exchange requirements. Unless terminated sooner by our board of trustees or extended with shareholder approval, the Plan will terminate on                        , 2014.

Deferred Compensation Plan

        We intend to establish a non-qualified Deferred Compensation Plan, or DC Plan, which will be designed to allow trustees and a select group of employees designated by the compensation committee to elect to defer income otherwise payable to the participant to certain accounts maintained under the DC Plan for such participant. Participants may defer income to a retirement account or an in-service account. Benefits will be payable under the DC Plan in a lump sum or annual installments over    years.

  Retirement Account Benefits

        Participants may elect to begin to receive vested benefits from their retirement account once they have terminated employment with us or retired. Payment of such benefits will commence thereafter as soon as administratively practicable, but in no event later than 120 days after the participant's termination date.

  In-Service Account Benefits

        Participants may begin to receive vested benefits under their in-service account once they have selected a payment date. Such payment of the participant's vested benefit under his or her in-service account will commence as soon as administratively practicable, but in no event later than 60 days after the participant's selected payment date.

  Death Benefits

        If a participant dies prior to the commencement of benefits under the DC Plan, we will make a lump sum payment to the participant's designated beneficiary in an amount equal to the participant's vested account balance. If the participant dies after commencement of benefits under the DC Plan, we will continue such payments to the participant's designated beneficiary as if the participant had survived.

  Unfunded Plan

        The DC Plan will be an unfunded plan that is not intended to meet the requirements of Section 401(a) of the Code. DC Plan benefit payments may be made from our general assets and a participant will be considered one of our general unsecured creditors. We may establish a "rabbi" trust in connection with the plan.

401(k) Plan

        We intend to establish a retirement savings plan under Section 401(k) of the Code to cover our eligible employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We intend to match each eligible employee's annual contributions, within prescribed limits, on a dollar-for-dollar basis up to 15% of the participant's compensation. Our matching contributions will vest immediately when a participant earns at least three years of service. All of our full time employees will be eligible to participate in the 401(k) plan, except non-resident aliens, leased employees, employees covered by a collective bargaining agreement, and independent contractors, subject to eligibility requirements defined within the plan.

Annual Bonus Criteria

        Annual bonuses will be based upon a combination of corporate and individual performance, with a general allocation based on corporate and individual performance. Corporate performance goals are formulated from our business plan and are primarily based on an annual earnings metric. Such goals reflect dilution from subsequent acquisitions and share offerings. Corporate performance goals are set as Threshold, Target, Superior and Outperformance levels, equal to        %,        %,         % and        % of base salary, respectively. To the extent an executive officer's bonus exceeds 100% of his base salary, the excess amount of bonus is paid one-half in cash and one-half in company shares that vest ratably over a three-year period and are the subject of dividend payments.

        Our compensation committee will reevaluate the annual incentive bonus criteria for our executive officers on an annual basis. In addition, the compensation committee may change the annual bonus criteria with respect to any executive officer, and may approve any additional bonus awards to any executive officer.

Employment Agreements

        We expect to enter into employment agreements with our executive officers. The employment agreements will provide that these executive officers are eligible to participate in the Equity Incentive Plan, as described in the section entitled "—Equity Compensation Plan." The employment agreements also will provide that these executive officers are eligible to receive annual bonuses under our bonus plan. See the section entitled "—Annual Bonus Criteria." The terms of the employment agreements are consistent with the recommendations of an independent compensation consultant that, at our request, developed a recommendation for the company regarding an executive compensation package and related terms that the consultant believes to be within the range of the current market practice for REIT initial public offerings.

        Each employment agreement will be for an initial three-year term (the "Initial Term") and provide the following annual base salaries: Gary M. Holloway, $350,000; Bruce F. Robinson, $325,000; Joseph M. Coyle, $300,000. The base salaries will be increased annually effective January 1 of any year during the term of the employment agreement. Such increase will be a minimum positive amount equal at least to the percentage increase in the Consumer Price Index. These agreements provide that the executive officers agree to devote substantially all of their business time to the performance of their duties to us under their employment agreements (except as we otherwise agree). At the end of the Initial Term, the employment agreements will automatically extend for two additional one-year periods (each, an "Extension Term"), unless either party terminates the agreement by providing prior written notice to the other party not later than 60 days prior to expiration thereof. These employment agreements will permit us to terminate the executives' employment with appropriate notice for or without "cause." "Cause" is generally defined to mean:

  •
  conviction of, or the entry of a plea of guilty or nolo contendere to, a felony, excluding any felony relating to the negligent operation of a motor vehicle or a conviction, plea of guilty or nolo contendere arising under a statutory provision imposing per se criminal liability due to the position held by the executive with us, provided the act or omission of the executive or officer with respect to such matter was not taken or omitted to be taken in contravention of any applicable policy or directive of the board of trustees;

  •
  a willful breach of the executive's duty of loyalty which is materially detrimental to us; and

  •
  a willful failure to adhere to explicitly stated duties that are consistent with the executive's employment agreement, or the reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including without limitation the business code of ethics adopted by our board of trustees, or the failure to follow the lawful directives of our board of trustees provided such directives are consistent with the terms of the executive's employment agreement, which continues for a period of 30 days after written notice to the executive.

        In addition, either prior to or after a change of control, each executive has the right under his employment agreement to resign for "good reason" upon the occurrence of certain events without such executive's written consent, provided the executive notifies us of his determination that "good reason" exists within 60 days of when the executive knows of the occurrence of the event upon which his determination is based. For these purposes, "good reason" means (i) any material reduction in duties, responsibilities or reporting requirements, or the assignment of any duties, responsibilities or reporting requirements that are inconsistent with his positions with us, (ii) a reduction in his annual base salary; (iii) the termination or material reduction of certain employee benefit plans, programs or material fringe benefits other than in connection with modifications to plans that are applicable to all similarly situated officers; (iv) relocation of our offices outside of a 35-mile radius of Newtown Square, Pennsylvania; (v) a failure by us to renew his employment agreement on at least comparable terms at the close of the Initial Term or of either Extension Term; or (vi) our material breach of his employment agreement which continues for a period of 30 days after written notice. In addition, with respect to Mr. Holloway, such "good reason" also includes his removal from the board, other than for "cause," or failure to be nominated or elected to the board, other than for "cause" absent his prior written consent.

        Pursuant to his employment agreement, Mr. Holloway will receive a monthly car allowance of $1,500, will be reimbursed for the cost of tax preparation and financial planning services up to a maximum aggregate of $10,000 annually, will receive an annual medical examination, and will receive six weeks of paid vacation annually and various other customary benefits.

        Pursuant to their employment agreements, Messrs. Robinson and Coyle will receive a monthly car allowance of $1,000 and other benefits as are commensurate with their position, including reimbursement for the cost of tax preparation and financial planning services up to a maximum aggregate of $10,000 annually, an annual medical examination, five weeks of paid vacation annually and various other customary benefits.

        The employment agreements also will provide that the executive officers will be eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans will be subject to the terms of said benefit plans as in effect from time to time.

        If an executive's employment ends due to termination by us without cause, or termination by the executive for good reason, we will be obligated to pay the following severance benefit: (i) a lump sum payment equal to (A) three times base salary and the executive's average annual bonus determined at the superior level of both corporate and individual performance for the year in which the terminations in the case of Mr. Holloway and (B) with respect to Messrs. Robinson and Coyle, two times such amount if not in connection with a change of control and three times such amount if in connection with a change of control, (however, if an executive resigns for "good reason" upon notice of non-renewal by the Company after the second Extension Term, the multiplier will be reduced to one times such amount), (ii) a prorated amount of the incentive bonus at the Superior Level for individual and corporate performance for the year in which the termination occurs, and (iii) an amount equal to accrued but unpaid base salary through the date of termination plus any other compensation then due and owing. We will also permit the executive to continue to participate in, and we will pay the premiums for, group health coverage for a period of three years following the executive's date of termination. Additionally, all of the options and restricted shares granted to the executive will become fully vested, and the executive will have a period of at least two years in which to exercise all vested options.

        If an executive's employment ends due to termination by us for cause, or termination by the executive without good reason, we will be obligated to pay the executive's accrued base salary and, with respect to a termination by the executive without good reason, any amount of accrued annual bonus, expense reimbursements and other compensation-related payments that are payable to the executive through the executive's date of termination. In addition, the executive will be entitled to exercise all vested options and will be entitled to all benefits accrued and vested under any of our employee benefit plans in which the executive participated prior to termination. Unless agreed otherwise, the executive will forfeit all unvested options and any unvested restricted shares not acquired for consideration. We will have the right to repurchase the executive's unvested restricted shares acquired by the executive for consideration pursuant to the terms of the Equity Incentive Plan with the result that if the executive acquired unvested restricted shares for any consideration, the executive shall at most be entitled to a return of such consideration.

        If an executive's employment ends due to death or permanent disability, we shall pay to the executive, or his estate or beneficiary, an amount equal to one times the executive's base salary and the executive's annual incentive bonus (determined at the superior level for both corporate and individual performance for the year in which the termination of employment occurs) within 10 days of the occurrence of the relevant event. Further, the executive will become vested in all options and restricted shares and the executive or the executive's personal representative will have one year from the date of the event to exercise all vested options. We shall pay to the executive or the executive's representative any base salary, annual bonus, expense reimbursement, and all other compensation related payments payable as of the date of the relevant event. In addition, we shall pay to the executive or the executive's representative a prorated amount of the incentive bonus at the target level for corporate and individual performance for the year in which the relevant event occurred.

        In the event of a termination of the executive's employment by the executive or by us (or our successor) for any reason other than "cause" following a change of control, the executive will become fully vested in his options and restricted shares and shall have a two-year period from his or her date of termination to exercise his or her vested options. In general terms, a change of control occurs:

  •
  if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then outstanding voting securities;

  •
  if we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

  •
  upon the liquidation, dissolution, sale or disposition of all or substantially all of our assets such that after that transaction the holders of our voting shares immediately prior to the transaction own less than 50% of the voting securities of the acquiror or its parent;

  •
  if our board members are elected such that a majority of the board members have been members of the board for less than two years, unless the election or nomination for the election of each new board member who was not a board member at the beginning of such two year period was approved by at least two-thirds of the board members then still in office who were board members at the beginning of such period; or

  •
  if a majority of our board votes in favor of a resolution stating that a change of control has occurred.

        If payments become due as a result of a change of control and the excise tax imposed by Section 4999 of the Code applies, the terms of the employment agreements will require us to gross up the executives for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

        For an 18-month period after termination of an executive's employment, the executives will agree not to compete with us by working with or investing in, subject to certain limited exceptions noted below, any enterprise engaged in a business substantially similar to any primary segment of our business during the period of the executive's employment with us. The executive will not be subject to these restrictions if we commit a material breach of the executive's employment agreement. In addition, these restrictions will not preclude the executive from (i) making any investment in a public company or any entity in which he is the owner of five percent or less of the issued and outstanding voting securities, provided ownership does not result in his being obligated or required to devote a substantial amount of managerial efforts, (ii) engaging in charitable, academic or community activities, or in trade or professional organizations, and (iii) holding directorships in other companies consistent with our conflict of interest policies and corporate governance guidelines.

INVESTMENT POLICIES AND POLICIES
WITH RESPECT TO CERTAIN ACTIVITIES

        The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of trustees, without a vote of our shareholders. Any change to any of these policies by our board, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of trustees believes that it is advisable to do so in our and our shareholders' best interest. We cannot assure you that our investment objectives will be attained.

Investment Approval Policy

        We have no set limitation regarding (i) the number of properties or projects in which we may invest, (ii) the amount or percentage of our assets that we may invest in any specific property or project that falls within our overall business strategy or (iii) the concentration of our investments in any geographic area in the U.S. or abroad. Our board of trustees has adopted an investment approval policy pursuant to which our board must approve any acquisition with a total purchase price of $25 million or greater. Our policy is to acquire assets primarily for income.

Leverage Ratio Target

        We have no restriction in our declaration of trust or bylaws regarding the amount of indebtedness we may incur. Our debt level changes as we acquire properties or projects and refinance existing properties. The amount of total indebtedness we decide to incur during any particular period depends on our mix of acquisition structures and the current market cost of debt. We intend to maintain a leverage ratio defined as:

Total debt -Non-restricted cash -Short-term investments
Real estate investments, at cost + Intangible assets

        As of June 30, 2004, after giving pro forma effect to the completion of this offering and our formation transactions, our leverage ratio would have been 45.6%. These calculations will exclude indebtedness under reverse repurchase agreements. We expect that our actual leverage ratio will fluctuate from quarter to quarter within our target debt-to-assets ratio in the range of 45% to 60%. It is possible that our leverage ratio may exceed or fall below our target range for our leverage ratio from time to time.

Investments in Securities or Entities

        We make joint venture investments in entities that own military housing privatization projects as a part of our military housing business. We do not expect to engage in any other significant investment activities with other entities, although we may consider other joint venture investments. We have no current intention of acquiring loans secured by properties. However, we invest from time to time a substantial portion of our excess cash directly in fixed- and adjustable-rate mortgage-backed securities, and we may leverage these investments. There are no limitations on the amount of leverage we are permitted to incur to invest in mortgage-backed securities. We may invest in the securities of other issuers in connection with acquisitions of indirect interests in properties or projects, typically general or limited partnership or limited liability company interests in special purpose entities owning properties or projects. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an "investment company" under the Investment Company Act of 1940, and we intend to divest securities before any registration would be required. We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Lending Policies

        Our board of trustees has adopted a policy that prohibits us from making loans to our executive officers, key employees or trustees. Other than this policy, we do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties or projects where the provision of that financing would increase the value to be received by us for the property or project sold. We may make loans to joint ventures in which we may participate. However, we do not intend to engage in significant lending activities.

Equity Capital Policies

        Our board of trustees has the authority, without further shareholder approval, to issue additional authorized common shares and preferred shares or otherwise raise capital, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property or other assets. Existing shareholders will have no preemptive right to additional shares issued in any offering, and any offering may cause a dilution of investment. We may in the future issue common shares or units of limited partnership interest in our operating partnership in connection with acquisitions.

        Our board of trustees may authorize the issuance of preferred shares with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise might be in their best interest. Additionally, preferred shares could have dividend, voting, liquidation and other rights and preferences that are senior to those of our common shares.

        We may, under certain circumstances, upon approval by our board of trustees but without obtaining shareholder approval, repurchase common shares from our shareholders. Our board of trustees has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

        In the future we may institute a dividend reinvestment plan, which would allow our shareholders to acquire additional common shares by automatically reinvesting their cash dividends. Common shares would be acquired pursuant to the dividend reinvestment plan at a price equal to the then prevailing market price or a slight discount thereto, without payment of brokerage commissions or service charges. Shareholders who do not participate in the plan will continue to receive cash dividends as declared.

Conflicts of Interest Policy

        Our board of trustees will adopt a code of business conduct and ethics that we expect to contain a policy that prohibits conflicts of interest between our officers, employees and trustees on the one hand, and our company on the other hand, except where a majority of our disinterested trustees waives the conflict. Waivers of our conflicts of interest policy will be disclosed to our shareholders in accordance with SEC requirements. We cannot assure you that our conflicts of interest policy will eliminate all conflicts of interest.

        We expect that our conflicts of interest policy will state that a conflict of interest exists when a person's private interest is not aligned or appears to be not aligned, or interferes or appears to interfere, in any way with our company's interest. The policy will prohibit us, absent the approval of a majority of our disinterested trustees, from entering into agreements, transactions or business relationships, or otherwise taking actions, that involve conflicts of interest. For example, we expect our conflicts of interest policy to prohibit us from, among other things:

  •
  acquiring any assets or other property from, or selling any assets or other property to, any of our trustees, officers or employees, any of their immediate family members or any entity in which any of our trustees, officers or employees or any of their immediate family members has an interest of more than 5%;

  •
  making any loan to, or borrowing from, any of our trustees, officers or employees, any of their immediate family members or any entity in which any of our trustees, officers or employees or any of their immediate family members has an interest of more than 5%;

  •
  engaging in any other transaction with any of our trustees, officers or employees, any of their immediate family members or any entity in which any of our trustees, officers or employees or their immediate family members has an interest of more than 5%; or

  •
  permitting any of our trustees or officers to make recommendations regarding or to approve compensation decisions that will personally benefit such trustees or officers or their immediate family members whom we employ, other than customary compensation for service on our board and its committees.

        Our declaration of trust provides that in defining or interpreting the powers and duties of the trustees, reference may be made by the trustees to the powers and duties of directors of a corporation under the Maryland General Corporate Law, or MGCL. The MGCL provides that a contract or other transaction between a corporation and any of that corporation's directors and any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director's vote was counted in favor of the contract or transaction, if:

  •
  the fact of the common directorship or interest is disclosed to the board or a committee of the board, and the board or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

  •
  the fact of the common directorship or interest is disclosed to shareholders entitled to vote on the contract or transaction, and the contract or transaction is approved by a majority of the votes cast by the shareholders entitled to vote on the matter, other than votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or

  •
  the contract or transaction is fair and reasonable to the corporation.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        From time to time, we may acquire, manage or develop properties in which our trustees or executive officers have an interest. We may recruit other persons with experience in the student or military housing industries to join our board or management team who have financial interests in housing properties we intend to acquire, develop or manage. In transactions of this nature, there will be conflicts between our interests and the interest of the trustee or executive officer involved, and we do not intend to engage in these transactions without the approval of a majority of our independent disinterested trustees.

Benefits Received by Our Executive Officers and Trustees in Our Formation Transactions

        Gary M. Holloway and his affiliated entities owned interests in the properties, operating companies and other assets that we acquired in our formation transactions. In consideration of his contribution and assignment of those properties, operating companies and other assets, Mr. Holloway and his affiliates received aggregate consideration valued at $         million, including assumed indebtedness in the amount of $10.7 million as of June 30, 2004,             units of limited partnership interest in our operating partnership having a value of $             million, based on an assumed per share offering price of our common shares in this offering at the mid-point of the range set forth on the cover of this prospectus, and $4.0 million in cash. Mr. Holloway has agreed to pay all of the cash consideration he receives to certain of our employees, a trustee nominee and certain employees of entities affiliated with Mr. Holloway as bonus payments for services performed, as described in more detail below. In connection with the contribution of our corporate headquarters and the corporate aircraft, we will assume $10.5 million of indebtedness. Of the units of limited partnership in our operating partnership issued to Mr. Holloway as consideration for his contribution to us in our formation transactions of his direct and indirect ownership interests in the properties, operating companies and other assets, Mr. Holloway has committed to transfer      units of limited partnership interest having an aggregate value of $33.2 million to certain employees of GMH Associates, including several of our executive officers, who were previously awarded profits interests attributable to Mr. Holloway's contribution to our operating partnership of ownership interests in the four student housing properties in which we currently own a 10% equity interest, subject to receipt of a consent to become effective upon completion of this offering, and our military housing privatization business. Mr. Holloway's son, Gary M. Holloway, Jr., will receive        units of limited partnership interest having an aggregate value of $1.5 million, based on the per share offering price of our common shares in this offering at the mid-point of the range set forth on the cover page of his prospectus, in satisfaction of the profits interests previously awarded to him. Each employee consented to Mr. Holloway's contribution to our operating partnership of the asset to which the profits interests related in exchange for the right to receive, from Mr. Holloway, a fixed dollar amount of consideration. See "Our Business and Properties—Our Formation Transactions—Award of Profits Interests to Executive Officers and other Employees of GMH Associates."

        Denis J. Nayden, one of our trustee nominees, holds a        % membership interest in FW Military Housing LLC, which owns a 90% membership interest in GMH Military Housing—Fort Carson LLC, which in turn owns a 30% ownership interest in the Fort Carson project. In connection with our formation transactions, we will issue FW Military Housing LLC $         million of units of limited partnership interest in our operating partnership for its membership interest in GMH Military Housing—Fort Carson LLC. As a result, FW Military Housing LLC will own        % of the units of limited partnership interest in our operating partnership. By virtue of his        % membership interest in FW Military Housing LLC, Mr. Nayden will beneficially hold an interest in        % of the units of limited partnership interest in our operating partnership. Because Mr. Nayden will have a fiduciary duty to our shareholders, he could experience conflicts of interest between these fiduciary duties to us and our shareholders and his personal interest as an indirect limited partner of our operating partnership.

        Upon completion of our pending acquisitions and completion of this offering, Gary M. Holloway and entities wholly owned by him will contribute our corporate headquarters, corporate aircraft, one student housing property, which is included in the 13 student housing properties under contract and the exclusive right to provide consulting services in connection with the management contracts for six student housing properties.

        In            2004, LVWD, Ltd., which is wholly owned by Gary M. Holloway, sold a commercial property in West Palm Beach, FL. In order to complete a Section 1031 "like-kind exchange" that would allow LVWD to defer gain on this sale, LVWD identified the University Reno property as one of three potential replacement properties within the 45-day period required for such an exchange. GMH Associates subsequently assigned its right to purchase the University Reno property to us on July 27, 2004 in connection with our formation transactions. Since the other two potential replacement properties proved to be unacceptable, GMH Associates rescinded its assignment of the right to purchase the University Reno property on October    , 2004 and assigned the right to purchase to LVWD on the same date. LVWD intends to complete the acquisition of the University Reno property, thereby deferring any income tax LVWD may have on the gain from the sale of the West Palm Beach property. LVWD, pursuant to the contribution agreement between Gary M. Holloway and our operating partnership, has agreed to contribute the University Reno property to our operating partnership following its acquisition of the University Reno property, and we will repay from the proceeds of this offering $32.5 million of indebtedness that LVWD will incur to complete the acquisition. Bank of America, N.A. will provide $            of this indebtedness under a bridge loan and Mr. Holloway will provide $            of this indebtedness under his personal line of credit. Under the terms of the contribution agreement, we have agreed to maintain at least $            million of indebtedness to enable LVWD to continue to defer the taxable gain on its sale of the West Palm Beach property. We believe the foregoing transactions will have the same effect upon us from both a tax and accounting standpoint that a purchase by us of the University Reno property directly from the current seller would have.

        As described above, Mr. Holloway has agreed to pay all of the cash consideration he receives to certain of our employees, a trustee nominee and certain employees of entities affiliated with Mr. Holloway. Approximately 71.4% of this cash consideration will be paid to our employees, one of whom is Mr. Holloway's son, who will receive a cash bonus of $100,000, with the remainder paid to other individuals, including Dennis J. O'Leary, one of our non-independent trustee nominees, who will be paid a cash bonus of $500,000. We have encouraged each of these individuals to use these cash bonuses to purchase our common shares through our directed share program.

        The table below sets forth certain information relating to the various interests and other assets we acquired through our operating partnership in our formation transactions and that we will acquire, upon completion of this offering, debt we have assumed or will assume or have paid off or will pay off and the consideration we have paid and will pay to our executive officers and their affiliates, including with respect to any profits interests they own.

Consideration Received
Executive Officer or Trustee	Debt Repaid or Assumed	Cash	Units	Percentage Limited Partnership Interest	Common Shares	Percentage of Shares Outstanding	Other
Gary M. Holloway
Bruce F. Robinson
Joseph M. Coyle
John DeRiggi
Bradley W. Harris
Denis J. Nayden
All employees and trustees as a group ( persons)
Vornado Realty Trust

        We expect to enter into employment agreements with certain of our executive officers, namely Gary M. Holloway, Bruce F. Robinson and Joseph M. Coyle. Additionally, Mr. Holloway generally will have the right to nominate a certain number of trustees to our board of trustees. Vornado also will have the right to designate one trustee nominee reasonably acceptable to us if it exercises its warrant and holds common shares or units of limited partnership in our operating partnership acquired at an aggregate price of not less than $10.0 million. A more detailed description of these rights and the terms of the employment agreements is set forth in the section of this prospectus entitled "Management."

Compensation by our Predecessor Entities

        Certain of our executive officers were formerly employed by and had other business relationships with our predecessor entities. As a result, they were paid wages by affiliates of our predecessor entities for the services they performed. The table below shows the wages that were paid to our executive officers during 2001, 2002 and 2003 as well as during 2004 prior to the date of this prospectus. Our predecessor entities did not pay wages to any of our trustees or trustee nominees other than Messrs. Holloway and Robinson.

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2004
Gary M. Holloway	$610,167	$530,398	$859,254	$
Joseph M. Coyle	325,000	425,000	350,000
Bruce F. Robinson	393,000	468,000	443,000
John DeRiggi	225,000	325,000	325,000
Bradley W. Harris(1)	—	—	—	—

(1)
Mr. Harris became employed by us in July 2004.

Investments in and Distributions from our Predecessor Entities

        In addition, Gary M. Holloway has contributed capital to our predecessor entities and received distributions from them. The table below shows the amount of capital Mr. Holloway contributed to our predecessor entities and the amounts of distributions he received from them in 2001, 2002 and 2003 as well as during the six months ended June 30, 2004.

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2004
Capital contributions	$3,362,042	$5,832,466	$14,301,737	$7,240,546
Distributions	(6,707,477)	(7,421,556)	(8,196,090)	(3,694,214)

Related Party Management and Other Services

        Prior to the completion of our formation transactions, our predecessor entities shared the cost of certain common services among themselves and other entities that comprise GMH Associates. These services include human resources, information technology, accounting, legal, payroll, office equipment and furniture and certain management personnel. Gary M. Holloway owns equity interests in certain entities that have provided services to these predecessor entities in each of the last three fiscal years. GMH Business Support, Inc., of which Mr. Holloway owns 100% of the equity interest, is the employer of substantially all of the employees of GMH Associates. Accordingly, substantially all of the services performed by our predecessor entities were performed by the employees of GMH Business Support, Inc. For each of the past three years, our predecessor entities have reimbursed GMH Business Support Inc. for its costs incurred to provide personnel to our predecessor entities. The payments to GMH Business Support, Inc. by our predecessor entities for 2001 were $688,327, for 2002 were $734,127 and for 2003 were $2,400,142.

        Prior to completion of this offering, one of our predecessor entities, 353 Associates, L.P., which is the entity that owns our corporate headquarters building, has paid management fees to GMH Associates at a rate of 3% of cash receipts. Under this arrangement, the predecessor entity paid management fees of $36,501 in 2003, $35,160 in 2002 and $36,934 in 2001. In addition, 353 Associates, L.P. reimbursed GMH Associates for costs of $69,618 in 2003, $63,688 in 2002 and $54,817 in 2001 for

services provided by an employee of GMH Associates who provided day porter services for our corporate headquarters.

        Our predecessor entities have provided property management and other services for properties that we did not acquire in our formation transactions and in which Gary M. Holloway has retained an interest. For these services, the owners of these properties paid our predecessor entities $3.9 million in 2003, $6.6 million in 2002 and $7.4 million in 2001.

        Upon completion of the offering, we also will have an agreement with GMH Capital Partners, LP, an affiliate of Gary M. Holloway, to provide property management consulting services to the affiliate in connection with property management services that the affiliate will provide for six student housing properties containing a total of 2,833 beds. The consulting fees we receive will equal 80% of the amount of management fees the affiliate receives from the property owners. We believe that the consulting fees we receive will reflect the fair value of the services we provide, but we cannot assure you that this will be the case.

        Mr. Holloway and our executive officers will retain ownership or profits interests in four of the student housing properties for which we provide property management services. Specifically, Gary M. Holloway owns a 20% equity ownership interest in Thatch Avenue Associates, LLC, the entity that, through a joint venture, owns The Commons, located near Auburn University in Alabama, and Bruce F. Robinson, Joseph M. Coyle and John DeRiggi, each of whom is one of our executive officers, and an affiliate of Mr. Robinson collectively hold profits interests totaling 37.4% of the gain realized upon sale of the property, if any. Pursuant to the consulting agreement described above, we will provide consulting fees to Mr. Holloway's affiliated entity that manages The Commons. Mr. Holloway also owns a 10% equity ownership in WHGMH Realty, LLC and W9/JP-M Real Estate LP, the entities that own each of The Landings, located in Austin, Texas, State College Park and Nittany Crossing, both of which are located in State College, Pennsylvania, and Bruce F. Robinson, Joseph M. Coyle and John DeRiggi, each of whom is one of our executive officers, and an affiliate of Mr. Robinson collectively hold profits interests totaling 14.1% of the gain, if any, realized upon sale of each of these properties. We currently have or expect to have agreements to provide management services for each of these properties, except that we expect The Commons to be sold to a third party in Fall 2004 and to no longer manage the property upon its sale.

        Mr. Holloway also owns 100% of the equity interest in GMH Capital Partners, LP, an entity that provides property management services for office, retail, industrial, multi-family and corporate properties as well as general contracting and construction management services and acquisition, disposition and development services. GMH Capital Partners, LP will lease space in our corporate headquarters, which we will acquire upon completion of this offering. We also may engage GMH Capital Partners, LP, which we will not acquire, to provide certain of its services to us in the future. Mr. Holloway has granted profits interests in his interest in GMH Capital Partners, LP to certain of its employees and others, including Bruce F. Robinson. For each of the past three years, GMH Capital Partners, LP provided property management services for our corporate headquarters to our predecessor entities for which it was paid $91,751 for 2001, $98,848 for 2002 and $106,119 for 2003.

        In addition, Mr. Holloway owns Bryn Mawr Abstract, Inc., an entity that provides title abstract services to third party title insurance companies from which we have purchased title insurance with respect to student housing and military housing properties that we have acquired in 2004. In connection with our purchase of title insurance for these properties, we paid customary premiums to title insurance companies, which fees in some cases are fixed according to statute. From these premiums, the title insurance companies paid to Bryn Mawr Abstract $             in 2004 for the provision of title abstract services.

Loans from General Electric Capital Corporation

        Denis J. Nayden, one of our trustee nominees, is a senior vice president of General Electric Company, which is the parent company of General Electric Capital Corporation. We have incurred, and expect to incur, from General Electric Capital Corporation, indebtedness in an aggregate amount of $110.8 million secured by properties or other assets that we own or will acquire, assuming indebtedness at 75% loan to value ratio. Because Mr. Nayden will have a fiduciary duty to our shareholders, he could experience conflicts of interest between these fiduciary duties to us and our shareholders and his duties to General Electric Company.

PRINCIPAL SHAREHOLDERS

        The following table sets forth the total number and percentage of our common shares that will be beneficially owned immediately following the completion of this offering by (i) each of our trustees and trustee nominees, (ii) each of our executive officers, (iii) all of our trustees, trustee nominees and executive officers as a group and (iv) each beneficial owner of 5% or more of our outstanding common shares. The information set forth in the table below reflects the completion of this offering and the anticipated application of estimated net proceeds from this offering as described in "Use of Proceeds," including the redemption of all of Vornado Realty Trust's general and limited partnership interests in our operating partnership. The SEC has defined "beneficial" ownership of a security to mean the possession, directly or indirectly, of voting power or investment power. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. As of the date of this prospectus, 1,000 of our common shares were issued and outstanding and all of these common shares were held by Gary M. Holloway. These shares will be cancelled upon completion of the offering. The shares as to whom information is given in the table below have sole voting and investment power over the shares beneficially owned, unless otherwise noted in the footnotes following the table.

Common Shares Beneficially Owned After the Offering(1)
Name of Beneficial Owner
	Number	Percentage
Executive Officers, Trustees and Trustee Nominees
Gary M. Holloway(2)			%
Bruce F. Robinson(3)
Joseph M. Coyle(3)
John DeRiggi(3)
Bradley W. Harris
Frederick F. Buchholz(4)
Adm. James W. Eastwood, Ret.(4)
Steven J. Kessler(3)(4)
Denis J. Nayden(4)
Dennis J. O'Leary(4)
Richard A. Silfen(4)
Executive officers, trustees and trustee nominees as a group (12 persons)
Other 5% Shareholders
Vornado Realty Trust(5)

*
Less than 1%.

(1)
Includes (a)           units of limited partnership interest in our operating partnership issued in our formation transactions and to be issued in our pending acquisitions and (b)             restricted common shares to be awarded under our stock incentive plan upon completion of this offering, and assumes no exercise of the underwriters' over-allotment option. Excludes                        .

(2)
The address for Gary M. Holloway is c/o GMH Communities Trust, 10 Campus Boulevard, Newtown Square, PA 19073. The number of common shares shown as beneficially owned by Mr. Holloway includes common shares issuable upon redemption of          units of limited partnership interest in our operating partnership.

(3)
The number of common shares shown as beneficially owned includes common shares issuable upon redemption of units of limited partnership interest in our operating partnership as follows:

      Bruce F. Robinson—            units;
      Joseph M. Coyle—            units;
      John DeRiggi—            units; and
      Denis J. Nayden—            units.

(4)
These individuals have agreed to become trustees upon completion of this offering and we expect each of them to be independent trustees, with the exception of Mr. O'Leary.

(5)
The address of Vornado Realty Trust is 888 Seventh Avenue, New York, NY 10019. The number of common shares shown as beneficially owned by Vornado Realty Trust includes (i) common shares issuable upon redemption of          units of limited partnership interest in our operating partnership, (ii) up to          common shares issuable upon exercise of a warrant and (iii) common shares issuable upon redemption of            units of limited partnership interest in our operating partnership that Vornado will receive as consideration for its contribution of a 90% interest in a student housing property that we will acquire as part of our pending acqusitions. See "Our Business and Properties—Our Pending Acquisitions."

DESCRIPTION OF SHARES

General

        Our declaration of trust provides that we may issue up to 500,000,000 common shares of beneficial interest and 100,000,000 preferred shares of beneficial interest, $0.001 par value per share. As of July 31, 2004, 1,000 common shares were issued and outstanding, no preferred shares were issued and outstanding, and        common shares were issuable upon conversion of units of our operating partnership. Immediately upon completion of this offering, there will be             common shares issued and outstanding and no preferred shares will be issued and outstanding. As permitted by the Maryland statute governing real estate investment trusts formed under the laws of that state, referred to as the Maryland REIT Law, our declaration of trust contains a provision permitting our board of trustees, without any action by our shareholders, to amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

        Maryland law and our declaration of trust provide that none of our shareholders is personally liable for any of our obligations solely as a result of that shareholder's status as a shareholder.

Voting Rights of Common Shares

        Subject to the provisions of our declaration of trust regarding the restrictions on the transfer and ownership of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a plurality of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election.

Dividends, Liquidation and Other Rights

        All common shares offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common shares are entitled to receive dividends when authorized by our board of trustees out of assets legally available for the payment of dividends. We do not anticipate that our ability to pay dividends will be restricted by the terms of a credit facility. Holders of our common shares also are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our shares and to the provisions of our declaration of trust regarding restrictions on transfer of our shares.

        Holders of our common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of shares contained in our declaration of trust and to the ability of the board of trustees to create common shares with differing voting rights, all common shares will have equal dividend, liquidation and other rights.

Power to Reclassify Shares

        Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time to time in one or more series, as authorized by the board of trustees. Prior to issuance of shares of each class or series, the board of trustees is required by the Maryland REIT Law and our declaration of trust to set for each such class or series, subject to the provisions of our declaration of trust regarding the restriction on transfer of shares of beneficial interest, the terms, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their best interest. As of the date of this prospectus, no preferred shares are outstanding and we have no present plans to issue any preferred shares.

Power to Issue Additional Common Shares or Preferred Shares

        We believe that the power to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of common shares or otherwise be in their best interests.

Restrictions on Ownership and Transfer

        In order to qualify as a REIT under the Code, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, other than the first year for which an election to be a REIT has been made, or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain entities, during the last half of a taxable year, other than the first year for which an election to be a REIT has been made. Because our board of trustees believes that it is at present essential for us to qualify as a REIT, our declaration of trust, subject to certain exceptions, contains certain restrictions on the number of our shares of beneficial interest that a person, other than Gary Holloway, certain persons related to Gary Holloway, Steven Roth, certain persons related to Steven Roth, Vornado Realty L.P, certain persons related to Vornado Realty L.P., certain transferees or assignees of Vornado Realty L.P. or related persons and affiliates of such transferees or assignees may own. Our declaration of trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 7.1% in value of our outstanding shares of beneficial interests, referred to as the Aggregate Share Ownership Limit. In addition, our declaration of trust prohibits any person, other than Gary Holloway, certain persons related to Gary Holloway, Steven Roth, certain persons related to Steven Roth, Vornado Realty L.P, certain persons related to Vornado Realty L.P., certain transferees or assignees of Vornado Realty L.P. or related persons and affiliates of such transferees or assignees from acquiring or holding, directly or under applicable ownership attribution rules, common shares in excess of 7.1%, in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding common shares, referred to as the Common Share Ownership Limit. Gary M. Holloway and certain related persons and entities will be subject to ownership limitations that provide that they may not own on an aggregate basis, or be deemed to own by virtue of the attribution provisions of the Code, more than 20% in value of our outstanding shares of beneficial interest or more than 20%, by value or number of shares, whichever is more restrictive, of our outstanding common shares; provided that 9.9% will be substituted for 20% automatically immediately prior to any event which would cause Gary M. Holloway or certain related persons and entities to own, or be treated as owning under the applicable attribution rules, a greater than 9.9% interest in any direct or indirect tenant of our property or any property owned directly or indirectly by our operating partnership and such tenant ownership would cause us to fail to satisfy a REIT gross income test. Steven Roth and certain related persons and entities will be subject to ownership limitations that provide that they may not own on an aggregate basis, or be deemed to own by virtue of the attribution provisions of the Code, more than 8.5% in value of our outstanding shares of beneficial interest or more than 8.5%, by value or number of shares, whichever is more restrictive, of our outstanding common shares. Vornado Realty L.P., certain related persons, certain transferees and assignees of Vornado Realty L.P. or related persons and certain affiliates of such assignees and transferees will not be subject to the ownership limitations with respect to our shares except to the extent that (i) their direct, indirect or constructive ownership of our shares would cause us to be treated as "closely held" within the meaning of Section 856(h) of the Code or (ii) any person treated for relevant federal income tax purposes as owning shares owned by such entity owns, directly, indirectly or under applicable constructive ownership rules, shares in excess of the ownership limitation applicable to such person.

        Our declaration of trust further prohibits any person from (a) beneficially or constructively owning our shares of beneficial interest that would result in us being "closely held" under Section 856(h) of the Code or, except in the case of Steven Roth, certain entities related to Steven Roth, Vornado Realty L.P., certain persons related to Vornado Realty L.P., certain transferees and assignees of Vornado Realty L.P. or related persons and certain affiliates of such assignees and transferees, otherwise cause us to fail to qualify as a REIT or (b) transferring our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of the beneficial interest that resulted in a transfer of shares to the Charitable Trust, is required to give 15 days' prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        Our declaration of trust will provide that a person will not be subject to the Aggregate Share Ownership Limit or the Common Share Ownership Limit if such person has provided the board of trustees with such representations and evidence, and has entered into such agreements and undertakings, as are satisfactory to the board of trustees, in its reasonable discretion, to establish that (i) such person is entitled to the "look-through" treatment with respect to the REIT requirement that that not more than 50% of the value of our shares may be owned, directly, indirectly or under applicable attribution rules, by five or fewer individuals (as defined to include certain entities), (ii) such person's direct, indirect or constructive ownership of interests in our direct or indirect tenants will not adversely affect our ability to qualify as a REIT, (iii) such person's direct, indirect or constructive ownership of our shares will not adversely affect our ability to qualify as a REIT and (iv) such person has agreed that shares directly, indirectly or constructively owned by such person in excess of 7.1% of our common shares (as determined by reference to number or value, whichever is more restrictive) or 7.1% of our outstanding shares (as determined by reference to value) will automatically be transferred to a charitable trust as necessary to prevent ownership in excess of those levels from adversely affecting our ability to qualify as a REIT. The exemption described in the preceding sentence will automatically cease to apply in the event that such person is or becomes ineligible for the "look-through" treatment described in the preceding sentence and will not prevent the application of the provisions in the declaration of trust relating to ownership of shares in excess of the ownership limitations to shares owned by the person granted an exemption where another person treated under applicable attribution rules as owning shares owned by the person granted an exemption owns, directly, indirectly or under the applicable attribution rules, shares in excess of the ownership limitation applicable to such other person. The board of trustees may grant other exemptions from the ownership limitations in certain circumstances.

        If any transfer of our shares of beneficial interest or other event occurs which, if effective, would result in any person beneficially or constructively owning shares of beneficial interest in excess or in violation of the above transfer or ownership limitations, referred to as a Prohibited Owner, then that number of shares of beneficial interest the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations, rounded to the nearest whole share, shall be automatically transferred to a trust, referred to as the Charitable Trust, for the exclusive benefit of one or more charitable beneficiaries, referred to as the Charitable Beneficiary, and the Prohibited Owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day, as defined in the declaration of trust, prior to the date of such violative transfer. Shares of beneficial interest held in the Trust shall be issued and outstanding shares of beneficial interest. The Prohibited Owner shall not benefit economically from ownership of any shares of beneficial interest held in the Charitable Trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of beneficial interest held in the Charitable Trust. The trustee of the Charitable Trust, referred to as the Charitable Trustee, shall have all voting rights and rights to dividends or other distributions with respect to shares of beneficial interest held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares of beneficial interest have been transferred to the Charitable Trustee shall be paid by the recipient of such dividend or distribution to the Charitable Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividend or distribution so paid to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of beneficial interest held in the Charitable Trust and, subject to Maryland law, effective as of the date that such shares of beneficial interest have been transferred to the Charitable Trust, the Charitable Trustee shall have the authority, at the Charitable Trustee's sole discretion, (i) to rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible trust action, then the Charitable Trustee shall not have the authority to rescind and recast such vote.

        Within 20 days of receiving notice from us that shares of beneficial interest have been transferred to the Charitable Trust, the Charitable Trustee shall sell the shares of beneficial interest held in the Charitable Trust to a person, designated by the Charitable Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the declaration of trust. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust, e.g., a gift, devise or other such transaction, the Market Price, as defined in our declaration of trust, of such shares on the day of the event causing the shares to be held in the Charitable Trust and (ii) the price per share received by the Charitable Trustee from the sale or other disposition of the shares held in the Charitable Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of beneficial interest have been transferred to the Charitable Trust, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Charitable Trustee upon demand.

        In addition, shares of beneficial interest held in the Charitable Trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust or, in the case of a devise or gift, the Market Price at the time of such devise or gift and (ii) the Market Price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the Trustee has sold the shares of beneficial interest held in the Charitable Trust. Upon such a sale to us, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

        All certificates representing our shares of beneficial interest will bear a legend referring to the restrictions described above.

        Every owner of more than 5%, or such lower percentage as required by the Code or the regulations promulgated thereunder, of all classes or series of our shares of beneficial interest, including common shares, within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or otherwise be in the best interest of our shareholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our common shares and preferred shares is EquiServe.

CERTAIN PROVISIONS OF MARYLAND LAW AND
OF OUR DECLARATION OF TRUST AND BYLAWS

        The following description of certain provisions of Maryland law and of our declaration of trust and bylaws is only a summary. For a complete description, we refer you to Maryland law, our declaration of trust and bylaws. Copies of our declaration of trust and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

Number of Trustees; Vacancies

        Our declaration of trust and bylaws provide that the number of our trustees shall be initially nine, and may only be increased or decreased by a vote of a majority of the members of our board of trustees. Our board of trustees currently consists of two members. Our bylaws provide that any vacancy, including a vacancy created by an increase in the number of trustees, may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum.

        Our bylaws provide that a majority of our trustees will be "independent," with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by the New York Stock Exchange. Our trustees will be nominated by our nominating and corporate governance committee.

        Pursuant to his employment agreement, Gary M. Holloway will have the right, so long as he is our chief executive officer, to nominate a certain number of members to our board based on the following percentages of outstanding common shares owned by Mr. Holloway and his affiliates on a fully diluted basis assuming conversion of all outstanding units of limited partnership in our operating partnership other than units held by us:

  •
  three trustees, including himself, to the extent he owns at least 20%;

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  two trustees, including himself, to the extent he owns at least 10% but less than 20%; and

  •
  himself to the extent he owns less than 10%.

        In addition, all nominations must be submitted to and approved by the members of our nominating and corporate governance committee, and satisfy the standards established by that committee for membership on our board.

Board of Trustees

        All of our trustees hold one year terms set to expire at our next annual meeting of shareholders. Any trustee elected to fill a vacancy shall serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualifies. Holders of common shares have no right to cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a plurality of the common shares are able to elect all of the successors of the trustees whose terms expire at that meeting.

Removal of Trustees

        Our declaration of trust provides that a trustee may be removed, with or without cause, upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. Absent removal of all of our trustees, this provision, when coupled with the provision in our bylaws authorizing our board of trustees to fill vacant trusteeships, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

Business Combinations

        Maryland law prohibits "business combinations" between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

  •
  any person who beneficially owns 10% or more of the voting power of the company's shares; or

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  an affiliate or associate of the company who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the company's then outstanding voting shares.

        A person is not an interested shareholder if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

        After the five year prohibition, any business combination between the company and an interested shareholder generally must be recommended by the board and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of the company's then outstanding shares of beneficial interest; and

  •
  two-thirds of the votes entitled to be cast by holders of the company's voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

        These super-majority vote requirements do not apply if shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

        Our board of trustees has adopted a board resolution opting out of the applicability of the Maryland Business Combination Act, which resolution will be reflected in our bylaws. However, our board of trustees may opt at any time, without shareholder approval, to make the statute applicable to us.

Control Share Acquisitions

        Maryland law provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, or by officers or trustees who are our employees are excluded from the shares entitled to vote on the matter. "Control shares" are voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

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  one-third or more but less than a majority; or

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  a majority or more of all voting power.

        Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any shareholders' meeting.

        If voting rights are not approved at the shareholders' meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders' meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our declaration of trust or bylaws.

        Our bylaws contains a provision exempting the application of the control share acquisition statute to any and all acquisitions by any person of our shares of beneficial interest. There can be no assurance that this provision will not be amended or eliminated at any time in the future, and may be amended or eliminated with retroactive effect.

Merger, Amendment of Declaration of Trust

        Under Maryland REIT law, a Maryland REIT generally cannot amend its declaration of trust or merge with another entity unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT's declaration of trust. Our declaration of trust provides for approval by a majority of all the votes entitled to be cast on the matters described in this paragraph, except for amendments to various provisions of the declaration of trust and our merger or similar business combination with another entity, the approval of which requires the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. Under the Maryland REIT law and our declaration of trust, our trustees are permitted, by a two-thirds vote, without any action by our shareholders, to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT law without the affirmative vote or written consent of the shareholders. As permitted by the Maryland REIT law, our declaration of trust contains a provision permitting our trustees, without any action by our shareholders, to amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

Limitation of Liability and Indemnification

        Our declaration of trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

  •
  a final judgment based upon a finding of active and deliberate dishonesty by the trustee that was material to the cause of action adjudicated.

        Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former trustees or officers or any individual who, while a trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify each present or former trustee or officer who is made a party to a proceeding by reason of his or her service to us.

        Maryland law permits us to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

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  the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and

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  was committed in bad faith; or

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  was the result of active and deliberate dishonesty;

  •
  the trustee or officer actually received an improper personal benefit in money, property or services; or

  •
  in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

        However, Maryland law prohibits us from indemnifying our present and former trustees and officers for an adverse judgment in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. Our bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

  •
  a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

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  a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

        The partnership agreement of our operating partnership provides for indemnification for GMH Communities GP Trust, the general partner of the operating partnership and our wholly owned subsidiary, along with our officers and trustees.

        Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Operations

        We generally are prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

Term and Termination

        Our declaration of trust provides for us to have a perpetual existence. Pursuant to our declaration of trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire board of trustees, our shareholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Meetings of Shareholders

        Under our bylaws, annual meetings of shareholders are to be held in June of each year at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of the trustees then in office, by the chairman of our board of trustees, our president or our chief executive officer, and must be called by our secretary upon the written request of the shareholders entitled to cast not less than a majority of all the voted entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter.

Advance Notice of Trustee Nominations and New Business

        Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

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  pursuant to our notice of the meeting;

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  by our board of trustees; or

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  by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

        With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our board of trustees may be made only:

  •
  pursuant to our notice of the meeting;

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  by our board of trustees; or

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  provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

        The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although the bylaws do not give our board of trustees the power to disapprove timely shareholder nominations and proposals, they may have the effect of delaying a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

        The removal of trustees and the restrictions on the transfer of shares of beneficial interest and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or otherwise be in their best interest. The "unsolicited takeovers" provisions of the MGCL permit our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to implement takeover defenses that we may not yet have.

PARTNERSHIP AGREEMENT

        The following is a summary of the material terms of the second amended and restated agreement of limited partnership of our operating partnership. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the second amended and restated agreement of limited partnership of our operating partnership, a copy of which is filed as an exhibit to the registration statement of which this is a part. See "Where You Can Find More Information."

Management

        GMH Communities, LP, our operating partnership, was organized as a Delaware limited partnership on May 21, 2004. The initial partnership agreement was entered into on that date and amended and restated on July 27, 2004 in connection with our formation transactions. A second amended and restated agreement of limited partnership of our operating partnership will be adopted immediately prior to completion of this offering, the material terms of which are described below. Pursuant to the partnership agreement, as the owner of the sole general partner of the operating partnership, GMH Communities GP Trust, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of residents and to cause changes in the operating partnership's line of business and distribution policies. However, any amendment to the partnership agreement that would affect the redemption rights of the limited partners or otherwise adversely affect the rights of the limited partners requires the consent of limited partners, other than us, holding more than 50% of the units of our operating partnership held by such partners.

Transferability of Interests

        In general, we may not voluntarily withdraw from the operating partnership or transfer or assign our interest in the operating partnership. We may, however, enter into a merger, consolidation or similar corporate transaction the result of which is a transfer of or change in the general partner if we receive the consent of the holders of a majority of the units of our operating partnership, excluding those held by us, the contemplated transaction provides that the limited partners receive property in an amount equal to the amount they would have received had they exercised their redemption rights with respect to our shares immediately prior to such transaction, or our successor contributes substantially all of its assets to the partnership in return for a general partnership interest or limited partnership interest in the operating partnership.

        With certain limited exceptions, the limited partners may not transfer their interests in the partnership, in whole or in part, without our written consent, which consent may be withheld in our sole discretion.

Capital Contribution

        We will contribute to our operating partnership substantially all the net proceeds of this offering as a capital contribution in exchange for units of the operating partnership. The partnership agreement provides that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of our shares as additional capital to the operating partnership. We are authorized to cause the operating partnership to issue partnership interests for less than fair market value if we have concluded in good faith that such issuance is in both the operating partnership's and our best interests. If we contribute additional capital to the operating partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. The operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the operating partnership, including the partnership interests that our wholly owned subsidiary owns as general partner.

Redemption Rights

        Pursuant to Section 8.04 of the partnership agreement, the limited partners, other than us, will receive redemption rights, which will enable them to cause the operating partnership to redeem their limited partnership units in exchange for cash or, at our option, common shares on a one-for-one basis, subject to adjustment for share splits, dividends, recapitalization and similar events; provided that Gary M. Holloway shall have a special redemption right with respect to limited partnership units that he and his affiliates hold pursuant to which he may direct us to issue common shares only, and not make a cash payment, to him or his affiliates 60 days after he delivers a notice of special redemption to us with respect to those limited partnership units. Under Section 8.04 of our partnership agreement, holders of limited partnership units of the operating partnership will be prohibited from exercising their redemption rights for 12 months after they are issued, unless this waiting period is waived or shortened by our board of trustees. We have agreed, however, to permit Vornado to exercise its redemption right beginning six months after its receives units in connection with the warrant it received in our formation transactions, and units it will receive upon contribution of its remaining 90% interest in one of our student housing properties in which we currently own a 10% interest. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common shares to the redeeming limited partner would:

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  result in any person owning, directly or indirectly, common shares in excess of the share ownership limit in our declaration of trust;

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  result in our shares being owned by fewer than 100 persons (determined without reference to any rules of attribution);

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  result in our being "closely held" within the meaning of Section 856(h) of the Code;

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  cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our or the partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code; or

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  cause the acquisition of common shares by such redeeming limited partner to be "integrated" with any other distribution of common shares for purposes of complying with the registration provisions of the Securities Act.

        We may, in our sole and absolute discretion, waive any of these restrictions.

        In all cases, however:

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  a limited partner may not exercise the redemption right for fewer than 1,000 partnership units or, if such limited partner holds fewer than 1,000 partnership units, the limited partner must redeem all of the partnership units held by such limited partner;

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  a limited partner may not exercise the redemption right for more than the number of partnership units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, common shares in excess of the ownership limitation in our declaration of trust; and

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  a limited partner may not exercise the redemption right more than two times annually.

        As of the time of this offering, we hold        % of the outstanding interests in our operating partnership and, accordingly,        % of the units of our operating partnership are subject to being redeemed in exchange for our common shares. The number of common shares issuable upon exercise of the redemption rights will be adjusted to account for share splits, mergers, consolidations or similar pro rata share transactions.

        The partnership agreement requires that the operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a "publicly traded partnership" under Section 7704 of the Code.

        In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will reimburse us for all of our administrative costs and expenses, including:

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  all expenses relating to our continuity of existence;

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  all expenses relating to offerings and registration of securities;

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  all expenses associated with the preparation and filing of any of our periodic reports under federal, state or local laws or regulations;

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  all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

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  all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

Distributions

        The partnership agreement provides that the operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the operating partnership's property in connection with the liquidation of the operating partnership) at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the operating partnership.

        Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

        Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally are allocated to us and the limited partners in accordance with the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury regulations promulgated thereunder. The operating partnership intends to use the "traditional method" under Section 704(c) of the Code for allocating items with respect to contributed property.

Term

        The operating partnership will have perpetual existence, or until sooner dissolved upon:

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  our bankruptcy, dissolution, removal or withdrawal (unless the limited partners elect to continue the partnership);

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  the passage of 90 days after the sale or other disposition of all or substantially all the assets of the partnership; or

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  an election by us in our capacity as the owner of the sole general partner of the operating partnership.

Tax Matters

        Pursuant to the partnership agreement, following the redemption of our operating partnership's Class B partnership interests, the general partner will be the tax matters partner of the operating partnership. Accordingly, through our ownership of the general partner of the operating partnership, we will have authority to handle tax audits and to make tax elections under the Code on behalf of the operating partnership.

FEDERAL INCOME TAX CONSIDERATIONS OF OUR STATUS AS A REIT

        This section summarizes the current material federal income tax consequences to our company and to our shareholders generally resulting from the treatment of our company as a REIT. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances. Morgan, Lewis & Bockius LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are material to a holder of our common shares. The discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the limited extent discussed in "—Taxation of Tax-Exempt Shareholders"), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the limited extent discussed in "—Taxation of Non-U.S. Shareholders").

        The statements in this section and the opinion of Morgan, Lewis & Bockius LLP, referred to as the Tax Opinion, are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. You should be aware that opinions of counsel are not binding on the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service will not challenge the conclusions set forth in those opinions.

        This section is not a substitute for careful tax planning. Prospective investors are urged to consult their own tax advisors regarding the specific federal state, local, foreign and other tax consequences to them, in light of their own particular circumstances, of the purchase, ownership and disposition of our common shares, our election to be taxed as a REIT and the effect of potential changes in applicable tax laws.

Taxation of Our Company

        We believe that we are organized and have operated in such a manner to enable us to qualify for taxation as a REIT under the Code. We further believe that our proposed future method of operation will enable us to continue to qualify as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on our continuing to satisfy numerous asset, income, stock ownership and distribution tests described below, the satisfaction of which depends, in part, on our operating results.

        The sections of the Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its shareholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related rules and regulations.

        Our counsel has opined that, for federal income tax purposes, commencing with our initial taxable year ending December 31, 2004 and assuming that we make the appropriate election in a timely manner as discussed in this discussion of "Federal Income Tax Considerations of Our Status as a REIT," we will be organized in conformity with the requirements of qualification as a REIT, and our proposed method of operations as described in this prospectus and as represented to Morgan, Lewis & Bockius LLP by us will enable us to satisfy the requirements for such qualification and taxation as a REIT under the Code. This opinion, however, is based upon factual assumptions and representations made by us. Moreover, such qualification and taxation as a REIT depend upon our ability to meet, for each taxable year, various tests imposed under the Code as discussed below. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. Morgan, Lewis & Bockius LLP will not review our compliance with those tests on a continuing basis. Accordingly, with respect to our current and future taxable years, no assurance can be given that the actual results of our operation will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT. See "—Failure to Qualify."

        We intend to seek a private letter ruling from the Internal Revenue Service relating to (i) the operation or management of our student housing properties that are leased on a short-term basis during the summer months, if such activity were to be conducted by one of our taxable REIT subsidiaries, (ii) amounts received by us as reimbursement for personnel costs and for shared personnel and administrative overhead, and (iii) certain cleaning services provided at our student housing properties. The failure to obtain a favorable ruling on any of the issues covered in our ruling request, however, will not have a material impact on our structure or our business.

        If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute currently to our shareholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation. However, we will be subject to federal tax in the following circumstances:

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  We are subject to the corporate federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

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  We are subject to the corporate "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to shareholders.

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  We are subject to tax, at the highest corporate rate, on:

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  net income from the sale or other disposition of property acquired through foreclosure, referred to as foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

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  other non-qualifying income from foreclosure property.

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  We are subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

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  If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "—Requirements for Qualification—Gross Income Tests," but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

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  the greater of (1) the amount by which we fail the 75% test, or (2) the excess of 90% of our gross income over the amount of gross income attributable to sources that qualify under the 95% test, multiplied by, in either case,

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  a fraction intended to reflect our profitability.

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  If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from earlier periods, then we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

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  We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

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  We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm's-length basis.

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  If we acquire any asset from a "C corporation" (that is, a corporation generally subject to the full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during the 10 year period beginning on the date that we acquired the asset, then the asset's "built-in" gain will be subject to tax at the highest regular corporate rate.

Requirements for Qualification

        To qualify as a REIT, we must elect to be treated as a REIT, and we must meet various (i) organizational requirements, (ii) gross income tests, (iii) asset tests, and (iv) annual distribution requirements.

Organizational Requirements.  A REIT is a corporation, trust or association that meets each of the following requirements:

        (1)   it is managed by one or more trustees or trustees;

        (2)   its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

        (3)   it would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

        (4)   it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

        (5)   at least 100 persons are beneficial owners of its shares or ownership certificates (determined without reference to any rules of attribution);

        (6)   not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year; and

        (7)   it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status.

        We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining information concerning the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. We do not have to satisfy requirements 5 and 6 for our taxable year ending December 31, 2004. We expect that after the issuance of common shares pursuant to this offering we will have issued common shares with enough diversity of ownership to satisfy requirements 5 and 6 as set forth above. Our declaration of trust provides for restrictions regarding the ownership and transfer of our common shares that are intended to facilitate our compliance with these requirements. The provisions of our declaration of trust restricting the ownership and transfer of our common shares are described in "Description of Shares—Restrictions on Ownership and Transfer."

        For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

        A corporation that is a "qualified REIT subsidiary," or QRS, is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the common shares of which is owned by the REIT and that has not elected to be a taxable REIT subsidiary. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit.

        An unincorporated domestic entity, such as a partnership, that has a single owner and that has not elected to be taxed as a corporation, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of our operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

        A REIT is permitted to own up to 100% of the shares of one or more "taxable REIT subsidiaries." A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. An entity cannot qualify as a taxable REIT subsidiary if it directly or indirectly operates or manages a lodging facility or a health care facility or, in certain circumstances, provides any other person with rights to a brand name under which a lodging facility or health care facility is operated. We have represented to Morgan, Lewis & Bockius LLP that the entities which we seek to have qualify as taxable REIT subsidiaries will not directly or indirectly engage in these activities. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and its parent REIT or the REIT's residents that are not conducted on an arm's-length basis. We may engage in activities indirectly through a taxable REIT subsidiary as necessary or convenient to avoid obtaining the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a taxable REIT subsidiary if we wished to provide services to unrelated parties which might produce income that does not qualify under the gross income tests described below. We might also dispose of an unwanted asset through a taxable REIT subsidiary as necessary or convenient to avoid the 100% tax on income from prohibited transactions. See description below under "Prohibited Transactions." We intend to make a taxable REIT subsidiary election with respect to GMH Military Housing, LLC, a Delaware limited liability company, the interests of which were transferred to our operating partnership as part of the formation transactions, and College Park Management TRS, Inc., a Florida corporation formed in 2004. We may form or acquire one or more additional taxable REIT subsidiaries in the future. See "Other Tax Consequences—Income Taxation of the Partnerships and the Partners—Taxable REIT Subsidiaries."

Gross Income Tests.  We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

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  rents from real property;

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  interest on debt secured by mortgages on real property, or on interests in real property;

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  dividends or other distributions on, and gain from the sale of, shares in other REITs;

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  gain from the sale of real estate assets; and

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  income derived from the temporary investment of new capital that is attributable to the issuance of our common shares or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we received such new capital.

        Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, income from certain hedging instruments or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property.  Rent that we receive from our real property will qualify as "rents from real property," which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

        First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages:

  •
  are fixed at the time the leases are entered into;

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  are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

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  conform with normal business practice.

        More generally, the rent will not qualify as "rents from real property" if, considering the relevant lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We have represented to Morgan, Lewis & Bockius LLP that we intend to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not determined to any extent by reference to any person's income or profits, in compliance with the rules above.

        Second, we must not own, actually or constructively, 10% or more of the shares or the assets or net profits of any tenant, referred to as a related party tenant, other than in certain circumstances a taxable REIT subsidiary. The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person. We do not directly or indirectly own any shares or any assets or net profits of any tenant of the properties that will be contributed to us or that we will acquire in connection with this offering, other than with respect to certain tenants of our headquarters property. Although certain rental income from our headquarters property will be treated as derived from related party tenants, we have represented to counsel that we will not rent any property to a related-party tenant if such rental would cause us to fail to satisfy a REIT gross income test. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of another tenant at some future date.

        As described above, we currently own 100% of the shares of GMH Military Housing, LLC and College Park Management TRS, Inc., which will elect to be our taxable REIT subsidiaries, and may in the future own up to 100% of the shares of one or more additional taxable REIT subsidiaries. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as "rents from real property" as long as (1) the taxable REIT subsidiary is a qualifying taxable REIT subsidiary, (2) at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party residents, and (3) the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other residents of the property for comparable space. Currently, the only rent received from GMH Military Housing, LLC or College Park Management TRS, Inc. is with respect to our headquarters property, which does not qualify for this exception. If in the future we receive rent from a taxable REIT subsidiary with respect to other property, we will seek to comply with this exception.

        Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year, or the personal property ratio. With respect to each of our leases, we believe that the personal property ratio generally will be less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

        Fourth, we cannot furnish or render noncustomary services to the residents of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an "independent contractor," but instead may provide services directly to our residents, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the residents' convenience. In addition, we may provide a minimal amount of "noncustomary" services to the residents of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the shares of one or more taxable REIT subsidiaries, which may provide noncustomary services to our residents without tainting our rents from the related properties. We do not intend to perform any services other than customary ones for our residents, other than services provided through independent contractors or taxable REIT subsidiaries or services which would not cause us to fail to satisfy a REIT gross income test. We have represented to Morgan, Lewis & Bockius LLP that we will not perform noncustomary services which would jeopardize our REIT status.

        Certain services with respect to the student housing properties which we will own, such as housekeeping and event planning and execution services, will be provided through our taxable REIT subsidiary, College Park Management, Inc.

        If a portion of the rent we receive from a property does not qualify as "rents from real property" because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of a property would qualify as "rents from real property": (1) the rent is considered based on the income or profits of the tenant; (2) the tenant is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; or (3) we furnish noncustomary services to the residents of the property, or manage or operate the property, other than through a qualifying independent contractor or a taxable REIT subsidiary. In any of these circumstances, we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

        Residents may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a tenant's proportionate share of a property's operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as "rents from real property."

Interest.  The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based upon the residual cash proceeds from the sale of the property securing the loan constitutes a "shared appreciation provision," income attributable to such participation feature will be treated as gain from the sale of the secured property.

Prohibited Transactions.  A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold "primarily for sale to customers in the ordinary course of a trade or business." We may form or acquire a taxable REIT subsidiary to hold and dispose of those properties we conclude may not fall within the safe-harbor provisions.

Foreclosure Property.  We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property acquired by a REIT as the result of the REIT's having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after actual or imminent default on a lease of the property or on indebtedness secured by the property (any such proceeding or agreement referred to as a Repossession Action). Property acquired by a Repossession Action will not be considered "foreclosure property" if (a) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (b) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered "foreclosure property" unless the REIT makes a proper election to treat the property as foreclosure property.

        However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property or longer if an extension is granted by the Secretary of the Treasury. This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

  •
  on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

  •
  on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

  •
  which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income. For this purpose, income derived or received from an independent contractor will be disregarded to the extent such income is attributable to (1) a lease of property in effect on the date the REIT acquired the property (without regard to its renewal after such date so long as such renewal is pursuant to the terms of such lease as in effect on such date) or (2) any lease of property entered into after such date if, on such date, a lease of such property from the REIT was in effect and, under the terms of the new lease, the REIT receives a substantially similar or lesser benefit in comparison to the prior lease.

Hedging Transactions.  From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incur to acquire or carry "real estate assets" should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not entirely clear which such instruments will generate income which will be considered qualifying income for purposes of the gross income tests. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

Failure to Satisfy Gross Income Tests.  If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

  •
  our failure to meet these tests is due to reasonable cause and not to willful neglect;

  •
  we attach a schedule of the sources of our income to our tax return; and

  •
  any incorrect information on the schedule is not due to fraud with intent to evade tax.

        We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in "Taxation of Our Company," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests.  To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

        First, at least 75% of the value of our total assets must consist of:

  •
  cash or cash items, including certain receivables;

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  government securities;

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  interests in real property, including leaseholds and options to acquire real property and leaseholds;

  •
  interests in mortgages on real property;

  •
  shares in other REITs; and

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  investments in shares or debt instruments during the one year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five year term.

        Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets.

        Third, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities.

        Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries.

        Fifth, no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

        For purposes of the second and third asset tests, the term "securities" does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term "securities," however, generally includes debt securities issued by a partnership or another REIT, except that certain "straight debt" securities are not treated as "securities" for purposes of the 10% value test (for example, qualifying debt securities of a corporation if such securities are the only interests we or any taxable REIT subsidiary of ours owns, in that corporation or of a partnership if we own at least a 20% profits interest in the partnership).

        We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

  •
  we satisfied the asset tests at the end of the preceding calendar quarter; and

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  the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

        If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose. As noted above, in order to maintain our status as a REIT, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries, such as

GMH Military Housing, LLC. We intend to monitor the value of our interests in taxable REIT subsidiaries in order to comply with this requirement on an on-going basis. If the revenues from activities of our taxable REIT subsidiaries create a risk that the value of our interest in the taxable REIT subsidiaries, based on revenues or otherwise, we will be forced to curtail such activities or take other steps to remain under the 20% threshold. Since the 20% threshold is based on value, it is possible that the Internal Revenue Service would successfully contend that the value of the taxable REIT subsidiaries exceeds the 20% threshold even if the taxable REIT subsidiaries account for less than 20% of our consolidated revenues, income or cash flow.

        While we similarly intend to monitor our compliance with the other asset tests requirements, a number of these requirements are based upon relative value and it is possible that the Internal Revenue Service will successfully argue for a valuation of our nonqualifying assets that was such that we would fail to satisfy a REIT asset test.

Distribution Requirements.  Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount not less than:

        the sum of:

  •
  90% of our "REIT taxable income," computed without regard to the dividends-paid deduction or our net capital gain or loss, and

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  90% of our after-tax net income, if any, from foreclosure property,

        minus

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  the sum of certain items of non-cash income.

        We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

        We will pay federal income tax on taxable income, including net capital gain, we do not distribute to shareholders. In addition, we will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts we actually distribute if we distribute an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:

  •
  85% of our REIT ordinary income for the year,

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  95% of our REIT capital gain income for the year, and

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  any undistributed taxable income from prior periods.

        We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See "—Taxation of Taxable U.S. Shareholders." If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

        It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our "REIT taxable income." Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional shares of common or preferred shares.

        Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

        We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our shares of outstanding common shares. We intend to comply with these requirements.

Failure to Qualify

        If we failed to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and any applicable alternative minimum tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to shareholders. We would not be required to make any distributions to shareholders, and any distributions to shareholders would be taxable as dividend income to the extent of our current and accumulated earnings and profits. Corporate shareholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

Taxation of Taxable U.S. Shareholders

        As long as we qualify as a REIT, a taxable "U.S. shareholder" will be required to take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends-received deduction generally available to corporations. The term "U.S. shareholder" means a holder of common shares that, for U.S. federal income tax purposes, is:

  •
  a citizen or resident of the United States;

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  a corporation or partnership (including an entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized under the laws of the U.S. or of a political subdivision of the United States;

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  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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  any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

        Distributions paid to a U.S. shareholder generally will not qualify for the new 15% tax rate for "qualified dividend income." The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most noncorporate U.S. shareholders. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our shareholders, our dividends generally will not be eligible for the new

15% rate on qualified dividend income. As a result, our ordinary REIT dividends will to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (i) attributable to dividends received by us from non-REIT corporations, such as our taxable REIT subsidiaries, and (ii) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our common shares for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which our common shares become ex-dividend.

        Distributions to a U.S. shareholder which we designate as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the U.S. shareholder has held its common shares. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

        We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its common shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

        A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder's shares. Instead, the distribution will reduce the adjusted basis of the shares, and any amount in excess of both our current and accumulated earnings and profits and the adjusted basis will be treated as capital gain, long-term if the shares have been held for more than one year, provided the shares are a capital asset in the hands of the U.S. shareholder. In addition, any distribution we declare in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any of those months will be treated as paid by us and received by the U.S. shareholder on December 31 of the year, provided we actually pay the distribution during January of the following calendar year.

        Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of common shares will not be treated as passive activity income; shareholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of common shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Shareholders on the Disposition of Shares of Common Shares. In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common shares as long-term capital gain or loss if the U.S. shareholder has held the shares for more than one year, and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us which the U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of common shares may be disallowed if the U.S. shareholder purchases other common shares within 30 days before or after the disposition.

Capital Gains and Losses

        The tax-rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35%. The maximum tax rate on long-term capital gain applicable to individuals is 15% for sales and exchanges of assets held for more than one year and occurring after May 6, 2003 through December 31, 2008. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property" (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were "section 1245 property" (i.e., generally, depreciable personal property). We generally may designate whether a distribution we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is taxable to non-corporate shareholders at a 15% or 25% rate.

        The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry unused capital losses forward indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary-income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

        We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. A shareholder may be subject to backup withholding at a rate of up to 28% with respect to distributions unless the holder:

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  is a corporation or comes within certain other exempt categories and when required, demonstrates this fact; or

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  provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

        A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. shareholders, see "Taxation of Non-U.S. Shareholders."

Taxation of Tax-Exempt Shareholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, referred to as pension trusts, generally are exempt from federal income taxation. However, they are subject to taxation on their "unrelated business taxable income." While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of common shares with debt, a portion of the income it received from us would constitute unrelated business taxable income pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of our common shares must treat a percentage of the dividends it receives from us as unrelated business taxable income. The percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. This rule applies to a pension trust holding more than 10% of our shares only if:

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  the percentage of our dividends which the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

  •
  we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our common shares be owned by five or fewer individuals, which modification allows the beneficiaries of the pension trust to be treated as holding shares in proportion to their actual interests in the pension trust; and

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  either of the following applies:

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  one pension trust owns more than 25% of the value of our common shares; or

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  a group of pension trusts individually holding more than 10% of the value of our common shares collectively owns more than 50% of the value of our common shares.

Taxation of Non-U.S. Shareholders

        The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of common shares, including any reporting requirements.

        A non-U.S. shareholder that receives a distribution which (a) is not attributable to gain from our sale or exchange of "U.S. real property interests" (defined below) and (b) we do not designate a capital gain dividend (or retained capital gain) will recognize ordinary income to the extent of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, a non-U.S. shareholder generally will be subject to federal income tax at graduated rates on any distribution treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, in the same manner as U.S. shareholders are taxed on distributions. A corporate non-U.S. shareholder may, in addition, be subject to the 30% branch profits tax. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. shareholder unless:

  •
  a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

  •
  the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

        A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of the shareholder's common shares. Instead, the excess portion of the distribution will reduce the adjusted basis of the shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of common shares, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

        We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. We will, therefore, withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

        For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions attributable to gain from our sale or exchange of "U.S. real property interests" under the "FIRPTA" provisions of the Code. The term "U.S. real property interests" includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under the FIRPTA rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with the conduct of a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against our tax liability for the amount we withhold.

        A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain on a sale of common shares as long as, at all times, non-U.S. persons hold, directly or indirectly, less than 50% in value of the outstanding common shares. We cannot assure you that this test will be met. In addition, if our common shares become "regularly traded" on an established securities market, a non-U.S. shareholder that owned, actually or constructively, 5% or less of the outstanding common shares at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of common shares. We anticipate that our common shares will become "regularly traded" on an established securities market following this offering. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of U.S. shareholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals.

        A non-U.S. shareholder generally will incur tax on gain from the sale of common shares not subject to FIRPTA if:

  •
  the gain is effectively connected with the conduct of the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to the gain; or

  •
  the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the non-U.S. shareholder will incur a 30% tax on capital gains.

Other Tax Consequences

Tax Aspects of Our Investments in the Operating Partnership. The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire, each individually referred to as a Partnership and, collectively, as Partnerships. The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships. We are entitled to include in our income our distributive share of each Partnership's income and to deduct our distributive share of each Partnership's losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

  •
  is treated as a partnership under the Treasury regulations relating to entity classification, referred to as the check-the-box regulations; and

  •
  is not a "publicly traded" partnership.

        Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

        A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated if, for each taxable year beginning after December 31, 1987, at least 90% of the partnership's gross income consisted of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or the 90% passive income exception.

        Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, or private placement exclusion, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership's taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner's interest in the entity is attributable to the entity's direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership should initially qualify for the private placement exclusion.

        We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT. See "—Requirements for Qualification—Gross Income Tests" and "—Requirements for Qualification—Asset Tests." In addition, any change in a Partnership's status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See "—Requirements for Qualification—

Distribution Requirements." Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.

Income Taxation of the Partnerships and Their Partners

Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. We will therefore take into account our allocable share of each Partnership's income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership's allocations of taxable income, gain and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to (a) appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership or (b) property revalued on the books of a partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss, referred to as built-in gain or built-in loss, is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. The operating partnership intends to use the "traditional method" under Section 704(c) of the Code for allocating items with respect to contributed property.

Basis in Partnership Interest. Our adjusted tax basis in any partnership interest we own generally will be:

  •
  the amount of cash and the basis of any other property we contribute to the partnership;

  •
  increased by our allocable share of the partnership's income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and

  •
  reduced, but not below zero, by our allocable share of the partnership's loss, the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.

        Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to Partnerships. The initial tax basis of property is the amount of cash and the basis of property given as consideration for the property. A partnership in which we are a partner generally will depreciate property for federal income tax purposes under the modified accelerated cost recovery system of depreciation, referred to as MACRS. Under MACRS, the partnership generally will depreciate furnishings and equipment over a five year recovery period using a 200% declining balance method and a half-year convention. If, however, the partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the partnership generally will depreciate buildings and improvements over a 27.5 year recovery period using a straight line method and a mid-month convention. The operating partnership's initial basis in properties acquired in exchange for units of the operating partnership should be the same as the transferor's basis in such properties on the date of acquisition by the partnership. The partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The partnership's tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the partnership, except to the extent that the partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed or revalued properties that results in our receiving a disproportionate share of such deductions.

Sale of a Partnership's Property. Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners' built-in gain or loss on contributed or revalued properties is the difference between the partners' proportionate share of the book value of those properties and the partners' tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with their percentage interests in the Partnership.

        Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See "—Requirements for Qualification—Gross Income Tests." We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or the Partnership's, trade or business.

Taxable REIT Subsidiaries. As described above, we will make a timely election to treat GMH Military Housing, LLC and College Park Management TRS, Inc. as taxable REIT subsidiaries and may form or acquire additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary may provide services to our residents and engage in activities unrelated to our residents, such as third-party management, development, and other independent business activities.

        We and any corporate subsidiary in which we own shares must make an election for the subsidiary to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary directly or indirectly owns shares of a corporation with more than 35% of the value or voting power of all outstanding shares of the corporation, the corporation will automatically also be treated as a taxable REIT subsidiary. An entity cannot qualify as a taxable REIT subsidiary, however, if it directly or indirectly operates or manages a lodging facility or a health care facility or, in certain circumstances, provides any other person with rights to a brand name under which a lodging facility or health care facility is operated. We have represented to Morgan, Lewis & Bockius LLP that the entities which we seek to have qualify as taxable REIT subsidiaries will not directly or indirectly engage in these activities. Overall, no more than 20% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, and no more than 25% of the value of our assets may consist of the securities of taxable REIT subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

        Rent we receive from our taxable REIT subsidiaries will qualify as "rents from real property" as long as at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party residents, and the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other residents of the property for comparable space. The taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to us to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and us or our residents that are not conducted on an arm's-length basis.

State and Local Taxes. We and our shareholders may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, shareholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our common shares.

SHARES ELIGIBLE FOR FUTURE SALE

General

        Upon completion of this offering, we expect to have outstanding            common shares (    shares if the underwriters' over-allotment option is exercised in full). In addition,            of our common shares outstanding upon completion of this offering and common shares that we have reserved for issuance upon redemption of units in our operating partnership issued to our officers, trustees, employees and Vornado plus any shares purchased by affiliates in this offering, shares issuable upon an exercise of a warrant jointly issued by us and our operating partnership to an affiliate of Vornado Realty Trust will be unregistered, but may be transferred subject to the restrictions of Rule 144 under the Securities Act.

        Of these shares, the            common shares sold in this offering (            shares if the underwriters' over-allotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our declaration of trust, except for those shares held by our "affiliates," as that term is defined by Rule 144.

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned for at least one year any of our shares that were not issued in transactions registered under the Securities Act would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of:

  •
  1% of the shares of our common shares then outstanding, which will equal approximately            shares immediately after this offering (            shares if the underwriters exercise their over-allotment option in full); or

  •
  the average weekly trading volume of our common shares on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Share Options and Equity Compensation Plan

        We have adopted our Equity Compensation Plan which provides for the grant to our non-employee trustees, executive officers and other key employees of options to purchase common shares, restricted share awards, share appreciation rights, performance units and other equity-based awards. We anticipate that we will file a registration statement with respect to the common shares issuable under the Equity Compensation Plan following the consummation of this offering. Common shares covered by the registration statement with respect to shares issuable under the Equity Compensation Plan will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Warrant

        In connection with our formation transactions, Vornado Realty Trust purchased a warrant to acquire, at its option:

  •
  a number of units of limited partnership interest representing a 34% economic interest in our operating partnership immediately prior to this offering;

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  a number of our common shares representing a 34% economic interest in GMH Communities Trust immediately prior to this offering; or

  •
  a combination of such units of limited partnership and common shares.

        Upon closing of this offering, Vornado is required to exercise the warrant to purchase:

  •
  a number of units of limited partnership interest representing a 19% economic interest in our operating partnership immediately prior to this offering; or

  •
  a number of our common shares representing a 19% economic interest in GMH Communities Trust immediately prior to this offering,

if the sale of common shares representing such interest would have a value of at least $80 million, based on the offering price of our common shares in this offering. The remaining portion of the warrant is exercisable at any time during the 18 months following the closing of this offering. The warrant is transferable, and we have agreed to register for resale the common shares issuable upon exercise of the warrant.

        During the period in which it may be exercised, Vornado is entitled to broad anti-dilution rights under the terms of the warrant, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Among other things, these rights entitle Vornado, or any other permitted transferees of the warrant, to anti-dilution protection in the case of issuances by GMH Communities Trust or our operating partnership of equity securities at a price below the greater of (i) the fair market value of such securities, and (ii) the then applicable exercise price of the warrant, as well as in the case of payments by GMH Communities Trust or our operating partnership of distributions on equity securities, in cash or otherwise, including our regular quarterly distributions; however, issuances of equity securities under our equity incentive plan will be excluded from this anti-dilution protection. In the event that the anti-dilution provisions of the warrant are triggered, the then effective exercise price of the warrant, and in certain circumstances the number of common shares or units of limited partnership interest in our operating partnership for which it may be exercised, will be adjusted in accordance with the terms of the warrant.

Registration Rights

        In connection with the contribution by FW Military Housing, LLC of certain assets to our operating partnership upon completion of this offering, we will enter into a registration rights agreement with FW Military Housing, LLC. Under the terms of the agreement, we will be required to register for sale under the Securities Act of 1933 all of our common shares issuable upon redemption of the units of limited partnership interest in our operating partnership issued to FW Military Housing, LLC in connection with the contribution. We will be required to prepare the registration statement and file it with the SEC no later than one year and 15 days after the date of the agreement, and to maintain the effectiveness of the registration statement until FW Military Housing, LLC and its permitted transferees can sell all of their shares in one three-month period in accordance with Rule 144 under the Securities Act. We will be required to pay all expenses of registration, including expenses of FW Military Housing, LLC and its permitted transferees, and to indemnify them for losses they might suffer as a result of any material misstatement or omission from the registration statement pursuant to which their shares are registered for sale.

        In addition, we have agreed to register under the Securities Act of 1933 the issuance and sale of our common shares issuable upon (i) exercise of the warrant to Vornado and its permitted transferees of the warrant, and (ii) redemption of units of limited partnership intered in our operating partnership issued as consideration for Vornado's contribution of a 90% interest in a student housing property that we will acquire upon completion of this offering. If we do not register the issuance and sale of the common shares, Vornado and its permitted transferees may require us to register under the Securities

Act their resale of the common shares issuable upon exercise of the warrant. According to these provisions, we could be required to file a registration statement relating to the common shares issuable upon exercise of the warrant and in connection with the contribution of a 90% interest in a student housing property at any time beginning six months after the date of this prospectus. In any event, we must file a registration statement that registers for sale under the Securities Act of 1933 these common shares as promptly as practicable following the one-year anniversary of completion of this offering.

Lock-up Agreements and Other Contractual Restrictions on Resale

        In addition to the limits placed on the sale of our common shares by operation of Rule 144 and other provisions of the Securities Act, all of our executive officers and trustees and Vornado, to the extent it receives shares open exercise of its warrant as described above, have agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of or hedge our common shares or securities convertible into or exchangeable for our common shares, without the prior written approval of Banc of America Securities LLC and Merrill Lynch , Pierce, Fenner & Smith Incorporated. These restrictions will be in effect for a period of 180 days after the date of this prospectus and relates to            common shares. In addition, Gary M. Holloway will be restricted for one year after the date of this prospectus with respect to all of his partnership interests in our operating partnership and any common shares acquired upon redemption of such partnership interests by our operating partnership. At any time and without notice, Banc of America Securities, LLC and Merrill Lynch & Co. may, in their discretion, release all or some of the securities from the 180 day lock-up agreements and, in the case of Gary M. Holloway, one-year lock-up agreement.

UNDERWRITING

        We are offering our common shares of beneficial interest described in this prospectus through a number of underwriters. Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters has severally agreed to purchase from us, the number of common shares of beneficial interest listed next to its name in the following table:

Underwriters	Number of Shares
Banc of America Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
J.P. Morgan Securities Inc.
Deutsche Bank Securities Inc.
Raymond James & Associates, Inc.

        The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the shares if they buy any of them. The underwriters will sell the shares to the public when and if the underwriters buy the shares from us.

        The underwriters will initially offer the shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow to selected dealers a concession of not more than $            per share. The underwriters may also allow, and any dealers may reallow, a concession of not more than $            per share to selected other dealers. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. Our common shares are offered subject to a number of conditions, including:

  •
  receipt and acceptance of our common shares by the underwriters; and

  •
  the underwriters' right to reject orders in whole or in part.

        In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

        We have granted the underwriters an option to purchase up to                        additional common shares of beneficial interest at the public offering price less the underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering any over-allotments made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional common shares approximately in proportion to the amounts specified in the table above.

        The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	No Exercise	Full Exercise
Per Share	$
Total	$

        Banc of American Securities LLC and Merrill Lynch & Co. will also receive financial advisory fees relating to the offering in an aggregate amount equal to 1% of the gross proceeds of the offering, 75%

of which will be paid to Banc of America Securities LLC and 25% of which will be paid to Merrill Lynch & Co.

        We estimate that the total expenses of this offering to be paid by us, not including the underwriting discounts and commissions, will be approximately $             million.

        We and the following parties, with respect to the            common shares they beneficially own, have entered into lock-up agreements with the underwriters:

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  our trustees and executive officers;

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  holders of units of our operating partnership; and

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  substantially all of our existing shareholders.

        Under these agreements, we and each of these securityholders may not, without the prior written approval of Banc of America Securities LLC and Merrill Lynch & Co., as representatives of the underwriters, offer, sell, contract to sell or otherwise dispose of or hedge our common shares or securities convertible into or exchangeable for our common shares. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without notice, Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, may, in their discretion, release all or some of the securities from the 180-day lock-up agreements and, in the case of Gary M. Holloway, one-year lock-up agreement.

        We will indemnify the underwriters against various liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

        We have applied to have our common shares listed on the New York Stock Exchange under the symbol "GCT." In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell shares to a minimum of 2,000 beneficial owners in lots of 100 or more shares.

        In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common shares, including:

  •
  short sales;

  •
  syndicate covering transactions;

  •
  imposition of penalty bids; and

  •
  purchases to cover positions created by short sales.

        Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common shares while this offering is in progress. Stabilizing transactions may include making short sales of our common shares, which involves the sale by the underwriters of a greater number of common shares than they are required to purchase in this offering, and purchasing common shares from us or in the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount.

        The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares pursuant to the over-allotment option.

        A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

        The representatives also may impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters or selling group members that sold those shares as part of this offering to repay the selling concession received by them.

        As a result of these activities, the price of our common shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

        The underwriters do not expect sales to accounts over which they exercise discretionary authority to exceed 5% of the total number of common shares of beneficial interest offered by this prospectus.

        Prior to this offering, there has been no public market for our common shares. The initial public offering price will be determined by negotiations among us and the representatives of the underwriters. The primary factors to be considered in determining the initial public offering price include:

  •
  the economic conditions in and future prospects for the industry in which we compete;

  •
  our past and present operating performance and financial condition;

  •
  our prospects for future earnings;

  •
  an assessment of our management;

  •
  the present state of our development;

  •
  the prevailing conditions of the equity securities markets at the time of this offering; and

  •
  current market valuations of publicly traded companies considered comparable to our company.

        At our request, the underwriters have reserved up to    % of the common shares being offered by this prospectus for sale to our trustees, employees, business associates and related persons at the public offering price. The sales will be made by the underwriters through a directed share program to be administered by Merrill Lynch, Pierce, Fenner & Smith Incorporated. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. Any trustees, employees or other persons purchasing such reserved shares will be prohibited from disposing of or hedging such shares for a period of at least 180 days after the date of this prospectus. The common shares issued in connection with the directed share program will be issued as part of the underwritten public offering.

        We have agreed to offer Banc of America Securities LLC the first right to submit a bid to serve as the lead managing underwriter of any follow-on public equity offering we undertake during the 12 months following completion of this offering. In the event we do not engage Banc of America Securities LLC as the lead or a co-lead managing underwriter of any follow-on public equity offering, we have agreed to permit Banc of America Securities LLC to serve as a senior co-managing underwriter. We have also agreed to engage Banc of America Securities or one of its affiliates, as applicable, to serve as sole placement agent or lead initial purchaser with respect to any private placement or private offering as joint lead arranger, syndicate agent, sole book manager and administrative agent with respect to any syndicated bank financing, and as financial advisor, with respect to certain strategic purchase and sale transactions in each case that we undertake during the 12 months following completion of this offering.

        Banc of America Securities LLC, an affiliate of Bank of America, N.A., is the Sole Lead Arranger and Sole Book Manager for a $150 million syndicated revolving line of credit on our behalf. Subject to certain conditions, we may increase the size of the revolving credit facility by up to an additional $100 million. In addition, Bank of America, N.A. has agreed to provide a bridge loan of $32.5 million to an affiliate of Gary M. Holloway in connection with his purchase of a student housing property, which he subsequently will contribute to our operating partnership in connection with our pending acquisitions. See "Certain Relationships and Related Party Transactions—Benefits Received by Our Executive Officers and Trustees in Our Formation Transactions." This bridge loan will be repaid upon completion of this offering with a portion of the net proceeds from this offering. Raymond James & Associates, Inc. is expected to act as underwriter for a series of senior, taxable bonds that we expect to be issued in connection with two of our military housing properties currently in exclusive negotiations. See "Our Military Housing Business—Projects in Exclusive Negotiations."

        In addition, Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their affiliates have provided certain commercial banking, financial advisory or investment banking services to us and our affiliates for which they received customary fees. Furthermore, the underwriters and their affiliates may from time to time engage in future transactions with us and our affiliates and provide services to us and our affiliates in the ordinary course of their business.

LEGAL MATTERS

        Certain legal matters will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, and for the underwriters by Hunton & Williams LLP. Venable LLP, Baltimore, Maryland, has issued an opinion to us regarding certain matters of Maryland law, including the validity of the common shares offered hereby.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, have audited the balance sheet of GMH Communities Trust as of June 1, 2004 as set forth in their report thereon appearing elsewhere herein. We have included our balance sheet in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent registered public accounting firm, have audited the combined financial statements of The GMH Predecessor Entities at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, as set forth in their report thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about The GMH Predecessor Entities' ability to continue as a going concern as described in Note 8 to the combined financial statements) appearing elsewhere herein. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent registered public accounting firm, have audited the statement of revenues and certain expenses of Collegiate Hall for the year ended December 31, 2003 as set forth in their report thereon (which contains an explanatory paragraph noting that the statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such statement of revenues and certain expenses, and is not intended to be a complete presentation of the revenues and expenses of Collegiate Hall) appearing elsewhere herein. We have included the statement of revenues and certain expenses in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent registered public accounting firm, have audited the combined statement of revenues and certain expenses of the Davis Portfolio for the year ended December 31, 2003 as set forth in their report thereon (which contains an explanatory paragraph noting that the combined statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such combined statement of revenues and certain expenses, and is not intended to be a complete presentation of the revenues and expenses of the Davis Portfolio) appearing elsewhere herein. We have included the statement of revenues and certain expenses in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent registered public accounting firm, have audited the combined statement of revenues and certain expenses of the Dinerstein Portfolio for the year ended December 31, 2003 as set forth in their report thereon (which contains an explanatory paragraph noting that the combined statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such combined statement of revenues and certain expenses, and is not intended to be a complete presentation of the revenues and expenses of the Dinerstein Portfolio) appearing elsewhere herein. We have included the statement of revenues and certain expenses in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent registered public accounting firm, have audited the statements of revenues and certain expenses of Campus Club Apartments for each of the three years in the period ended December 31, 2003 as set forth in their report thereon (which contains an explanatory paragraph noting that the statements of revenues and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such statements of revenues and certain expenses, and are not intended to be a complete presentation of the revenues and expenses of Campus Club Apartments) appearing elsewhere herein. We have included the statements of revenues and certain expenses in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent registered public accounting firm, have audited the statement of revenues and certain expenses of Campus Club Apartments—Statesboro for the year ended December 31, 2003 as set forth in their report thereon (which contains an explanatory paragraph noting that the statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such statement of revenues and certain expenses, and not intended to be a complete presentation of the revenues and expenses of Campus Club Apartments—Statesboro) appearing elsewhere herein. We have included the statement of revenues and certain expenses in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent registered public accounting firm, have audited the statement of revenues and certain expenses of Melrose Apartments of Urbana for the year ended December 31, 2003 as set forth in their report thereon (which contains an explanatory paragraph noting that the statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such statement of revenues and certain expenses, and is not intended to be a complete presentation of the revenues and expenses of Melrose Apartments of Urbana) appearing elsewhere herein. We have included the statement of revenues and certain expenses in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent registered public accounting firm, have audited the statement of revenues and certain expenses of the Campus Edge Apartments for the year ended December 31, 2003 as set forth in their report thereon (which contains an explanatory paragraph noting that the statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such statement of revenues and certain expenses, and is not intended to be a complete presentation of the revenues and expenses of the Campus Edge Apartments) appearing elsewhere herein. We have included the statement of revenues and certain expenses in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent registered public accounting firm, have audited the combined statement of revenues and certain expenses of the Ambling Portfolio for the year ended December 31, 2003 as set forth in their report thereon (which contains an explanatory paragraph noting that the combined statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such combined statement of revenues and certain expenses, and is not intended to be a complete presentation of the revenues and expenses of the Ambling Portfolio appearing elsewhere herein. We have included the combined statement of revenues and certain expenses in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Factual information with respect to the student housing market has been included herein and in the registration statement in reliance upon the report of the Rosen Consulting Group.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the common shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the common shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC's website at www.sec.gov.

        As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act, and will file periodic reports, proxy statements and will make available to our shareholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS

GMH COMMUNITIES TRUST
Report of Independent Registered Public Accounting Firm	F-3
Balance Sheet as of June 30, 2004	F-4
Notes to Balance Sheet	F-5
THE GMH PREDECESSOR ENTITIES
Combined Balance Sheets as of June 30, 2004 (unaudited) and December 31, 2003	F-7
Combined Statements of Operations (unaudited) for the three and six months ended June 30, 2004 and 2003	F-8
Combined Statements of Cash Flows (unaudited) for the six months ended June 30, 2004 and 2003	F-9
Notes to Combined Financial Statements	F-10
Report of Independent Registered Public Accounting Firm	F-19
Combined Balance Sheets as of December 31, 2003 and 2002	F-20
Combined Statements of Operations for the years ended December 31, 2003, 2002 and 2001	F-21
Combined Statements of Owners' Equity for the years ended December 31, 2003, 2002 and 2001	F-22
Combined Statements of Cash Flows for the years ended December 31, 2003, 2002 and 2001	F-23
Notes to Combined Financial Statements	F-24
COLLEGIATE HALL
Report of Independent Registered Public Accounting Firm	F-32
Statements of Revenues and Certain Expenses for the six months ended June 30, 2004 (unaudited) and for the year ended December 31, 2003	F-33
Notes to Statements of Revenues and Certain Expenses	F-34
DAVIS PORTFOLIO
Report of Independent Registered Public Accounting Firm	F-35
Combined Statements of Revenues and Certain Expenses for the six months ended June 30, 2004 (unaudited) and for the year ended December 31, 2003	F-36
Notes to Combined Statements of Revenues and Certain Expenses	F-37
DINERSTEIN PORTFOLIO
Report of Independent Registered Public Accounting Firm	F-39
Combined Statements of Revenues and Certain Expenses for the six months ended June 30, 2004 (unaudited) and for the year ended December 31, 2003	F-40
Notes to Combined Statements of Revenues and Certain Expenses	F-41
CAMPUS CLUB APARTMENTS
Report of Independent Registered Public Accounting Firm	F-44
Statements of Revenues and Certain Expenses for the six months ended June 30, 2004 (unaudited) and for each of the three years in the period ended December 31, 2003	F-45
Notes to Statements of Revenues and Certain Expenses	F-46
CAMPUS CLUB APARTMENTS — STATESBORO
Report of Independent Registered Public Accounting Firm	F-48
Statements of Revenues and Certain Expenses for the six months ended June 30, 2004 (unaudited) and for the year ended December 31, 2003	F-49

Notes to Statements of Revenues and Certain Expenses	F-50
MELROSE APARTMENTS OF URBANA
Report of Independent Registered Public Accounting Firm	F-52
Statements of Revenues and Certain Expenses for the six months ended June 30, 2004 (unaudited) and for the year ended December 31, 2003	F-53
Notes to Statements of Revenues and Certain Expenses	F-54
CAMPUS EDGE APARTMENTS
Report of Independent Registered Public Accounting Firm	F-55
Statements of Revenues and Certain Expenses for the six months ended June 30, 2004 (unaudited) and for the year ended December 31, 2003	F-56
Notes to Statements of Revenues and Certain Expenses	F-57
AMBLING PORTFOLIO
Report of Independent Registered Public Accounting Firm	F-58
Combined Statements of Revenues and Certain Expenses for the six months ended June 30, 2004 (unaudited) and for the year ended December 31, 2003	F-59
Notes to Combined Statements of Revenues and Certain Expenses	F-60

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholder of GMH Communities Trust:

We have audited the accompanying balance sheet of GMH Communities Trust (a Maryland real estate investment trust) (the "Trust") as of June 30, 2004. This financial statement is the responsibility of the Trust's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of GMH Communities Trust as of June 30, 2004, in conformity with U.S. generally accepted accounting principles.

                      /s/  Ernst & Young LLP

Philadelphia, Pennsylvania
June 30, 2004, except Note 4
as to which the date is July 27, 2004

GMH Communities Trust

Balance Sheet

As of June 30, 2004

Assets
Cash	$1,000

Total assets	$1,000

Shareholders' Equity
Common Shares of Beneficial Interest, $0.001 par value, 1,000 shares authorized, issued and outstanding	1
Additional Paid-in-Capital	999

Total shareholders' equity	$1,000

See accompanying notes.

GMH Communities Trust

Notes to Balance Sheet
June 30, 2004

1. Organization

        GMH Communities Trust (the "Trust") was organized in the state of Maryland on May 28, 2004 to continue the business of a group of entities collectively referred to as The GMH Predecessor Entities. Under the Declaration of Trust, the Trust is authorized to issue up to 1,000 common shares of beneficial interest, par value $0.001 per share. The Trust has had no operations since its formation. The Trust was formed on May 28, 2004 and Gary M. Holloway contributed $1,000 for 1,000 shares of the Trust on June 1, 2004.

        The Trust intends to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended. The Trust will generally not be subject to Federal income tax to the extent that it distributes at least 90% of its taxable income for each tax year to its shareholders. REITs are subject to a number of organizational and operational requirements.

        If the Trust fails to qualify as a REIT in any taxable year, the Trust will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates. Even if the Trust qualifies for taxation as a REIT, the Trust may be subject to certain state and local taxes on its income and property and to Federal income and excise taxes on its undistributed income.

2. Formation of the Trust and Offering Transaction

        The Trust is in the process of an initial public offering of its common shares. The Trust will contribute the proceeds of the initial public offering for 100% of the general partnership interests and a majority of the limited partnership interests in GMH Communities, L.P., a Delaware limited partnership, (the "Operating Partnership"). As of June 30, 2004, 100% of the ownership interests of the Operating Partnership were owned by affiliates of Gary M. Holloway. The Trust, as the sole general partner of the Operating Partnership, will have responsibility and discretion in the management and control of the Operating Partnership, and the limited partners of the Operating Partnership, in such capacity, will have no authority to transact business for, or participate in the management activities of the Operating Partnership. Accordingly, the Trust will account for the Operating Partnership using the consolidation method. Gary M. Holloway, directly and through the contribution of The GMH Predecessor Entities (of which he is the sole owner) will become a limited partner in the Operating Partnership. The contribution of The GMH Predecessor Entities will be accounted for at historical cost as a transaction among entities under common control.

        The Operating Partnership will own or hold interests in residential housing units located near major universities and on military bases in the United States. The Trust will also provide real estate facility management, construction, development, and other advisory services through subsidiaries of the Operating Partnership to third parties and to joint ventures in which the Trust is invested.

        The Trust will be subject to the risks involved with the ownership and operation of residential real estate near major universities and on military bases throughout the United States. These include, among others, the risks normally associated with changes in the demand for housing by students at the related universities, levels of enlisted servicemen stationed at the related military base, competition for tenants, creditworthiness of tenants, changes in tax laws, interest rate levels, the availability of financing, and potential liability under environmental and other laws.

        Organization costs associated with the formation of GMH Communities Trust were not material. Expenses associated with the initial public offering of common shares will be offset directly against additional paid in capital upon completion of the offering.

3. Commitments and Contingencies

        The Trust is not subject to any material litigation nor to management's knowledge is any material litigation currently threatened against the Trust. See footnote 4 for discussion of commitments associated with recent investments in the operating partnership.

4. Subsequent Events

        On July 27, 2004, the outstanding ownership interests in GMH Military Housing, LLC and its wholly owned subsidiaries were contributed by Gary M. Holloway to the Operating Partnership in exchange for Class A limited partnership interests. In addition, College Park Management, Inc., of which Gary M. Holloway is the sole stockholder, contributed the outstanding ownership interests in its wholly owned subsidiary, College Park Management, LLC, to the Operating Partnership in exchange for Class A limited partnership interests. As a result, all assets, liabilities and operations, including property management, leasing, and real estate development and construction, will be conducted through the Operating Partnership and its subsidiaries. The exchange of contributed interests have been accounted for as a reorganization of entities under common control. Accordingly, the contributed assets and assumed liabilities have been recorded at the historical cost of our predecessor entities, as the Operating Partnership was 100% owned by Gary M. Holloway.

        Immediately thereafter, in exchange for an initial cash contribution of $80.4 million to the Operating Partnership and a commitment to contribute additional $78.6 million, Vornado Realty Trust (Vornado) received 34,000 Class B limited partnership interests and Gary M. Holloway's interests were converted to 66,000 Class A units in the Operating Partnership. Under the terms of the contribution agreement, the partnership may redeem Vornado's Class B limited partnership interests provided that it pays to Vornado a 16.27% preferential return for the agreed upon initial period of approximately six months on its entire $159.0 million commitment, irrespective of the amount actually funded by Vornado, net of an 8% preferential return to be paid monthly to Vornado out of available cash of the partnership. As a result of these transactions, Gary M. Holloway and Vornado Realty Trust own 100% of the interests in the operating partnership.

        Vornado also purchased for $1.0 million a warrant to acquire, at its option, a number of units of limited partnership interest in the Operating Partnership, common shares of GMH Communities Trust or a combination of both representing a 34% economic interest in the Operating Partnership or GMH Communities Trust immediately prior to the offering. Upon completion of the offering Vornado is required to exercise the warrant to purchase a number of limited partnership interests or common shares representing a 19% economic interest in the Operating Partnership or GMH Communities Trust if immediately prior to this offering the sale of common shares representing such interest would have a value of at least $80 million based on the offering price of the common shares. The remaining portion of the warrant is exercisable at Vornado's option at any time during the 18 month period following the closing of the offering. With regard to the first        common shares or operating partnership units that may be purchased upon exercise of the warrant, the exercise price of the warrant is $        per common share or unit, and with regard to the balance of the common shares or operating partnership units that may be purchased upon exercise of the warrant, the exercise price of the warrant is $        per common share or partnership unit.

        The warrant will initially be recorded at its fair value on the balance sheet as minority interest with subsequent changes in fair value reflected as changes in the minority interest section of the income statement until final settlement.

The GMH Predecessor Entities

Combined Balance Sheets

	As of June 30, 2004	As of December 31, 2003
	(Unaudited)
Assets
Land	$2,138,424	$2,138,424
Building and improvements	5,553,018	5,553,018
Airplane and equipment	6,834,550	6,807,420

	14,525,992	14,498,862
Less: accumulated depreciation	3,120,176	2,707,322

	11,405,816	11,791,540
Cash and cash equivalents	528,893	515,542
Accounts receivable from affiliates	3,320,951	609,765
Other accounts receivable	1,270,960	469,938
Prepaid expenses and other assets	1,850,104	112,373
Deferred contract costs	964,759	301,977
Investment in unconsolidated entity	2,390,648	2,344,948

Total assets	$21,732,131	$16,146,083

Liabilities
Accounts payable and accrued expenses	3,871,884	1,506,643
Due to related parties	46,633	68,359
Notes payable	10,533,317	10,976,888

Total liabilities	14,451,834	12,551,890

Owners' Equity	7,280,297	3,594,193

Total liabilities and owners' equity	$21,732,131	$16,146,083

See accompanying notes.

The GMH Predecessor Entities

Combined Statements of Operations
(Unaudited)

	For the Six Months Ended June 30,		For the Three Months Ended June 30,
	2004	2003	2004	2003
Revenues
Fee income:
Related parties	$3,132,509	$1,452,304	$2,251,477	$508,074
Third parties	3,319,720	1,318,607	2,306,593	627,740
Rental revenue from related parties	269,767	290,644	135,667	147,924
Operating expense reimbursements	11,536,263	3,662,694	8,464,124	2,122,564
Other income	306,996	323,837	120,480	33,691

Total revenue	18,565,255	7,048,086	13,278,341	3,439,993
Expenses
Operating expenses	11,871,165	4,434,563	8,671,384	2,364,885
General and administrative	6,024,843	5,057,751	3,434,008	2,805,441
Depreciation and amortization	417,867	410,579	212,507	205,289
Interest	157,308	183,964	68,507	73,160

Total expenses	18,471,183	10,086,857	12,386,406	5,448,773

Operating income(loss)	94,072	(3,038,771)	891,935	(2,008,782)
Equity in earnings of unconsolidated entities	45,700	—	15,700	—

Net income (loss)	$139,772	$(3,038,771)	$907,635	$(2,008,782)

See accompanying notes.

The GMH Predecessor Entities

Combined Statements of Cash Flows
(Unaudited)

	For the Six Months Ended June 30,
	2004	2003
Cash flows from operating activities
Net income (loss)	$139,772	$(3,038,771)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	417,867	410,579
Amortization of deferred financing costs	4,790	4,790
Equity in earnings of unconsolidated entities	(45,700)	—
Changes in operating assets and liabilities:
Deferred contract costs	(662,782)	(222,606)
Accounts receivable	(2,711,186)	376,550
Other accounts receivable	(801,022)	(449,121)
Prepaid expenses and other assets	(1,747,534)	(70,820)
Accounts payable and accrued expenses	2,365,241	561,273
Due to related parties	(21,726)	50,652

Net cash used in operating activities	(3,062,280)	(2,377,474)
Cash flows from investing activities
Purchase of property, plant and equipment	(27,130)	—

Net cash used in investing activities	(27,130)	—
Cash flows from financing activities
Principal payments on notes payable	(443,571)	(411,994)
Owner contributions	7,240,546	4,924,783
Owner distributions	(3,694,214)	(1,953,297)

Net cash provided by financing activities	3,102,761	2,577,492

Net increase in cash and cash equivalents	13,351	200,018
Cash and cash equivalents, beginning of year	515,542	95,915

Cash and cash equivalents, end of year	$528,893	$295,933

Supplemental Information:
Cash paid for interest	$190,783	$205,471

See accompanying notes.

The GMH Predecessor Entities

Notes to Combined Financial Statements

June 30, 2004
(Unaudited)

1. Organization and Basis of Presentation

        The management of The GMH Predecessor Entities prepared the combined financial statements pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or combined pursuant to such rules and regulations, although we believe that the disclosures are adequate to make the information presented not to be misleading. The combined financial statements should be read in conjunction with the audited financial statements and the notes thereto. In management's opinion, all adjustments, consisting solely of normal recurring adjustments, necessary to present fairly the combined financial position of The GMH Predecessor Entities and the combined results of their operations and their cash flows, are included. The results of operations for such interim periods are not necessarily indicative of the results for the full year.

Organization

        GMH Communities Trust (the "Company") has been formed and intends to qualify as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended. The Company will raise equity through an initial public offering of common shares and contribute the proceeds for limited partnership interests in GMH Communities, L.P. (the "Operating Partnership"), a Delaware limited partnership. The Company and the Operating Partnership have had no prior operations.

        The Company, through the Operating Partnership, will be a self-advised, self-managed, specialty housing company engaged in the ownership, operation, management, leasing, acquisition, expansion and renovation of residential housing units located near major universities and on military bases in the United States through direct ownership and through investments in joint ventures. The Company will also provide real estate facility management, construction, development and other advisory services through subsidiaries of the Operating Partnership to third parties and to joint ventures in which the Company is invested.

        Gary M. Holloway (the "Sponsor") has approved a business combination plan involving certain entities owned by him including 353 Associates, L.P., College Park Management, Inc., GMH Military Housing LLC, and Corporate Flight Services LLC (collectively, "The GMH Predecessor Entities"). In connection with the proposed offering of common shares, the Sponsor will exchange his ownership interests in The GMH Predecessor Entities for limited partnership interests in the Operating Partnership.

        In recognition of past service, certain employees of the GMH Predecessor Entities were awarded profits interests from Gary M. Holloway. These employees were eligible to participate in the net proceeds or value received by Gary M. Holloway upon the sale or disposition of certain student housing properties and the military housing business in excess of Gary M. Holloway's equity investment in such asset.

        These employees had rendered all services and satisfied all conditions necessary to earn the right to benefit from these profits interests on the dates that such profits interests were awarded. Compensation expense is recognized by The GMH Predecessor Entities when the sale or disposition of the assets resulting in proceeds received by Gary M. Holloway in an amount in excess of his equity investment in such asset becomes probable in accordance with Statement of Financial Accounting Standards No. 5, Accounting for Contingencies. In the third quarter of 2004, in connection with the contribution of the ownership interests in GMH Military Housing LLC, College Park Management Inc., and other assets to GMH Communities, L.P. and in anticipation of the initial public offering of GMH Communities Trust, the remaining profits interest awards were amended to fix the value of such awards at $33.2 million to be paid to these employees unconditionally. Such amount will be recorded as an expense in the third quarter of 2004 and will be settled via the transfer of units of limited partnership in GMH Communities, L.P. of equal value upon the consummation of the initial public offering of GMH Communities Trust or through other consideration to be paid to these employees in the event that the initial public offering of GMH Communities Trust does not occur. Assuming completion of the offering, these employees will have ownership of the operating partnership which will be accounted for as minority interest. The percentage ownership to be held by these employees is dependent on the share price and number of shares to be issued at the completion of the offering.

        The Sponsor has other operations, which will not be contributed to the Operating Partnership or the Company and, therefore, these financial statements are not intended to represent the financial position and results of operations of all of the Sponsor's investments.

Basis of Presentation

        The accompanying combined financial statements represent the assets and liabilities and operating results of The GMH Predecessor Entities that are expected to be contributed to the Operating Partnership in exchange for limited partnership interests in the Operating Partnership in connection with the business combination plan. All significant intercompany balances and transactions have been eliminated.

        353 Associates, L.P. owns and operates a 43,866 square foot commercial office building located in Newtown Square, Pennsylvania that will be used as the corporate headquarters of the Company. 353 Associates, L.P. has historically leased the building to certain of The GMH Predecessor Entities and other entities owned or controlled by the Sponsor. The Company will continue to lease a portion of the building to certain other entities owned or controlled by the Sponsor that will not be contributed to the Company.

        College Park Management, Inc. performs property management and asset management services for residential apartment properties that are leased to students at colleges and universities located throughout the United States. The Sponsor has an ownership interest in certain of the properties that are currently managed by College Park Management, Inc.

        GMH Military Housing LLC, comprised of four wholly owned subsidiaries, engages in the investment, development, construction, and management of family housing units located on military bases throughout the United States. GMH Military Housing LLC has been awarded seven contracts by the Department of Defense granting it the right to enter into exclusive negotiations with the Department of Defense for the privatization of the military housing. As of June 30, 2004, GMH Military Housing LLC finalized two contracts with the Department of Defense related to Fort Stewart and Hunter Army Airfield in Savannah, Georgia, and Fort Hamilton in Brooklyn, New York. On July 1, 2004, GMH Military Housing LLC finalized the contract with the Department of Defense related to Walter Reed Army Medical Center in Washington D.C. and Fort Detrick in Frederick, Maryland. In addition, in November 2003, GMH Military Housing LLC through a joint venture with

FW Military Housing LLC, an unrelated third-party, acquired the ownership interests of an unrelated bankrupt entity that was a member of Fort Carson Family Housing LLC. The remaining contracts are in the process of being negotiated.

        Corporate Flight Services, LLC owns and operates a jet airplane that has been leased to certain of The GMH Predecessor Entities and other entities owned or controlled by the Sponsor that will not be contributed to the Company.

2. Summary of Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect various amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Property and Equipment

        The commercial office building owned by 353 Associates, L.P. is carried at historical cost less accumulated depreciation. Depreciation is recorded using the straight-line method over 39 years, representing the estimated useful life of the asset. Subsequent capital expenditures are depreciated over their estimated useful lives. Ordinary repairs and maintenance are expensed as incurred.

        The jet airplane owned by Corporate Flight Services LLC is being depreciated over 10 years. Furniture and equipment is depreciated over the estimated useful lives of the assets ranging from 5-7 years.

        The commercial office building owned by 353 Associates, L.P. is reviewed for impairment whenever the facts and circumstances indicate that the carrying amount may not be recoverable. These circumstances may include decreases in cash flows and occupancy. In performing the review for recoverability, if required, 353 Associates, L.P. estimates the future cash flows expected to result from the operation and eventual disposition of the commercial office building to determine whether an impairment loss should be recognized. The impairment loss, if any, would be measured as the amount that the carrying value of the commercial office building exceeded its fair value. No indicators of impairment were noted during the six month periods ended June 30, 2004 and 2003.

Cash Equivalents

        All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

        Accounts receivable are generally comprised of management and asset management fees receivable as well as reimbursable costs receivable from affiliated and non-affiliated real estate partnerships.

        We evaluate all accounts receivable from affiliated and non-affiliated real estate partnerships and establish an allowance for amounts for which recovery is deemed unlikely based primarily upon evaluations of historical loss experience, individual receivables, and current economic conditions. Such amounts are subsequently written off when management ceases its collection efforts.

Deferred Financing Costs

        Costs incurred in connection with obtaining the mortgage note payable secured by the commercial office building owned by 353 Associates, L.P. have been capitalized and are being amortized on a straight-line basis over the term of the loan, which is not materially different than the effective interest method. Amortization of deferred financing costs is included in interest expense. Accumulated amortization related to these costs was $74,879 at June 30, 2004 and $65,299 at December 31, 2003.

Deferred Contract Costs

        Deferred contract costs represent costs incurred in connection with seeking Congress' approval of a Community Development and Management Plan, or CDMP, related to military housing privatization projects awarded by the Department of Defense, or DoD, to GMH Military Housing LLC as well as transition and closing costs that will be reimbursed by the military housing project. Such costs are expensed at the time that the fee for preparing the CDMP is approved by Congress or at closing of the military housing project, as applicable, at which time the revenue is recognized.

Advertising Costs

        Advertising costs are expensed as incurred. Advertising expense was $21,454 and $8,734 during the six month periods ended June 30, 2004 and 2003, respectively, and $20,588 and $140 during the three month periods ended June 30, 2004 and 2003, respectively.

Fair Value of Financial Instruments

        The carrying amount of cash and cash equivalents, accounts receivable, and accounts payable and accrued expenses approximate fair value because of the relatively short-term nature of these instruments.

        The carrying amounts of the variable rate notes payable approximate their fair values. The carrying amount of the fixed-rate note obtained in connection with the refurbishments of the jet airplane is not materially different than its carrying value.

Revenue Recognition

        Management fees are generally based on a percentage of cash receipts of the properties managed and are recognized by College Park Management, Inc. and GMH Military Housing LLC when the properties under management receive the funds.

        Asset management fees are generally based on a percentage of the cost basis of certain assets under management and are recognized by College Park Management, Inc. when earned.

        Development fees are recognized by GMH Military Housing LLC when earned in accordance with the terms of the underlying contracts.

        Salary reimbursements reflect the payroll and related expenses incurred for certain employees engaged in the operation of certain properties under management that are reimbursed to College Park Management, Inc. and GMH Military Housing LLC by the owner of the related property.

        Rental income earned by 353 Associates, L.P. from entities owned or controlled by the Sponsor that will not be contributed to the Company are recognized on a straight- line basis over the term of the respective leases regardless of when payments are due. Accrued rent amounted to $15,662 at June 30, 2004 and $24,364 at December 31, 2003. Reimbursements from these tenants for common area charges and utilities are recognized as revenues in the period the associated expense is incurred.

        Fees earned from the use of the jet airplane owned by Corporate Flight Services LLC and paid by entities owned or controlled by the Sponsor that will not be contributed to the Company are recognized at the time the related travel occurs.

Income Taxes

        In conformity with the Internal Revenue Code and applicable state and local tax statutes, taxable income or loss of The GMH Predecessor Entities was required to be reported in the tax return of the Sponsor as such entities were treated as pass-through entities for tax purposes. Accordingly, no income tax provision has been reflected in the accompanying combined statements of operations.

3. Investments in Unconsolidated Entities

        The following investments are accounted for using the equity method of accounting as the investors have significant influence over the investees' operating and financial policies. Under the equity method, the investors recognize their share of the earnings or losses of the investees' and record distributions received from the investees' as a reduction of their investment.

        College Park Management, Inc. had a 40% interest in Atrium Pacific Avenue, LLC. College Park Management, Inc. discontinued recording its share of the losses of Atrium Pacific Avenue, LLC prior to 2001 as its investment was reduced to zero. In the third quarter of 2003, the real estate property owned by Atrium Pacific Avenue, LLC was sold and a liquidating distribution was paid to College Park Management, Inc.

        In 2003, GMH Military Housing and FW Military Housing LLC formed a joint venture known as GMH Military Housing-Fort Carson LLC that acquired the ownership interests of an unrelated bankrupt entity that was a member of Fort Carson Family Housing LLC. GMH Military Housing LLC contributed $2,344,948 to GMH Military Housing-Fort Carson LLC in return for its 10% interest in the joint venture. The joint venture has no liabilities and its primary asset is its investment in Fort Carson Family Housing LLC. The operations of the joint venture during the six-month period ended June 30, 2004 were primarily limited to earning $628,801 of preferred returns on its investment in Fort Carson Family Housing LLC and incurring $15,226 of administrative expenses.

4. Notes Payable

        The mortgage note payable owed by 353 Associates, L.P. in the amount of $5,827,976 at June 30, 2004, secured by the commercial office building, requires monthly payments of principal and interest. Payments of principal are required in an amount equal to the principal component of a monthly installment that would fully amortize the loan in 300 equal monthly installments at an assumed interest rate of 8.5%. Interest accrues and is paid in arrears based on LIBOR plus 2.25% (3.36% at June 30, 2004). The remaining principal balance is due upon maturity in August 2005.

        Corporate Flight Services LLC financed the acquisition and subsequent refurbishments of the jet airplane with two loans. One loan with a principal balance of $4,628,022 at June 30, 2004 requires monthly payments of principal and interest at the commercial paper rate plus 1.8% (3.08% at June 30, 2004) in the amount of $71,939 through January 2011. The second loan with a principal balance of $77,319 at June 30, 2004 requires monthly payments of principal and interest at 9.5% in the amount of $2,974 through August 2006.

5. Other Transactions With Related Parties

        The operating results or financial position of The GMH Predecessor Entities could be significantly different from those that would have been reported if the entities were autonomous.

        Common costs for human resources, information technology, office equipment and furniture, and certain management personnel are allocated to the various entities owned or controlled by the Sponsor including The GMH Predecessor Entities using assumptions based on headcount that management believes are reasonable and approximate the costs if such services had been received from third parties. Such costs totaling $1,547,887 and $1,058,010 for the six month periods ended June 30, 2004 and 2003, respectively, and $901,987 and $454,386 for the three month periods ended June 30, 2004 and 2003, respectively, are included in general and administrative expenses on the accompanying combined statements of operations.

        353 Associates, L.P. pays management fees to a management company owned by the Sponsor that will not be contributed to the Company at a rate of 3% of cash receipts. Management fees incurred amounted to $18,442 and $18,158 for the six month periods ended June 30, 2004 and 2003, respectively, and $10,509 and $9,352 for the three month periods ended June 30, 2004 and 2003, respectively and are included in general and administrative expenses in the accompanying combined statements of operations.

        College Park Management, Inc. and GMH Military Housing LLC are reimbursed by the owners of certain rental properties under management, including some in which the Sponsor is an investor, for the cost of certain employees engaged in the daily operation of those properties. The reimbursement of these costs is reflected as salary reimbursements in the accompanying combined statements of operations.

        353 Associates, L.P. reimburses an entity owned by the Sponsor that will not be contributed to the Company for the cost of services provided by one of its employees who serves as a day porter for the commercial office building. Such costs amounted to $36,979 and $34,152 for the six month periods ended June 30, 2004 and 2003, respectively, and $20,521 and $17,671 for the three month periods ended June 30, 2004 and 2003, and are included in general and administrative expenses in the accompanying combined statements of operations.

        In addition to management and asset management fees, College Park Management, Inc. earned certain other amounts in connection with the provision of services to properties under management in which the Sponsor is an investor. Such income amounted to $3,100 and $10,900 for the six month periods ended June 30, 2004 and 2003, respectively, and $1,200 and $3,300 for the three month periods ended June 30, 2004 and 2003, respectively, and are included in interest and other income in the accompanying combined statements of operations.

6. Employee 401(k) Plan

        The GMH Predecessor Entities' eligible employees may participate in a defined contribution plan with several other affiliated entities of the Sponsor. The plan is a tax-deferred employees savings plan (a 401(k) plan).

        Participants may elect to defer up to 15% of their compensation by salary reduction. The GMH Predecessor Entities contributions to the plan, which are based on a percentage of participant contributions and certain compensation, amounted to $18,050 and $12,280 for the six month periods ended June 30, 2004 and 2003, respectively, and $3,589 and $3,453 for the three month periods ended June 30, 2004 and 2003, respectively.

7. Commitments and Contingencies

        In connection with finalizing the contracts with the United States Government for the privatization of the family housing located at Fort Stewart and Hunter Airfield in Savannah, Georgia, and Fort Hamilton in Brooklyn, New York, GMH Military Housing LLC committed to contribute its equity commitment in the amount of approximately $8,900,000 to Fort Stewart Hunter Housing LLC and $2,200,000 to Fort Hamilton Housing LLC at the end of the respective initial development period which is estimated to be in 2011 for Fort Stewart Hunter Housing LLC and 2007 for Fort Hamilton Housing LLC. The contributions are expected to be made from accumulated earnings or draws on lines of credit. When these contributions are made, GMH Military Housing LLC will be entitled to a preferred return on its investments.

        The GMH Predecessor Entities are subject to routine litigation, claims and administrative proceedings arising in the ordinary course of business. Management believes that such routine litigation, claims and administrative proceedings will not have a material adverse impact on The GMH Predecessor Entities' combined financial position or combined results of operations.

        Certain of the GMH Predecessor Entities are pledged as security for a personal line of credit of the Sponsor.

8. Going Concern

        The GMH Predecessor Entities continue to experience losses from operations. The operations of The GMH Predecessor Entities have been supported by contributions from the Sponsor. The accompanying financial statements have been prepared assuming that The GMH Predecessor Entities will continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability of assets or the amounts of liabilities that may result if the proposed initial public offering of GMH Communities Trust does not occur and the Sponsor is unwilling or unable to continue to fund the operations of The GMH Predecessor Entities.

9. Segment Reporting

        The GMH Predecessor Entities have been managed as individual entities that comprise two reportable segments: (1) student housing management, and (2) military housing management. Corporate reflects the operations of 353 Associates, L.P. and Corporate Flight Services LLC. The Management of The GMH Predecessor Entities evaluates each segment's performance based upon net operating income. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

	Student Housing	Military Housing	Corporate	Total
Six months ended June 30, 2004
Total revenues	$7,827,714	$10,107,866	$629,675	$18,565,255
Total operating expenses	7,141,494	9,936,484	1,393,206	18,471,184

Operating income (loss)	686,220	171,382	(763,531)	94,071
Equity in earnings of unconsolidated entities	—	45,700	—	45,700

Net income (loss)	$686,220	$217,082	$(763,531)	$139,771

Total assets	$1,768,280	$8,543,341	$11,420,510	$21,732,131
Total liabilities	$664,890	$2,550,046	$11,236,898	$14,451,834
Total equity	$1,103,390	$5,993,295	$183,612	$7,280,297
	Student Housing	Military Housing	Corporate	Total
Six months ended June 30, 2003
Total revenues	$6,420,370	$125	$627,591	$7,048,086
Total operating expenses	6,046,073	2,498,669	1,542,115	10,086,857

Operating income (loss)	374,297	(2,498,544)	(914,524)	(3,038,771)
Equity in earnings of unconsolidated entities	—	—	—	—

Net income (loss)	$374,297	$(2,498,544)	$(914,524)	$(3,038,771)

Total assets	$1,061,738	$238,374	$12,386,479	$13,686,591
Total liabilities	$887,456	$359,726	$12,052,178	$13,299,360
Total equity	$174,282	$(121,352)	$334,301	$387,231
	Student Housing	Military Housing	Corporate	Total
Three months ended June 30, 2004
Total revenues	$4,654,770	$8,320,431	$303,150	$13,278,351
Total operating expenses	3,904,422	7,829,254	652,740	12,386,416

Operating income (loss)	750,348	491,177	(349,590)	891,935
Equity in earnings of unconsolidated entities	—	15,700	—	15,700

Net income (loss)	$750,348	$506,877	$(349,590)	$907,635
	Student Housing	Military Housing	Corporate	Total
Three months ended June 30, 2003
Total revenues	$3,234,279	$119	$205,595	$3,439,993
Total operating expenses	3,194,828	1,391,854	862,093	5,448,775

Operating income (loss)	39,451	(1,391,735)	(656,498)	(2,008,782)
Equity in earnings of unconsolidated entities	—	—	—	—

Net income (loss)	$39,451	$(1,391,735)	$(656,498)	$(2,008,782)

Report of Independent Registered Public Accounting Firm

To the Management of The GMH Predecessor Entities

We have audited the accompanying combined balance sheets of The GMH Predecessor Entities as of December 31, 2003 and 2002, and the related combined statements of operations, owners' equity, and cash flows for the each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the management of The GMH Predecessor Entities. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of The GMH Predecessor Entities at December 31, 2003 and 2002, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that The GMH Predecessor Entities will continue as a going concern. As more fully described in Note 9, The GMH Predecessor Entities have incurred recurring operating losses and have a working capital deficiency. These conditions raise substantial doubt about The GMH Predecessor Entities' ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                      /s/  Ernst & Young LLP

Philadelphia, Pennsylvania
May 28, 2004, except Note 1 as to which the date is September 29, 2004

The GMH Predecessor Entities

Combined Balance Sheets

	As of December 31,
	2003	2002
Assets
Land	$2,138,424	$2,138,424
Building and improvements	5,553,018	5,553,018
Airplane and equipment	6,807,420	6,786,397

	14,498,862	14,477,839
Less: accumulated depreciation	2,707,322	1,885,616

	11,791,540	12,592,223
Cash and cash equivalents	515,542	95,915
Accounts receivable from affiliates	609,765	500,748
Other accounts receivable	469,938	252,025
Prepaid expenses and other assets	112,373	95,034
Deferred contract costs	301,977	—
Investment in unconsolidated entity	2,344,948	—

Total assets	$16,146,083	$13,535,945

Liabilities
Accounts payable and accrued expenses	$1,506,643	$1,279,361
Due to related parties	68,359	13,679
Notes payable	10,976,888	11,806,389

Total liabilities	12,551,890	13,099,429

Owners' Equity	3,594,193	436,516

Total liabilities and owners' equity	$16,146,083	$13,535,945

See accompanying notes.

The GMH Predecessor Entities

Combined Statements of Operations

	For the Year ended December 31,
	2003	2002	2001
Revenues
Fee income:
Related parties	$3,891,989	$6,578,243	$7,426,179
Third parties	3,073,882	1,982,914	1,290,692
Rental revenue from related parties	635,571	735,892	725,492
Operating expense reimbursements	10,591,461	3,711,332	2,991,736
Other income	621,522	666,903	634,251

Total revenue	18,814,425	13,675,284	13,068,350
Expenses
Operating expenses	9,724,094	4,598,325	2,613,884
General and administrative	11,571,616	7,287,496	6,267,788
Depreciation and amortization	821,706	821,161	814,411
Interest	396,050	541,754	814,477

Total expenses	22,513,466	13,248,736	10,510,560

Operating (loss) income	(3,699,041)	426,548	2,557,790

Equity in earnings of unconsolidated entities	751,071	—	—

Net (loss) income	$(2,947,970)	$426,548	$2,557,790

See accompanying notes

The GMH Predecessor Entities

Combined Statements of Owners Equity

Owners' Equity at January 1, 2001	$2,386,703
Contributions	3,362,042
Distributions	(6,707,477)
Net income	2,557,790

Owners' Equity at December 31, 2001	1,599,058
Contributions	5,832,466
Distributions	(7,421,556)
Net income	426,548

Owners' Equity at December 31, 2002	436,516
Contributions	14,301,737
Distributions	(8,196,090)
Net loss	(2,947,970)

Owners' Equity at December 31, 2003	$3,594,193

See accompanying notes.

The GMH Predecessor Entities

Combined Statements of Cash Flows

	For the Year ended December 31,
	2003	2002	2001
Cash flows from operating activities
Net (loss) income	$(2,947,970)	$426,548	$2,557,790
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	821,706	821,161	814,411
Amortization of deferred financing costs	19,161	19,161	19,161
Equity in earnings of unconsolidated entities	(751,071)	—	—
Changes in operating assets and liabilities:
Accounts receivable	(326,930)	330,817	(612,220)
Prepaid expenses and other assets	(36,500)	(21,481)	(8,128)
Deferred contract costs	(301,977)	—	—
Accounts payable and accrued expenses	281,962	53,999	1,008,565

Net cash (used in) provided by operating activities	(3,241,619)	1,630,205	3,779,579
Cash flows from investing activities
Capital improvements and equipment additions	(21,023)	(37,014)	(315,106)
Distributions received from unconsolidated entities	751,071	—	—
Contributions to unconsolidated entities	(2,344,948)	—	—

Net cash used in investing activities	(1,614,900)	(37,014)	(315,106)
Cash flows from financing activities
Principal payments on notes payable	(829,501)	(745,482)	(36,290)
Owner contributions	14,301,737	5,832,466	3,362,042
Owner distributions	(8,196,090)	(7,421,556)	(6,707,477)

Net cash provided by (used in) financing activities	5,276,146	(2,334,572)	(3,381,725)

Net increase (decrease) in cash and cash equivalents	419,627	(741,381)	82,748
Cash and cash equivalents, beginning of year	95,915	837,296	754,548

Cash and cash equivalents, end of year	$515,542	$95,915	$837,296

Supplemental Information:
Cash paid for interest	$378,854	$488,928	$842,044

See accompanying notes

The GMH Predecessor Entities

Notes to Combined Financial Statements

Year Ended December 31, 2003

1.     Organization and Basis of Presentation

Organization

        GMH Communities Trust (the "Company") will be formed with the intent of qualifying as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended. The Company will raise equity through an initial public offering of common shares and contribute the proceeds for limited partnership interests in GMH Communities, L.P. (the "Operating Partnership"), a Delaware limited partnership. The Company and the Operating Partnership have had no prior operations.

        The Company, through the Operating Partnership, will be a self-advised, self-managed, specialty housing company engaged in the ownership, operation, management, leasing, acquisition, expansion and renovation of residential housing units located near major universities and on military bases in the United States through direct ownership and through investments in joint ventures. The Company will also provide real estate facility management, construction, development and other advisory services through subsidiaries of the Operating Partnership to third parties and to joint ventures in which the Company is invested.

        Gary M. Holloway (the "Sponsor") has approved a business combination plan involving certain entities owned by him including 353 Associates, L.P., College Park Management, Inc., GMH Military Housing LLC, and Corporate Flight Services LLC (collectively, "The GMH Predecessor Entities"). In connection with the proposed offering of common shares, the Sponsor will exchange his ownership interests in The GMH Predecessor Entities for limited partnership interests in the Operating Partnership.

        In recognition of past services, certain employees of the GMH Predecessor Entities were awarded profit interests from Gary M. Holloway. These employees were eligible to participate in the net proceeds or value received by Gary M. Holloway upon the sale or disposition of certain student housing properties and the military housing business in excess of Gary M. Holloway's equity investment in such asset.

        These employees have rendered all services and satisfied all conditions necessary to earn the right to benefit from these profits interests on the dates that such profits interests were awarded. Compensation expense is recognized by The GMH Predecessor Entities when the sale or disposition of the assets resulting in net proceeds received by Gary M. Holloway in an amount in excess of his equity investment in such asset becomes probable in accordance with Statement of Financial Accounting Standard No. 5, Accounting for Contingencies. In the third quarter of 2004, in connection with the contribution of the ownership interests in GMH Military Housing LLC, College Park Management Inc., and other assets to GMH Communities, L.P. and in anticipation of the initial public offering of GMH Communities Trust, the remaining profits interest awards were amended to fix the value of such awards at $33.2 million to be paid to these employees unconditionally. Such amount will be recorded as an expense in the third quarter of 2004 and will be settled via the transfer of units of limited partnership in GMH Communities, L.P. of equal value upon the consummation of the initial public offering of GMH Communities Trust or through other considerations to be paid to these employees in the event that the initial public offering of GMH Communities Trust does not occur. Assuming completion of the offering, these employees will have ownership of the operating partnership which will be accounted for as minority interest. The percentage ownership to be held by these employees is dependent on the share price and number of shares to be issued at the completion of the offering.

        The Sponsor has other operations, which will not be contributed to the Operating Partnership or the Company and, therefore, these financial statements are not intended to represent the financial position and results of operations of all of the Sponsor's investments.

Basis of Presentation

        The accompanying combined financial statements represent the assets and liabilities and operating results of The GMH Predecessor Entities that are expected to be contributed to the Operating Partnership in exchange for limited partnership interests in the Operating Partnership in connection with the business combination plan. All significant intercompany balances and transactions have been eliminated.

        353 Associates, L.P. owns and operates a 43,866 square foot commercial office building located in Newtown Square, Pennsylvania that will be used as the corporate headquarters of the Company. 353 Associates, L.P. has historically leased the building to certain of The GMH Predecessor Entities and other entities owned or controlled by the Sponsor. The Company will continue to lease a portion of the building to certain other entities owned or controlled by the Sponsor that will not be contributed to the Company.

        College Park Management, Inc. performs property management and asset management services for residential apartment properties that are leased to students at colleges and universities located throughout the United States. The Sponsor has an ownership interest in certain of the properties that are currently managed by College Park Management, Inc.

        GMH Military Housing LLC, comprised of four wholly owned subsidiaries, engages in the investment, development, construction, and management of family housing units located on military bases throughout the United States. GMH Military Housing LLC has been awarded four contracts by the Department of Defense granting it the right to enter into exclusive negotiations with the Department of Defense for the privatization of the military housing. As of December 31, 2003, GMH Military Housing LLC finalized two contracts with the Department of Defense related to Fort Stewart and Hunter Airfield in Savannah, Georgia, Fort Carson in Colorado and Fort Hamilton in Brooklyn, New York. In addition, in November 2003, GMH Military Housing LLC through a joint venture with FW Military Housing LLC, an unrelated third party, acquired the ownership interests of an unrelated bankrupt entity that was a member of Fort Carson Family Housing LLC. The remaining contracts are in the process of being negotiated.

        Corporate Flight Services, LLC owns and operates a jet airplane that has been leased to certain of The GMH Predecessor Entities and other entities owned or controlled by the Sponsor that will not be contributed to the Company.

2.     Summary of Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect various amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Property and Equipment

        The commercial office building owned by 353 Associates, L.P. is carried at historical cost less accumulated depreciation. Depreciation is recorded using the straight-line method over 39 years, representing the estimated useful life of the asset. Subsequent capital expenditures are depreciated over their estimated useful lives. Ordinary repairs and maintenance are expensed as incurred.

        The jet airplane owned by Corporate Flight Services LLC is being depreciated over 10 years. Furniture and equipment is depreciated over the estimated useful lives of the assets ranging from 5-7 years.

        The commercial office building owned by 353 Associates, L.P. is reviewed for impairment whenever the facts and circumstances indicate that the carrying amount may not be recoverable. These circumstances may include decreases in cash flows and occupancy. In performing the review for recoverability, if required, 353 Associates, L.P. estimates the future cash flows expected to result from the operation and eventual disposition of the commercial office building to determine whether an impairment loss should be recognized. The impairment loss, if any, would be measured as the amount that the carrying value of the commercial office building exceeded its fair value. No indicators of impairment were noted during 2003, 2002, and 2001.

Cash Equivalents

        All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

        Accounts receivable are generally comprised of management and asset management fees receivable as well as reimbursable costs receivable from affiliated and non-affiliated real estate partnerships.

        We evaluate all accounts receivable from affiliated and non-affiliated real estate partnerships and establish an allowance for amounts for which recovery is deemed unlikely based primarily upon evaluations of historical loss experience, individual receivables, and current economic conditions. Such amounts are subsequently written off when management ceases its collection efforts.

Deferred Financing Costs

        Costs incurred in connection with obtaining the mortgage note payable secured by the commercial office building owned by 353 Associates, L.P. have been capitalized and are being amortized on a straight-line basis over the term of the loan, which is not materially different than the effective interest method. Amortization of deferred financing costs is included in interest expense. Accumulated amortization related to these costs was $65,299 at December 31, 2003 and $46,138 at December 31, 2002.

Deferred Contract Costs

        Deferred contract costs represent costs incurred in connection with seeking Congress' approval of a Community Development and Management Plan, or CDMP, related to military housing privatization projects awarded by the Department of Defense, or DoD, to GMH Military Housing LLC. Such costs are expensed at the time that the fee for preparing the CDMP is approved by Congress as well as transition and closing costs that will be reimbursed by the military housing project. Such costs are expensed at the time that the fee for preparing the CDMP is approved by Congress or at closing of the military housing project, as applicable, at which time the revenue is recognized.

Advertising Costs

        Advertising costs are expensed as incurred. Advertising expense was $19,908 in 2003, $28,662 in 2002, and $106,374 in 2001.

Fair Value of Financial Instruments

        The carrying amount of cash and cash equivalents, accounts receivable, and accounts payable and accrued expenses approximate fair value because of the relatively short-term nature of these instruments.

        The carrying amounts of the variable rate notes payable approximate their fair values. The carrying amount of the fixed-rate note obtained in connection with the refurbishments of the jet airplane is not materially different than its carrying value.

Revenue Recognition

        Management fees are generally based on a percentage of cash receipts of the properties managed and are recognized by College Park Management, Inc. and GMH Military Housing LLC when the properties under management receive the funds.

        Asset management fees are generally based on a percentage of the cost basis of certain assets under management and are recognized by College Park Management, Inc. when earned.

        Development fees are recognized by GMH Military Housing LLC when earned in accordance with the terms of the underlying contracts.

        Salary reimbursements reflect the payroll and related expenses incurred for certain employees engaged in the operation of certain properties under management that are reimbursed to College Park Management, Inc. and GMH Military Housing LLC by the owner of the related property.

        Rental income earned by 353 Associates, L.P. from entities owned or controlled by the Sponsor that will not be contributed to the Company are recognized on a straight- line basis over the term of the respective leases regardless of when payments are due. Accrued rent amounted to $24,364 at December 31, 2003 and $31,325 at December 31, 2002. Reimbursements from these tenants for common area charges and utilities are recognized as revenues in the period the associated expense is incurred.

        Fees earned from the use of the jet airplane owned by Corporate Flight Services LLC and paid by entities owned or controlled by the Sponsor that will not be contributed to the Company are recognized at the time the related travel occurs.

Income Taxes

        In conformity with the Internal Revenue Code and applicable state and local tax statutes, taxable income or loss of The GMH Predecessor Entities was required to be reported in the tax return of the

Sponsor as such entities were treated as pass-through entities for tax purposes. Accordingly, no income tax provision has been reflected in the accompanying combined statements of operations.

3.     Investments in Unconsolidated Entities

        The following investments are accounted for using the equity method of accounting as the investors have significant influence over the investees' operating and financial policies. Under the equity method, the investors recognize their share of the earnings or losses of the investees' and record distributions received from the investees' as a reduction of their investment.

        College Park Management, Inc. had a 40% interest in Atrium Pacific Avenue, LLC. College Park Management, Inc. discontinued recording its share of the losses of Atrium Pacific Avenue, LLC prior to 2001 as its investment was reduced to zero. In 2003, the real estate property owned by Atrium Pacific Avenue, LLC was sold and a liquidating distribution was paid to College Park Management, Inc. in the amount of $751,071. Such amount has been recorded as equity in the earnings of unconsolidated entities in 2003.

        In 2003, GMH Military Housing LLC and FW Military Housing LLC formed a joint venture known as GMH Military Housing-Fort Carson LLC that acquired the ownership interests of an unrelated entity that was a member in Fort Carson Family Housing LLC. GMH Military Housing LLC contributed $2,344,948 in return for its 10% interest in the joint venture. The joint venture has no liabilities and its primary asset is its investment in Fort Carson Family Housing LLC. The operations of the joint venture since its inception are immaterial.

4.     Notes Payable

        The mortgage note payable owed by 353 Associates, L.P. in the amount of $5,886,599 at December 31, 2003, secured by the commercial office building, requires monthly payments of principal and interest. Payments of principal are required in an amount equal to the principal component of a monthly installment that would fully amortize the loan in 300 equal monthly installments at an assumed interest rate of 8.5%. Interest accrues and is paid in arrears based on LIBOR plus 2.25% (3.37% at December 31, 2003). The remaining principal balance is due upon maturity in August 2005.

        Corporate Flight Services LLC financed the acquisition and subsequent refurbishments of the jet airplane with two loans. One loan with a principal balance of $4,992,154 at December 31, 2003 requires monthly payments of principal and interest at the commercial paper rate plus 1.8% (2.83% at December 31, 2003) in the amount of $71,939 through January 2011. The second loan with a principal balance of $98,135 at December 31, 2003 requires monthly payments of principal and interest at 9.5% in the amount of $2,974 through August 2006.

Annual principal payments required for the next five years ended December 31, and thereafter are as follows:

2004	$690,666
2005	6,423,187
2006	689,170
2007	695,763
2008	746,060
Thereafter	1,732,042

$10,976,888

5.     Other Transactions With Related Parties

        The operating results or financial position of The GMH Predecessor Entities could be significantly different from those that would have been reported if the entities were autonomous.

        Common costs for human resources, information technology, office equipment and furniture, and certain management personnel are allocated to the various entities owned or controlled by the Sponsor including The GMH Predecessor Entities using assumptions based on headcount that management believes are reasonable and approximate the costs if such services had been received from third parties. Such costs totaling $2,400,142 in 2003, $734,127 in 2002, and $688,327 in 2001 are included in general and administrative expenses on the accompanying combined statements of operations.

        353 Associates, L.P. pays management fees to a management company owned by the Sponsor that will not be contributed to the Company at a rate of 3% of cash receipts. Management fees incurred amounted to $36,501 in 2003, $35,160 in 2002, and $36,934 in 2001 and are included in general and administrative expenses in the accompanying combined statements of operations.

        College Park Management, Inc. and GMH Military Housing LLC are reimbursed by the owners of certain rental properties under management, including some in which the Sponsor is an investor, for the cost of certain employees engaged in the daily operation of those properties. The reimbursement of these costs is reflected as salary reimbursements in the accompanying combined statements of operations.

        353 Associates, L.P. reimburses an entity owned by the Sponsor that will not be contributed to the Company for the cost of services provided by one of its employees who serves as a day porter for the commercial office building. Such costs amounted to $69,618 in 2003, $63,688 in 2002, and $54,817 in 2001 and are included in general and administrative expenses in the accompanying combined statements of operations.

        In addition to management and asset management fees, College Park Management, Inc. earned certain other amounts in connection with the provision of services to properties under management in which the Sponsor is an investor. Such income amounted to $28,159 in 2003, $71,504 in 2002, and $50,750 in 2001 and are included in interest and other income in the accompanying combined statements of operations.

6.     Employee 401(k) Plan

        The GMH Predecessor Entities' eligible employees may participate in a defined contribution plan with several other affiliated entities of the Sponsor. The plan is a tax-deferred employees savings plan (a 401(k) plan).

        Participants may elect to defer up to 15% of their compensation by salary reduction. The GMH Predecessor Entities' contributions to the plan, which are based on a percentage of participant contributions and certain compensation, amounted to $23,736 in 2003, $31,156 in 2002, and $27,299 in 2001.

7.     Commitments and Contingencies

        In connection with finalizing the contracts with the Department of Defense for the privatization of the family housing located at Fort Stewart and Hunter Army Airfield in Savannah, Georgia, and Fort Hamilton in Brooklyn, New York, GMH Military Housing LLC committed to contribute its equity commitment in the amount of approximately $8,900,000 to Fort Stewart Hunter Housing LLC and $2,200,000 to Fort Hamilton Housing LLC at the end of the respective initial development period which is estimated to be in 2011 for Fort Stewart Hunter Housing LLC and 2007 for Fort Hamilton Housing LLC. The contributions are expected to be made from accumulated earnings or draws on the lines of credit. When these contributions are made, GMH Military Housing LLC will be entitled to a preferred return on its investments.

        The GMH Predecessor Entities are subject to routine litigation, claims and administrative proceedings arising in the ordinary course of business. Management believes that such routine litigation, claims and administrative proceedings will not have a material adverse impact on The GMH Predecessor Entities' combined financial position or combined results of operations.

        Certain of the GMH Predecessor Entities are pledged as security for a personal line of credit of the Sponsor.

8.     Going Concern

        The GMH Predecessor Entities have experienced declining income from operations principally as a result of the decrease in fee income earned by College Park Management, Inc. as many of the properties managed have been sold by the owners of the properties. Additionally, there has been an increase in expenses of GMH Military Housing LLC as a result of pursuing the military housing privatization projects. The operations of The GMH Predecessor Entities have been supported by contributions from the Sponsor. The accompanying financial statements have been prepared assuming that The GMH Predecessor Entities will continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability of assets or the amounts of liabilities that may result if the proposed initial public offering of GMH Communities Trust does not occur and the Sponsor is unwilling or unable to continue to fund the operations of The GMH Predecessor Entities.

9.     Segment Reporting

        The GMH Predecessor Entities have been managed as individual entities that comprise two reportable segments: (1) student housing management, and (2) military housing management. Corporate reflects the operations of 353 Associates, L.P. and Corporate Flight Services LLC. The Management of The GMH Predecessor Entities evaluates each segment's performance based upon net operating income. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

2003	Student Housing	Military Housing	Other	Total
Total revenues	$12,829,811	$4,830,975	$1,153,639	$18,814,425
Total operating expenses	12,564,296	7,145,057	2,804,113	22,513,466

Operating income (loss)	265,515	(2,314,082)	(1,650,474)	(3,699,041)
Equity in earnings of unconsolidated entities	751,071	—	—	751,071

Net (loss) income	$1,016,586	$(2,314,082)	$(1,650,474)	$(2,947,970)

Total assets	$891,754	$3,453,748	$11,800,581	$16,146,083
Total liabilities	$565,335	$895,888	$11,090,667	$12,551,890
Total equity	$326,419	$2,557,860	$709,914	$3,594,193
2002	Student Housing	Military Housing	Other	Total
Total revenues	$12,393,779	$20	$1,281,485	$13,675,284
Total operating expenses	8,423,797	2,163,417	2,661,522	13,248,736

Operating income (loss)	3,969,982	(2,163,397)	(1,380,037)	426,548
Equity in earnings of unconsolidated entities	—	—	—	—

Net income (loss)	$3,969,982	$(2,163,397)	$(1,380,037)	$426,548

Total assets	$908,168	$—	$12,627,777	$13,535,945
Total liabilities	$752,232	$409,245	$11,937,952	$13,099,429
Total equity	$155,936	$(409,245)	$689,825	$436,516
2001	Student Housing	Military Housing	Other	Total
Total revenues	$11,441,515	$360,168	$1,266,667	$13,068,350
Total operating expenses	7,027,093	625,928	2,857,539	10,510,560

Operating income (loss)	4,414,422	(265,760)	(1,590,872)	2,557,790
Equity in earnings of unconsolidated entities	—	—	—	—

Net income (loss)	$4,414,422	$(265,760)	$(1,590,872)	$2,557,790

Total assets	$881,564	$360,156	$14,148,250	$15,389,970
Total liabilities	$867,267	$159,791	$12,763,854	$13,790,912
Total equity	$14,297	$200,365	$1,384,396	$1,599,058

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholder of GMH Communities Trust:

        We have audited the accompanying statement of revenues and certain expenses of Collegiate Hall for the year ended December 31, 2003. This financial statement is the responsibility of the management of Collegiate Hall. Our responsibility is to express an opinion on this statement of revenues and certain expenses based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying statement of revenues and certain expenses of Collegiate Hall was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and is not intended to be a complete presentation of the revenues and expenses of Collegiate Hall.

        In our opinion, the statement of revenues and certain expenses referred to above presents fairly, in all material respects, the revenue and certain expenses of Collegiate Hall for the year ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania May 7, 2004

Collegiate Hall

Statements of Revenues and Certain Expenses
(in thousands)

	For the Six months ended June 30, 2004	For the Year ended December 31, 2003
	(unaudited)
Revenues:
Rental income	$988	$1,886
Other income	164	244

Total revenues	1,152	2,130
Certain Expenses:
Property operating expenses	455	885
Real estate taxes	90	180

Total certain expenses	545	1,065

Revenues in excess of certain expenses	$607	$1,065

See accompanying notes.

Collegiate Hall

Notes to Statements of Revenues and Certain Expenses

For the Six Months Ended June 30, 2004 (unaudited) and for the

Year Ended December 31, 2003

1.     Basis of Presentation

        The accompanying statements of revenues and certain expenses include the operations for the periods presented of a student-housing rental property known as Collegiate Hall located near the University of Alabama- Birmingham, in Birmingham, Alabama. The statement of revenues and certain expenses for the six months ended June 30, 2004, is unaudited. The management of GMH Communities Trust has determined that it is probable that this property will be purchased in July 2004 for approximately $16,500,000, including an estimate of closing costs. The management of GMH Communities Trust is not aware of any material factors relating to the operation of Collegiate Hall for the year ended December 31, 2003 that would cause the reported financial information not to be indicative of future operating results.

        The accompanying statements of revenues and certain expenses for the six months ended June 30, 2004 and for the year ended December 31, 2003 were prepared for the purpose of inclusion in an initial public offering prospectus and complying with the rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. The statements of revenues and certain expenses are not representative of the actual operations of Collegiate Hall for the six months ended June 30, 2004 and for the year ended December 31, 2003 as certain expenses which may not be comparable to the expenses to be incurred in the proposed future operations of Collegiate Hall have been excluded. Expenses excluded consist of interest, management fees, depreciation, amortization, and certain corporate expenses not directly related to the future operations of the property. In the opinion of management of Collegiate Hall, all adjustments considered necessary for a fair presentation have been included.

2.     Summary of Significant Accounting Policies

Revenue Recognition

        Rental income attributable to residential leases is recorded when due from residents. Generally, leases are for a term of twelve months or less.

Allowance for Doubtful Accounts

        Management monitors the creditworthiness of its tenants on an on-going basis. Based on these reviews, provisions are established, and an allowance for doubtful accounts for estimated losses resulting from the inability of its tenants to make required rental payments is maintained.

Property Operating Expenses

        Property operating expenses represent the direct expenses of operating the property and consist primarily of common area maintenance, bad debts, security, utilities, insurance, advertising and promotion, repairs, general and administrative, and other operating expenses that are expected to continue in the ongoing operation of the property.

Capitalization

        Expenditures for ordinary maintenance and repairs are expensed as incurred, and renovations and improvements that improve and/or extend the useful life have been capitalized.

Use of Estimates

        The preparation of the statements of revenues and certain expenses in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses. Actual results could differ from those estimates.

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholder of GMH Communities Trust:

        We have audited the accompanying combined statement of revenues and certain expenses of the Davis Portfolio for the year ended December 31, 2003. This financial statement is the responsibility of the Davis Portfolio's management. Our responsibility is to express an opinion on this combined statement of revenues and certain expenses based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying combined statement of revenues and certain expenses of the Davis Portfolio was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and is not intended to be a complete presentation of the revenues and expenses of the Davis Portfolio.

        In our opinion, the combined statement of revenues and certain expenses referred to above presents fairly, in all material respects, the combined revenue and certain expenses of the Davis Portfolio for the year ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania April 23, 2004

Davis Portfolio

Combined Statements of Revenues and Certain Expenses

(in thousands)

	For the Six months ended June 30, 2004	For the Year ended December 31, 2003
	(unaudited)
Revenues:
Rental income	$7,466	$10,088
Other income	471	414

Total revenues	7,937	10,502
Certain Expenses:
Property operating expenses	3,010	5,047
Real estate taxes	333	855

Total certain expenses	3,343	5,902

Revenues in excess of certain expenses	$4,594	$4,600

See accompanying notes.

Davis Portfolio

Notes to Combined Statements of Revenues and Certain Expenses

For the Six Months Ended June 30, 2004 (unaudited)
and for the Year Ended December 31, 2003

1.     Basis of Presentation

        The accompanying combined statements of revenues and certain expenses include the combined operations for the periods presented of five student-housing rental properties known as the Davis Portfolio. The combined statement of revenues and certain expenses for the six months ended June 30, 2004, is unaudited. The accompanying statements were prepared on a combined basis as the properties were previously commonly owned and managed. The management of GMH Communities Trust is not aware of any material factors relating to the properties that would cause the reported financial information not to be indicative of future operating results.

        The Davis Portfolio consists of the following properties:

Property	City	State	University	Purchase Price**
Pirate's Cove	Greenville	NC	East Carolina University	$28,338,000
Campus Walk	Oxford	MS	University of Mississippi	11,904,000
University Walk	Charlotte	NC	University of North Carolina—Charlotte	14,012,000
Chapel Ridge*	Chapel Hill	NC	University of North Carolina	23,168,000
Wolf Creek*	Raleigh	NC	North Carolina State University	30,583,000

*
Construction of the properties was completed in August 2003. There was minimal operating activity prior to August 2003.

**
Purchase price represents contracted price plus an estimate of closing costs

        Pirate's Cove, Campus Walk and University Walk (collectively, the "Contributed Properties"), were acquired on February 1, 2004 by a joint venture between affiliates of Gary M. Holloway and Fidelity Real Estate Growth Fund II. The ownership interests in these three properties will be contributed to GMH Communities Trust. The remaining properties will be acquired directly by GMH Communities Trust, of which Gary M. Holloway is president, chief executive officer and chairman of its board of trustees in connection with a proposed offering transaction. The management of GMH Communities Trust has determined that it is probable that the contributions of the Contributed Properties and the purchase of the remaining properties will occur.

        The accompanying combined statements of revenues and certain expenses for the six months ended June 30, 2004 and for the year ended December 31, 2003 were prepared for the purpose of inclusion in an initial public offering prospectus and complying with the rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. The combined statements of revenues and certain expenses are not representative of the actual operations of the properties for the six months ended June 30, 2004 and for the year ended December 31, 2003 as certain expenses which may not be comparable to the expenses to be incurred in the proposed future operations of the Davis Portfolio have been excluded. Expenses excluded consist of interest expense related to debt not expected to be assumed, management fees, depreciation, amortization, and certain corporate expenses not directly related to the future operations of the properties. In the opinion of management of the Davis Portfolio, all adjustments considered necessary for a fair presentation have been included.

2.     Summary of Significant Accounting Policies

Revenue Recognition

        Rental income attributable to residential leases is recorded when due from residents. Generally, leases are for a term of twelve months or less.

Allowance for Doubtful Accounts

        Management monitors the creditworthiness of its tenants on an on-going basis. Based on these reviews, provisions are established, and an allowance for doubtful accounts for estimated losses resulting from the inability of its tenants to make required rental payments is maintained.

Property Operating Expenses

        Property operating expenses represent the direct expenses of operating the properties and consist primarily of common area maintenance, bad debts, security, utilities, repairs, insurance, advertising and promotion, general and administrative, and other operating expenses that are expected to continue in the ongoing operation of the properties.

Capitalization

        Expenditures for ordinary maintenance and repairs are expensed as incurred, and renovations and improvements that improve and/or extend the useful life have been capitalized.

Use of Estimates

        The preparation of the combined statements of revenues and certain expenses in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses. Actual results could differ from those estimates.

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholder of GMH Communities Trust:

        We have audited the accompanying combined statement of revenues and certain expenses of the Dinerstein Portfolio for the year ended December 31, 2003. This financial statement is the responsibility of the Dinerstein Portfolio's management. Our responsibility is to express an opinion on this combined statement of revenues and certain expenses based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion

        The accompanying combined statement of revenues and certain expenses of the Dinerstein Portfolio was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and is not intended to be a complete presentation of the revenues and expenses of the Dinerstein Portfolio.

        In our opinion, the combined statement of revenues and certain expenses referred to above presents fairly, in all material respects, the combined revenue and certain expenses of the Dinerstein Portfolio for the year ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
April 30, 2004

Dinerstein Portfolio

Combined Statements of Revenues and Certain Expenses
(in thousands)

	For the Six months ended June 30, 2004	For the Year ended December 31, 2003
	(unaudited)
Revenues:
Rental income	$15,308	$25,494
Other income	1,390	2,571

Total revenues	16,698	28,065
Certain Expenses:
Property operating expenses	4,919	9,848
Real estate taxes	1,296	2,446
Interest expense	4,200	8,024

Total certain expenses	10,415	20,318

Revenues in excess of certain expenses	$6,283	$7,747

See accompanying notes.

Dinerstein Portfolio

Notes to Combined Statements of Revenues and Certain Expenses

For the Six Months Ended June 30, 2004 (unaudited)
and for the Year Ended December 31, 2003

1.     Basis of Presentation

        The accompanying combined statements of revenues and certain expenses include the combined operations for the periods presented of fourteen student-housing rental properties known as the Dinerstein Portfolio. The combined statement of revenues and certain expenses for the six months ended June 30, 2004, is unaudited. The management of GMH Communities Trust has determined that it is probable that these properties will be purchased in connection with a proposed offering transaction. The accompanying statements were prepared on a combined basis as the properties were previously commonly owned and managed. The management of GMH Communities Trust is not aware of any material factors relating to the properties that would cause the reported financial information not to be indicative of future operating results.

        The Dinerstein Portfolio consists of the following properties:

Property	City	State	University	Estimated Purchase Price**
University Heights	Knoxville	TN	University of Tennessee	$14,313,900
University Crescent	Baton Rouge	LA	Louisiana State University	18,745,000
University Trails*	Lubbock	TX	Texas Tech University	26,305,800
University Fields	Champaign	IL	University of Illinois	19,196,400
University Pines	Statesboro	GA	Georgia Southern University	14,160,500
University Greens	Norman	OK	University of Oklahoma	11,985,500
University Lodge	Laramie	WY	University of Wyoming	13,623,300
University Estates	Muncie	IN	Ball State University	13,179,000
University Mills	Cedar Falls	IA	Northern Iowa University	13,456,000
University Manor	Greenville	NC	East Carolina University	18,834,300
University Place*	Charlottesville	VA	University of Virginia	18,748,700
University Gables	Murfreesboro	TN	Middle Tennessee State University	17,117,500
University Glades	Gainesville	FL	University of Florida	11,057,000
University Court	East Lansing	MI	Michigan State University	15,148,000

*
Construction of the properties was completed in August 2003. There was minimal operating activity prior to August 2003.

**
Purchase price represents contracted price plus an estimate of closing costs.

        The accompanying combined statements of revenues and certain expenses for the six months ended June 30, 2004 and for the year ended December 31, 2003 were prepared for the purpose of inclusion in an initial public offering prospectus and complying with the rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. The combined statements of revenues and certain expenses are not representative of the actual operations of the properties for the six months ended June 30, 2004 and for the year ended December 31, 2003 as certain expenses which may not be comparable to the expenses to be incurred in the proposed future operations of the Dinerstein Portfolio have been excluded. Expenses excluded consist of interest expense related to debt not expected to be assumed, management fees, depreciation, amortization, and certain corporate expenses not directly related to the future operations of the properties. In the opinion of management of the Dinerstein Portfolio, all adjustments considered necessary for a fair presentation have been included.

2.     Summary of Significant Accounting Policies

Revenue Recognition

        Rental income attributable to residential leases is recorded when due from residents. Generally, leases are for a term of twelve months or less.

Allowance for Doubtful Accounts

        Management monitors the creditworthiness of its tenants on an on-going basis. Based on these reviews, provisions are established, and an allowance for doubtful accounts for estimated losses resulting from the inability of its tenants to make required rental payments is maintained.

Property Operating Expenses

        Property operating expenses represent the direct expenses of operating the properties and consist primarily of common area maintenance, bad debts, security, utilities, insurance, advertising and promotion, general and administrative, and other operating expenses that are expected to continue in the ongoing operation of the properties.

Debt Assumption

        In connection with the acquisition of the properties described in Note 1, GMH Communities Trust will assume the following existing mortgage notes:

Property	Principal Amount at December 31, 2003	Loan Origination Date	Maturity Date	Interest Rate	Monthly Payment (Principal and Interest)
University Heights	$11,229,092	April 25, 2001	May 1, 2011	7.44%	$78,408
University Crescent	$14,469,650	May 24, 2000	April 1, 2010	8.18%	$109,266
University Pines	$11,866,930	May 24, 2002	June 1, 2013	6.95%	$78,904
University Greens	$7,208,321	April 25, 2001	May 1, 2011	7.44%	$50,333
University Lodge	$11,160,000	July 2, 2003	June 1, 2014	4.92%	$59,365
University Estates	$10,104,000	July 2, 2003	June 1, 2014	4.92%	$53,748
University Mills	$9,440,000	July 2, 2003	June 1, 2014	4.92%	$50,215
University Manor	$15,280,000	July 2, 2003	June 1, 2014	4.92%	$81,281
University Gables	$14,973,039	May 24, 2002	June 1, 2013	6.95%	$99,557
University Glades	$9,756,368	May 24, 2002	June 1, 2013	6.95%	$64,871
University Court	$12,981,943	May 24, 2002	June 1, 2013	6.95%	$86,318

        Future principal payments due on the mortgage notes payable as of December 31, 2003 are as follows:

2004	$735,000
2005	1,022,000
2006	1,537,000
2007	1,637,000
2008	1,721,000
Thereafter	121,817,343

$128,469,343

Capitalization

        Expenditures for ordinary maintenance and repairs are expensed as incurred, and significant renovations and improvements that improve and/or extend the useful life have been capitalized.

Use of Estimates

        The preparation of the combined statements of revenues and certain expenses in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses. Actual results could differ from those estimates.

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholder of GMH Communities Trust:

        We have audited the accompanying statements of revenues and certain expenses of the Campus Club Apartments for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the management of the Campus Club Apartments. Our responsibility is to express an opinion on these statements of revenues and certain expenses based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and certain expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of revenues and certain expenses. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying statements of revenues and certain expenses of the Campus Club Apartments were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and are not intended to be a complete presentation of the revenues and expenses of the Campus Club Apartments.

        In our opinion, the statements of revenues and certain expenses referred to above presents fairly, in all material respects, the revenue and certain expenses of the Campus Club Apartments for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
May 7, 2004

Campus Club Apartments

Statements of Revenues and Certain Expenses
(in thousands)

		For the Year ended December 31,
	For the Six months ended June 30, 2004	2003	2002	2001
	(unaudited)
Revenues:
Rental income	$2,237	$4,599	$4,750	$4,616
Other income	60	126	219	252

	2,297	4,725	4,969	4,868
Total revenues
Certain Expenses:
Property operating expenses	1,079	2,141	2,019	1,834
Real estate taxes	182	407	349	331
Interest expense	718	1,426	1,444	1,461

Total certain expenses	1,979	3,974	3,812	3,626

Revenues in excess of certain expenses	$318	$751	$1,157	$1,242

See accompanying notes.

Campus Club Apartments

Notes to Statements of Revenues and Certain Expenses

For the Six Months Ended June 30, 2004 (unaudited)
and for the Three Years Ended December 31, 2003

1.     Basis of Presentation

        The accompanying statements of revenues and certain expenses include the operations for the periods presented of a student-housing rental property known as the Campus Club Apartments located near the University of Florida in Gainesville, Florida. The statement of revenues and certain other expenses for the six months ended June 30, 2004 is unaudited. The Campus Club Apartments have been owned and operated by Towmed Housing LLC, a joint venture between Gary M. Holloway and Vornado Realty Trust (the "Owners"). The Owners will contribute their ownership interests in Towmed Housing LLC to GMH Communities Trust in connection with a proposed offering transaction and receive limited partnership units in GMH Communities, L.P. in exchange. Gary M. Holloway is president, chief executive officer, and chairman of the board of trustees of GMH Communities Trust and a 10% owner of Towmed Housing LLC. The management of GMH Communities Trust is not aware of any material factors relating to the operation of Campus Club Apartments that would cause the reported financial information not to be indicative of future operating results.

        The accompanying statements of revenues and certain expenses for the six months ended June 30, 2004 and for each of the three years in the period ended December 31, 2003 were prepared for the purpose of inclusion in an initial public offering prospectus and complying with the rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. The statements of revenues and certain expenses are not representative of the actual operations of the Campus Club Apartments for the six months ended June 30, 2004 and for each of the three years in the period ended December 31, 2003 as certain expenses which may not be comparable to the expenses to be incurred in the proposed future operations of the Campus Club Apartments have been excluded. Expenses excluded consist of management fees, depreciation, amortization, and certain corporate expenses not directly related to the future operations of the Campus Club Apartments. In the opinion of management of GMH Communities Trust, all adjustments considered necessary for a fair presentation have been included.

2.     Summary of Significant Accounting Policies

Revenue Recognition

        Rental income attributable to residential leases is recorded when due from residents. Generally, leases are for a term of twelve months or less.

Allowance for Doubtful Accounts

        Management monitors the creditworthiness of its tenants on an on-going basis. Based on these reviews, provisions are established, and an allowance for doubtful accounts for estimated losses resulting from the inability of its tenants to make required rental payments is maintained.

Property Operating Expenses

        Property operating expenses represent the direct expenses of operating the property and consist primarily of common area maintenance, security, bad debts, utilities, insurance, advertising and promotion, general and administrative, and other operating expenses that are expected to continue in the ongoing operation of the property.

Debt Assumption

        In connection with the contribution of the ownership interests in the property as described in Note 1, GMH Communities Trust will assume the existing mortgage secured by the Campus Club Apartments requiring monthly payments of principal and interest at 7.45% in the amount of $139,159 through November 1, 2007. The outstanding balance of the loan as of December 31, 2003 was $18,477,464.

        Future principal payments due on the mortgage note, payable as of December 31, 2003 are as follows:

2004	$256,000
2005	281,000
2006	303,000
2007	17,637,464

$18,477,464

Capitalization

        Expenditures for ordinary maintenance and repairs are expensed as incurred, and renovations and improvements that improve and/or extend the useful life have been capitalized.

Use of Estimates

        The preparation of the statements of revenues and certain expenses in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses. Actual results could differ from those estimates.

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholder of GMH Communities Trust:

        We have audited the accompanying statement of revenues and certain expenses of Campus Club Apartments—Statesboro for the year ended December 31, 2003, This financial statement is the responsibility of the management of Campus Club Apartments—Statesboro. Our responsibility is to express an opinion on this statement of revenues and certain expenses based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying statement of revenues and certain expenses of Campus Club Apartments—Statesboro was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and is not intended to be a complete presentation of the revenues and expenses of Campus Club Apartments—Statesboro.

        In our opinion, the statement of revenues and certain expenses referred to above presents fairly, in all material respects, the revenue and certain expenses of Campus Club Apartments—Statesboro for the year ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
July 9, 2004

Campus Club Apartments—Statesboro

Statements of Revenues and Certain Expenses

(in thousands)

	For the Six months ended June 30, 2004	For the Year ended December 31, 2003
	(unaudited)
Revenues:
Rental income	$1,847	$4,172
Other income	158	180

Total revenues	2,005	4,352
Certain Expenses:
Property operating expenses	819	1,828
Real estate taxes	140	281

Total certain expenses	959	2,109

Revenues in excess of certain expenses	$1,046	$2,243

See accompanying notes.

Campus Club Apartments—Statesboro

Notes to Statements of Revenues and Certain Expenses

For the Six Months Ended June 30, 2004 (unaudited) and for the
Year Ended December 31, 2003

1.     Basis of Presentation

        The accompanying statements of revenues and certain expenses include the operations for the periods presented of a student-housing rental property known as Campus Club Apartments—Statesboro located near Georgia Southern University, in Statesboro, Georgia. The statement of revenues and certain expenses for the six months ended June 30, 2004 is unaudited. The management of GMH Communities Trust has determined that it is probable that this property will be purchased on August 15, 2004 for approximately $31,000,000, including an estimate of closing costs. The management of GMH Communities Trust is not aware of any material factors relating to the operation of Campus Club Apartments—Statesboro for the year ended December 31, 2003 that would cause the reported financial information not to be indicative of future operating results.

        The accompanying statements of revenues and certain expenses for the six months ended June 30, 2004 and for the year ended December 31, 2003 were prepared for the purpose of inclusion in an initial public offering prospectus and complying with the rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. The statements of revenues and certain expenses are not representative of the actual operations of Campus Club Apartments—Statesboro for the six months ended June 30, 2004 and for the year ended December 31, 2003 as certain expenses which may not be comparable to the expenses to be incurred in the proposed future operations of Campus Club Apartments—Statesboro have been excluded. Expenses excluded consist of interest, management fees, depreciation, amortization, and certain corporate expenses not directly related to the future operations of the property. In the opinion of management of Campus Club Apartments—Statesboro, all adjustments considered necessary for a fair presentation have been included.

2.    Summary of Significant Accounting Policies

Revenue Recognition

        Rental income attributable to residential leases is recorded when due from residents. Generally, leases are for a term of twelve months or less.

Allowance for Doubtful Accounts

        Management monitors the creditworthiness of its tenants on an on-going basis. Based on these reviews, provisions are established, and an allowance for doubtful accounts for estimated losses resulting from the inability of its tenants to make required rental payments is maintained.

Property Operating Expenses

        Property operating expenses represent the direct expenses of operating the property and consist primarily of common area maintenance, bad debts, security, utilities, insurance, advertising and promotion, repairs, general and administrative, and other operating expenses that are expected to continue in the ongoing operation of the property.

Capitalization

        Expenditures for ordinary maintenance and repairs are expensed as incurred, and renovations and improvements that improve and/or extend the useful life have been capitalized.

Use of Estimates

        The preparation of the statement of revenues and certain expenses in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses. Actual results could differ from those estimates.

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholder of GMH Communities Trust:

        We have audited the accompanying statement of revenues and certain expenses of Melrose Apartments of Urbana for the year ended December 31, 2003. This financial statement is the responsibility of the management of Melrose Apartments of Urbana. Our responsibility is to express an opinion on this statement of revenues and certain expenses based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying statement of revenues and certain expenses of Melrose Apartments of Urbana was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and is not intended to be a complete presentation of the revenues and expenses of Melrose Apartments of Urbana.

        In our opinion, the statement of revenues and certain expenses referred to above presents fairly, in all material respects, the revenue and certain expenses of Melrose Apartments of Urbana for the year ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
August 10, 2004

Melrose Apartments of Urbana

Statements of Revenues and Certain Expenses

(in thousands)

	For the Six months ended June 30, 2004	For the Year ended December 31, 2003
	(unaudited)
Revenues:
Rental income	$2,004	$3,983
Other income	126	184

Total revenues	2,130	4,167
Certain Expenses:
Property operating expenses	1,123	2,249
Real estate taxes	249	498

Total certain expenses	1,372	2,747

Revenues in excess of certain expenses	$758	$1,420

See accompanying notes.

Melrose Apartments of Urbana

Notes to Statements of Revenues and Certain Expenses

For the Six Months Ended June 30, 2004 (unaudited) and for the
Year Ended December 31, 2003

1.    Basis of Presentation

        The accompanying statements of revenues and certain expenses include the operations for the periods presented of a student-housing rental property known as Melrose Apartments of Urbana located near University of Illinois, in Urbana, Illinois. The statement of revenues and certain expenses for the six months ended June 30, 2004 is unaudited. The management of GMH Communities Trust is in the process of purchasing this property for approximately $23,700,000, including an estimate of closing costs. The management of GMH Communities Trust is not aware of any material factors relating to the operation of Melrose Apartments of Urbana for the year ended December 31, 2003 that would cause the reported financial information not to be indicative of future operating results.

        The accompanying statements of revenues and certain expenses for the six months ended June 30, 2004 and for the year ended December 31, 2003 were prepared for the purpose of inclusion in an initial public offering prospectus and complying with the rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. The statements of revenues and certain expenses are not representative of the actual operations of Melrose Apartments of Urbana for the six months ended June 30, 2004 and for the year ended December 31, 2003 as certain expenses which may not be comparable to the expenses to be incurred in the proposed future operations of Melrose Apartments of Urbana have been excluded. Expenses excluded consist of interest, management fees, depreciation, amortization, and certain corporate expenses not directly related to the future operations of the property. In the opinion of management of Melrose Apartments of Urbana, all adjustments considered necessary for a fair presentation have been included.

2.    Summary of Significant Accounting Policies

Revenue Recognition

        Rental income attributable to residential leases is recorded when due from residents. Generally, leases are for a term of twelve months or less.

Allowance for Doubtful Accounts

        Management monitors the creditworthiness of its tenants on an on-going basis. Based on these reviews, provisions are established, and an allowance for doubtful accounts for estimated losses resulting from the inability of its tenants to make required rental payments is maintained.

Property Operating Expenses

        Property operating expenses represent the direct expenses of operating the property and consist primarily of common area maintenance, bad debts, security, utilities, insurance, advertising and promotion, repairs, general and administrative, and other operating expenses that are expected to continue in the ongoing operation of the property.

Capitalization

        Expenditures for ordinary maintenance and repairs are expensed as incurred, and renovations and improvements that improve and/or extend the useful life have been capitalized.

Use of Estimates

        The preparation of the statements of revenues and certain expenses in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses. Actual results could differ from those estimates.

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholder of GMH Communities Trust:

        We have audited the accompanying statement of revenues and certain expenses of Campus Edge Apartments for the year ended December 31, 2003. This financial statement is the responsibility of the management of Campus Edge Apartments. Our responsibility is to express an opinion on this statement of revenues and certain expenses based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying statement of revenues and certain expenses of Campus Edge Apartments was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and is not intended to be a complete presentation of the revenues and expenses of Campus Edge Apartments.

        In our opinion, the statement of revenues and certain expenses referred to above presents fairly, in all material respects, the revenue and certain expenses of Campus Edge Apartments for the year ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

                      /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
August 10, 2004

Campus Edge Apartments

Statements of Revenues and Certain Expenses

(in thousands)

	For the Six months ended June 30, 2004	For the Year ended December 31, 2003
	(unaudited)
Revenues:
Rental income	$978	$561
Other income	159	139

Total revenues	1,137	700
Certain Expenses:
Property operating expenses	502	510
Real estate taxes	105	11

Total certain expenses	607	521

Revenues in excess of certain expenses	$530	$179

See accompanying notes.

Campus Edge Apartments

Notes to Statements of Revenues and Certain Expenses

For the Six Months Ended June 30, 2004 (unaudited) and for the
Year Ended December 31, 2003

1.    Basis of Presentation

        The accompanying statements of revenues and certain expenses include the operations for the periods presented of a student-housing rental property known as Campus Edge Apartments located near University of Southern Mississippi, in Hattiesburg, Mississippi. The statement of revenues and certain expenses for the six months ended June 30, 2004 is unaudited. The management of GMH Communities Trust is in the process of purchasing this property for approximately $16,100,000, including an estimate of closing costs. The management of GMH Communities Trust is not aware of any material factors relating to the operation of Campus Edge Apartments for the year ended December 31, 2003 that would cause the reported financial information not to be indicative of future operating results.

        The accompanying statements of revenues and certain expenses for the six months ended June 30, 2004 and for the year ended December 31, 2003 were prepared for the purpose of inclusion in an initial public offering prospectus and complying with the rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. The statements of revenues and certain expenses are not representative of the actual operations of Campus Edge Apartments for the six months ended June 30, 2004 and for the year ended December 31, 2003 as certain expenses which may not be comparable to the expenses to be incurred in the proposed future operations of Campus Edge Apartments have been excluded. Expenses excluded consist of interest, management fees, depreciation, amortization, and certain corporate expenses not directly related to the future operations of the property. In the opinion of management of Campus Edge Apartments, all adjustments considered necessary for a fair presentation have been included.

2.    Summary of Significant Accounting Policies

Revenue Recognition

        Rental income attributable to residential leases is recorded when due from residents. Generally, leases are for a term of twelve months or less.

Allowance for Doubtful Accounts

        Management monitors the creditworthiness of its tenants on an on-going basis. Based on these reviews, provisions are established, and an allowance for doubtful accounts for estimated losses resulting from the inability of its tenants to make required rental payments is maintained.

Property Operating Expenses

        Property operating expenses represent the direct expenses of operating the property and consist primarily of common area maintenance, bad debts, security, utilities, insurance, advertising and promotion, repairs, general and administrative, and other operating expenses that are expected to continue in the ongoing operation of the property.

Capitalization

        Expenditures for ordinary maintenance and repairs are expensed as incurred, and renovations and improvements that improve and/or extend the useful life have been capitalized.

Use of Estimates

        The preparation of the statements of revenues and certain expenses in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses. Actual results could differ from those estimates.

Report of Independent Registered Public Accounting Firm

        To the Board of Trustees and Shareholder of GMH Communities Trust:

        We have audited the accompanying combined statement of revenues and certain expenses of the Ambling Portfolio for the year ended December 31, 2003. This financial statement is the responsibility of the management of Ambling. Our responsibility is to express an opinion on this combined statement of revenues and certain expenses based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying combined statement of revenues and certain expenses of the Ambling Portfolio was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and is not intended to be a complete presentation of the combined revenues and expenses of the Ambling Portfolio.

        In our opinion, the combined statement of revenues and certain expenses referred to above presents fairly, in all material respects, the combined revenue and certain expenses of the Ambling Portfolio for the year ended December 31, 2003, in conformity with U.S. generally acepted accounting principles.

                      /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
August 13, 2004

Ambling Portfolio
Combined Statements of Revenues and Certain Expenses
(in thousands)

	For the Six months ended June 30, 2004 (unaudited)	For the Year ended December 31, 2003
Revenues:
Rental income	$2,080	$2,893
Other income	164	230

Total revenues	2,244	3,123
Certain Expenses:
Property operating expenses	860	1,553
Real estate taxes	90	81
Interest expense on assumed debt	346	704

Total certain expenses	1,296	2,338

Revenues in excess of certain expenses	$948	$785

See accompanying notes.

Ambling Portfolio

Notes to Combined Statements of Revenues and Certain Expenses

For the Six Months Ended June 30, 2004 (unaudited) and for the

Year Ended December 31, 2003

1.    Basis of Presentation

        The accompanying combined statements of revenues and certain expenses include the combined operations for the periods presented of two student-housing rental properties known as the Ambling Portfolio. The combined statement of revenues and certain expenses for the six months ended June 30, 2004 is unaudited. The management of GMH Communities Trust is in the process of purchasing the properties. The accompanying statements were prepared on a combined basis as the properties were previously commonly owned and managed. The management of GMH Communities Trust is not aware of any material factors relating to the operations of the properties for the year ended December 31, 2003 that would cause the reported financial information not to be indicative of future operating results.

        The Ambling Portfolio consists of the following properties:

Property	City	State	University	Estimated Purchase Price**
University Courtyard—Lafayette	Lafayette	LA	University of Louisiana	$14,100,000
University Courtyard—Mankato*	Mankato	MN	Minnesota State University	$23,460,000

*
Construction of the property was completed in August 2003. There was minimal operating activity prior to August 2003.

**
Purchase price includes an estimate of closing costs.

        The accompanying combined statements of revenues and certain expenses for the six months ended June 30, 2004 and for the year ended December 31, 2003 were prepared for the purpose of inclusion in an initial public offering prospectus and complying with the rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. The combined statements of revenues and certain expenses are not representative of the actual operations of the Ambling Portfolio for the six months ended June 30, 2004 and for the year ended December 31, 2003 as certain expenses which may not be comparable to the expenses to be incurred in the proposed future operations of the Ambling Portfolio have been excluded. Expenses excluded consist of interest expense related to debt not expected to be assumed, management fees, depreciation, amortization, and certain corporate expenses not directly related to the future operations of the properties. In the opinion of management of Ambling, all adjustments considered necessary for a fair presentation have been included.

2.    Summary of Significant Accounting Policies

Revenue Recognition

        Rental income attributable to residential leases is recorded when due from residents. Generally, leases are for a term of twelve months or less.

Allowance for Doubtful Accounts

        Management monitors the creditworthiness of its tenants on an on-going basis. Based on these reviews, provisions are established, and an allowance for doubtful accounts is maintained for estimated losses resulting from the inability of its tenants to make required rental payments.

Property Operating Expenses

        Property operating expenses represent the direct expenses of operating the properties and consist primarily of common area maintenance, bad debts, security, utilities, insurance, advertising and promotion, repairs, general and administrative, and other operating expenses that are expected to continue in the ongoing operation of the properties.

Debt Assumption

        In connection with the acquisition of the properties described in Note     , GMH Communities Trust will assume the existing mortgage debt for University Courtyard—Lafayette in the amount of $11,133,876 at December 31, 2003. The loan bears interest at a fixed rate of 6.2% and matures in September 2009.

        Future principal payments due on the mortgage note payable as of December 31, 2003 are as follows:

2004	$131,800
2005	142,300
2006	151,600
2007	161,400
2008	170,000
Thereafter	10,376,776

$11,133,876

Capitalization

        Expenditures for ordinary maintenance and repairs are expensed as incurred, and renovations and improvements that improve and/or extend the useful life have been capitalized.

Use of Estimates

        The preparation of the combined statements of revenues and certain expenses in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses. Actual results could differ from those estimates.

State College Park
- State College, PA
Fort Stewart - Hinesville, GA
Fort Detrick- Frederick, MD
Nittany Crossings - State College, PA
Campus Club Apartments
- Gainesville, FL
Pegasus Landing - Orlando, FL
Fort Eustis - Newport News, VA
Campus Club Apartments
- Gainesville, FL
ARTISTS' RENDERINGS SUBJECT TO CHANGE

GMH COMMUNITIES TRUST

Common Shares

PROSPECTUS

Banc of America Securities LLC

Merrill Lynch & Co.

Morgan Stanley

Deutsche Bank Securities

JPMorgan

Raymond James

                        , 2004

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us.

Securities and Exchange Commission registration fee		$58,282
NASD filing fee		30,500
NYSE listing fee		170,000
Printing and engraving fees		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Transfer Agent and Registrar fees		*
Miscellaneous		*

Total	$	*

*
To be filed by amendment.

All costs and expenses, except the Securities and Exchange Commission registration fee and the NASD filing fee, are estimated.

Item 32. Sales to Special Parties.

        In the six-month period preceding the date on which this Registration Statement was filed with the Securities and Exchange Commission, we sold securities in the transactions described below.

        On June 1, 2004, we sold to Gary M. Holloway 1,000 common shares of beneficial interest for cash consideration of $1,000. These shares will be cancelled in connection with the reorganization of GMH Communities, LP, in which GMH Communities Trust will, through its wholly owned subsidiary, become the sole general partner and a limited partner of GMH Communities, LP. The reorganization of GMH Communities, LP will occur in connection with the closing of this offering.

        On July 27, 2004, GMH Communities, LP sold partnership interests to two entities wholly owned by Mr. Holloway and two entities affiliated with Vornado Realty Trust ("Vornado") and sold to Vornado's operating partnership a warrant to purchase units of limited partnership interests in GMH Communities, LP or common shares of GMH Communities Trust. In exchange for his partnership interests, Mr. Holloway contributed to GMH Communities, LP our initial student housing properties, interests in our military housing privatization projects and other assets, as described in "Our Business and Properties—Our Formation Transactions" in the prospectus that forms a part of this Registration Statement. In exchange for its partnership interests, Vornado contributed to GMH Communities, LP its commitment to fund $159.0 million in cash, of which $96.8 million had been funded as of the date of filing of Amendment No. 4 to this Registration Statement. Vornado paid GMH Communities, LP $1.0 million in cash for the aforementioned warrant.

Item 33. Recent Sales of Unregistered Securities.

        On June 1, 2004, we sold to Gary M. Holloway 1,000 common shares of beneficial interest for cash consideration of $1,000. These shares will be cancelled in connection with the reorganization of GMH Communities, LP, in which GMH Communities Trust will, through a wholly owned subsidiary, become the sole general partner and a limited partner of GMH Communities, LP. The reorganization of GMH Communities, LP will occur in connection with the closing of this offering. These shares were sold in accordance with the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

        On July 27, 2004, GMH Communities, LP sold partnership interests to two entities wholly owned by Mr. Holloway and two entities affiliated with Vornado Realty Trust ("Vornado") and sold to Vornado's operating partnership a warrant to purchase units of limited partnership interest in GMH Communities, LP or common shares of GMH Communities Trust. In exchange for his partnership interests, Mr. Holloway contributed to GMH Communities, LP our initial student housing properties, interests in our military housing privatization projects and other assets, as described in "Our Business and Properties—Our Formation Transactions" in the prospectus that forms a part of this Registration Statement. In exchange for its partnership interests, Vornado contributed to GMH Communities, LP its commitment to fund $159.0 million in cash, of which $96.8 million had been funded as of the date of filing of Amendment No. 4 to this Registration Statement. Vornado paid GMH Communities, LP $1.0 million in cash for the aforementioned warrant. These partnership interests and the warrant were sold in accordance with exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 34. Indemnification of Trustees and Officers.

        The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains a provision which limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

        Our declaration of trust permits us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former trustee or officer of our company. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of our company and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

        The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law, or the MGCL, for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission if the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or if the trustee or officer was adjudged to be liable for an improper personal benefit. In accordance with Maryland law and our bylaws, our bylaws require us, as a condition to advancing expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

Item 35. Treatment of Proceeds from Stock Being Registered.

        None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits.

(a)    Financial Statements.  See page F-1 for an index of the financial statements included in the Registration Statement.

(b)    Exhibits.  The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit	Description of Document
1.1*	Form of Underwriting Agreement.
3.1*	Amended and Restated Declaration of Trust of the Registrant.
3.2*	Bylaws of the Registrant.
3.3*	Second Amended and Restated Agreement of Limited Partnership of GMH Communities, LP.
5.1*	Opinion of Venable LLP, with respect to the legality of the shares being registered.
8.1*	Opinion of Morgan, Lewis & Bockius LLP with respect to tax matters.
10.1††	Contribution Agreement, dated July 27, 2004, by and among GMH Communities, LP, GMH Communities GP, LLC and GMH LP LLC.
10.2†*	Employment Agreement, dated , 2004, by and between the Registrant and Gary M. Holloway.
10.3†*	Employment Agreement, dated , 2004, by and between the Registrant and Joseph M. Coyle.
10.4†*	Employment Agreement, dated , 2004, by and between the Registrant and Bruce F. Robinson.
10.5†*	GMH Communities Trust Deferred Compensation Plan.
10.6†*	GMH Communities Trust Equity Incentive Plan.
10.7††	Warrant, dated July 27, 2004, by and among Vornado Realty LP, GMH Communities Trust and GMH Communities, LP.

10.8*
Contribution Agreement, dated October , 2004, by and among GMH Communities, LP, Corporate Flight Services, Inc., GH 353 Associates, Inc., LVWD, Ltd., GMH Capital Partners Asset Services, LP and Gary M. Holloway.
21.1*	Subsidiaries of the Registrant.
23.1*	Consent of Venable LLP (included in its opinion filed as Exhibit 5.1 hereto).
23.2*	Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 8.1 hereto).
23.3**	Consent of Ernst & Young LLP.
23.4††	Consent of Steven J. Kessler to be named as a trustee nominee.
23.5††	Consent of James W. Eastwood to be named as a trustee nominee.
23.6††	Consent of Denis J. Nayden to be named as a trustee nominee.
23.7††	Consent of Richard A. Silfen to be named as a trustee nominee.
23.8††	Consent of Frederick F. Buchholz to be named as a trustee nominee.
23.9††	Consent of Dennis J. O'Leary to be named as a trustee nominee.
24.1††	Power of attorney.

*
To be filed by amendment.

**
Filed herewith.

††
Previously filed.

†
Compensatory plan or arrangement.

Item 37. Undertakings.

        (a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to trustees, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned Registrant hereby further undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act, shall be deemed to part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amendment no. 4 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newtown Square, Pennsylvania, on the 13th day of October, 2004.

GMH COMMUNITIES TRUST
By:	/s/ GARY M. HOLLOWAY Gary M. Holloway President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GARY M. HOLLOWAY Gary M. Holloway	President, Chief Executive Officer and Chairman of our Board of Trustees (Principal Executive Officer)	October 13, 2004
/s/ BRUCE F. ROBINSON Bruce F. Robinson	President of Military Housing Business and Trustee	October 13, 2004
/s/ BRADLEY W. HARRIS Bradley W. Harris	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 13, 2004

QuickLinks

SUMMARY
Currently Managed Properties
Properties Subject to Consulting Agreement
Military Housing Privatization Projects
Summary Financial Data
RISK FACTORS
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
DILUTION
DISTRIBUTION POLICY
SELECTED FINANCIAL DATA
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
UNAUDITED PRO FORMA COMBINED BALANCE SHEET As of June 30, 2004 (in thousands)
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS For the six months ended June 30, 2004 (in thousands, except number of shares and per share amounts)
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS For the year ended December 31, 2003 (in thousands, except number of shares and per share amounts)
GMH COMMUNITIES TRUST NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OUR BUSINESS AND PROPERTIES
College and University Enrollment 2000 - 2010 (in thousands)
18 to 24 Year-Old Population 2000 - 2010 (in thousands)
College Enrollment Growth 2000 - 2010 (as compounded annual percentage)
Absolute Change in College and University Enrollment 2000 - 2010
Enrollment Growth Projections
Population Growth Projections 18 - 24 Age Population
University On-Campus Capacity
Currently Managed Properties
Properties Subject to Consulting Agreement
Funds Flow During Initial Development Period
Funds Flow Post-Initial Development Period
Military Housing Privatization Projects
Profile of Competitors
MANAGEMENT
Summary Compensation Table
INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PRINCIPAL SHAREHOLDERS
DESCRIPTION OF SHARES
CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND BYLAWS
PARTNERSHIP AGREEMENT
FEDERAL INCOME TAX CONSIDERATIONS OF OUR STATUS AS A REIT
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
GMH Communities Trust Balance Sheet As of June 30, 2004
GMH Communities Trust Notes to Balance Sheet June 30, 2004
The GMH Predecessor Entities Combined Balance Sheets
The GMH Predecessor Entities Combined Statements of Operations (Unaudited)
The GMH Predecessor Entities Combined Statements of Cash Flows (Unaudited)
The GMH Predecessor Entities Notes to Combined Financial Statements June 30, 2004 (Unaudited)
Report of Independent Registered Public Accounting Firm
The GMH Predecessor Entities Combined Balance Sheets
The GMH Predecessor Entities Combined Statements of Operations
The GMH Predecessor Entities Combined Statements of Owners Equity
The GMH Predecessor Entities Combined Statements of Cash Flows
The GMH Predecessor Entities Notes to Combined Financial Statements Year Ended December 31, 2003
Report of Independent Registered Public Accounting Firm
Collegiate Hall Statements of Revenues and Certain Expenses (in thousands)
Collegiate Hall Notes to Statements of Revenues and Certain Expenses For the Six Months Ended June 30, 2004 (unaudited) and for the Year Ended December 31, 2003
Report of Independent Registered Public Accounting Firm
Davis Portfolio Combined Statements of Revenues and Certain Expenses (in thousands)
Davis Portfolio Notes to Combined Statements of Revenues and Certain Expenses For the Six Months Ended June 30, 2004 (unaudited) and for the Year Ended December 31, 2003
Report of Independent Registered Public Accounting Firm
Dinerstein Portfolio Combined Statements of Revenues and Certain Expenses (in thousands)
Dinerstein Portfolio Notes to Combined Statements of Revenues and Certain Expenses For the Six Months Ended June 30, 2004 (unaudited) and for the Year Ended December 31, 2003
Report of Independent Registered Public Accounting Firm
Campus Club Apartments Statements of Revenues and Certain Expenses (in thousands)
Campus Club Apartments Notes to Statements of Revenues and Certain Expenses For the Six Months Ended June 30, 2004 (unaudited) and for the Three Years Ended December 31, 2003
Report of Independent Registered Public Accounting Firm
Campus Club Apartments—Statesboro Statements of Revenues and Certain Expenses (in thousands)
Campus Club Apartments—Statesboro Notes to Statements of Revenues and Certain Expenses For the Six Months Ended June 30, 2004 (unaudited) and for the Year Ended December 31, 2003
Report of Independent Registered Public Accounting Firm
Melrose Apartments of Urbana Statements of Revenues and Certain Expenses (in thousands)
Melrose Apartments of Urbana Notes to Statements of Revenues and Certain Expenses For the Six Months Ended June 30, 2004 (unaudited) and for the Year Ended December 31, 2003
Report of Independent Registered Public Accounting Firm
Campus Edge Apartments Statements of Revenues and Certain Expenses (in thousands)
Campus Edge Apartments Notes to Statements of Revenues and Certain Expenses For the Six Months Ended June 30, 2004 (unaudited) and for the Year Ended December 31, 2003
Report of Independent Registered Public Accounting Firm
Ambling Portfolio Combined Statements of Revenues and Certain Expenses (in thousands)
Ambling Portfolio Notes to Combined Statements of Revenues and Certain Expenses For the Six Months Ended June 30, 2004 (unaudited) and for the Year Ended December 31, 2003
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES